Exhibit 99.B

SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
ENERGY FUTURE HOLDINGS CORP., et al.,[1]	)	Case No. 14-10979 (CSS)
)
Debtors.	)	(Jointly Administered)
)

DISCLOSURE STATEMENT FOR THE FIFTH

AMENDED JOINT PLAN OF REORGANIZATION OF ENERGY FUTURE HOLDINGS

CORP., ET AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP		RICHARDS, LAYTON & FINGER, P.A.
601 Lexington Avenue		920 North King Street
New York, New York 10022		Wilmington, Delaware 19801
Telephone:	(212) 446-4800	Telephone:	(302) 651-7700
Facsimile:	(212) 446-4900	Facsimile:	(302) 651-7701

—and—

300 North LaSalle
Chicago, Illinois 60654
Telephone:	(312) 862-2000
Facsimile:	(312) 862-2200

Counsel to the Debtors and Debtors in Possession

—and—

PROSKAUER ROSE LLP		O’KELLY ERNST & BIELLI, LLC
Three First National Plaza 70 W. Madison Street, Suite 3800		901 North Market Street Wilmington, Delaware 19801
Chicago, Illinois 60602		Telephone:	(302) 778-4000
Telephone:	(312) 962-3550	Facsimile:	(302) 295-2873
Facsimile:	(312) 962-3551

Co-Counsel to the Debtor Energy Future Holdings Corp.

—and—

[1]	The last four digits of Energy Future Holdings Corp.’s tax identification number are 8810. The location of the debtors’ service address is 1601 Bryan Street, Dallas, Texas 75201. Due to the large number of debtors in the Chapter 11 Cases, which are being jointly administered, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at http://www.efhcaseinfo.com.

CRAVATH, SWAINE AND MOORE LLP		STEVENS & LEE, P.C.
Worldwide Plaza 825 Eighth Avenue		1105 North Market Street, Suite 700 Wilmington, Delaware 19801
New York, New York 10019		Telephone:	(302) 425-3310
Telephone:	(212) 474-1978	Facsimile:	(610) 371-7927
Facsimile:	(212) 474-3700

JENNER & BLOCK LLP 919 Third Avenue New York, New York 10022
Telephone:	(212) 891-1600
Facsimile:	(212) 891-1699

Co-Counsel to the Debtor Energy Future Intermediate Holding Company LLC

—and—

MUNGER, TOLLES & OLSON LLP		MCELROY, DEUTSCH, MULVANEY & CARPENTER, LLP
355 South Grand Avenue, 35th Floor Los Angeles, California 90071		300 Delaware Avenue, Suite 770 Wilmington, Delaware 19801
Telephone:	(213) 683-9100	Telephone:	(302) 300-4515
Facsimile:	(213) 683-4022	Facsimile:	(302) 654-4031

Co-Counsel to the TCEH Debtors

THIS IS NOT A SOLICITATION OF AN ACCEPTANCE OR REJECTION OF THE PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DRAFT DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.2

Dated: September 21, 2015

[2]	This Disclosure Statement for the Joint Plan of Reorganization of Energy Future Holdings Corp. et al., Pursuant to Chapter 11 of the Bankruptcy Code amends, modifies, and supersedes the disclosure statement that was filed with the Court on April 14, 2015 at Docket No. 4143, without prejudice to the Debtors’ ability to file further amended versions in the future.

IMPORTANT INFORMATION REGARDING THIS DISCLOSURE STATEMENT

DISCLOSURE STATEMENT, DATED SEPTEMBER 21, 2015

SOLICITATION OF VOTES

ON THE SECOND AMENDED JOINT PLAN OF REORGANIZATION OF

ENERGY FUTURE HOLDINGS CORP., ET AL.,

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

From the Holders of Outstanding:

Voting Class	Name of Class Under the Plan

Class B9	Interests in EFIH

Class C3	TCEH First Lien Secured Claims

Class C4	TCEH Unsecured Debt Claims

Class C5	General Unsecured Claims Against the TCEH Debtors Other Than EFCH

IF YOU ARE IN ONE OF THESE CLASSES, YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN.

STATEMENT OF THE EFH OFFICIAL COMMITTEE

THE DEBTORS ARE NOT SOLICITING APPROVAL OF THE PLAN FROM ANY CLASS OF UNSECURED CLAIMS AGAINST THE EFH DEBTORS BECAUSE THE DEBTORS ASSERT THAT NO SUCH CLASS IS IMPAIRED, ENTITLED TO VOTE ON THE PLAN OR OTHERWISE REQUIRED TO APPROVE OR RATIFY THE PLAN IN ORDER TO SATISFY THE REQUIREMENTS FOR CONFIRMATION. THE EFH COMMITTEE DISAGREES AND ASSERTS THAT SOLICITATION AND APPROVAL BY ONE OR MORE CLASSES OF SUCH CLAIMS IS REQUIRED TO SATISFY THE REQUIREMENTS FOR CONFIRMATION AND, ACCORDINGLY, THE EFH COMMITTEE ASSERTS THAT THE PLAN IS NOT CONFIRMABLE.

STATEMENT OF THE PCRB TRUSTEE

IF YOU ARE A HOLDER OF A PCRB CLAIM, PLEASE TURN TO PAGE 118 OF THIS DISCLOSURE STATEMENT FOR IMPORTANT ADDITIONAL INFORMATION REGARDING THE TREATMENT OF YOUR CLAIMS UNDER THE PLAN

RECOMMENDATION BY THE DEBTORS

THE BOARD OF MANAGERS OR DIRECTORS (AS APPLICABLE) OR THE SOLE MEMBER OF EACH OF THE DEBTORS HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT AND RECOMMEND THAT ALL HOLDERS OF CLAIMS OR INTERESTS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN.

DELIVERY OF BALLOTS

BALLOTS AND MASTER BALLOTS, AS APPLICABLE, MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 4:00 P.M. (PREVAILING EASTERN TIME) ON OCTOBER 23, 2015, AT THE FOLLOWING ADDRESSES:

FOR ALL BALLOTS OTHER THAN MASTER BALLOTS

VIA FIRST CLASS MAIL:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

P.O. BOX 4422

BEAVERTON, OREGON 97076-4422

VIA OVERNIGHT COURIER OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

10300 SW ALLEN BOULEVARD

BEAVERTON, OREGON 97005

FOR MASTER BALLOTS

VIA FIRST CLASS MAIL, OVERNIGHT COURIER, OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

777 THIRD AVENUE, 12TH FLOOR

NEW YORK, NEW YORK 10017

IF YOU RECEIVED AN ENVELOPE ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ENOUGH TIME WHEN YOU RETURN YOUR BALLOT FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT BEFORE THE VOTING DEADLINE.

BALLOTS RECEIVED VIA EMAIL OR FACSIMILE WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS ON THE PROCEDURE FOR VOTING ON THE PLAN, PLEASE CALL THE DEBTORS’ RESTRUCTURING HOTLINE AT:

(877) 276-7311

READERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND ARE URGED TO CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.

SEE SECTION IX OF THE DISCLOSURE STATEMENT FOR IMPORTANT SECURITIES LAW DISCLOSURES.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED IN THIS DISCLOSURE STATEMENT.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS, INCLUDING RISKS ASSOCIATED WITH THE FOLLOWING: (I) FUTURE FINANCIAL RESULTS AND LIQUIDITY, INCLUDING THE ABILITY TO FINANCE OPERATIONS IN THE ORDINARY COURSE OF BUSINESS; (II) VARIOUS FACTORS THAT MAY AFFECT THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN; (III) THE RELATIONSHIPS WITH AND PAYMENT TERMS PROVIDED BY TRADE CREDITORS; (IV) ADDITIONAL FINANCING REQUIREMENTS POST-RESTRUCTURING; (V) FUTURE DISPOSITIONS AND ACQUISITIONS; (VI) THE EFFECT OF COMPETITIVE PRODUCTS, SERVICES, OR PROCURING BY COMPETITORS; (VII) CHANGES TO THE COSTS OF COMMODITIES AND RAW MATERIALS; (VIII) THE PROPOSED RESTRUCTURING AND COSTS ASSOCIATED THEREWITH; (IX) THE EFFECT OF CONDITIONS IN THE ENERGY MARKET ON THE DEBTORS; (X) THE CONFIRMATION AND CONSUMMATION OF THE PLAN; (XI) CHANGES IN LAWS AND REGULATIONS FROM GOVERNMENT AGENCIES; AND (XII) EACH OF THE OTHER RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PLAN AND THE SUMMARIES CONTAINED IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR THE PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT, ALONG WITH ALL OTHER DOCUMENTS FILED WITH THE SEC BY THE DEBTORS AND THEIR AFFILIATES, ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL IN THIS DISCLOSURE STATEMENT. THE DOCUMENTS FILED WITH THE SEC BY THE DEBTORS AND

THEIR AFFILIATES ARE AVAILABLE FREE OF CHARGE ONLINE AT THE DEBTORS’ WEBPAGE, HTTP://WWW.ENERGYFUTUREHOLDINGS.COM/FINANCIAL/DEFAULT.ASPX, AT THE DEBTORS’ RESTRUCTURING WEBPAGE, WWW.EFHCASEINFO.COM, AND AT THE SEC’S WEBPAGE, HTTP://WWW.SEC.GOV/EDGAR.SHTML.

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	F.	Other Selected Provisions of the Plan	133
	G.	Effect of Confirmation	144
	H.	Settlement, Release, Injunction, and Related Provisions	146

VI.	Confirmation of the Plan		166
	A.	The Confirmation Hearing	166
	B.	Requirements for Confirmation	167
	C.	Conditions Precedent to Confirmation of the Plan	171
	D.	Conditions Precedent to the Effective Date	172
	E.	Waiver of Conditions	174
	F.	Effect of Failure of Conditions	175

VII.	Voting Instructions		176
	A.	Overview	176
	B.	Holders of Claims and Interests Entitled to Vote on the Plan	176
	C.	Voting Record Date	176
	D.	Voting on the Plan	176
	E.	Ballots Not Counted	177

VIII.	Risk Factors		179
	A.	Risks Related to the Restructuring	179
	B.	Risks Related to Confirmation and Consummation of the Plan	186
	C.	Risks Related to Recoveries Under the Plan	189
	D.	Risk Factors Related to the Business Operations of the Debtors, the Reorganized Debtors, and Oncor Electric	191
	E.	Risks Related to the REIT Reorganization	207
	F.	Miscellaneous Risk Factors and Disclaimers	212

IX.	Important Securities Laws Disclosures		218
	A.	Section 1145 of the Bankruptcy Code	218
	B.	Subsequent Transfers of Securities Not Covered by the Section 1145(a) Exemption	219

X.	Certain U.S. Federal Income Tax Consequences of the Plan		221
	A.	Introduction	221
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors	222
	C.	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Claims in Classes Entitled to Vote on the Plan	225
	D.	REIT Structure Considerations	229
	E.	Withholding and Reporting	239

XI.	Recommendation of the Debtors		240

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EXHIBITS

Exhibit A	List of EFH Debtors

Exhibit B	List of TCEH Debtors

Exhibit C	Plan of Reorganization

Exhibit D	Corporate Structure of the Debtors and Certain Non-Debtor Affiliates

Exhibit E	Reorganized TCEH Financial Projections

Exhibit F	Oncor Financial Projections

Exhibit G	Reorganized TCEH Valuation Analysis

Exhibit H	TCEH Debtors’ Liquidation Analysis

Exhibit I	Disclosure Statement Order

Exhibit J	Confirmation Scheduling Order

Exhibit K	Minutes from Disinterested Director and Manager Board Meetings

Exhibit L	Letter from Office of the Office of Texas Attorney General

Exhibit M	Letter of Recommendation from TCEH Committee

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

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I. Executive Summary

A.	Purpose of this Disclosure Statement and the Plan.

Energy Future Holdings Corp. (“EFH Corp.” and, together with certain of its direct and indirect subsidiaries listed on Exhibit A attached hereto, the “EFH Debtors”), the ultimate parent company of each of the entities that comprise the EFH corporate group (collectively, “EFH”); Texas Competitive Electric Holdings Company LLC (“TCEH” and, together with its direct parent company, Energy Future Competitive Holdings Company LLC (“EFCH”) and certain of TCEH’s direct and indirect subsidiaries as listed on Exhibit B attached hereto, the “TCEH Debtors”); and Energy Future Intermediate Holding Company LLC (“EFIH” and, together with EFIH Finance, Inc., the “EFIH Debtors” and the EFH Debtors, the TCEH Debtors, and the EFIH Debtors collectively, the “Debtors”) are providing you with the information in this second amended disclosure statement (the “Disclosure Statement”) on the date hereof (the “Solicitation Date”) pursuant to section 1125 of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in connection with the chapter 11 cases (the “Chapter 11 Cases”) commenced by the Debtors on April 29, 2014 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

The Debtors seek to confirm the Fifth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code, filed on September 21, 2015 (the “Plan”), filed contemporaneously herewith3 including the Plan Supplement, to effect a comprehensive restructuring of their respective balance sheets (the “Restructuring”). The Bankruptcy Court approved this Disclosure Statement, authorized solicitation of votes to accept or reject the Plan, and scheduled the hearing to confirm the Plan (the “Confirmation Hearing”) to begin at 11 a.m. (prevailing Eastern Time) on November 3, 2015. It is important that Holders of Claims and Interests carefully read this Disclosure Statement and all of the materials attached to this Disclosure Statement and incorporated into this Disclosure Statement by reference to fully understand the business operations of all of the Debtors and their non-Debtor affiliates.

As described in this Disclosure Statement, the Debtors believe that the Plan provides for a comprehensive restructuring and recapitalization of the Debtors’ pre-bankruptcy obligations and corporate form, preserves the going-concern value of the Debtors’ businesses, maximizes recoveries available to all constituents, provides for an equitable distribution to the Debtors’ stakeholders, protects the jobs of employees, and ensures continued provision of electricity in Texas to the TCEH Debtors’ approximately 1.7 million retail customers and the smooth delivery of electricity to the entire state through the TCEH Debtors’ generation activities.

A bankruptcy court’s confirmation of a plan of reorganization binds the debtor, any entity or person acquiring property under the plan, any creditor of or interest holder in a debtor, and any other entities and persons as may be ordered by the bankruptcy court to the terms of the confirmed plan, whether or not such creditor or interest holder is impaired under or has voted to accept the plan or receives or retains any property under the plan, through an order confirming the plan (as defined in the Plan, the “Confirmation Order”). Among other things (subject to certain limited exceptions and except as otherwise provided in the Plan or the Confirmation Order), the Confirmation Order will discharge the Debtors from any Claim (as that term is defined in the Plan) arising before the Effective Date and substitute the obligations set forth in the Plan for those pre-bankruptcy Claims. Under the Plan, Claims and Interests are divided into groups called “Classes” according to their relative priority and other criteria.

[3]	The Plan is attached hereto as Exhibit C and incorporated into this Disclosure Statement by reference. Capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan, and capitalized terms used but not otherwise defined in this Executive Summary have the meanings ascribed to them in the remainder of this Disclosure Statement or the Plan. Additionally, this Disclosure Statement incorporates the rules of interpretation set forth in Article I.B of the Plan. The summaries provided in this Disclosure Statement of any documents attached to this Disclosure Statement, including the Plan, the exhibits, and the other materials referenced in the Plan, the Plan Supplement, and any other documents referenced or summarized herein, are qualified in their entirety by reference to the applicable document. In the event of any inconsistency between the discussion in this Disclosure Statement and the documents referenced or summarized herein, the applicable document being referenced or summarized shall govern. In the event of any inconsistencies between any document and the Plan, the Plan shall govern.

Each of the Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan does not contemplate the substantive consolidation of the Debtors’ estates. Except to the extent that a Holder of an Allowed Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for such Claim, each Holder of an Allowed Claim or Allowed Interest with regard to each of the Debtors will receive the same recovery (if any) provided to other Holders of Allowed Claims or Allowed Interests in the applicable Class according to the respective Debtor against which they hold a Claim or Interest, and will be entitled to their Pro Rata share of consideration available for distribution to such Class (if any).

The Debtors believe that their businesses and assets have significant value that would not be realized under any alternative reorganization option or in a liquidation. Consistent with the valuation, liquidation, and other analyses prepared by the Debtors with the assistance of their advisors, the going concern value of the Debtors is substantially greater than their liquidation value. The Debtors believe that all alternative transactions that have been presented to the Debtors to date would result in significant delays, litigation, and additional risks and costs, and could negatively affect the Debtors’ value by, among other things, increasing administrative costs and causing unnecessary uncertainty with the Debtors’ key customers, employees, trading counterparties, and supplier constituencies, which could ultimately lower the recoveries for all Holders of Allowed Claims and Allowed Interests.

Notwithstanding any other provision in the Disclosure Statement or Disclosure Statement Order, the Court makes no finding or ruling in the Disclosure Statement Order, other than with respect to the adequacy of the Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code, with respect to (a) the negotiations, reasonableness, business purpose, or good faith of the Settlement Agreement or the Plan, or as to the terms of the Settlement Agreement or the Plan (or the treatment of any class of claims thereunder and whether those claims are or are not impaired) for any purpose, (b) whether the Plan satisfies any of the requirements for confirmation under section 1129 of the Bankruptcy Code, or (c) the standard of review or any factor required for approval of the Settlement Agreement or Confirmation of the Plan. Any objections or requests served in connection with the Settlement Agreement and / or the Plan are hereby reserved and not waived by entry of the Disclosure Statement Order; provided, however, that nothing in the Disclosure Statement or the Disclosure Statement Order shall preclude the Debtors or any other party in interest that is the subject of such objection or discovery requests from seeking to overrule such objections or limit or otherwise overrule such discovery requests.

Any rights of (s) Computershare Trust Company, N.A., and Computershare Trust Company of Canada, in their capacity as indenture trustee for the EFIH second lien notes, and an ad hoc group of EFIH second lien noteholders, (t) Delaware Trust Company, as indenture trustee for the EFIH first lien notes and an ad hoc group of EFIH first lien noteholders, (u) the Office of the United States Trustee, (v) the official committee of unsecured creditors of EFH Corp., EFIH, EFIH Finance Inc., and EECI, Inc., (w) The Bank of New York Mellon, in its capacity as the PCRB Trustee, (x) The Bank of New York Mellon Trust Company, in its capacity as the EFCH 2037 Notes Trustee, (y) American Stock Transfer & Trust Company, LLC, in its capacity as successor trustee for notes issued by EFH Corp., or (z) UMB Bank, N.A., in its capacity as indenture trustee for the unsecured 11.25%/12.25% Senior Toggle Notes due 2018 and the 9.75% Senior Notes due 2019, to object to confirmation of the Plan and approval of the Settlement Agreement are hereby fully reserved and not waived.

Prior to voting on the Plan, you are encouraged to read this Disclosure Statement and all documents attached to this Disclosure Statement in their entirety, as well as the various reports and other filings filed with the SEC by the Debtors and their Affiliates (collectively, the “EFH Public Filings”). The EFH Public Filings include those reports filed by EFH Corp., EFIH, and EFCH, as well as those filed by the non-Debtor Entity Oncor Electric Delivery Company LLC (“Oncor Electric”) and Oncor Electric Delivery Transition Bond Company LLC (“Oncor BondCo”). The EFH Public Filings are available free of charge online at http://www.energyfutureholdings.com/financial/default.aspx, http://www.sec.gov/edgar.shtml, and www.efhcaseinfo.com. This Disclosure Statement expressly incorporates the EFH Public Filings by reference. As reflected in the EFH Public Filings and this Disclosure Statement, there are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project, and the Debtors undertake no obligation to update any such statement. Certain of these risks, uncertainties, and factors are described in Section VIII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 179.

B.	Overview of EFH.

EFH’s businesses include the largest generator, distributor, and certified retail provider of electricity (or “REP”) in Texas.4 EFH conducts substantially all of its business operations in the electricity market overseen by the Electric Reliability Council of Texas (“ERCOT”), which covers the majority of Texas. The Texas electricity market, in turn, is subject to oversight and regulation by the Public Utility Commission of Texas (the “PUCT”). As of December 31, 2014, EFH had approximately 8,920 employees, approximately 5,500 of whom are employed by the Debtors and the remainder of which are employed by the non-Debtor, Oncor Electric. EFH has three distinct business units:

•	EFH’s competitive electricity generation, mining, wholesale electricity sales, and commodity risk management and trading activities, conducted by the TCEH Debtors composing “Luminant”;

•	EFH’s competitive retail electricity sales and related operations, mainly conducted by the TCEH Debtors composing “TXU Energy”;[5] and

•	EFH’s rate-regulated electricity transmission and distribution operations, conducted by the non-Debtor Oncor Electric Delivery Company LLC (“Oncor Electric”). EFIH, which is 100% owned by EFH Corp., indirectly owns approximately 80% of Oncor Electric. As described below, Oncor Holdings and Oncor Electric are not Debtors in the Chapter 11 Cases.

EFH and its management team have significant experience as leaders in the electricity industry.

Luminant owns and operates 13 power plants comprising 36 electricity generation units.6 Luminant’s total electricity generation of 13,772 megawatts (“MW”) accounts for approximately 15% of the generation capacity in the ERCOT market. Luminant sells approximately 50% of its electricity generation output to TXU Energy, and sells the remainder through bilateral sales to third parties or through sales directly to ERCOT. Luminant also owns and operates 12 surface lignite coal mines in Texas that supply coal to Luminant’s lignite/coal-fueled units.7 Luminant is the largest coal miner in Texas and the ninth-largest coal miner in the United States.8

TXU Energy sells electricity to approximately 1.7 million residential and business customers, and is the single largest REP by customer count in Texas. TXU Energy serves approximately 25% of the residential customers and approximately 19% of the business customers in the areas of the ERCOT market that are open to competition. TXU Energy generally purchases all of its electricity requirements from Luminant. TXU Energy maintains a strong position in the highly competitive ERCOT retail electricity market due to its industry-leading customer care performance and technological innovation.

Oncor Electric is engaged in rate-regulated electricity transmission and distribution activities in Texas. Oncor Electric provides these services at rates approved by the PUCT to REPs (including TXU Energy) that sell electricity to

[4]	For financial reporting under Generally Accepted Accounting Principles (“US GAAP”), EFH Corp. reports information for two segments: the Competitive Electric and Regulated Delivery business segments. The Competitive Electric segment includes both Luminant and TXU Energy. The Regulated Delivery segment is composed of Oncor. The Competitive Electric segment is essentially engaged in the production of electricity and the sale of electricity in wholesale and retail channels.
[5]	The Debtors also conduct a relatively small amount of retail electricity operations through their 4Change Energy brand and another entity, Luminant ET Services Company, which provides retail electricity service to one municipality and to some of Luminant’s mining operations, and a small amount of retail gas operations through Luminant Energy Company LLC.
[6]	Of those units, 32 units are in active year-round operation, and four units (at two plants) are subject to seasonal operation.
[7]	Of these mines, eight are active, two are in development, and two are currently idle.
[8]	Based on tons of coal mined in 2013.

residential and business customers, as well as to electricity distribution companies, cooperatives, and municipalities. Oncor Electric operates the largest transmission and distribution system in Texas, delivering electricity to more than 3.3 million homes and businesses and operating more than 121,000 miles of transmission and distribution lines. Oncor Electric has the largest geographic service territory of any transmission and distribution utility within the ERCOT market, covering 91 counties and over 400 incorporated municipalities. Importantly, however, Oncor Electric is “ring-fenced” from the Debtors: it has an independent board of directors, and it is operated, financed, and managed independently. As a result, its financial results of operation are not consolidated into EFH Corp.’s financial statements. A significant portion of Oncor Electric’s revenues are attributable to TXU Energy, which is Oncor Electric’s largest customer. Oncor Holdings, Oncor Electric, and their ring-fenced subsidiaries are not Debtors in the Chapter 11 Cases.

EFH largely adopted its current organizational structure, and issued a significant portion of the debt that composes its capital structure, in October 2007, as a result of the private acquisition of a public company, TXU Corp. (the “2007 Acquisition”). At the time, investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), TPG Capital, L.P. (“TPG”) and Goldman, Sachs & Co. (“Goldman Sachs”) (together with KKR and TPG, the “Sponsor Group”), together with certain co-investors, contributed approximately $8.3 billion of equity capital into EFH through Texas Energy Future Holdings Limited Partnership (“Texas Holdings”). And, like many other private acquisitions, EFH issued significant new debt and assumed existing debt and liabilities in connection with the 2007 Acquisition. Immediately following the 2007 Acquisition, the Debtors’ total funded indebtedness was approximately $36.13 billion, comprised of approximately $28.8 billion at TCEH, $128 million at EFCH, and $7.2 billion at EFH Corp.

As of the Petition Date, the principal amount of the Debtors’ total funded indebtedness was nearly $42 billion, including:

•	approximately $24.385 billion of TCEH First Lien Debt (excluding amounts due under canceled TCEH First Lien Interest Rate Swaps and TCEH First Lien Commodity Hedges, which the TCEH Debtors estimate total approximately $1.235 billion), $1.571 billion of TCEH Second Lien Notes, $5.237 billion of TCEH Unsecured Notes, and $875 million of Pollution Control Revenue Bonds;

•	approximately $61 million of Tex-La Obligations that are obligations of EFCH, which are guaranteed by EFH Corp., and secured by an interest in certain assets owned by the TCEH Debtors and Oncor, and approximately $9 million of EFCH 2037 Notes;

•	approximately $1.929 billion of EFH Unsecured Notes (including $1.282 billion of EFH Legacy Notes held by EFIH); and

•	approximately $3.985 billion of EFIH First Lien Notes, $2.156 billion of EFIH Second Lien Notes, and $1.568 billion of EFIH Unsecured Notes.

Although the Debtors’ core business operations are strong, and TCEH and EFIH have historically been and will continue to be cash flow positive before debt service, low wholesale electricity prices in the Texas electricity market have made it impossible for the TCEH Debtors to support their current debt load. In October 2007, the main ingredients for EFH’s financial success were robust. Since 2007, however, overall economic growth was reduced because of the economic recession in 2008 and 2009 and wholesale electricity prices have significantly declined. The material and unexpected reduction in wholesale electricity prices was caused, in large part, by an increase in the supply of natural gas caused by the rise of hydraulic fracturing (known as “fracking”) and advances in directional drilling techniques. This increase in the supply of natural gas caused a significant decline in natural gas prices, and because the wholesale price of electricity in the ERCOT market is closely tied to the price of natural gas, the wholesale price of electricity in the ERCOT market has significantly declined since 2007. As a result of this significant decline in wholesale electricity prices in ERCOT coupled with higher fuel and environmental compliance costs, the profitability of the TCEH Debtors’ generation assets has substantially declined.

Separately, EFIH and EFH Corp. have significant funded indebtedness and had insufficient cash flows to service those obligations. Before the Petition Date, EFIH—which is a holding company that has no independent business operations—relied on dividend distributions from Oncor Electric and intercompany interest payments (relating to debt issued by EFH Corp. and the TCEH Debtors that EFIH acquired in exchange offers) to satisfy its funded debt obligations. These sources of cash, however, were not sufficient to service EFIH’s obligations. EFH Corp. also has minimal cash flow. As a result, both EFIH and EFH Corp. faced significant liquidity constraints that prompted their chapter 11 filings.

C.	Overview of the Plan.

1.	Events Leading Up to the Plan.

The Debtors filed the Plan and this Disclosure Statement after months of negotiations with stakeholders regarding a consensual, value-maximizing plan of reorganization. The Debtors commenced their Chapter 11 Cases on April 29, 2014, after signing a restructuring support agreement (the “Restructuring Support Agreement”) with certain of their significant stakeholders. The Restructuring Support Agreement was the product of arm’s-length negotiations with the Debtors’ stakeholders and more than two years of efforts to evaluate available restructuring alternatives. At the time the Debtors signed the Restructuring Support Agreement, the Restructuring Support Agreement represented the best available, value-maximizing restructuring alternative. The Restructuring Support Agreement contemplated, among other things, an EFIH Second Lien DIP Facility, under which certain Holders of EFIH Unsecured Notes would have become the majority owners of Reorganized EFH. After the Debtors filed the Chapter 11 Cases, however, the Debtors received competing offers to acquire EFH Corp.’s economic ownership interest in Oncor Electric, including from third party strategic buyers. These bids offered new alternatives to maximize the value of the Debtors’ estates, and the Debtors opted to terminate the Restructuring Support Agreement in July 2014 to pursue these potential offers, consistent with their fiduciary duties.

After terminating the Restructuring Support Agreement, the Debtors then worked diligently with their advisors and stakeholders to develop a process to maximize estate recoveries resulting from the market interest in EFH Corp.’s indirect economic ownership interest in Oncor Electric (the “Bidding Procedures”). The Bankruptcy Court entered an order approving the Bidding Procedures and related auction process for the selection of the highest or otherwise best bid (the “Bidding Procedures Order”). As described in Section IV.G., entitled “Exploring the EFH/EFIH Transaction,” which begins on page 69, following entry of the Bidding Procedures Order, the Debtors received Round 1 Bids and Round 2 Bids (each as defined herein) from various strategic and third-party bidders, engaged in extensive diligence sessions with interested bidders, and exchanged drafts of proposed definitive documentation.

At the same time, the Debtors and their advisors took a number of key steps to advance plan negotiations and set the stage for the negotiations and settlements that led to the filing of the Plan and Disclosure Statement.

In November 2014, each of EFH Corp., EFIH, and EFCH/TCEH, retained counsel and financial advisors (together, the “Conflicts Matter Advisors”) to advise and represent them in reviewing and analyzing actual conflicts matters among those Debtors’ estates, including potential intercompany Claims among the Debtors, at the direction of the disinterested directors and managers at each of EFH, EFIH, and EFCH/TCEH, respectively. The EFH Notes Indenture Trustee asserts that the disinterested directors and managers at each of EFH, EFIH, and EFCH/TCEH are not disinterested with respect to the Plan because such disinterested directors and managers are Released Parties and Exculpated Parties and because the disinterested directors and managers negotiated integral aspects of the Settlement Agreements amongst themselves and under the Settlement Agreement (described herein), the disinterested directors and managers will be released from claims that may be asserted by the parties to the Settlement Agreement (including claims and Causes of Action of EFH Corp.’s Estate against its officers and directors, the Sponsors and the Estates of its Co-Debtors). The Debtors disagree with such assertions and believe that the burden is on the challenging party to create reasonable doubt that a director is not disinterested. See, e.g., Beam v. Stewart, 845 A.2d 1040, 1049 (Del. 2004). Consequently, the Debtors and the EFH Notes Indenture Trustee reserve all rights in connection with these issues.

Additionally, to allow the disinterested directors or managers and the Conflicts Matter Advisors to fully engage in restructuring discussions on actual conflict matters, the Debtors expended significant efforts to provide the Conflicts Matter Advisors with diligence regarding potential conflicts matters and actual conflicts matters. This included frequent telephonic and in-person diligence sessions, and involved the Debtors or their advisors providing materials or presentations that helped inform the Conflicts Matter Advisors on key factual and legal issues and the Debtors’ historical transactions.

The Debtors’ co-chief restructuring officers (“co-CROs”) led the development of a plan term sheet that was based on proposals and feedback received from the Debtors’ creditors following numerous meetings and telephone conferences the Debtors and their advisors participated in with their stakeholders where the parties discussed various plan of reorganization concepts and issues. Numerous stakeholders made their own proposals, which the Debtors closely reviewed and analyzed.

On February 11, 2015, taking into consideration the various stakeholder discussions and proposals, the Debtors posted to their restructuring website and circulated to their key stakeholders a plan term sheet that contemplated a global settlement of all intercompany claims and a proposed confirmation timeline. The substantive content of the plan term sheet and confirmation timeline was approved by the co-CROs. While the Debtors had not sought and received approval from their boards of the substantive content of the plan term sheet, the circulation of the plan term sheet and confirmation timeline was supported by each of the Debtors’ boards, including the disinterested directors and managers after consultation with their respective Conflicts Matter Advisors. Although this plan term sheet did not include key numbers regarding plan treatment and intercompany claim issues, the Debtors circulated the plan term sheet to stakeholders for the purposes of putting forth a flexible structure, fostering dialogue about a comprehensive solution, and soliciting stakeholder feedback on how to improve and refine the suggested structure.

Following nearly a month of discussions and negotiations with their stakeholders about the plan term sheet and alternative proposals, on March 9, 2015, the Debtors circulated to the same stakeholder groups a revised draft of the plan term sheet and a revised proposed confirmation timeline that set forth preliminary illustrative settlement numbers based on feedback the co-CRO’s had received from stakeholders. The substantive content of the plan term sheet and confirmation timeline were approved by the co-CROs and the numbers were intended to strike a preliminary but appropriate balance among the various interests reflected in the various proposals that had been discussed. As had been the case with the term sheet circulated on February 11, 2015, while the Debtors had not sought and received approval from their boards of the substantive content of the revised plan term sheet, the circulation of the revised plan term sheet and confirmation timeline was supported by each of the Debtors’ boards, including the disinterested directors and managers in consultation with their respective Conflicts Matter Advisors.

Since the engagement of the Conflicts Matter Advisors and while all of the above was taking place, the Debtors’ disinterested directors and managers undertook a comprehensive process to prepare for and participate in negotiations with each other regarding the various inter-Debtor issues and claims that would necessarily affect any plan of reorganization. This included in-person and telephonic discussions and negotiation sessions over the course of multiple weeks and culminated in a settlement among the Debtors’ disinterested directors and managers (the “Disinterested Director Settlement”). This settlement is based on independent analyses and diligence conducted by the Debtors’ disinterested directors and managers after consultation with the Conflicts Matter Advisors and was the product of significant and deliberate negotiations among the Debtors’ disinterested directors and managers.

In sum, the co-CROs led the formulation and the negotiation of the Plan as a whole, subject to the Debtors’ disinterested directors’ and managers’ formulation and negotiation of the Plan with respect to actual conflict matters.

Approximately one year after the Petition Date, and following months of discussions with their stakeholders and following good faith, arm’s length negotiations among the Debtors’ disinterested directors and managers, the Debtors filed initial versions of the Plan and Disclosure Statement on April 14, 2015 in a continued effort to negotiate a consensual, value-maximizing Plan.

The versions of the Plan and Disclosure Statement filed on April 14, 2015 provided for a Spin-Off and one of three forms of transaction for Reorganized EFH: a merger, an equity investment, or a standalone reorganization (such contemplated transactions, the “EFH/EFIH Transaction”). As described in Section IV.G., entitled “Exploring the EFH/EFIH Transaction” which begins on page 86, following the filing of the initial versions of the Plan and the Disclosure Statement, the Debtors continued to evaluate the possibility of executing a potential EFH/EFIH Transaction through the formal auction process governed by the Bidding Procedures Order. Ultimately, the Debtors determined that they were not prepared to enter into a definitive agreement for any of the Round 2 Bids they received in connection with the auction.

At the same time the Debtors explored potential bids in connection with the formal auction process, the Debtors continued to engage in discussions with their various creditor constituencies regarding the possibility of converting EFIH’s interest in Oncor Electric into a real estate investment trust under the Internal Revenue Code of

1986, as amended (a “REIT” and the transactions and commercial arrangements necessary to implement a REIT structure for EFH, Reorganized EFH, EFIH, Reorganized EFIH, and/or any direct or indirect subsidiary of EFIH or Reorganized EFIH (or a successor of any of these entities), the “REIT Reorganization”), a possibility that has long been known to the Debtors and their creditors as a potential option for unlocking significant value for the EFIH Debtors but which requires certain rulings from, among others, the Internal Revenue Service (“IRS”) and the PUCT.

Based on these discussions, the Debtors and various of their constituencies discussed several potential paths forward, described in greater detail in Section IV.G. entitled “Exploring the EFH/EFIH Transaction,” which begins on page 73. Ultimately, the Debtors determined to pursue two aspects of the EFH/EFIH Transaction alternatives provided for in the versions of the Plan and Disclosure Statement filed on April 14, 2015: (a) a merger and investment structure, in which certain investors (including, potentially, existing creditor constituencies) would provide a new-money contribution that would be used to provide a full recovery to Allowed Claims against EFH and EFIH, in cash (excluding Makewhole Claims) and (b) the Spin-Off. As a condition to effectiveness of the Merger (as described below and in the Plan), Reorganized EFH (or a successor entity) would be required to successfully obtain certain approvals and rulings, including PUCT approvals and IRS rulings, necessary for the REIT Reorganization.

Ultimately, the Debtors, the Plan Sponsors,9 the TCEH Supporting First Lien Creditors, the TCEH First Lien Agent, the TCEH Supporting Second Lien Creditors, the TCEH Committee, and the TCEH Unsecured Ad Hoc Group, executed that certain Plan Support Agreement, dated as of August 9, 2015 (as amended on September 11, 2015 and as may be amended, supplemented, or otherwise modified from time to time in accordance therewith, including all exhibits and schedules attached thereto, the “Plan Support Agreement”) which requires, among other things, that the parties to the Plan Support Agreement support the Plan and seek prompt confirmation and consummation of the Restructuring Transactions contemplated therein, and subject to the conditions set forth therein.

Consequently, the Plan reflects the following key provisions, among others:

•	Merger and Funding Commitments. The Plan contemplates a merger (the “Merger”) pursuant to that certain Purchase Agreement and Plan of Merger, dated as of August 9, 2015, as may be amended, supplemented, or otherwise modified from time to time in accordance therewith, including all exhibits attached thereto (the “Merger and Purchase Agreement”) by and among EFH Corp., EFIH, and two acquisition vehicles controlled by certain purchasers (such acquisition vehicles, as defined in the Plan, “New EFH” and “OV2”) on the Effective Date of Reorganized EFH with and into New EFH in a transaction intended to qualify as a tax-free reorganization, under section 368(a) of the Internal Revenue Code, with New EFH continuing as the surviving corporation.

As a condition to closing the Merger, the Debtors would be required to achieve the REIT Reorganization. The Merger would be funded through equity investments made pursuant to the Equity Commitment Letter, Rights Offering, and Backstop Agreement (collectively, the “Equity Investment”), each as described below and each of which would be used to fund certain distributions under the Plan.

•	Equity Commitment Letter. Certain equity purchasers (as defined in the Plan, the “Equity Investors”), New EFH, OV2, EFH Corp., and EFIH executed that certain letter agreement, dated as of August 9, 2015, pursuant to which, among other things, each Equity Investor committed, subject to the terms and conditions thereof, to make new money equity investments in one or both of New EFH and OV2 in the proportions and amounts set forth

[9]

As defined in the Plan, “Plan Sponsors” means the Equity Investors and the Backstop Purchasers, provided, however, that where consent, approval, or waiver of the Plan Sponsors is required under the Plan, the Plan Sponsors shall mean at least 50.10% in number of unaffiliated Equity Investors and Backstop Purchasers holding in the aggregate at least 66.67% in amount of the aggregate amount of (a) the Investment Commitments (as defined in the Equity Commitment Letter) set forth on Exhibit A to the Equity Commitment Letter (as amended from time to time in accordance therewith) and with this Agreement and (b) “Backstop Commitments” (as defined in the Backstop Agreement) set forth on Schedule 1 to the Backstop Agreement (as amended from time to time in accordance therewith and with this Agreement), provided, further, however, that on and after the date that the Merger Agreement is executed by the parties thereto, Plan Sponsors shall mean New EFH.

therein in order to fund a portion of the amounts payable by New EFH and OV2 pursuant to the Merger and Purchase Agreement and the Minority Buy-Out (the “Equity Commitment Letter”).

•	Rights Offering Proceeds and Backstop Agreement. A Rights Offering by New EFH to certain Holders of Allowed TCEH First Lien Secured Claims, Allowed TCEH Second Lien Note Claims, Allowed TCEH Unsecured Note Claims, Allowed PCRB Claims, and Allowed General Unsecured Claims Against the TCEH Debtors, Other Than EFCH (collectively, the “Rights Offering Allowed Claims,[10] and the Holders of such Rights Offering Allowed Claims collectively, the “Rights Offering Participants”) to purchase New EFH Common Stock at a purchase price per share to be determined and pursuant to certain procedures to be approved by the Bankruptcy Court (the “Rights Offering Procedures”). In connection with the Rights Offering, certain purchasers (collectively, the “Backstop Purchasers”) committed Cash to be funded on the terms set forth in the Backstop Agreement, dated as of August 9, 2015, by and among EFH Corp., EFIH, New EFIH, and the Backstop Purchasers (the “Backstop Agreement”) and in accordance with the Plan and, in the event, the Rights Offering is not fully subscribed, on the Effective Date, the Backstop Purchasers would fund the Backstop Commitment (as defined in the Backstop Agreement).

•	Settlement of Claims and Causes of Action. In addition, over the course of nearly a year, the Debtors have produced an immense amount of discovery (totaling over 8.5 million pages) to various creditor constituencies in connection with the Legacy Discovery Protocol, described in further detail in Section IV.I, entitled “Legacy Discovery,” beginning on page 73. The Legacy Discovery Protocol covered an extraordinarily wide breadth of topics.

In connection with the Merger, and as an outgrowth of the Legacy Discovery Protocol, and the Mediation, described in Section I.C., entitled “Overview of the Plan,” beginning on page 23, certain members of the TCEH First Lien Ad Hoc Committee (but excluding the TCEH First Lien Agent and as defined in the Plan, the “TCEH Supporting First Lien Creditors”), the members of the TCEH Unsecured Ad Hoc Group, certain members of the TCEH Second Lien Consortium (as defined in the Plan, the “TCEH Supporting Second Lien Creditors”),11 the TCEH Committee, the Debtors, and certain other Entities have reached a compromise and settlement of (a) certain Intercompany Claims; (b) certain Claims and Causes of Actions against Holders of TCEH First Lien Claims and the TCEH First Lien Agent; (c) certain Claims and Causes of Action against the Holders of Interests in EFH Corp. and certain related Entities; and (d) Claims and Causes of Action against any of the Debtors’ directors, managers, and officers, and other related Entities (such settlement, excluding ordinary course Debtor Intercompany Claims incurred pursuant to, and in

[10]	The number of Rights offered to Holders of Allowed TCEH Second Lien Note Claims, Allowed TCEH Unsecured Note Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH, respectively, will be calculated taking into account the waiver or deemed waiver by Holders of Allowed TCEH First Lien Deficiency Claims for the benefit of Holders of Allowed TCEH Second Lien Note Claims, Allowed TCEH Unsecured Note Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH, as described in Section V.B.15. herein, entitled “TCEH Settlement Claim,” which begins on page 90.

Additionally, any General Unsecured Claim Against TCEH Debtors Other Than EFCH that has been temporarily allowed for voting purposes pursuant to, and in accordance with, the Disclosure Statement Order shall constitute a Rights Offering Allowed Claim in the same amount solely for purposes of participation in the Rights Offering, and not for purposes of allowance and distribution).

[11]

As described in the Plan, where consent, waiver, or approval of the TCEH Supporting Second Lien Creditors is required under the Plan, the TCEH Supporting Second Lien Creditors shall mean at least two unaffiliated TCEH Supporting Second Lien Creditors is required under the Plan, the TCEH Supporting Second Lien Creditors shall mean at least two unaffiliated TCEH Supporting Second Lien Creditors holding in the aggregate at least 50.1% in aggregate principal amount of TCEH Second Lien Note Claims held by all TCEH Supporting Second Lien Creditors.

accordance with, Paragraph 10 of the Cash Management Order, the “Settlement”). The Debtors will seek Court approval of the Settlement, as set forth in that certain Settlement Agreement (such agreement, the “Settlement Agreement,” and such Order from the Court, the “Settlement Order”).

The Debtors may withdraw the Plan at any time if the Debtors determine that pursuing Confirmation or Consummation of the Plan would be inconsistent with any Debtor’s fiduciary duties. Moreover, each of (a) the disinterested directors of EFH, (b) the disinterested manager of EFIH, and (c) the disinterested manager of TCEH may (without the consent of the other disinterested managers or disinterested directors, as applicable) terminate the Disinterested Director Settlement if any of them determines, based on the advice of counsel, that termination of the Disinterested Director Settlement would be consistent with the exercise of their fiduciary duties.

2.	Plan Structure.

The Plan is premised on the following structure:

•	The Spin-Off of TCEH (which will be executed in conjunction with the Preferred Stock Sale (resulting in the Basis Step-Up)), followed by the Merger.

•	Under the Spin-Off, TCEH will spin off from the Debtors to form a standalone reorganized entity, Reorganized TCEH, and certain tax attributes of the EFH Group will be substantially used to provide Reorganized TCEH with a partial step-up in tax basis in certain of its assets, valued at approximately $1.0 billion.

•	Class C3: TCEH First Lien Secured Claims. As a result, the Holders of Allowed TCEH First Lien Secured Claims (Class C3) will, subject to Article III.B.28(d) of the Plan, receive their Pro Rata share (which, for the avoidance of doubt, shall be based on the Allowed amounts of such Claims as of the Petition Date as set forth in the Plan) of (a) the Reorganized TCEH Common Stock (subject to dilution by the Reorganized Debtor Management Incentive Plan); (b) 100% of (i) the TCEH Debtors’ Cash on hand, and (ii) the net cash proceeds from the issuance of the New Reorganized TCEH Debt with the consent of the Debtors and the Plan Sponsors (such consent not to be unreasonably withheld, delayed, or conditioned), all or a portion of such New Reorganized TCEH Debt, provided, that with respect to the EFH Debtors, the EFIH Debtors, and the Plan Sponsors, such consent may be withheld only to the extent that the receipt of all or a portion of such New Reorganized TCEH Debt interferes with the preservation of the Intended Tax Treatment or satisfaction of the conditions to the Effective Date set forth in Article IX.B.2-7); provided, further, that with respect to the EFH Debtors, the EFIH Debtors, and the Plan Sponsors, such consent may not be withheld if the conditions to the Effective Date set forth in Article IX.B.2-7, are satisfied or waived) and the Preferred Stock Sale, in each case, after the funding of certain Cash distributions under the Plan; (c) Rights to purchase $700 million in the aggregate of New EFH Common Stock pursuant to the Rights Offering and any New EFH Common Stock such Holder purchases pursuant to an exercise of the Rights; (d) the Rights assigned to Holders of Allowed TCEH First Lien Secured Claims upon the exercise by a Holder of an Allowed General Unsecured Claim Against the TCEH Debtors Other Than EFCH of the Cash-Out Election (such rights, the “Assigned C5 Rights”); (e) any Cash that remains in the Cash-Out Election Pool following distribution to Holders of Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH that exercise the Cash-Out Election (described below), which Cash shall be distributed to Class C3 for the benefit of Holders of Allowed TCEH First Lien Secured Claims (the “Cash-Out Election Pool Excess Cash”); and (f) the rights to receive payments under (and otherwise share in the benefit of) the Tax Receivable Agreement (if any), whether such rights are structured as a separate instrument issued by Reorganized TCEH pursuant to the Tax Receivable Agreement, an equity interest in an entity that is a party to the Tax Receivable Agreement, or otherwise (the “TRA Rights”).

Unless resolved before Confirmation, the TCEH First Lien Notes Trustee and/or the Holders of TCEH First Lien Claims will seek, as soon as reasonably practicable after Confirmation, entry of the TCEH First Lien Creditor Plan Distribution Allocation Order resolving the TCEH First Lien

Creditor Plan Distribution Allocation Dispute through an adjudication of the TCEH First Lien Note Intercreditor Action or otherwise. If a TCEH First Lien Creditor Plan Distribution Allocation Order is entered prior to the Effective Date and such order provides that Holders of Allowed Class C3 Claims shall receive the TCEH First Lien Creditor Distributions on a basis other than Pro Rata, then pursuant to section 510(a) of the Bankruptcy Code, any such TCEH First Lien Creditor Distribution that is subject to such TCEH First Lien Creditor Plan Distribution Allocation Order shall be distributed among the Holders of Allowed Class C3 Claims in accordance with such TCEH First Lien Creditor Plan Distribution Allocation Order; provided, however, that if a TCEH First Lien Creditor Plan Distribution Allocation Order has not been entered by the Effective Date, then the TCEH Debtors shall establish a reserve (in an amount to be determined by the TCEH Debtors, with the consent of each of the TCEH First Lien Agent, the TCEH Supporting First Lien Creditors, the TCEH First Lien Notes Trustee, and any other parties to the TCEH First Lien Note Intercreditor Action) solely with respect to any TCEH First Lien Creditor Distributions that remain subject to the TCEH First Lien Creditor Plan Distribution Allocation Dispute, with such reserved amounts to be distributed on a Pro Rata basis after entry of a TCEH First Lien Creditor Plan Distribution Allocation Order, unless and to the extent such order provides that Holders of Allowed Class C3 Claims are entitled to a distribution of any TCEH First Lien Creditor Distributions on a basis other than Pro Rata, in which case, pursuant to section 510(a) of the Bankruptcy Code, any such TCEH First Lien Creditor Distribution that is subject to such TCEH First Lien Creditor Plan Distribution Allocation Order shall be distributed among the Holders of Allowed Class C3 Claims in accordance with such TCEH First Lien Creditor Plan Distribution Allocation Order. Nothing in the Plan shall preclude any party from seeking enforcement of the TCEH First Lien Creditor Adequate Protection Payment Allocation Order or distribution of the Holdback Amount (as defined in the Cash Collateral Order) under the Cash Collateral Order.

•	Class C4: TCEH Unsecured Debt Claims. Class C4 (TCEH Unsecured Debt Claims) will be composed of (a) Holders of Allowed TCEH First Lien Deficiency Claims (in the Allowed amount between $8.1 billion and $9.5 billion); (b) Allowed TCEH Second Lien Note Claims (in the Allowed amount of $1,648,597,521); (c) Allowed TCEH Unsecured Note Claims (in the Allowed amount of $5,125,775,323); and (d) PCRB Claims (excluding the Repurchased PCRBs) (in the Allowed amount of $881,496,233).[12]

Each Holder of an Allowed Class C4 Claim will receive its Pro Rata (calculated based on the aggregate amount of Allowed Class C4 Claims and Allowed Class C5 Claims) share of (a) the Rights to purchase $5,087,250,000 (which amount shall be subject to reduction in the event the Minority Buy-Out does not occur or occurs only in part) in the aggregate, of New EFH Common Stock, pursuant to the Rights Offering and, and subject to, the occurrence of the Effective Date, the New EFH Common Stock purchased pursuant to the exercise of the Rights; and (b) the Reorganized EFH Common Stock, which shall be converted to approximately 2% of New EFH Common Stock (after accounting for dilution by the Merger and Rights Offering).

•	Treatment of Allowed TCEH First Lien Deficiency Claims. Pursuant to the Plan, Holders of Allowed TCEH First Lien Deficiency Claims will waive or be deemed to have waived, and the TCEH First Lien Agent will not take any action to interfere or that is inconsistent with the waiver of, any recovery or distribution on account of (but not voting rights in respect of) such Allowed TCEH First Lien Deficiency Claims.

•	Consequently, (a) Holders of Allowed TCEH First Lien Deficiency Claims will not waive their voting rights in respect of such Allowed TCEH First Lien Deficiency Claims and (b) recovery or distribution on account of Allowed TCEH First Lien Deficiency Claim will instead be distributed, Pro Rata, to Holders of Allowed (i) TCEH Unsecured Note Claims; (ii)

[12]	TCEH Debtor Intercompany Claims derived from, or based upon, the Repurchased PCRBs will be canceled and released without any distribution on account of such Claims.

TCEH Second Lien Note Claims; and (iii) General Unsecured Claims Against the TCEH Debtors Other Than EFCH (collectively (i) through (iii), the “TCEH Deficiency Recipients”), in a proportion equal to the amount that each such Holder’s Allowed TCEH Deficiency Recipient Claim bears to the aggregate amount of all Allowed TCEH Deficiency Recipient Claims.

•	Class C5: General Unsecured Claims Against the TCEH Debtors. Holders of Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH will receive its Pro Rata (calculated based on the aggregate amount of Allowed Class C4 Claims and Allowed Class C5 Claims) share of (a) the Rights to purchase $5,087,250,000 (which amount shall be subject to reduction in the event the Minority Buy-Out does not occur or occurs only in part) in the aggregate, of New EFH Common Stock, pursuant to the Rights Offering and, and subject to, the occurrence of the Effective Date, the New EFH Common Stock purchased pursuant to the exercise of the Rights; and (b) the Reorganized EFH Common Stock, which shall be converted to approximately 2% of New EFH Common Stock (after accounting for dilution by the Merger and Rights Offering). Holders of Allowed Class C5 Claims may also elect to receive Cash in lieu of Rights to participate in the Rights Offering and Reorganized EFH Common Stock in the amount equal to its Pro Rata share (calculated based on the aggregate amount of Allowed Class C5 Claims) and in an aggregate amount not to exceed $42 million. To be eligible for the Cash-Out Election, Holders of Allowed Class C5 Claims must vote to accept the Plan and must not opt out of the releases provided for in the Plan. As set forth in the letter attached as Exhibit M, the TCEH Committee recommends that Holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH and Holders of Unsecured Claims Against EFH Corporate Services vote in favor of the Plan as providing the best possible recovery for unsecured creditors.

•	TCEH will receive a settlement claim from EFH Corp. (the “TCEH Settlement Claim”) (as described below in Section 3, entitled “Settlement and Release of Debtor Claims,” which begins on page 12), in the amount of $700 million. The TCEH Settlement Claim shall be deemed satisfied without distribution upon consummation of the Merger.

•	Holders of Allowed (a) EFH Corp. Claims; (b) General Unsecured Claims Against the EFH Debtors Other Than EFH Corp; (c) EFIH First Lien Note Claims; (d) EFIH Second Lien Note Claims; (e) EFH LBO Note Guaranty Claims; and (f) General Unsecured Claims Against the EFIH Debtors would receive payment in full in Cash from the proceeds of the Equity Investment, New Reorganized EFIH Debt, and Cash on hand up to the Allowed amount of their Claim or some other treatment rendering such Claims Unimpaired.

•	The Rights to purchase the New EFH Common Stock pursuant to an exercise of the Rights, would be distributed to Holders of TCEH First Lien Secured Claims; Holders of TCEH Unsecured Debt Claims; and Holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH, on the terms set forth in the Plan and as described in Section V.E of this Disclosure Statement, entitled “Treatment of Classified Claims and Interests,” which begins on page 115.

In exchange for the value provided and the compromises contained in the Plan and the Settlement Agreement, the Plan provides for the mutual release of Claims among all Debtors and consenting Holders of Claims and Interests and third-party releases of direct and indirect Holders of Interests in EFH Corp. and its affiliates.

Other significant aspects of the Plan are summarized below.

(a)	TCEH Spin-Off.

The Debtors will undertake the Spin-Off. Under the Spin-Off, TCEH will form a new subsidiary, Reorganized TCEH, to which (a) TCEH will transfer all of its interests in its subsidiaries (excluding the stock of TCEH Finance) and (b) the EFH Debtors will transfer (x) the equity interests in the Reorganized EFH Shared Services Debtors (or with the consent of TCEH and the TCEH Supporting First Lien Creditors, the assets and liabilities of the Reorganized EFH Shared Services Debtors related to the TCEH Debtors’ operations) (y) with the consent of TCEH and the TCEH Supporting First Lien Creditors, certain other assets, liabilities, and equity interests related to the TCEH Debtors’ operations (including the equity interests of non-Debtor EFH Properties Company or the lease for the Debtors’ corporate headquarters at “Energy Plaza” held by EFH Properties Company (but not including any Cash on hand at EFH Properties Company, which shall be transferred to Reorganized EFH)); and (z) the rights to receive any Reorganized EFH Common Stock that would have otherwise been distributed to a Holder of an Allowed General Unsecured Claim Against the TCEH Debtors Other Than EFCH if such Holder had not exercised the Cash-Out Election (such equity, the “Assigned C5 Equity”) in exchange for the consideration described in Article IV.B.2. of the Plan and Section V.B.2. of the Disclosure Statement, entitled “Spin-Off” which begins on page 90.

(i)	TCEH Step-Up in Tax Basis.

Pursuant to the Plan, substantially all of the tax attributes of the EFH Group will be used to provide Reorganized TCEH with a partial step-up in tax basis in certain of its assets (the “Basis Step-Up”), subject to an agreed NOL holdback amount as specified in the Plan and Exhibit I of the Plan Support Agreement.

For more information on the Basis Step-Up and the Preferred Stock Sale, refer to Section X.A of this Disclosure Statement, entitled “Introduction” which begins on page 221.

(ii)	Private Letter Ruling.

The Spin-Off and the REIT Reorganization are conditioned upon the Debtors’ receipt of the Private Letter Ruling (as defined below) that includes certain rulings (such rulings, as defined in the Plan, the “Required Rulings”). EFH filed a written request with the IRS dated June 10, 2014 (the “Original Ruling Request”) that the IRS issue a private letter ruling (the “Private Letter Ruling”) to EFH addressing the qualification of the Contribution, the Reorganized TCEH Conversion, and the Distribution as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355, and 356 of the Internal Revenue Code of 1986 (as amended, the “IRC”), as well as addressing certain other matters. The Debtors have subsequently provided supplemental information to the IRS, including a supplemental written request with the IRS dated September 3, 2015 (the “Supplemental Ruling Request” and, together with the Original Ruling Request, the “Ruling Request”) that seeks certain additional rulings (including certain of the Required Rulings) and addresses the structural changes to the Plan that have occurred since the Original Ruling Request was submitted, including the REIT Reorganization.

(b)	REIT Reorganization.

As a condition to closing the Merger, the Debtors are required to obtain the Private Letter Ruling and certain other regulatory approvals with respect to the REIT Reorganization. Certain transactions that would be undertaken to effectuate the REIT Reorganization, as well as certain risks related to the REIT Reorganization and REITs in general, are discussed in detail in this Disclosure Statement, including in Section VIII.E., entitled “Risks Related to the REIT Reorganization,” which begins on page 167.

(c)	Treatment of TCEH First Lien Deficiency Claim.

As detailed below, the PCRBs are unsecured obligations of TCEH alone and TCEH’s obligations under these agreements are not secured or guaranteed by any of the other TCEH Debtors. As the settlement and compromises embodied in the Plan among the TCEH Supporting First Lien Creditors, TCEH Supporting Second Lien Creditors, TCEH Supporting Unsecured Creditors, and the TCEH Committee are primarily in resolution of the TCEH First Lien Investigation Claims, which sought to avoid, among other things, unperfected liens and security interests granted to the Holders of TCEH First Lien Claims, the Holders of PCRB Claims will not receive the benefit of the waiver of the TCEH First Lien Deficiency Claims or an additional distribution of Rights and Reorganized EFH Common Stock on account thereof. Nonetheless, the Parties to the Plan Support Agreement believe that the settlements and compromises embodied in the Plan provide a superior outcome for unsecured creditors of all of the TCEH Debtors, including the Holders of PCRB Claims, than any other plan of reorganization reasonably available and far more value than would have been available in a liquidation under Chapter 7 of the Bankruptcy Code.

As a result, and subject to final agreement on the amount of the Allowed TCEH First Lien Deficiency Claim it is anticipated that Holders of Allowed PCRB Claims will receive the recoveries set forth on page 20. Subject to ongoing reconciliation and allowance and disallowance of Class C4 Claims and Class C5 Claims, it is expected that the

Rights and Reorganized EFH Common Stock available for distribution to Holders of Allowed Class C4 Claims and Holders of Allowed Class C5 Claims under the Plan will be allocated as follows among unsecured creditors of the TCEH Debtors: (a) TCEH Unsecured Note Claims approximately 69.9%, (b) TCEH Second Lien Note Claims approximately 22.5%, (c) PCRB Claims approximately 5.1%, and (d) General Unsecured Claims Against the TCEH Debtors Other Than EFCH approximately 2.5%. However, if the Court finds that the PCRBs must share pari passu with other Holders of TCEH Unsecured Debt Claims, or if the parties to the Plan Support Agreement otherwise agree to a different treatment for the PCRB Claims, recoveries for Holders of Allowed TCEH Unsecured Note Claims, TCEH Second Lien Note Claims, and General Unsecured Claims Against the TCEH Debtors Other Than EFCH may be reduced Pro Rata by the portion of Rights and Reorganized EFH Common Stock that is allocated to the PCRB Claims. In the event the PCRBs were to receive pari passu treatment under the Plan, the allocation of Rights and Reorganized EFH Common Stock available for distribution to Holders of Allowed Class C4 Claims and Holders of Allowed Class C5 Claims under the Plan would be: (a) TCEH Unsecured Note Claims approximately 65.4%, (b) TCEH Second Lien Note Claims approximately 21.0%, (c) PCRB Claims approximately 11.2%, and (d) General Unsecured Claims Against the TCEH Debtors Other Than EFCH approximately 2.4%. As it is possible that the Plan could be confirmed with a distribution of Rights and equity anywhere between these two ranges, Holders of Claims in Class C4 and Class C5 should take such alternative distributions into account when casting their vote on the Plan.

D.	Makewhole and Postpetition Interest Claims Discussion.

1.	Postpetition Interest Claims.

The Plan provides for payment of postpetition interest at the Federal Judgment Rate with respect to unsecured claims arising from EFH Corp. and EFIH funded indebtedness (“Postpetition Interest Claims”), but also provides for the establishment of a reserve (as defined and described below, the Postpetition Interest Reserve) in the event the Bankruptcy Court determines that postpetition interest should be allowed at a rate higher than the Federal Judgment Rate.

a.	Plan Treatment of Postpetition Interest Claims.

With respect to Postpetition Interest Claims, the Plan contemplates treating claims for postpetition interest as Allowed Claims equal to the following amounts (the following, the “Allowed Postpetition Interest Claims”):

•	EFIH First Lien Notes: Accrued but unpaid postpetition interest (including any Additional Interest and interest on interest) on outstanding principal as of the Petition Date at the non-default contract rate as set forth in the EFIH First Lien Indenture through the closing date of the EFIH First Lien DIP Facility.

•	EFIH Second Lien Note Claims: Accrued but unpaid postpetition interest (including any Additional Interest and interest on interest) on outstanding principal as of the Petition Date at the non-default contract rate set forth in the EFIH Second Lien Indenture through the Effective Date.

•	General Unsecured Claims Against the EFIH Debtors: Accrued postpetition interest on outstanding principal as of the Petition Date at the Federal Judgment Rate (which, for the avoidance of doubt, excludes Additional Interest).

•	EFH LBO Note Primary Claims: Accrued postpetition interest on outstanding principal as of the Petition Date at the Federal Judgment Rate (which, for the avoidance of doubt, excludes Additional Interest).

•	EFH LBO Note Guaranty Claims: Accrued postpetition interest on outstanding principal as of the Petition Date at the Federal Judgment Rate (which, for the avoidance of doubt, excludes Additional Interest).

•	EFH Unexchanged Note Claims: Accrued postpetition interest on outstanding principal as of the Petition Date at the Federal Judgment Rate (which, for the avoidance of doubt, excludes Additional Interest).

•	EFH Legacy Note Claims: Accrued postpetition interest on outstanding principal as of the Petition Date at the Federal Judgment Rate (which, for the avoidance of doubt, excludes Additional Interest).

All Postpetition Interest Claims in excess of the Allowed Postpetition Interest Claims are Disputed (the “Disputed Postpetition Interest Claims”).

b.	The PPI Objections and Use of the Postpetition Interest Reserve.

The EFIH Debtors and EFH Debtors, as applicable, have filed or will file separate objections against Holders of the following Claims for postpetition interest in excess of the Federal Judgment Rate, seeking to disallow such Claims against the estates in their entirety: (a) the EFIH Senior Toggle Notes [D.I. 4964] (the “EFIH PIK Objection”); (b) the EFH Legacy Note Claims (the “EFH Legacy Note Objection”); and (c) the EFH LBO Note Primary Claims, the EFH LBO Note Guaranty Claims, and the EFH Unexchanged Note Claims (the “Non-EFH Legacy Note EFH Unsecured Objection” and, together with the EFH Legacy Note Objection, the “EFH Unsecured Note Objection”) (collectively, the “PPI Objections”).

•	If any Disputed Postpetition Interest Claims are Allowed in whole or in part before the Effective Date by Final Order, the EFH Debtors and EFIH Debtors, as applicable, shall pay such Allowed amounts in Cash on the Effective Date.

•	If any Disputed Postpetition Interest Claims are disallowed in whole or in part before the Effective Date, the EFH Debtors and EFIH Debtors, as applicable, shall provide no recovery on account of such disallowed amounts. No reserve will be established to the extent that such Disputed Postpetition Interest Claims are disallowed where the decision disallowing such Disputed Postpetition Interest Claims is on appeal.

•	If any Disputed Postpetition Interest Claims are not disallowed by the Bankruptcy Court as of the Effective Date (the “Post-Effective Date Disputed Postpetition Interest Claims”), including pursuant to the Plan and Confirmation Order, the Confirmation Order shall require New EFH to establish on the Effective Date, a reserve in the amount of such Claims, but such amount will not exceed the difference between (a) the interest accrued on the EFIH Unsecured Note Claims, EFH Legacy Note Claims, EFH LBO Note Claims, and EFH Unexchanged Note Claims from the Petition Date through the Effective Date at the Federal Judgment Rate, and (b) interest accrued on such Claims from the Petition Date through the Effective Date at the applicable non-default contract rate, but not including any interest on interest, or such other amount ordered by the Bankruptcy Court (the “Postpetition Interest Reserve”). For the avoidance of doubt, the Postpetition Interest Reserve will not be established if, as of the Effective Date, (i) the Disputed Postpetition Interest Claims have been Allowed by Final Order or (ii) the Bankruptcy Court has disallowed the Disputed Postpetition Interest Claims. Therefore, the Postpetition Interest Reserve will be established in the following scenarios: (a) if the Bankruptcy Court has not entered any order either Allowing or disallowing the Disputed Postpetition Interest Claims as of the Effective Date or (b) if the Bankruptcy Court enters an order Allowing the Disputed Postpetition Interest Claims but such order is not a Final Order (i.e., it is subject to appeal).

The Postpetition Interest Reserve is expected to be held in a single segregated cash account, controlled by, and in the name of, New EFH, and governed by the terms of the Plan and the Confirmation Order. Once funded in the amount described above on the Effective Date, the funds in the Postpetition Interest Reserve will not be (a) used by New EFH for any other purpose other than to satisfy the Allowed Post-Effective Date Disputed Postpetition Interest Claims until all such Allowed Claims, if any, are satisfied, (b) subject to any liens or claims of competing creditors, and (c) except as required by Final Order of the Bankruptcy Court or as otherwise agreed to by New EFH, increased or replenished.

The Postpetition Interest Reserve shall be used to pay Post-Effective Date Disputed Postpetition Interest Claims that are Allowed by Final Order after the Effective Date, or as otherwise agreed by New EFH. The Indenture Trustees and Holders of Disputed Postpetition Interest Claims reserve all rights to assert, at Plan confirmation or otherwise, that the establishment of the Postpetition Interest Reserve and the terms and conditions thereof are insufficient to protect their interests and/or insufficient to otherwise render unimpaired the Indenture Trustees and/or the Holders of Disputed Postpetition Interest Claims.

After the payment of all Allowed Post-Effective Date Disputed Postpetition Interest Claims, any amounts remaining in the Postpetition Interest Reserve will be repaid Pro Rata as a purchase price adjustment to the Rights Offering Participants and the Equity Investors, based on the amount of their new money equity investments with respect to New EFH and/or Reorganized EFIH. In addition, the Postpetition Interest Reserve will be held and repaid in a manner that does not result in payment of a preferential dividend or otherwise prevent or jeopardize the REIT Reorganization. New EFH will provide Holders of Post-Effective Date Disputed Postpetition Interest Claims reasonable information rights with respect to the Postpetition Interest Reserve, including providing quarterly reports of the balance of such Postpetition Interest Reserve to the respective Indenture Trustees, unless and until such claims have been disallowed by Final Order or, if Allowed by Final Order, paid in full.

Certain of the Indenture Trustees have taken the position that the Plan must provide for payment in full of their respective Disputed Postpetition Interest Claims as, and to the extent, those Claims are Allowed (including after the Effective Date), and that following the Effective Date, such Disputed Postpetition Interest Claims may be enforced against New EFH and any other successor to the EFIH Debtors, as applicable, under the Plan and/or against distributions received under the Plan by Holders of other Claims against any of the Debtors. See Section II.D beginning on page 57 for a detailed description of the EFIH First Lien Notes Trustee’s position with respect to the foregoing. The Debtors disagree with such assertions and reserve their rights with respect to such assertions.

2.	Distributions on Account of Makewhole Claims.

a.	Objections to Makewhole Claims.

The Plan contemplates, and effectiveness of the Plan is conditioned on, all alleged Claims under certain series of EFH Corp. and EFIH funded indebtedness regarding the entitlement to optional redemption premiums or similar “makewhole” payments asserted in connection with the repayment or satisfaction of such indebtedness during the Chapter 11 Cases or under the Plan (“Makewhole Claims”) being Disallowed Makewhole Claims as of the Effective Date.

As of the date hereof, the EFH Debtors and the EFIH Debtors, as applicable, have objected to or otherwise challenged (or will object or otherwise challenge) Makewhole Claims asserted by Holders of: (a) the EFH Legacy Note Claims, as set forth in the EFH Legacy Note Objection; (b) the EFH Unexchanged Note Claims, the EFH LBO Note Primary Claims, and the EFH LBO Note Guaranty Claims, all as set forth in the Non-Legacy Note EFH Unsecured Objection, (c) the EFIH First Lien Note Claims [Adversary D.I. 33], (d) the EFIH Second Lien Note Claims [Adversary D.I. 39] (the “EFIH Second Lien Challenge”), and (e) Claims under the EFIH Toggle Notes, as set forth in the EFIH PIK Objection (collectively, the “Makewhole Challenges”). As of the date hereof, the Bankruptcy Court has disallowed the Makewhole Claims under the EFIH First Lien Notes (but such disallowance is the subject of a pending appeal) and, as described further in Section IV.K., entitled “Makewhole Litigation,” beginning on page 86, the EFH Debtors and EFIH Debtors (as applicable) and the remaining Holders of Makewhole Claims are engaged in proceedings regarding the Makewhole Challenges.

The following applies to the Makewhole Claims, other than those that are the subject of the Makewhole Challenges: The filing and notice of filing of the Plan, in accordance with Fed. R. Bankr. P. 3007(a), shall serve as the Debtors’ objections to the Makewhole Claims. If the Court sustains the Debtors’ objection, the Confirmation Order will disallow such Makewhole Claims against the estates in their entirety. Holders of such Makewhole Claims may respond to the Debtors’ objection to such Makewhole Claims by filing an objection to the Plan. For the avoidance of doubt, the Makewhole Challenges shall be addressed in the context of their respective proceedings.

With respect to the EFH Legacy Note Claims, the EFH Notes Trustee has asserted that the EFH Legacy Notes are distinguishable from the Bankruptcy Court’s earlier ruling that the automatic acceleration of the EFIH First Lien Notes prevented the EFIH First Lien Notes from being entitled to a Makewhole Claim because of the variance in the language of the EFH Legacy Note Indentures and because none of the EFH Legacy Notes have been accelerated. The Debtors disagree with such assertions and reserve all rights with respect to such assertions, and nothing in this Disclosure Statement shall affect the Debtors’ rights with respect to the EFH Legacy Note Objection.

b.	Treatment of Makewhole Claims.

To the extent such Makewhole Claims are not disallowed by the Bankruptcy Court, a condition to the Effective Date will be unable to be satisfied. Such condition can, however, be waived by the Debtors, with the consent of the Plan Sponsors, the TCEH Supporting First Lien Creditors, and, subject to and through the Plan Support Termination Date, the TCEH Supporting Second Lien Creditors and the TCEH Committee (in each case such consent not to be unreasonably withheld). Otherwise, the Plan may be withdrawn because of the Debtors’ inability to satisfy this condition. Nothing in the Plan, the Disclosure Statement, or the Confirmation Order affects, modifies, or alters any Holder’s rights to appeal the Confirmation Order or any other order of the Bankruptcy Court. The Debtors, such Holders of Makewhole Claims, and all other applicable parties in interest, reserve all rights with respect to arguments that may be raised in connection with any such appeals, including any arguments as to whether such appeals are equitably moot. In addition, any such Holder may be entitled to file a motion for a stay pending appeal of the Confirmation Order under Fed. R. Bankr. Proc. 8007. The Debtors intend to object to any such motion and, in any event, believe that any such stay would require any such Holder to post a supersedeas bond in an amount up to the full purchase price consideration under the Restructuring Transactions. If such Holders obtain relief on appeal, such Holders may seek to enforce such relief against Reorganized EFH or Reorganized EFIH (and each of their successors, including New EFH) and may assert that unless such Makewhole Claims are satisfied in full, in Cash, such Holders are Impaired under the Plan and thus would have been entitled to vote on the Plan. The Debtors disagree with such assertions and reserve all rights in connection with such assertions.

Certain of the Indenture Trustees have taken the position that the Plan must provide for payment in full of their respective Makewhole Claims as, and to the extent, such Claims are Allowed (including after the Effective Date), and that following the Effective Date, such Claims may be enforced against New EFH and any other successor to the EFIH Debtors, as applicable, under the Plan and/or against distributions received under the Plan by Holders of other Claims against any of the Debtors. See Section II.D beginning on page 57 for a detailed description of the EFIH First Lien Notes Trustee’s position and the EFIH Second Lien Trustee’s position with respect to the foregoing. The Debtors disagree with such assertions and reserve their rights with respect to such assertions.

For more information on these and other Claim and Interest Holder recoveries, including the forms of distributions, refer to Section V.E of this Disclosure Statement, entitled “Treatment of Classified Claims and Interests,” which begins on page 115.

E.	Settlement and Release of Debtor Claims.

The Plan includes a proposed settlement of numerous claims belonging to the Debtors, including claims against creditors, other Debtors, and third parties. During the Chapter 11 Cases a number of parties have asserted that there are potential litigation claims that could be asserted on behalf of EFCH, TCEH, and certain of EFCH’s and TCEH’s direct and indirect subsidiaries related to various pre-petition transactions. Motions seeking standing to prosecute and settle certain claims against Holders of TCEH First Lien Secured Claims were filed by (a) the TCEH Committee [D.I. 3593]; (b) the EFH Committee [D.I. 3605]; and (c) the TCEH Unsecured Ad Hoc Group [D.I. 3603]. Additional information regarding these motions is included in Section IV.J. of this Disclosure Statement, entitled “TCEH First Lien Investigation” which begins on page 75.

The transactions underlying these claims have been the subject of significant investigation by the Debtors (including their respective disinterested directors and managers and together with their respective Conflicts Matter Advisors), the Creditors’ Committees, and various creditor groups. In addition to informal diligence, in August 2014, the Debtors negotiated entry of an order establishing formal discovery procedures governing a wide breadth of prepetition issues and transactions for a broad time period, in some cases more than 15 years prepetition. This extensive discovery effort, referred to as Legacy Discovery, resulted in the Debtors’ production of more than 806,000 documents (comprising over 5.6 million pages). The Sponsor Group and other parties also made significant document productions. Further discussion of Legacy Discovery is provided in Section IV.I of this Disclosure Statement, entitled “Legacy Discovery”, which begins on page 89.

The release provisions of the Plan contemplate, among other things, the release of any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that each Debtor would have been legally entitled to assert (whether individually or collectively). In particular, the Plan contemplates the settlement of all Intercompany Claims. This settlement is consistent with the Disinterested Director Settlement in that it releases Intercompany Claims and provides for the TCEH Settlement Claim to be allowed in the amount of $700 million against EFH Corp. However, the Disinterested Director Settlement provides for, but the Plan does not provide for, distribution of approximately 50% of distributable value of EFH Corp. to TCEH up to a total of $805 million. Under the Plan, the TCEH Settlement Claim shall be deemed satisfied without any distribution upon consummation of the Merger, in which certain Holders of Claims against TCEH will receive the stock of New EFH.

Other than the Allowed Claim and distribution right of TCEH in the EFH estate as described above, there will not be any allowed prepetition claims between any of EFH, EFIH, and TCEH or any of their subsidiaries, including Oncor Electric Distribution Holdings Company LLC and its subsidiary.

Each of (a) the disinterested directors of EFH, (b) the disinterested manager of EFIH, and (c) the disinterested manager of TCEH may (without the consent of the other disinterested managers or disinterested directors, as applicable) terminate the Disinterested Director Settlement if any of them determines, after consultation with counsel, that termination of the Disinterested Director Settlement would be consistent with the exercise of their fiduciary duties.

A summary of the alleged claims that would be settled pursuant to the Plan can be found in Section V.H.3 of this Disclosure Statement, entitled “Summary and Discussion of Material Potential Claims Subject to Plan Settlement,” which begins on page 151.

F.	Summary of Treatment of Claims and Interests and Description of Recoveries Under the Plan.

The Plan organizes the Debtors’ creditor and equity constituencies into Classes. For each Class, the Plan describes: (1) the underlying Claim or Interest; (2) the recovery available to the Holders of Claims or Interests in that Class under the Plan; (3) whether the Class is Impaired under the Plan; and (4) the form of consideration, if any, that such Holders will receive on account of their respective Claims or Interests.

Although the Chapter 11 Cases are being jointly administered pursuant to an order of the Bankruptcy Court, the Debtors are not proposing the substantive consolidation of their respective bankruptcy estates.

The proposed distributions and classifications under the Plan are based upon a number of factors. The valuation of Reorganized TCEH as a going concern is based upon the value of TCEH’s assets and liabilities as of an assumed Effective Date of March 31, 2016 and incorporates various assumptions and estimates, as discussed in detail in the Valuation Analysis of Reorganized TCEH, attached hereto as Exhibit G. The valuation of Reorganized EFH and Reorganized EFIH (including Oncor Electric) as a going concern is based upon the value considerations underlying the Merger, as described in Section VI.B.6. of this Disclosure Statement, entitled “Valuation,” beginning on page 137.

The table below provides a summary of the classification, description, and treatment of Claims and Interests under the Plan. This information is provided in summary form below for illustrative purposes only and is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the treatment of Claims and Interests under the Plan and the sources of satisfaction for Claims, including the treatment of certain types of Claims that are not separately classified under the Plan, see Section V of this Disclosure Statement, entitled “Summary of the Plan,” which begins on page 103.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

Unclassified Non-Voting Claims Against the Debtors

N/A	TCEH DIP Claims	Holders of Claims under the TCEH DIP Facility.	100%	Each Holder shall receive payment in full in Cash.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

N/A	EFIH First Lien DIP Claims	Holders of Claims under the EFIH First Lien DIP Facility including any Claims asserted by the EFIH First Lien DIP Agent.	100%	Each Holder shall receive payment in full in Cash.

N/A	Administrative Claims	Holders of Allowed Administrative Claims against any Debtor.	100%	Each Holder shall receive payment in full in Cash.

N/A	Priority Tax Claims	Holders of any Priority Tax Claim against any Debtor.	100%	Each Holder shall receive payment in Cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.

Classified Claims and Interests of the EFH Debtors

(EFH Corp. and each of EFH Corp.’s direct and indirect subsidiaries other than (a) EFIH and its direct and indirect subsidiaries and (b) EFCH and its direct and indirect subsidiaries)

A1	Other Secured Claims Against the EFH Debtors	Holders of Allowed Other Secured Claims Against the EFH Debtors.	100%

Each Holder shall receive, at the option of the applicable EFH Debtor(s) with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

A2	Other Priority Claims against the EFH Debtors	Holders of any Allowed Other Priority Claims Against the EFH Debtors, including all Claims, other than Administrative Claims, DIP Claims, and Priority Tax Claims, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.	100%

Each Holder shall receive, at the option of the applicable EFH Debtor(s), with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; or (b) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

A3	Legacy General Unsecured Claims Against the EFH Debtors	Holders of any Allowed Claims against the EFH Debtors derived from or based upon liabilities based on asbestos or qualified post-employment benefits relating to discontinued operations of the EFH Debtors.	100%

Each Holder shall receive, at the option of the applicable EFH Debtor(s) with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; (b) Reinstatement of such Claim; or (c) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

A4	EFH Legacy Note Claims	Holders of any Allowed Claims derived from or based upon the EFH Legacy Notes, excluding any Claims derived from or based upon EFH Legacy Notes held by EFIH.	100%

Each Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash or, in the case of the EFH Legacy Series Q Claims and EFH Legacy R Claims only, at the election of the Debtors, with the agreement of the Plan Sponsors and the TCEH Supporting First Lien Creditors, on or before the Effective Date, Reinstatement of such Claims, which shall include assumption of such Claims by Reorganized TCEH in accordance with section 1101(a) of the EFH Legacy Series Q Indenture and the EFH Legacy Series R Indenture, respectively, and section 3.01 of the EFH Legacy Series Q First Supplemental Indenture and the EFH Legacy Series R First Supplemental Indenture, respectively.

Unimpaired; deemed to accept.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

A5	EFH Unexchanged Note Claims	Holders of any Allowed Claims derived from or based upon the EFH Unexchanged Notes.	100%	Each Holder shall receive up to the Allowed amount of its Claim, payment in full in Cash. Unimpaired; deemed to accept.

A6	EFH LBO Note Primary Claims	Holders of any Allowed Claims against EFH Corp. derived from or based upon the EFH LBO Notes.	100%

Each Holder shall receive payment in full in Cash; provided, that in no event shall a Holder of an Allowed Claim in Class A6 receive more than a single satisfaction of such Allowed Claim, including any recovery received on account of an Allowed Claim in Class B5.

Unimpaired; deemed to accept.

A7	EFH Swap Claims	Holders of any Allowed Claims against EFH Corp. derived from or based upon the EFH Swaps.	100%	Each Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash. Unimpaired; deemed to accept.

A8	EFH Non-Qualified Benefit Claims	Holders of any Allowed Claims against the EFH Debtors derived from or based upon either: (a) a non-contributory, non-qualified pension plan that provides retirement benefits to participants whose tax-qualified pension benefits are limited due to restrictions under the Internal Revenue Code and/or deferrals to other benefit programs; and/or (b) a contributory, non-qualified defined contribution plan that permits participants to voluntarily defer a portion of their base salary and/or annual incentive plan bonuses.	100%	Each Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash or other treatment rendering such Claim Unimpaired. Unimpaired; deemed to accept.

A9	General Unsecured Claims Against EFH Corp.	Holders of any Allowed Unsecured Claims against EFH Corp. that are not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFH Series N Note Claims but excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Legacy Note Claims; (c) EFH Unexchanged Note Claims; (d) EFH LBO Note Primary Claims; (e) EFH Swap Claims; (f) EFH Non-Qualified Benefit Claims; (g) the TCEH Settlement Claim; (h) Tex-La Guaranty Claims; (i) Administrative Claims against EFH. Corp.; (j) Priority Tax Claims against EFH Corp.; (k) Intercompany Claims against EFH Corp.; (l) Other Priority Claims against EFH Corp.; and (m) DIP Claims.	100%	Each Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash or other treatment rendering such Claim Unimpaired. Unimpaired; deemed to accept.

A10	General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.	Holders of any Allowed Unsecured Claims against one or more of the EFH Debtors (other than EFH Corp.) that are not otherwise paid in full pursuant to an order of the Bankruptcy Court, excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Non-Qualified Benefit Claims; (c) Administrative Claims against the EFH Debtors other than EFH Corp.; (d) Priority Tax Claims against the EFH Debtors other than EFH Corp.; (e) Intercompany Claims against the EFH Debtors other than EFH Corp.; (f) Other Priority Claims against the EFH Debtors other than EFH Corp.; and (g) DIP Claims.	100%	Each Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash or other treatment rendering such Claim Unimpaired. Unimpaired; deemed to accept.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

A11	Tex-La Guaranty Claims	Holders of any Claims against EFH Corp. derived from or based upon the Tex-La Obligations	100%

Each Holder shall receive treatment, up to the Allowed amount of its Claim, on account of such Claims under Class C1 as Allowed Other Secured Claims against the TCEH Debtors.

Unimpaired; deemed to accept.

A12	EFH Debtor Intercompany Claims	Holders of any Claims by an EFH Debtor against another EFH Debtor.	0%/100%

EFH Debtor Intercompany Claims shall be, at the option of the EFH Debtors, with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) Reinstated; or (b) canceled and released without any distribution on account of such Claims.

Unimpaired/Impaired; deemed to accept/reject.

A13	Non-EFH Debtor Intercompany Claims	Holders of any Claim, other than the TCEH Settlement Claim, by any direct or indirect subsidiary of EFH Corp. (other than EFH Debtor) against an EFH Debtor, including any Claims derived from or based upon EFH Legacy Notes held by EFIH.	0%	Non-EFH Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims. Impaired; deemed to reject.

A14	Interests in EFH Debtors Other Than EFH Corp.	Holders of Interests in the EFH Debtors other than EFH Corp.	0%/100%	Interests in the EFH Debtors other than EFH Corp. shall be Reinstated or canceled and released without distribution on account of such Interest. Unimpaired/Impaired; deemed to accept/reject.

A15	Interests in EFH Corp.	Holders of Interests in EFH Corp.	0%	Interests in EFH Corp. shall be canceled and released without any distribution on account of such Interests. Impaired; deemed to reject.

Classified Claims and Interests of the EFIH Debtors (EFIH and EFIH Finance)

B1	Other Secured Claims Against the EFIH Debtors	Holders of Allowed Other Secured Claims Against the EFIH Debtors.	100%

Each Holder shall receive, at the option of the applicable EFIH Debtor(s), with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

B2	Other Priority Claims against the EFIH Debtors	Holders of any Allowed Other Priority Claims Against the EFIH Debtors, including all Claims, other than Administrative Claims, DIP Claims, and Priority Tax Claims, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.	100%

Each Holder shall receive, at the option of the applicable EFIH Debtor(s), with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; or (b) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

B3	EFIH First Lien Note Claims	Holders of any Allowed Secured Claims derived from or based upon the EFIH First Lien Notes that were not paid in full in advance of the Effective Date pursuant to a Bankruptcy Court order.	100%	Each Holder shall receive up to the Allowed amount of its Claim, payment in full in Cash. Unimpaired; deemed to accept.

B4	EFIH Second Lien Note Claims	Holders of any Allowed Secured Claims derived from or based upon the EFIH Second Lien Notes.	100%	Each Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash. Unimpaired; deemed to accept.

B5	EFH LBO Note Guaranty Claims	Holders of any Allowed Claims against EFIH derived from or based upon the EFH LBO Notes.	100%

Each Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash; provided, that in no event shall a Holder of an Allowed Claim in Class B5 receive more than a single satisfaction of such Allowed Claim, including any recovery on account of an Allowed Claim in Class A6.

Unimpaired; deemed to accept.

B6	General Unsecured Claims Against the EFIH Debtors	Holders of any Allowed Unsecured Claims against one or more of the EFIH Debtors that are not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFIH Unsecured Note Claims, and any Unsecured Claims derived from or based upon the EFIH First Lien Notes or EFIH Second Lien Notes, but excluding: (a) EFH LBO Note Guaranty Claims; (b) Administrative Claims against the EFIH Debtors; (c) Priority Tax Claims against the EFIH Debtors; (d) Intercompany Claims against the EFIH Debtors; (e) Other Priority Claims against the EFIH Debtors; and (f) DIP Claims.	100%	Each Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash. Unimpaired; deemed to accept.

B7	EFIH Debtor Intercompany Claims	Holders of any Claims by an EFIH Debtor against another EFIH Debtor.	0%/100%

EFIH Debtor Intercompany Claims shall be, at the option of the EFIH Debtors with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) Reinstated; or (b) canceled and released without any distribution on account of such Claims.

Unimpaired/Impaired; deemed to accept/reject.

B8	Non-EFIH Debtor Intercompany Claims	Holders of any Claim by EFH Corp. or any direct or indirect subsidiary of EFH Corp. (other than an EFIH Debtor) against an EFIH Debtor	0%	Non EFIH-Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims. Impaired; deemed to reject.

B9	Interests in EFIH	Holders of Interests in EFIH.	TBD%

Each Holder shall receive its Pro Rata share of 100% of the Reorganized EFIH Membership Interests, subject to dilution by the Reorganized EFIH Membership Interests, issued to OV2 in connection with the Equity Investment.

Impaired; entitled to vote.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

B10	Interests in EFIH Finance.	Holders of Interests in EFIH Finance.	0%	Interests in EFIH Finance shall be canceled and released without distribution. Impaired; deemed to reject.

Classified Claims and Interests of the TCEH Debtors (EFCH, TCEH, and each of TCEH’s direct and indirect Debtor subsidiaries)

C1	Other Secured Claims against the TCEH Debtors	Holders of Allowed Other Secured Claims Against the TCEH Debtors.	100%

Each Holder shall receive, at the option of the applicable TCEH Debtor(s) with the consent of the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

C2	Other Priority Claims against the TCEH Debtors	Holders of any Allowed Other Priority Claims Against the TCEH Debtors, including all Claims, other than Administrative Claims, DIP Claims and Priority Tax Claims, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.	100%

Each Holder shall receive, at the option of the applicable TCEH Debtor(s) with the consent of the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash or (b) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

C3	TCEH First Lien Secured Claims	Holders of any Allowed TCEH First Lien Secured Claims.	59.4%	Subject to Article III.B.28(d) of the Plan, each Holder shall receive its Pro Rata share (which, for the avoidance of doubt, shall be based on the Allowed amounts of such Claims as of the Petition Date as set forth in the Plan) of: (a) 100% of the Reorganized TCEH Common Stock (following the Basis Step-Up), subject to dilution after the Distribution only on account of the Reorganized Debtor Management Incentive Plan; (b) 100% of (i) the TCEH Debtors’ Cash on hand and (ii) the net Cash proceeds from the issuance of the New Reorganized TCEH Debt (or, at the TCEH Supporting First Lien Creditors’ election, with the consent of the Debtors and the Plan Sponsors (such consent not to be unreasonably withheld, delayed, or conditioned), all or a portion of such New Reorganized TCEH Debt, provided, that with respect to the EFH Debtors, the EFIH Debtors, and the Plan Sponsors, such consent may be withheld only to the extent that the receipt of all or a portion of such New Reorganized TCEH Debt interferes with the preservation of the Intended Tax Treatment or satisfaction of the conditions to the Effective Date set forth in Article IX.B.2-7); provided, further, that with respect to the EFH Debtors, the EFIH Debtors, and the Plan Sponsors, such consent may not be withheld if the conditions ot the Effective Date set forth in Article IX.B.2-7 are satisfied or waived) and the Preferred Stock Sale, in each case, after funding any Cash distributions required to be made by the TCEH Debtors under the Plan, including payment in full of each Allowed TCEH DIP Claim, and

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

providing for adequate post–Effective Date liquidity for TCEH as determined by the TCEH Debtors with the reasonable consent of the TCEH Supporting First Lien Creditors; (c) Rights to purchase $700 million in the aggregate of New EFH Common Stock pursuant to the Rights Offering and any New EFH Common Stock such Holder purchases pursuant to an exercise of the Rights; (d) the Assigned C5 Rights, and (e) the TRA Rights (if any).

In addition, on the Effective Date the TCEH First Lien Agent will be deemed to have delivered, pursuant to Section 5.01 of the TCEH Second Lien Intercreditor Agreement, any notice necessary to cause the automatic release and discharge of any and all Liens on the assets of the TCEH Debtors that secure the repayment of amounts due in respect of the TCEH Second Lien Notes.

Impaired; entitled to vote.

C4	TCEH Unsecured Debt Claims	Holders of any Allowed Claims that are: (a) the TCEH First Lien Deficiency Claims; (b) the TCEH Second Lien Note Claims; and (c) the TCEH Unsecured Note Claims; and (d) the PCRB Claims.	Allowed Class C4 Claims other than PCRB Claims: 6.8% – 44.9% Allowed PRCB Claims: 2.9% – 20.7%[13]	Subject to Article IV. B. 15 of the Plan, each Holder shall receive its Pro Rata (calculated based on the aggregate amount of Allowed Class C4 Claims and Allowed Class C5 Claims) share of (a) the Rights to purchase $5,087,250.000 (which amount shall be subject to reduction in the event the Minority Buy-Out does not occur or occurs only in part) in the aggregate of New EFH Common Stock pursuant to the Rights Offering and on, and subject to, the occurrence of the Effective Date, any New EFH Common Stock such Holder purchases pursuant to the exercise of the Rights; and (b) the Reorganized EFH Common Stock, which shall be converted to

[13]	These estimated recovery ranges take into account the waiver of the TCEH First Lien Deficiency Claims set forth in the Plan, the payment of postpetition interest at the Federal Judgment Rate with respect to the Postpetition Interest Claims, and the exercise by Holders of Allowed TCEH First Lien Secured Claims of the Rights to purchase $700 million in the aggregate of New EFH Common Stock pursuant to the Rights Offering, for the illustrative values of the Rights and Reorganized EFH Common Stock at various illustrative enterprise values described in the Letter from the TCEH Committee attached hereto as Exhibit M, portions of which have been reproduced below:

Range of Illustrative Estimated Recoveries
Illustrative Reorganized EFH Enterprise Value:	$19.0bn	$20.0bn	$21.0bn	22.0bn	23.0bn	24.0bn
$9.5bn Allowed TCEH First Lien Deficiency Claims
Allowed Class C4 Claims other than PCRB Claims	6.8%	14.4%	22.1%	29.7%	37.3%	44.9%
Allowed PCRB Claims	2.9%	6.1%	9.3%	12.5%	15.8%	19.0%
$8.1bn Allowed TCEH First Lien Deficiency Claims
Allowed Class C4 Claims other than PCRB Claims	6.8%	14.4%	22.0%	29.5%	37.1%	44.7%
Allowed PCRB Claims	3.1%	6.6%	10.1%	13.6%	17.1%	20.7%

These illustrative estimated recoveries contain numerous assumptions that, if altered, could significantly alter the results and do not reflect any discount for the time value of money or take into consideration creditor

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

approximately 2% of New EFH Common Stock (after accounting for dilution by the Merger and Rights Offering).[14] Impaired; entitled to vote.

C5	General Unsecured	Holders of any Unsecured Claims against one or more of the TCEH Debtors other than	6.8% – 44.9%[15]	Subject to Article IV.B.15 of the Plan, each Holder shall receive its Pro Rata (calculated based on the expectations on their new money investments in connection with the exercise of the Rights. For example, if postpetition interest is paid with respect to the Postpetition Interest Claims at the non-default contract rate rather than the Federal Judgment Rate, recoveries to Holders of Allowed Class C4 Claims other than PCRB Claims could be reduced by as much as 4.6% and Holders of Allowed PCRB Claims by as much as 2.1%. Likewise, if the TCEH First Lien Deficiency Claims were waived for the benefit of both the Holders of TCEH Deficiency Recipient Claims and the Holders of PCRB Claims, recoveries to Holders of Allowed Class C4 Claims other than PCRB Claims could be reduced by between .4% and 2.9%, and recoveries to Holders of Allowed PCRB Claims could be increased by between 3.3% and 23.0% on the chart above (i.e., recoveries for all Class C4 and Class C5 creditors could be between 6.4% and 42% based on the illustrative enterprise values above). The Debtors take no position with respect to these estimated illustrative recoveries or the range of illustrative enterprise values of Reorganized EFH, and you should consult your own legal and/or financial advisor(s) for advice regarding this information. These estimated illustrative recoveries and the range of illustrative enterprise values of Reorganized EFH shall not be or be deemed to be an admission or representation as to the value of the Rights or the New EFH Common Stock or the enterprise value of Reorganized EFH.

[14]	The TCEH First Lien Deficiency Claims are being waived for the benefit of the TCEH Deficiency Recipients, which is composed of Holders of TCEH Unsecured Note Claims, TCEH Second Lien Note Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH and does not include Holders of Allowed PCRB Claims. Subject to final agreement on the amount of the Allowed TCEH First Lien Deficiency Claim, it is anticipated that Holders of Allowed PCRB Claims will receive approximately 45.2% of the distribution that they would have otherwise received if the TCEH First Lien Deficiency Claim were waived for the benefit of all Holders of Class C4 Claims, including the Allowed PCRB Claims.
[15]	This estimated recovery range takes into account the waiver of the TCEH First Lien Deficiency Claims set forth in the Plan, the payment of postpetition interest at the Federal Judgment Rate with respect to the Postpetition Interest Claims, and the exercise by Holders of Allowed TCEH First Lien Secured Claims of the Rights to purchase $700 million in the aggregate of New EFH Common Stock pursuant to the Rights Offering, for the illustrative values of the Rights and Reorganized EFH Common Stock at various illustrative enterprise values described in the Letter from the TCEH Committee attached hereto as Exhibit M, portions of which have been reproduced below:

Range of Illustrative Estimated Recoveries
Illustrative Reorganized EFH Enterprise Value:	$19.0bn	$20.0bn	$21.0bn	22.0bn	23.0bn	24.0bn
$9.5bn Allowed TCEH First Lien Deficiency Claims
Allowed Class C5 Claims	6.8%	14.4%	22.1%	29.7%	37.3%	44.9%
$8.1bn Allowed TCEH First Lien Deficiency Claims
Allowed Class C5 Claims	6.8%	14.4%	22.0%	29.5%	37.1%	44.7%

These illustrative estimated recoveries contain numerous assumptions that, if altered, could significantly alter the results and do not reflect any discount for the time value of money or take into consideration creditor expectations on their new money investments in connection with the exercise of the Rights. For example, if

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

	Claims Against the TCEH Debtors Other Than EFCH	EFCH that are not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the Legacy General Unsecured Claims Against the TCEH Debtors, but excluding: (a) the TCEH Unsecured Debt Claims; (b) Administrative Claims against the TCEH Debtors Other Than EFCH; (c) Priority Tax Claims against the TCEH Debtors Other Than EFCH; (d) Intercompany Claims against the TCEH Debtors Other Than EFCH; (e) Other Priority Claims against the TCEH Debtors Other Than EFCH; and (f) DIP Claims.		aggregate amount of Allowed Class C4 Claims and Allowed Class C5 Claims) share of (a) Rights to purchase $5,087,250,000 (which amount shall be subject to reduction in the event the Minority Buy-Out does not occur or occurs only in part) in the aggregate of New EFH Common Stock pursuant to the Rights Offering and on, and subject to, the occurrence of the Effective Date, any New EFH Common Stock such Holder purchases pursuant to the exercise of the Rights; and (b) the Reorganized EFH Common Stock, which shall be converted to approximately 2% of New EFH Common Stock (after accounting for dilution by the Merger and Rights Offering); provided, however, that in lieu of Rights and Reorganized EFH Common Stock set forth above, each Holder of an Allowed Class C5 Claim may elect (on such Holder’s Class C5 ballot) to receive Cash in an amount equal to its Pro Rata share (calculated based on the aggregate amount of Allowed Class C5 Claims) of the Cash-Out Election Pool; provided, further, however, that any Holder of a Class C5 Claim that does not have an Allowed, liquidated, non-contingent Class C5 Claim in excess of $1,000 as of the Rights Offering Record Date will be deemed to have made the Cash-Out Election consistent with Article III.B.30. of the Plan; provided, further, however, that if a Holder of an Allowed Class C5 Claim makes the Cash-Out Election (or is deemed to have made the Cash-Out Election), such Holder shall receive only a single recovery on account its Allowed Class C5 Claim, regardless of whether such Holder’s Allowed Class C5 Claim is against more than one TCEH Debtor other than EFCH; provided, further, however, that (x) the Assigned C5 Rights shall be assigned to Holders of Allowed Class C3 TCEH First Lien Secured Claims, and (y) the Assigned C5 Equity shall be further assigned to Reorganized TCEH; provided, further, however, that to the extent the Cash-Out Election interferes with the preservation of the Intended Tax Treatment, the TCEH Debtors, EFH Corp., the Plan Sponsors, the TCEH Supporting First Lien Creditors, and the TCEH Committee shall reasonably agree to an appropriate modification of the Plan to preserve the Intended Tax Treatment.

postpetition interest is paid with respect to the Postpetition Interest Claims at the non-default contract rate rather than the Federal Judgment Rate, recoveries to Holders of Allowed Class C5 Claims not opting for the Cash-Out Election could be reduced by as much as 4.6%. Likewise, if the TCEH First Lien Deficiency Claims were waived for the benefit of both the Holders of TCEH Deficiency Recipient Claims and the Holders of PCRB Claims, recoveries to Holders of Allowed Class C4 Claims other than PCRB Claims could be reduced by between .4% and 2.9%, and recoveries to Holders of Allowed PCRB Claims could be increased by between 3.3% and 23.0% on the chart above (i.e., recoveries for all Class C4 and Class C5 creditors could be between 6.4% and 42% based on the illustrative enterprise values above). The Debtors take no position with respect to these estimated illustrative recoveries or the range of illustrative enterprise values of Reorganized EFH, and you should consult your own legal and/or financial advisor(s) for advice regarding this information. These estimated illustrative recoveries and the range of illustrative enterprise values of Reorganized EFH shall not be or be deemed to be an admission or representation as to the value of the Rights or the New EFH Common Stock or the enterprise value of Reorganized EFH.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

				Impaired; entitled to vote; provided, however, that a Holder of an Allowed Class C5 Claim shall not be permitted to exercise the Cash-Out Election unless such Holder votes to accept the Plan and does not opt out of the releases provided in the Plan

C6	General Unsecured Claims Against EFCH	Holders of any Allowed Unsecured Claims against EFCH that are not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFCH 2037 Note Claims, but excluding: (a) Administrative Claims against EFCH; (b) Priority Tax Claims against EFCH; (c) Intercompany Claims against EFCH; (d) Other Priority Claims against EFCH; and (e) DIP Claims.	0%	General Unsecured Claims Against EFCH shall be canceled and released without any distribution on account of such Claims. Impaired; deemed to reject.

C7	TCEH Debtor Intercompany Claims	Holders of any Claims by (a) a TCEH Debtor against another TCEH Debtor and (b) any Claim derived from or based upon the Repurchased PCRBs.	0%/100%

TCEH Debtor Intercompany Claims shall be, at the option of the applicable TCEH Debtor(s), with the consent of the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld), either: (a) Reinstated; or (b) canceled and released without any distribution on account of such Claims; provided, however, that TCEH Debtor Intercompany Claims against each of EFCH, TCEH, or TCEH Finance and any TCEH Debtor Intercompany Claim derived from or based upon the Repurchased PCRBs shall be canceled and released without any distribution on account of such Claims.

Unimpaired/Impaired; deemed to accept or reject.

C8	Non-TCEH Debtor Intercompany Claims	Holders of any Claim by EFH Corp. or any direct or indirect subsidiary of EFH Corp. (other than a TCEH Debtor) against an TCEH Debtor, including any Claim derived from or based upon the TCEH Credit Agreement, the TCEH First Lien Notes, or TCEH Unsecured Notes held by EFH Corp. and EFIH.	0%	Non-TCEH Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims. Impaired; deemed to reject.

C9	Interests in TCEH Debtors other than TCEH and EFCH	Holders of Interests in each TCEH Debtor other than Interests in TCEH and EFCH.	0%/100%

Interests in TCEH Debtors other than TCEH and EFCH shall be, with the consent of the TCEH Supporting First Lien Creditors, either Reinstated or canceled and released without any distribution on account of such Interests.

Unimpaired/Impaired; deemed to accept/reject.

C10	Interests in TCEH and EFCH	Holders of Interests in TCEH and EFCH.	0%	Interests in TCEH and EFCH shall be canceled and released without any distribution on account of such Interests. Impaired; deemed to reject.

G.	Voting on the Plan.

Certain procedures will be used to collect and tabulate votes on the Plan (the “Solicitation Procedures”). The Solicitation Procedures are summarized in Section VII of this Disclosure Statement, entitled “Voting Instructions,” which begins on page 176, and are described in more detail in the Order (a) Approving the Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline, and Other Dates; (C) Approving Procedures for Soliciting, Receiving, and Tabulating Votes on the Plan and for Filing Objections to the Plan, and (D) Approving the Manner and Forms of Notice and Other Related Documents [D.I.     ] (the “Disclosure Statement Order”) (attached hereto as Exhibit I), particularly with respect to certain voting procedures applicable to beneficial Holders of Claims under the TCEH First Lien Notes, TCEH Second Lien Notes, TCEH Unsecured Notes, and the PCRBs (the “Beneficial Holders”) and their agents (the “Nominees”).

Only Holders of Claims in Classes B8, C3, C4 and C5, respectively (the “Voting Classes”), are entitled to vote on the Plan. Holders of all other Classes of Claims and Interests are deemed to: (a) accept the Plan because their Claims or Interests are being paid in full or are otherwise Unimpaired; or (b) reject the Plan because their Claims or Interests will receive no recovery under the Plan.

The Voting Deadline is 4:00 p.m. (prevailing Eastern Time) on October 23, 2015. To be counted as votes to accept or reject the Plan, all ballots (each, a “Ballot”) and master ballots (each, a “Master Ballot”) must be properly pre-validated (if applicable), executed, completed, and delivered (by using the return envelope provided either by first class mail, overnight courier, or personal delivery) such that they are actually received on or before the Voting Deadline by Epiq Bankruptcy Solutions, LLC (the “Solicitation Agent”) as follows:

DELIVERY OF BALLOTS

BALLOTS AND MASTER BALLOTS, AS APPLICABLE, MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 4:00 P.M. (PREVAILING EASTERN TIME) ON OCTOBER 23, 2015, AT THE FOLLOWING ADDRESSES:

FOR ALL BALLOTS OTHER THAN MASTER BALLOTS

VIA FIRST CLASS MAIL:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

P.O. BOX 4422

BEAVERTON, OREGON 97076-4422

VIA OVERNIGHT COURIER OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

10300 SW ALLEN BOULEVARD

BEAVERTON, OREGON 97005

FOR MASTER BALLOTS

VIA FIRST CLASS MAIL, OVERNIGHT COURIER, OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

777 THIRD AVENUE, 12TH FLOOR

NEW YORK, NEW YORK 10017

IF YOU RECEIVED AN ENVELOPE ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ENOUGH TIME WHEN YOU RETURN YOUR BALLOT FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT BEFORE THE VOTING DEADLINE.

BALLOTS RECEIVED VIA EMAIL OR FACSIMILE WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS ON THE PROCEDURE FOR VOTING ON THE PLAN, PLEASE CALL THE DEBTORS’ RESTRUCTURING HOTLINE AT:

(877) 276-7311

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE SOLICITATION PROCEDURES WILL NOT BE COUNTED EXCEPT IN THE DEBTORS’ SOLE DISCRETION.

H.	Confirmation Process.

The following is a brief summary of the Confirmation process. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and to consult their own advisors.

1.	Establishing the Disclosure Statement and Confirmation Proceedings Schedule.

On May 18, 2015, the Bankruptcy Court entered the Order (A) Scheduling Certain Hearing Dates and Deadlines, (B) Establishing Certain Protocols in Connection with Approval of Debtors’ Disclosure Statement, and (C) Establishing the Terms of the Governing Mediation [D.I. 4497] (the “May 18 Order”). The May 18 Order (a) scheduled certain dates and deadlines in connection with the approval of this Disclosure Statement (the “Disclosure Statement Proceedings”) and (b) established certain protocols in connection with the Disclosure Statement Proceedings.

The May 18 Order also appointed Peter L. Borowitz, Esq. to serve as mediator (the “Mediator”) on issues regarding the terms of the Plan related to, or arising in connection with, the restructuring of the TCEH Debtors’ estates and the treatment of claims held by the parties to the mediation against the TCEH Debtors’ estates under the Plan (such parties, the “Mediation Parties” and such mediation, the “Mediation”). The May 18 Order provided for the Mediation to terminate on July 20, 2015, unless terminated or extended by the Mediator or the Court, upon a motion by a Mediation Party. Following the appointment of the Mediator, the Debtors, at the Mediator’s request, provided diligence materials to the Mediator in connection with the Mediation and Mediator held various meetings with the Mediation Parties.

In accordance with paragraph 2 of the Disclosure Statement Scheduling Order, the Debtors discussed a proposed schedule regarding dates and deadlines in connection with confirmation of the Plan (the “Confirmation Proceedings” and, together with the Disclosure Statement Proceedings, the “Proceedings”) with their various creditor constituencies, including those constituencies that filed objections and responses in connection with the motion for the Disclosure Statement Scheduling Order.

Based on these discussions, the Debtors developed a further revised schedule governing the Proceedings that (a) scheduled the Disclosure Statement Proceedings for August 18, 2015 (and revised certain interim dates governing discovery protocols related to the Disclosure Statement) and (b) scheduled the Confirmation Proceedings to commence on (x) January 20, 2016 or (y) if the Plan proposed to pay all Allowed Claims of EFIH and EFH creditors in full, and is agreed to by the TCEH First Lien Ad Hoc Group, the TCEH Second Lien Indenture Trustee, the TCEH Committee, the indenture trustee for the TCEH unsecured notes, and the TCEH Unsecured Ad Hoc Group, October 5, 2015.

The Debtors presented the revised schedule governing the Proceedings at the June 25, 2015 scheduling conference. On July 2, 2015, the Bankruptcy Court entered the Order (A) Scheduling Certain Hearing Dates and Deadlines, (B) Establishing Certain Protocols in Connection with the Confirmation of the Debtors’ Plan of Reorganization, and (C) Revising Certain Dates in the Disclosure Statement Scheduling Order [D.I. 4916] (the “July 2 Order”).

With respect to the Disclosure Statement Proceedings, following certain statements made on the record at the hearing in front of the Bankruptcy Court on August 13, 2015, the Bankruptcy Court entered the Order Revising Certain Dates in the Confirmation Scheduling Order Related to Approval of the Disclosure Statement [D.I. 5329] on August 14, 2015 (the “Disclosure Statement Scheduling Order”), scheduling the Disclosure Statement Proceedings to commence on September 17, 2015 (subject to the Bankruptcy Court’s right to continue such Proceedings if it deemed appropriate to do so) and otherwise restating the provisions of the July 2 Order. As reflected on the agenda filed with the Bankruptcy Court on September 15, 2015, the Disclosure Statement Proceedings will commence on September 21, 2015 at 9:30 a.m. (prevailing Eastern Time).

Following a hearing on August 25, 2015, the Bankruptcy Court entered the Order (Amended) (A) Revising Certain Hearing Dates and Deadlines, and (B) Establishing Certain Protocols in Connection with the Confirmation of the Debtors’ Plan of Reorganization [D.I. 5771], modifying certain dates set forth in the July 2, 2015 order and scheduling the Confirmation Proceedings to commence on November 3, 2015 (the “Confirmation Scheduling Order”) attached to this Disclosure Statement as Exhibit J.16

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan should be confirmed in light of both the affirmative requirements of the Bankruptcy Code and any objections that are timely filed. For a more detailed discussion of the Confirmation Hearing, see Section VI of this Disclosure Statement, entitled “Confirmation of the Plan,” which begins on page 166.

Following Confirmation, subject to the conditions precedent in Article IX of the Plan, the Plan will be consummated on the Effective Date. Among other things, on the Effective Date, certain release, injunction, exculpation, and discharge provisions set forth in Article VIII of the Plan will become effective. As such, it is important to read the provisions contained in Article VIII of the Plan very carefully so that you understand how Confirmation and Consummation—which effectuates such provisions—will affect you and any Claim or Interest you may hold against the Debtors so that you cast your vote accordingly. The releases are described in Section V.G of this Disclosure Statement, entitled “Effect of Confirmation,” which begins on page 144.

2.	Negotiations Related to Confirmation Proceedings.

In connection with the Confirmation Scheduling Order, the Debtors entered into a stipulation with the TCEH Unsecured Ad Hoc Group, Law Debenture Trust Company of New York, as indenture trustee for the TCEH Unsecured Notes, the TCEH Second Lien Indenture Trustee, and the TCEH Committee (the “TCEH Scheduling Stipulation”).

The TCEH Scheduling Stipulation, approved on July 2, 2015 [D.I. 4918] includes the following provisions: (a) the parties to the TCEH Scheduling Stipulation will consent to the relief provided in the Confirmation Scheduling Order; (b) the Confirmation Proceedings shall commence on October 5, 2015 and terminate on October 8, 2015 if the Plan pays allowed claims of creditors of EFH Corp. and the EFIH Debtors in full in cash and otherwise has the support of the parties to the TCEH Scheduling Stipulation; (c) assuming the Debtors’ Exclusive Periods are not terminated by December 29, 2015 by Order of the Court, the parties to the TCEH Scheduling Stipulation agree not to file a chapter 11 plan of reorganization or disclosure statement with respect to any Debtor (or cause such a filing) until the Court issues a final ruling on the Plan; and (d) the Debtors will provide three days’ notice of the filing of the next version of the Plan and the Disclosure Statement and the parties to the TCEH Scheduling Stipulation will waive the 10-day notice requirement set forth in the Case Matters Protocol with respect to filings of additional versions of the Plan and the Disclosure Statement, with the understanding that the Debtors will provide reasonable prior notice of such filings. For the avoidance of doubt, the versions of the Plan and Disclosure Statement filed on July 23, 2015 were subject to the three-day notice period described in sub-clause (d) above. In connection with the Plan Support Agreement, the parties to the Plan Support Agreement have agreed to enter into an amendment to the TCEH Scheduling Stipulation, which shall provide that the parties to the amended TCEH Scheduling Stipulation agree to seek and support a revised confirmation schedule pursuant to an amended scheduling order, (a) that will be effective with respect to any plan of reorganization, including any Alternative Plan filed after the earlier of the Plan Support Termination Date or any Agreement Termination Date (as defined in the Plan Support Agreement) as to the Debtors or the Consenting TCEH First Lien Creditors (as defined in the Plan Support Agreement); and (b) that provides for a confirmation hearing of reasonable length that concludes on or before 90 days after the filing of such plan of reorganization.

I.	The Plan Supplement.

The Debtors will file certain documents that provide more details about implementation of the Plan in the Plan Supplement, which will be filed with the Bankruptcy Court no later than fourteen days before the Confirmation Hearing (or such later date as may be approved by the Bankruptcy Court). The Debtors will serve a notice that will inform all parties that the Plan Supplement was filed, list the information included therein, and explain how copies of

[16]

Pursuant to the Notice Extending Mediation [D.I. 5034], the Mediator has determined, and the Mediation Parties have agreed, to extend Mediation to October 31, 2015, unless otherwise extended or terminated pursuant to the Disclosure Statement Scheduling Order.

the Plan Supplement may be obtained. Holders of Claims and Interests that are eligible to vote to accept or reject the Plan shall not be entitled to change their vote based on the contents of the Plan Supplement. The Plan Supplement will include:

•	the New Organizational Documents;

•	the Rejected Executory Contract and Unexpired Lease List;

•	the Assumed Executory Contract and Unexpired Lease List (which shall include the Employment Agreements and provide that such Employment Agreements are assigned to Reorganized TCEH on the Effective Date);

•	a list of retained Causes of Action;

•	the Reorganized Debtor Management Incentive Plan;

•	the New Employee Agreements/Arrangements;

•	the Reorganized TCEH Registration Rights Agreement;

•	the identity of the members of the New Boards and management for the Reorganized Debtors;

•	the New Reorganized TCEH Debt Documents;

•	the New Reorganized EFIH Debt Documents;

•	the Merger and Purchase Agreement;

•	the Backstop Agreement;

•	the Tax Matters Agreement;

•	the Transition Services Agreement;

•	the Reorganized TCEH Shareholders’ Agreement;

•	the New EFH Shareholders’ Agreement;

•	the Equity Commitment Letter;

•	the Separation Agreement; and

•	the material terms and conditions of the Tax Receivable Agreement (if any).

THE FOREGOING EXECUTIVE SUMMARY IS ONLY A GENERAL OVERVIEW OF THIS DISCLOSURE STATEMENT AND THE MATERIAL TERMS OF, AND TRANSACTIONS PROPOSED BY, THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED DISCUSSIONS APPEARING ELSEWHERE IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED TO THIS DISCLOSURE STATEMENT, INCLUDING THE PLAN.

THE BOARD OF MANAGERS OR DIRECTORS (AS APPLICABLE) OR THE SOLE MEMBER OF EACH OF THE DEBTORS HAS UNANIMOUSLY APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT AND RECOMMEND THAT ALL HOLDERS OF CLAIMS OR INTERESTS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN.

II. EFH’s Business Operations and Capital Structure

A.	Overview of EFH’s Corporate Structure.

EFH Corp. is the parent company of each of the entities that compose EFH, including: (1) EFCH and its direct and indirect debtor and non-debtor subsidiaries (the “TCEH Entities”); (2) EFIH; (3) non-Debtor Oncor Holdings, which is 100% owned by EFIH, Oncor Electric, which is approximately 80% owned by Oncor Holdings, and certain subsidiaries and affiliates of Oncor Holdings and Oncor Electric;17 and (4) certain of EFH Corp.’s other direct and indirect Debtor and non-Debtor subsidiaries that are discussed below.

The following chart is a simplified representation of EFH’s corporate structure:18

As of March 31, 2015, EFH Corp. reported total assets of approximately $26.5 billion in book value, approximately $19.4 billion of which is attributable to the TCEH Entities, and total liabilities of approximately $47.8 billion in book value, approximately $39.0 billion of which is attributable to the TCEH Entities.19 EFH Corp.’s assets and liabilities that are not attributable to the TCEH Entities are mostly attributable to EFIH’s indirect ownership of approximately 80% of Oncor Electric. EFH Corp.’s consolidated revenues for the year ending December 31, 2014 were approximately $6.0 billion, all of which were attributable to TCEH. EFH Corp.’s consolidated annual revenues for the year ending December 31, 2013 were approximately $5.9 billion.20

[17]	Texas Transmission Investment LLC (“Texas Transmission”) is an unaffiliated entity that owns approximately 19.75% of Oncor. It is owned by an investment group led by OMERS Administrative Corporation, acting through its infrastructure investment entity, Borealis Infrastructure Management Inc., and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm, GIC Special Investments Pte. Ltd. The remaining ownership interests in Oncor are indirectly held by members of Oncor’s management.
[18]	A chart of the Debtors’ corporate and capital structure as of the Petition Date is included on Exhibit D.
[19]	Figures for the TCEH Entities are derived from EFCH’s public filings with the SEC, and are almost entirely attributable to TCEH and its Debtor and non-Debtor subsidiaries.
[20]	Oncor’s revenues are not included in EFH Corp.’s consolidated revenues because EFH Corp. accounts for its ownership of Oncor under the equity method of accounting.

B.	EFH’s Business Operations.

1.	TCEH.

The TCEH Entities are composed of: (a) the TCEH Debtors, which include TCEH, TCEH’s direct parent company, EFCH, and most of TCEH’s direct and indirect subsidiaries, including the entities that compose Luminant’s electricity generation, mining, commodity risk management, hedging and trading activities, and wholesale operations, TXU Energy and the other entities that compose the Debtors’ retail operations, and TCEH Finance, Inc. (“TCEH Finance”); and (b) certain other entities that are not obligated on the TCEH Debtors’ prepetition funded indebtedness, and are not Debtors in the Chapter 11 Cases.21 The TCEH Entities’ business operations also depend on certain services that are provided by EFH Corporate Services Company (“EFH Corporate Services”), a subsidiary of EFH Corp., which acts as a shared services provider for EFH Corp. and its subsidiaries, including for TCEH and its businesses, Luminant and TXU Energy, which are the predominant users and beneficiaries of the services.

(a)	Luminant.

Luminant is the largest electricity generator and lignite coal miner in Texas. Luminant also operates a wholesale electricity sales, commodity risk management, hedging and trading activities organization. As of the December 31, 2014, Luminant employed approximately 4,100 individuals.

(i)	Generation Activities.

Luminant’s total electricity generation of 13,772 MW is composed of nuclear, lignite/coal, and natural gas-fueled units and accounts for approximately 15% of the electricity generation in ERCOT. Luminant’s generation capacity can be categorized as:

•	Year-round or full operations: approximately 11,142 MW (32 units) of lignite/coal, nuclear, and gas-fueled units; and

•	Seasonal operations: approximately 2,630 MW (4 units) of lignite/coal-fueled units that Luminant has previously sought, and for certain units received, permission to operate only during high-demand periods (e.g., during the peak demand of summer).

[21]	Specifically, these entities are: (a) non-Debtor Greenway Development Holding Company LLC, which is the managing partner of non-Debtor joint venture Collin G/G&B LLC; (b) non-Debtors Nuclear Energy Future Holdings LLC and Nuclear Energy Future Holdings II LLC, which directly or indirectly own non-Debtor Comanche Peak Nuclear Power Company LLC (on November 20, 2014, the Bankruptcy Court authorized the Debtors to enter into agreements providing for the withdrawal of the participation of Mitsubishi Heavy Industries, Ltd. and its affiliates from the Comanche Peak Nuclear Power Company LLC and to pay the costs associated with preserving certain assets held by the entity — for further discussion, see Section IV.P.3 of this Disclosure Statement, entitled “Comanche Peak Joint Venture Agreements Amendment Motion,” which begins on page 77); and (c) Debtor TXU Energy Receivables Company LLC, an entity associated with a terminated accounts receivable program.

In 2014, Luminant generated approximately 68,330 GWh gigawatt hours (“GWh”), compared to the ERCOT market’s total electricity consumption of approximately 340,000 GWh. As demonstrated by the chart below, Luminant was the 14th largest generator of electricity in the United States in 2014:

(A)	Nuclear Generation.

Luminant’s nuclear generation operations consist of two units at its Comanche Peak location, with total nameplate capacity of 2,300 MW. The units generally run at full capacity except during nuclear fuel assembly replacement outages scheduled approximately every 18 months. Comanche Peak units 1 and 2 began commercial operation in 1990 and 1993, respectively; each unit has a permit allowing for 40 years of operations, and Luminant anticipates that it will obtain a permit to extend operation of the units for an additional 20 years. The Comanche Peak units operated at approximately 92.5%, 101.7% and 98.5% of nameplate generation capacity in 2014, 2013, and 2012, respectively, and have consistently ranked in the top decile of nuclear plants in the U.S. for production reliability and cost performance. Additionally, Comanche Peak operations have consistently demonstrated high performance as evaluated across the industry by the Institute of Nuclear Power Operations. Nuclear-fueled generation accounted for 17% of Luminant’s nameplate capacity and 27% of Luminant’s electricity generation in 2014.

(B)	Lignite/Coal-Fueled Generation.

Luminant’s lignite/coal-fueled generation operations include twelve units at five plant sites, with total nameplate capacity of 8,017 MW. These include:

•	two units at Big Brown with total nameplate capacity of 1,150 MW;

•	three units at Monticello with total nameplate capacity of 1,880 MW;

•	three units at Martin Lake with total nameplate capacity of 2,250 MW;

•	two units at Oak Grove with total nameplate capacity of 1,600 MW; and

•	two units at Sandow with total nameplate capacity of 1,137 MW.

Luminant’s lignite/coal units are generally available for full operations throughout the year except when they are out of service for either a scheduled or unscheduled maintenance outage. As discussed in more detail below, however, in recent years, Luminant has reduced electricity generation from selected lignite/coal units during times when the demand for electricity and wholesale electricity prices in the ERCOT market are comparatively low. These reductions are achieved through short-term reductions of operations in response to low wholesale electricity prices or longer-term seasonal shutdowns in response to sustained periods of relatively low wholesale electricity prices and demand for electricity. Indeed, two units at Monticello and two units at Martin Lake are currently subject to seasonal operations.

Luminant’s lignite/coal-fueled units operated at 69.6%, 74.1%, and 70.0% of nameplate generation capacity for the years 2014, 2013, and 2012, respectively. In 2011 and 2010, the units performed at the top decile for U.S. coal-fueled generation facilities. Reduced generation in 2012 through 2014 was largely due to low wholesale electricity prices in the ERCOT market. Coal/lignite-fueled generation accounted for 58% of Luminant’s nameplate capacity and 72% of Luminant’s electricity generation in 2014.

(C)	Natural Gas-Fueled Generation.

Luminant’s natural gas-fueled generation operations consist of 22 units at seven plant sites with 3,455 MW of nameplate capacity, including:

•	two steam units at Graham with total nameplate capacity of 630 MW;

•	two steam units at Lake Hubbard with total nameplate capacity of 921 MW;

•	two steam units at Stryker Creek with total nameplate capacity of 675 MW;

•	one steam unit at Trinidad with total nameplate capacity of 240 MW;

•	four combustion turbines at DeCordova with total nameplate capacity of 260 MW;

•	six combustion turbines at Morgan Creek with total nameplate capacity of 390 MW; and

•	five combustion turbines at Permian Basin with total nameplate capacity of 325 MW.

Luminant’s natural gas-fueled units are primarily used when electricity demand is highest (i.e., they are considered “peaking” units because they are generally used during peak demand periods) or to support system reliability at times of low “reserve margins” (i.e., times when the system’s overall generation capacity needs to be increased to maintain a certain target “cushion” over expected demand for electricity). Natural gas-fueled generation accounted for approximately 25% of Luminant’s nameplate capacity and 1% of Luminant’s electricity generation in 2014.

Luminant also manages approximately 11.5 billion cubic feet of natural gas storage capacity, primarily to assist in fueling its natural gas-fueled units, and engages in various activities related to natural gas including direct purchases, transportation agreements, storage leases, and commercial retail sales.

Luminant filed for and received air permits from the Texas Commission on Environmental Quality (the “TCEQ”) to build two natural gas combustion turbine generation units totaling 420 MW to 460 MW at each of Luminant’s existing DeCordova, Tradinghouse and Lake Creek generation facilities. In 2014 and 2015, Luminant filed air permit applications with the TCEQ to build two natural gas combustion turbine generation units totaling 420 MW to 460 MW at each of its existing Valley and Permian Basin generation facilities. In 2014 and 2015, Luminant filed air permit applications with the TCEQ to build a combined cycle natural gas generation unit totaling 730 MW to 810 MW at each of its existing Eagle Mountain and DeCordova generation facilities. In 2015, Luminant filed air permit applications with the TCEQ to build two combined cycle natural gas generation units totaling 1,460 MW to 1,620 MW at its existing Tradinghouse generation facility. The proposed combined cycle natural gas generation units would be alternatives to the natural gas combustion turbine generation units at Luminant’s DeCordova and Tradinghouse generation facilities. Luminant believes current market conditions, primarily driven by low wholesale electricity prices, do not provide adequate economic returns to warrant completion of these projects at this time.

(ii)	Mining Operations.

Luminant currently owns twelve surface lignite coal mines in Texas, eight of which are in active operation. Luminant is the largest coal miner in Texas and the ninth-largest coal miner in the United States. Luminant’s mining activity supports generation at its lignite/coal units. In 2014, Luminant recovered approximately 30 million tons of lignite to fuel its generation plants, and approximately 56% of the fuel used at the Big Brown, Monticello and Martin Lake generation facilities and 73% of the fuel used at all of Luminant’s lignite/coal fueled generation facilities was supplied from surface-minable lignite reserves located adjacent to Luminant’s plants.

As of December 31, 2014, Luminant owned or had under lease an estimated 730 million tons of lignite reserves supporting plant sites, including an undivided interest in approximately 170 million tons of lignite reserves that provide fuel for the Sandow facility, and also owned or had under lease approximately 85 million tons of reserves not currently dedicated to existing plant sites. Luminant meets its fuel requirements at its Big Brown, Monticello, and Martin Lake plants by blending lignite with coal purchased from third-party suppliers in the Powder River Basin in Wyoming. The coal is transported from the Powder River Basin to Luminant’s plants by railcar pursuant to various contracts. As a result of projected mining development costs, current economic forecasts and regulatory uncertainty, in 2014, Luminant decided to transition the fuel plans at its Big Brown and Monticello generation facilities to be fully fueled with coal from the Powder River Basin. As a result, Luminant plans to discontinue lignite mining operations at these sites once mining and reclamation of current mine sites is complete. Lignite mining and the majority of reclamation activities at these facilities is expected to be completed by the end of 2020 unless economic forecasts and increased regulatory certainty justify additional mine development.

Luminant Mining Company LLC (“Luminant Mining”), a Debtor entity, holds all of Luminant’s mining permits and contracts with several of the TCEH Debtors to conduct Luminant’s mining operations. Luminant Mining is subject to regulatory oversight by the Railroad Commission of Texas (the “RCT”), which regulates, among other things, mining permits and land reclamation requirements related to mining sites. As part of the land reclamation requirements, Luminant Mining is required to satisfy certain bonding requirements. Before the Petition Date, Luminant Mining “self-bonded” these obligations with the support of a guarantee from another Debtor entity, Luminant Generation Company LLC (“Luminant Generation”). Due to Luminant Generation’s status as a chapter 11 Debtor after the Petition Date, Luminant Mining was required to substitute its bond coverage pursuant to RCT regulations.

On June 17, 2014, the RCT determined that Luminant Mining could satisfy these bonding obligations by providing a collateral bond in the form of a super-priority “carve-out” (the “RCT Carve Out”) from the super-priority liens under the TCEH DIP Facility. Under the terms of the RCT Carve Out, in the event reclamation obligations are not satisfied, the RCT will be paid on account of such obligations before the Holders of Claims under the TCEH DIP Facility lenders and the TCEH Debtors’ prepetition secured creditors recover on their claims. Luminant Mining currently satisfies its bonding obligations through the RCT Carve Out. The RCT’s acceptance of the RCT Carve Out became final on July 11, 2014, following expiration of the period to appeal the RCT’s determination.

(iii)	Wholesale Electricity Sales, Commodity Risk Management, and Hedging and Trading Activities.

Luminant’s generation units provide electricity through which Luminant’s wholesale business supplies TXU Energy and other third-party wholesale and retail counterparties with electricity and electricity-related services. Luminant enters into both short-term and long-term electricity contracts, enabling it to manage variations in electricity generation, price risk associated with generation output and changing consumer demand, as well as to meet the needs of large wholesale customers. Luminant also purchases electricity, including electricity generated from renewable energy resources such as wind and solar, from third-parties. Additionally, Luminant manages physical fuel purchase agreements and financial hedges with a variety of counterparties to manage key commodity costs and delivery risks that affect Luminant’s electricity generation and mining operations.

Wholesale electricity prices in the ERCOT market vary and are based on electricity supply and demand, fuel prices, variable costs for electricity generation assets, and other market factors. As discussed in greater detail below, wholesale electricity prices in the ERCOT market are closely tied to the price of natural gas. Additionally, weather can significantly influence short-term wholesale electricity prices, particularly where there are weather extremes in Texas and throughout the country of the kind that occurred in the winter of 2013 and 2014 or the summer of 2011. Those weather extremes can cause increases in natural gas prices or shortages in electricity generation capacity and increased demand for electricity. Luminant’s wholesale operations manage these risks, and others, through optimizing the dispatch of the electricity generation fleet, physical purchases and sales of electricity and fuel commodities, as well as the use of financial and bilateral contracts and other hedging activities.

Luminant’s commodity risk management and hedging and trading activities hedge the volume and price risk associated with Luminant’s generation fleet and TXU Energy’s retail needs. These activities require significant collateral support and account for a significant portion of funds the TCEH Debtors were authorized to borrow under the TCEH DIP Facility.22

(b)	TXU Energy.

TXU Energy serves approximately 1.7 million residential and commercial retail electricity consumers in Texas.23 Approximately 67% of TXU Energy’s retail revenues in 2014 represented sales to residential customers, with the remaining amount attributable to commercial and industrial business customers. TXU Energy has a very strong market position in the ERCOT market, serving approximately 25% of the residential customers and 19% of the business customers in the areas of ERCOT open to competition. Indeed, TXU Energy is the single largest certificated REP by customer count in Texas. In general, Luminant procures or supplies 100% of TXU Energy’s electricity requirements. As of the Petition Date, TXU Energy employed approximately 1,000 individuals in its marketing, customer operations, and support organizations.

Texas is one of the fastest growing states in the United States with a diverse economy. As a result, competition for retail electricity customers is robust. The number of certified REPs has grown from approximately 40 in 2002, the first year of retail electricity competition in Texas, to over 100 today. Based on data published by the PUCT, as of June 30, 2014, approximately 63% of residential customers and 70% of small commercial customers in competitive areas of the ERCOT market are served by REPs that are not associated with the “incumbent” REP that was the traditional provider in their service area before deregulation. Moreover, approximately 90% of residential customers and 91% of small commercial load customers have chosen an electricity provider at least once since the ERCOT retail market deregulation process began in Texas in 2002.24 As a result, TXU Energy, like other REPs formerly affiliated with the regulated, monopoly electricity utilities (such as EFH’s predecessor, TXU Corp.) that existed before deregulation of Texas’s electricity market in 2002, has experienced customer attrition since the Texas electricity market was opened to competition. Indeed, that significant level of competition is one of the reasons that TXU Energy believes it was essential to receive the authority to promptly assume its retail electricity contracts.

[22]	Luminant’s hedging and trading activities, and the required collateral support obligations, are discussed in more detail in the Motion of Energy Future Holdings Corp., et al. For Entry of Interim and Final Orders Authorizing the Debtors to (A) Continue Performing Under Prepetition Hedging and Trading Arrangements, (B) Pledge Collateral and Honor Obligations Thereunder, and (C) Enter Into and Perform Under Trading Continuation Agreements and New Postpetition Hedging and Trading Arrangements [D.I. 41] (the “Hedging and Trading Arrangements Motion”) (see Section IV.C.1(f) of this Disclosure Statement, entitled “Hedging and Trading Arrangements,” which begins on page 68). The Hedging and Trading Arrangements Motion was granted on an interim basis on May 2, 2014 [D.I. 315], and on a final basis with respect to non-proprietary trading on June 6, 2014 [D.I. 860]. The Bankruptcy Court entered an interim order with respect to proprietary trading on June 6, 2014 [D.I. 861], and a final order on June 30, 2014 [D.I. 1309]. On November 6, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., Clarifying Certain Relief Granted in the Non-Proprietary Trading Order and Seeking Entry of an Order Authorizing Certain Debtors to Enter Into Non-Proprietary Hedging and Trading Arrangements with a Tenor Beyond December 31, 2015 and Subject to Hedge and Tenor Limitations Consistent with Historical Practice [D.I. 2710]. This motion sought approval to enter into non-proprietary Hedging and Trading Arrangements with an arrangement length extending beyond December 31, 2015. On November 20, 2014, the Bankruptcy Court granted the relief requested [D.I. 2832].
[23]	Customer count measured by number of meters served.
[24]	Electric Reliability Council of Texas, Inc., Supplemental Information Retail Electric Market (March 21, 2014).

The Debtors sought this authority pursuant to the Motion of Energy Future Holdings Corp., et al., for Entry of (A) An Order Authorizing the Debtors to (I) Maintain and Administer Customer Programs and Customer Agreements, (II) Honor Prepetition Obligations Related Thereto, (III) Pay Certain Expenses on Behalf of Certain Organizations, (IV) Fix the Deadline to File Proofs of Claim for Certain Customer Claims, and (V) Establish Procedures for Notifying Customers of Commencement of the Debtors’ Chapter 11 Cases, Assumption of Customer Agreement, and the Bar Date for Customer Claims and (B) An Order Authorizing Certain of the Debtors to Assume the Customer Agreements [D.I. 31] (the “Customer Programs Motion”) (see Section IV.C.1(e) of this Disclosure Statement, entitled “Customer Programs,” which begins on page 78). On June 4, 2014, the Bankruptcy Court entered a final order granting the relief requested under the Customer Programs Motion [D.I. 785].

Despite customer attrition due to the opening of the competitive retail electricity market in 2002, TXU Energy has managed to maintain a greater percentage of its residential customer market share within its former utility service territory than has any other affiliated REP in the ERCOT market. Additionally, TXU Energy has managed an excellent track record of customer satisfaction. Importantly, TXU Energy’s key customer metrics including bad debt and PUCT complaints have significantly improved since the 2007 Acquisition, performing at or better than industry-leading levels.

2.	EFH Corp. and Certain EFH Corp. Subsidiaries.

In addition to the TCEH Entities, EFIH, Oncor Holdings, Oncor Electric, and Oncor Electric’s affiliates and subsidiaries, EFH is composed of: (a) EFH Corp.; (b) EFH Corporate Services; (c) EFH Properties Company; and (d) various other direct and indirect subsidiaries of EFH Corp. that are legacy entities without active business operations. These entities are discussed below.

(a)	EFH Corp.

EFH Corp. is the ultimate parent holding company of each of the entities composing EFH. Its principal assets are its indirect approximately 80% ownership of Oncor Electric (through its direct ownership of EFIH) and its indirect ownership of the TCEH Entities (through its direct ownership of EFCH). EFH Corp. also directly or indirectly owns a number of other subsidiaries that are discussed below.

(b)	EFH Corporate Services.

EFH Corporate Services provides a host of vital shared services to the TCEH Entities (i.e., Luminant and TXU Energy), EFH Corp., EFIH, and Oncor Electric. EFH Corporate Services employs approximately 450 individuals—including the majority of the Debtors’ senior executives. These shared services are integral to EFH Corp. and its subsidiaries’ business operations, and also generate significant cost savings.

EFH Corporate Services provides the shared services to the TCEH Entities and EFIH under separate shared services agreements (the “Shared Services Agreements”), and to EFH Corp. and certain of EFH Corp.’s other direct and indirect subsidiaries through a series of operating procedures and the cash management system administered by EFH Corporate Services.25 Services are provided to Oncor Electric based on historical practice. All shared services are billed at cost.

The shared services include, among other things, certain:

•	legal functions;

•	human resources functions;

•	treasury functions;

•	enterprise and market risk management functions;

[25]	EFH’s cash management system, the Shared Services Agreements, and intercompany payments in general are discussed in more detail in Section IV.C.1(b), entitled “Cash Management,” which begins on page 55.

•	controller functions;

•	federal, state, and local tax services;

•	financial planning functions;

•	strategy and business development functions;

•	information technology and infrastructure services;

•	external affairs, including political and regulatory advocacy;

•	investor and media relations;

•	corporate secretarial, security, compliance, and ethics issues;

•	internal auditing and Sarbanes-Oxley compliance;

•	supply chain services;

•	business services administration; and

•	facility design and construction and real estate management.

As described in the Cash Management Motion, the treasury function at EFH Corporate Services provides certain cash management services to the Debtors (and certain of their non-Debtor, non-Oncor Electric affiliates). Specifically, EFH Corporate Services issues checks and automated clearing house payments to third parties for goods and services received by the Debtors. The applicable Debtors then reimburse EFH Corporate Services for amounts paid.

As part of the Restructuring, in order for TCEH to perform the functions currently being performed by EFH Corporate Services, either the equity of EFH Corporate Services or certain assets and liabilities of EFH Corporate Services will be transferred to Reorganized TCEH, as discussed above in Section I.C.2 of this Disclosure Statement, entitled “Plan Structure,” which begins on page 9.

(c)	EFH Properties Company.

Non-Debtor EFH Properties Company, a direct subsidiary of EFH Corp., is the lessee of record with respect to certain of EFH’s real property leases, including the lease of EFH Corp.’s headquarters, which houses approximately 370 EFH Corporate Services and EFH Corp. employees and executives and approximately 400 of Luminant’s employees.26 Additionally, EFH Properties Company administers certain subleases with respect to EFH’s real property leases, primarily with respect to the headquarters lease, and operates certain parking facilities. The Debtors were granted the authority to continue performing under and honoring their obligations related the Intercompany Transactions and Intercompany Claims with respect to the subleases pursuant to the order approving the Cash Management Motion.

(d)	Other Direct and Indirect Subsidiaries of EFH Corp.

EFH Corp. also is the parent of several entities with de minimis assets,27 including (i) three Debtor entities that hold or once held international assets that have either been liquidated or otherwise disposed of or are currently in

[26]	Nothing in this Disclosure Statement should be interpreted as foreclosing the possibility that EFH Properties Company will become a Debtor in the Chapter 11 Cases.
[27]	Excluding intercompany receivables.

administration and/or liquidation cases initiated before the 2007 Acquisition; (ii) Debtor entities associated with a natural gas distribution business that was sold in 2004, a related non-Debtor captive insurance company, a related non-Debtor United Kingdom entity in liquidation, and a related Debtor Canadian entity that is associated with certain de minimis pension obligations; and (iii) other entities that hold miscellaneous assets,28 including a small number of patents, trade names, IT assets, land, and other de minimis assets.

3.	EFIH.

EFIH is a holding company and a direct, wholly-owned subsidiary of EFH Corp. Its primary asset is its 100% ownership of Oncor Holdings, which, in turn, owns approximately 80% of Oncor Electric. Oncor Electric has made dividend distributions to EFIH (through Oncor Holdings) totaling approximately $202 million, $213 million, $147 million, and $116 million in 2014, 2013, 2012, and 2011, respectively.29 EFIH has no active business operations.

4.	Oncor Electric.

(a)	Overview of Oncor Electric’s Business Operations.

Oncor Electric provides transmission and distribution services in Texas. Unlike Luminant and TXU Energy, whose rates are subject to market competition, Oncor Electric’s rates are fully regulated and are subject to detailed rate-setting proceedings before the PUCT. Oncor Electric provides these services to REPs, including TXU Energy, which sell electricity to residential and business customers, and electricity distribution companies, cooperatives, and municipalities. TXU Energy is Oncor Electric’s largest customer and accounts for a large portion of Oncor Electric’s annual operating revenues: approximately 25%, 27%, 29%, 33%, and 36% in 2014, 2013, 2012, 2011, and 2010, respectively.30 Oncor Electric operates the largest transmission and distribution system in Texas: it covers more than 91 counties and over 400 incorporated municipalities in Texas, delivers electricity to more than 3.3 million homes and businesses, and operates more than 121,000 miles of transmission and distribution lines.

Pursuant to its organizational documents and applicable PUCT orders and rules, Oncor Electric is restricted from making distributions under certain conditions. Oncor Electric’s dividend distributions are limited by its regulatory capital structure, which is required to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes. That ratio is currently set at 60% debt to 40% equity. Additionally, Oncor Electric’s independent directors, acting by majority vote, and, during certain periods, any director designated by Oncor Electric’s minority investor, may prevent dividend distributions from Oncor Electric if they determine that it is in the best interests of Oncor Electric to retain such amounts to meet expected future cash requirements.

(b)	The Ring-Fencing Measures.

As part of the 2007 Acquisition, Oncor Electric implemented certain structural and operational “ring-fencing” measures, including certain measures required by the PUCT, to enhance Oncor Electric’s credit quality. The ring-fence has a number of components. Most importantly, Oncor Electric’s independence is ensured by a requirement that its board be composed of a majority of directors that are independent from EFH Corp., EFIH, and TCEH (and their subsidiaries excluding Oncor Holdings and its direct and indirect subsidiaries). Oncor Electric also has management and employees separate from EFH’s other businesses. Two of Oncor Electric’s directors are appointed by EFIH.

[28]	Each of these entities other than Basic Resources, Inc., which owns certain comparatively minor patents and is a wholly-owned subsidiary of non-Debtor EFH Properties Company, is a Debtor. Nothing in this Disclosure Statement should be interpreted as foreclosing the possibility that Basic Resources, Inc., will become a Debtor in the Chapter 11 Cases.
[29]	Does not include amounts in 2012 and 2013 distributed by Oncor to Oncor Holdings that Oncor Holdings used to pay its liability to EFH Corp. under the Oncor TSA.
[30]	These figures also include a relatively small amount attributable to TCEH’s other REPs.

The ring-fence also provides that Oncor Electric is prohibited from securing any indebtedness of EFH Corp. or its other non-Oncor Electric subsidiaries (including the Debtors).31 In addition to protecting Oncor Electric’s credit rating, the prohibition on cross-collateralization means that Oncor Electric is not subject to the operational and financial restraints in the various documents governing the Debtors’ prepetition funded indebtedness.

Finally, among other things, Oncor Electric’s books and records are maintained separately from those of EFH Corp. and its non-Oncor Electric subsidiaries, and Oncor Electric’s headquarters are physically separated from those of EFH Corp., EFIH, Luminant, and TXU Energy.

None of the Oncor Electric entities are Debtors in the Chapter 11 Cases.

5.	EFH’s Regulatory Environment.

EFH’s business operations are subject to significant regulation and oversight. Certain of those regulators were discussed above, and the regulators that are most material to EFH’s business operations are identified in the following chart:

Agency or Entity	Area(s) of Authority
Commodity Futures Trading Commission (the “CFTC”)	Futures market derivatives and over-the-counter derivatives (including interest rate swaps and commodity swaps)

ERCOT

Ensure reliable operation of transmission and distribution grid in the ERCOT market

Dispatch generation to satisfy electricity requirements in the ERCOT market

Manage real-time and day-ahead markets and financial settlement process in wholesale electricity markets in the ERCOT market

Environmental Protection Agency (the “EPA”)	Air and water quality Solid waste disposal

Equal Employment Opportunity Commission (the “EEOC”)	Labor relations

Federal Communications Commission (the “FCC”)	Wireless radio licenses for emergency radio communication

Federal Energy Regulatory Commission (the “FERC”)	FERC has nationwide electricity reliability authority, including with respect to the ERCOT market. The ERCOT market, however, is not subject to the plenary jurisdiction of the FERC and electricity sales within the ERCOT market are not within the FERC’s jurisdiction. FERC does have jurisdiction over imports and exports of wholesale electricity to and from the ERCOT market, and over Oncor Electric’s facilities and agreements that provide for electrical interconnection to non-ERCOT utilities.

Mine Safety and Health Administration (the “MSHA”)	Mine safety

North American Electric Reliability Corporation (the “NERC”), in conjunction with the Texas Reliability Entity (the “TRE”)	National electricity grid reliability standards

Nuclear Regulatory Commission (the “NRC”)	Nuclear operating licenses Nuclear waste disposal

Occupational Safety and Health Administration (the “OSHA”)	Workplace safety

[31]	As noted below, certain obligations of EFCH that predate the 2007 Acquisition are secured by certain Oncor assets.

Agency or Entity	Area(s) of Authority
Office of Surface Mining Reclamation and Enforcement (the “OSM”)	Enforces federal surface mining and environmental standards

PUCT	Wide-ranging oversight over the Texas electricity market including, among other things, ensuring customer protection and regulating the rates and services, as well as certain “change of control” transactions, of transmission and distribution utilities such as Oncor Electric

RCT	Permits, enforces, and oversees Texas surface mining and land reclamation process

TCEQ	Air quality Water quality Waste management

Pursuant to 28 U.S.C. § 959(b), the Debtors intend to comply with all applicable regulatory requirements, including all requirements related to or associated with safety, health, and environmental law compliance, during the Chapter 11 Cases. In addition, the Debtors will seek all necessary regulatory approvals, if any, from state and federal regulatory authorities, in connection with the Debtors’ business operations and the Plan. Moreover, to the extent the Debtors maintain insurance of their regulatory compliance obligations, the Debtors intend to continue such insurance in the ordinary course of business.

The Debtors intend to continue funding their obligations related to a nuclear decommissioning trust that will be used to fund the decommissioning of the Comanche Peak plant. Those funding obligations are satisfied by customer surcharges collected by REPs on behalf of Oncor Electric and indirectly remitted from Oncor Electric to TCEH.32 The Debtors also intend to remain in compliance with their mining land reclamation obligations, including their reclamation bonding requirements, as discussed above.

The United States on behalf of the Environmental Protection Agency contends that the Settlement Agreement (and Plan incorporating the Settlement Agreement) should not be approved because it may provide over $500 million in value to the Plaintiff-TCEH Debtors and zero in value to Plaintiff-EFCH Debtor even though EFCH was a Plaintiff in the underlying litigation relating to the 2007 leveraged buyout transaction.

C.	EFH’s Capital Structure.

1.	TCEH Debtors.

(a)	Overview.

The TCEH Debtors’ funded prepetition debt obligations as of the Petition Date totaled approximately $32.068 billion (excluding approximately $1.235 billion of obligations under certain first lien hedging arrangements, which are discussed in more detail below, and certain other obligations such as capital leases). That amount included approximately $24.385 billion of first lien debt (excluding hedging arrangements), approximately $1.571 billion of second lien debt, and approximately $6.112 billion of unsecured debt,33 as summarized in the following table:

[32]	The Debtors were authorized to continue making these payments to the nuclear decommissioning trust pursuant to the Taxes Order, as discussed below in Section IV.C.1(d) of this Disclosure Statement, entitled “Taxes and Fees,” which begins on page 74.
[33]	Total amounts exclude unamortized premiums, set off rights, accrued but unpaid interest, and fair value discounts, and include amounts held by EFH Corp. or EFIH. Amounts held by EFH Corp. or EFIH are noted herein. The unsecured debt amount also includes approximately $19 million of Pollution Control Revenue Bonds that were supported by letters of credit issued under the TCEH Credit Agreement. As of the date hereof, there are no Pollution Control Revenue bonds supported by outstanding letters of credit under the TCEH Credit Agreement.

Security	Debt Obligation	Approx. Amount Outstanding as of the Petition Date	Interest or Other Payment Due Dates	Original Maturity/Payoff Date	Debtor Obligors
TCEH First Lien Secured	TCEH Credit Agreement	$22.635 billion	Varies	Varies	All TCEH Debtors
	TCEH First Lien Notes	$1.750 billion	Jan. 1; April 1; July 1; Oct. 1	October 2020	All TCEH Debtors
	TCEH First Lien Commodity Hedges TCEH First Lien Interest Rate Swaps	No less than $1.235 billion[34]	Varies	Varies	All TCEH Debtors

TCEH Second Lien Secured	TCEH Second Lien Notes	$1.571 billion	Jan. 1; April 1; July 1; Oct. 1	April 2021	All TCEH Debtors

TCEH Unsecured	TCEH 2015 Unsecured Notes	$3.488 billion	May 1; Nov. 1	November 2015	All TCEH Debtors
	TCEH Senior Toggle Notes	$1.749 billion	May 1; Nov. 1	November 2016
	Pollution Control Revenue Bonds	$875 million	Varies	Varies	TCEH

In addition to the amounts described above, EFCH is an unsecured guarantor of approximately $60 million of unsecured notes issued by EFH Corp. that are discussed in more detail below. Additionally, certain of the TCEH Debtors also have additional obligations not reflected in the above table, which are discussed below.

(b)	TCEH First Lien Debt.

As of the Petition Date, TCEH’s first lien debt was composed of: (i) approximately $22.635 billion in outstanding principal amount under TCEH’s first lien credit agreement (the “TCEH Credit Agreement”); (ii) approximately $1.750 billion issued and outstanding TCEH 11.50% senior secured notes (the “TCEH First Lien Notes”); and (iii) approximately $1.235 billion in obligations related to TCEH’s interest rate swaps that are secured on a first lien basis (the “TCEH First Lien Interest Rate Swaps”) and natural gas commodity hedges that are secured on a first lien basis (the “TCEH First Lien Commodity Hedges” and, collectively with the TCEH Credit Agreement, the TCEH First Lien Notes, and the TCEH First Lien Interest Rate Swaps, the “TCEH First Lien Debt,” and Claims under the TCEH First Lien Debt, the “TCEH First Lien Claims”). TCEH First Lien Claims are classified as Class C3 TCEH First Lien Secured Claims to the extent such Claims are Secured in accordance with section 506 of the Bankruptcy Code. The remaining amount of any such TCEH First Lien Claims shall be a classified with the TCEH Unsecured Debt Claims.

As discussed more fully in Section IV.J of this Disclosure Statement, entitled “TCEH First Lien Investigation,” which begins on page 90, pursuant to the TCEH Cash Collateral Final Order, the Debtors stipulated that the TCEH First Lien Secured Claims are valid and perfected first lien secured claims. The TCEH Committee, the EFH Committee, and the TCEH Unsecured Ad Hoc Group, however, each filed motions seeking standing to prosecute and investigate the TCEH First Lien Secured Claims. The Settlement Agreement provides for a settlement by and among the parties to the Settlement Agreement, of, among other things, all Claims and Causes of Action against Holders of TCEH First Lien Secured Claims regarding the validity of the obligations and liens related to the TCEH First Lien Debt.

[34]	Amounts due under canceled TCEH First Lien Interest Rate Swaps and TCEH First Lien Commodity Hedges were determined after such swaps and hedges were canceled following the Petition Date.

(i)	TCEH Credit Agreement.

Pursuant to the TCEH Credit Agreement, dated as of October 10, 2007 (as amended, modified, or supplemented and in effect immediately prior to the Petition Date), among TCEH, as borrower, EFCH and the other TCEH Debtors, as guarantors, Wilmington Trust, N.A., as successor administrative and collateral agent (in such capacity, the “TCEH First Lien Agent”), and the lenders that are parties thereto from time to time, the TCEH Debtors borrowed money from the lenders under term loan and revolving credit facilities. As of the Petition Date, a total of approximately $22.635 billion was outstanding in principal amount under the TCEH Credit Agreement, which included approximately $2.054 billion under a revolving credit facility, approximately $1.062 billion under deposit letter of credit term loan facilities, and approximately $19.519 billion of term loan facilities.

(ii)	TCEH First Lien Notes.

Pursuant to that certain indenture, dated April 19, 2011, for the 11.50% TCEH First Lien Notes originally due October 1, 2020, by and among TCEH and TCEH Finance, as issuers, the other TCEH Debtors, as guarantors, and Delaware Trust Company, as successor indenture trustee (in such capacity, the “TCEH First Lien Notes Trustee”) to Bank of New York Mellon Trust Company, N.A. (“BNY”), TCEH and TCEH Finance issued the TCEH First Lien Notes. Approximately $1.75 billion in principal amount of TCEH First Lien Notes were outstanding as of the Petition Date.

(iii)	TCEH First Lien Interest Rate Swaps and TCEH First Lien Commodity Hedges.

As of the Petition Date, the TCEH Debtors were party to (A) certain transactions with counterparties under the TCEH First Lien Commodity Hedges and (B) certain transactions under the TCEH First Lien Interest Rate Swaps used to hedge interest rate exposure on their variable rate debt. Certain holders of TCEH First Lien Interest Rate Swaps were also counterparties to TCEH First Lien Commodity Hedges.

As of the date hereof, all of the counterparties to the TCEH First Lien Interest Rate Swaps have exercised their termination rights under the “safe harbor” provisions of the Bankruptcy Code. The TCEH Debtors estimate that their total net liability under canceled TCEH First Lien Interest Rate Swaps and TCEH First Lien Commodity Hedges is approximately $1.235 billion, which amount varies by less than 1.4% from the termination payments calculated by all of the terminating counterparties. The Claims against the TCEH Debtors under the TCEH First Lien Interest Rate Swaps and the TCEH First Lien Commodity Hedges (if any) have not been finalized as of the date hereof.

(iv)	Collateral Securing the TCEH First Lien Debt.

The TCEH First Lien Debt is secured by first priority liens on the collateral as defined in the TCEH Credit Agreement and the TCEH First Lien Intercreditor Agreement (defined below), including substantially all of the assets of TCEH, and is guaranteed on a secured basis by a first priority lien on EFCH’s equity interests in TCEH and by a first priority lien on substantially all of the assets of the other TCEH Debtors. The collateral documents governing the TCEH First Lien Debt provide that liens do not attach to certain limited categories of assets as provided in the governing collateral documents.

(c)	TCEH Second Lien Notes.

Pursuant to that certain indenture, dated as of October 6, 2010 (as amended, modified, or supplemented) for the 15% second lien notes (the “TCEH Second Lien Notes”) originally due April 1, 2021, by and among TCEH and TCEH Finance, as issuers, the other TCEH Debtors, as guarantors, and Wilmington Savings Fund Society, FSB (a/k/a Christiana Trust) (“Wilmington Savings”), as successor indenture trustee to BNY (in such capacity, the “TCEH Second Lien Notes Trustee”), TCEH and TCEH Finance issued the TCEH Second Lien Notes. Approximately $1.571 billion in principal amount of TCEH Second Lien Notes were outstanding as of the Petition Date.

The TCEH Second Lien Notes are secured by a second priority lien on the collateral as set forth in that certain second lien security agreement, dated as of October 6, 2010, by and among the TCEH Debtors and BNY, as collateral agent, including substantially all of the assets of the TCEH Debtors other than (i) the same categories of assets excluded from the TCEH First Lien Debt and (ii) EFCH’s equity interests in TCEH and TCEH’s direct and indirect equity interests in the TCEH Debtors if the pledge of such equity interests would require that separate financial statements be filed with the SEC for such subsidiaries. EFCH’s guarantee of the TCEH Second Lien Notes is unsecured.

In accordance with section 506 of the Bankruptcy Code, the Valuation Analysis for Reorganized TCEH, attached to this Disclosure Statement as Exhibit G, demonstrates that the TCEH Second Lien Note Claims are unsecured. Accordingly, they are classified as Class C4 TCEH Unsecured Debt Claims.

(d)	TCEH Unsecured Funded Debt.

(i)	Senior Unsecured Notes.

Pursuant to that certain indenture, dated as of October 31, 2007 (as amended, modified, or supplemented) for two series of unsecured notes (the “TCEH Unsecured Notes”), by and among TCEH and TCEH Finance, as issuers, the other TCEH Debtors, as guarantors, and Law Debenture Trust Company of New York (“LDTC”), as successor indenture trustee to BNY (in such capacity, the “TCEH Unsecured Notes Trustee”), TCEH and TCEH Finance issued the TCEH Unsecured Notes. The following TCEH Unsecured Notes were issued and outstanding as of the Petition Date:

•	approximately $3.488 billion principal amount of 10.25% notes originally due November 1, 2015;[35] and

•	approximately $1.749 billion principal amount of 10.50% notes originally due November 1, 2016.

The TCEH Unsecured Notes are classified as Class C4 TCEH Unsecured Debt Claims.

(ii)	Pollution Control Revenue Bonds.

TCEH has executed certain assumption agreements with respect to multiple series of pollution control revenue bonds (the “Pollution Control Revenue Bonds”) that are held by unaffiliated third-parties.36 As of the Petition Date, principal amounts outstanding under the Pollution Control Revenue Bonds totaled approximately $875 million in the aggregate, with interest rates generally ranging from 0.29%37 to 8.25%, and original maturities ranging from June 1, 2021, to March 1, 2041. As of the date hereof, there are no Pollution Control Revenue Bonds supported by outstanding letters of credit under the TCEH Credit Agreement. The remaining amounts outstanding under the Pollution Control Revenue Bonds are unsecured obligations of TCEH. TCEH’s obligations under these agreements are not secured or guaranteed by any of the other TCEH Debtors.

The Pollution Control Revenue Bonds are classified as Class C4 TCEH Unsecured Debt Claims, and such Claims can be asserted only against TCEH.

[35]	Including approximately $284 million held by EFH Corp. and approximately $79 million held by EFIH, which amounts are classified as Class C8 Non-TCEH Debtor Intercompany Claims.
[36]	Additional series of Pollution Control Revenue Bonds have been repurchased by TCEH and are held in a custody account.
[37]	As of May 7, 2014.

(e)	Other TCEH Indebtedness.

(i)	EFCH 2037 Notes.

Pursuant to that certain indenture, dated as of December 1, 1995, for two series of notes (the “EFCH 2037 Notes”) originally due January 30, 2037, by and among EFCH, as issuer, and BNY, as trustee (in such capacity, the “EFCH 2037 Notes Trustee”), EFCH issued the EFCH 2037 Notes. Approximately $9 million in principal amount of the EFCH 2037 Notes were outstanding as of the Petition Date, including approximately $1 million of floating-rate notes and $8 million of 8.175% notes. The EFCH 2037 Notes are not secured or guaranteed, and are subordinate to EFCH’s other prepetition funded indebtedness.

The EFCH 2037 Notes are classified as Class C6 General Unsecured Claims Against EFCH. The EFCH 2037 Note Claims are contractually subordinated to other Claims against EFCH, including EFCH’s guarantee of the TCEH First Lien Debt.

(ii)	Tex-La Obligations.

Based on the Debtors’ books and records, EFCH is the principal obligor of, and EFH Corp. guarantees, approximately $50 million of obligations related to outstanding principal balances on series of transactions by and among the predecessors of EFH Corp. and EFCH, on one hand, and the Tex-La Electric Cooperative of Texas, Inc. (“Tex-La”) and the Rural Utilities Service (“RUS”), on the other hand (the “Tex-La Obligations”).38 As of December 31, 2014, approximately $21 million and $29 million of the Tex-La Obligations due in 2019 and 2021, respectively, were outstanding. The Tex-La Obligations are secured by a 2.17% undivided ownership in Comanche Peak’s electricity generation and transmission assets and a 6.02% undivided ownership interest in the 51.5 mile 345 kV Comanche Peak-Cleburne-Everman transmission facility. The Tex-La Obligations relate to a settlement of litigation between the predecessor of EFCH and Tex-La in 1990.

The Tex-La Obligations are classified as Class C1 Other Secured Claims Against the TCEH Debtors.

(iii)	Leases.

The TCEH Debtors are parties to leases relating to, among other things: (A) rail cars; (B) office space; (C) equipment used in business operations, including mining equipment; and (D) leases of tracts of real property.

Certain of the TCEH Debtors’ rail car leases are structured as leveraged leases. Under these railcar leases, a trust owns railcars and leases the railcars to the TCEH Debtors. The trusts, in turn, have issued notes that are secured by, among other things, the railcars subject to the lease and the trust’s interest in the lease.

The TCEH Debtors’ obligations under their leases, including the railcar leveraged leases, are not currently classified. The leases will be subject to treatment under section 365 of the Bankruptcy Code.

(iv)	Fixed Facility Bonds.

The TCEH Debtors’ combustion turbine electricity generation assets are structured as leveraged leases that are similar to the railcar leveraged leases discussed above. Importantly, however, the TCEH Debtors own the beneficial equity interests in the trusts that own these assets. Accordingly, the TCEH Debtors are the beneficial owners and the lessees of these assets. As of December 31, 2014, approximately $4 million and $25 million due 2015 and 2017, respectively, remained outstanding on the notes secured by the combustion turbines.

The TCEH Debtors’ obligations under these leases are not currently classified. The leases will be subject to treatment under section 365 of the Bankruptcy Code. The amount outstanding on the notes secured by the combustion turbines are discussed for illustrative purposes only.

[38]	Tex-La Electric Cooperative of Texas, Inc. and the RUS each filed three proofs of claim on the Claims Register [Proofs of Claim No. 7794, 7795, 7796, 7807, 7808, and 7809], asserting $60,810,367.58 and certain other unliquidated amounts against Energy Future Holdings Corp., Luminant Generation Company LLC, and Energy Future Competitive Holdings Company LLC on account of such principal balances and other asserted outstanding amounts. The Debtors, Tex-La Electric Cooperative of Texas, Inc., and the RUS reserve all rights related to such filed Proofs of Claim.

(v)	Oak Grove Promissory Note.

In December 2010, Oak Grove Power Company LLC (“Oak Grove”), an indirect subsidiary of TCEH, purchased certain mineral rights located in Robertson County, Texas from North American Coal Royalty Company. Concurrent with the sale, Oak Grove executed the Oak Grove Promissory Note, which is non-interest bearing and secured by the purchased assets. Approximately $2 million was outstanding under the Oak Grove Promissory Note as of December 31, 2014.

The Oak Grove Promissory Note is classified as a Class C1 Other Secured Claim Against the TCEH Debtors.

(f)	Intercreditor Agreements.

(i)	TCEH First Lien Intercreditor Agreement.

The TCEH first lien intercreditor agreement (as amended, restated, modified, and supplemented from time to time, the “TCEH First Lien Intercreditor Agreement”) entered into by and among the TCEH Debtors, The TCEH First Lien Agent, certain Holders of TCEH First Lien Claims, and other parties thereto from time to time, governs certain rights and remedies as between the various Holders of TCEH First Lien Claims, relative priority of claims, and certain rights and remedies in the Chapter 11 Cases.

(ii)	TCEH Second Lien Intercreditor Agreement.

The TCEH second lien intercreditor agreement (as amended, restated, modified, and supplemented from time to time, the “TCEH Second Lien Intercreditor Agreement”) entered into by and among the TCEH Debtors, the TCEH Collateral Agent, and the TCEH Second Lien Notes Trustee, governs certain rights and remedies as between the Holders of TCEH First Lien Claims, on one hand, and the Holders of TCEH Second Lien Claims, on the other hand, including certain rights and remedies in the Chapter 11 Cases. In particular, the TCEH Second Lien Intercreditor Agreement provides that if the collateral trustee, acting at a direction of a majority of the Holders of TCEH First Lien Claims pursuant to the TCEH First Lien Intercreditor Agreement, consents to the use of cash collateral and the acquisition of postpetition debtor-in-possession financing, the Holders of TCEH Second Lien Claims may not contest such relief. Pursuant to these provisions, the Holders of TCEH Second Lien Claims were deemed to consent to the TCEH DIP Facility and the TCEH Debtors’ use of cash collateral.

(g)	TCEH Unencumbered Assets.

Under the order approving the TCEH DIP Facility, the TCEH DIP Lenders have a lien on all unencumbered assets, excluding avoidance actions and the proceeds thereof, and their superpriority claims may be satisfied from any of the assets of the TCEH Debtors’ estates, including all unencumbered assets.

Under the Cash Collateral Order, the prepetition secured creditors have adequate protection liens on all assets, excluding unencumbered assets, and their superpriority claims may be satisfied from any of the assets of the TCEH Debtors’ estates, including all unencumbered assets, but excluding avoidance actions and the proceeds thereof.

The Debtors anticipate that the value attributable to the following assets will be available for distribution to holders of claims under the Plan (such assets, the “Unencumbered Assets”):

Unencumbered Asset Category	Description and/or Estimated Value[39]

Unencumbered Cash	~$162.5 million consisting of $150 million in connection with TXU Receivables, $2 million related to sale of unencumbered real estate at Northlake, and $10.5 million of unencumbered cash at Greenway Development Company, LLC[40]

Excluded Stock and Stock Equivalents or any other Stock or Stock Equivalents of any person pledged (or specifically excluded from the pledge) pursuant to the pledge agreements	Unrestricted Subsidiaries:
• Nuclear Energy Future Holdings LLC, Nuclear Energy Future Holdings II LLC, and Comanche Peak Nuclear Power Company LLC: de minimis.
• Development in progress is being written down to $0 because of MHI’s withdrawal from the Comanche Peak Joint Venture.[41] Assets not believed to have any significant stand-alone value.
• Greenway Development Holding Company LLC (“GDLLC”): $3.5 to $4.5 million of remaining estimated value in the joint venture.[42]
Immaterial Subsidiaries:
• TXU Receivables: de minimis
• Although there are several Immaterial Subsidiaries other than TXU Receivables, the interests have no economic value because the Immaterial Subsidiaries other than TXU Receivables are direct guarantors under the relevant credit documents.
Non-wholly owned Joint Ventures subject to transfer restrictions:
• EFH CG Holdings Company LP: de minimis, consisting of proprietary software and a small parcel of land with little if any commercial value.

Motor vehicles and other assets subject to certificates of title	All motor vehicles (estimated based on book values as of Dec. 2014):
• Approximately $9-12 million

Assets specifically requiring perfection through control agreements (other than the Deposit L/C Loan Collateral Account)	Other than the segregated bank account at TCEH LLC, none

Property subject to Capital Leases and PMSIs	Residual equity value in lease interests on account of end-of-lease buyout rights: $0 - $5,000,000

[39]	Values based on book values as of April 2015 unless otherwise noted. Fair market values for non-cash assets may vary and cannot be accurately determined.
[40]	Comprised of $1.3 million of beginning cash on hand, plus $9.2 million in proceeds from the recent sale of property held in the Collin G / G&B LLC joint venture in May 2015.
[41]	For additional information regarding MHI’s withdrawal from the Comanche Peak Joint Venture, see Motion of Energy Future Holdings Corp., et al., Authorizing Entry Into Amendments to the Comanche Peak Joint Venture Agreements [D.I. 1227] and the Motion of Energy Future Holdings Corp. for Entry of an Order Authorizing Certain Debtors to Enter Into Agreements Regarding MHI’s Withdrawal from the Comanche Peak Joint Venture [D.I. 2664].
[42]	Following the recent transaction that occurred in May 2015, GDLLC, will receive 49% of future cash until GDLLC receives 2x its initial contribution, or $12,455,500. After that 2x threshold is reached, GDLLC will receive 43.1% of future cash generated by the JV. Assuming the remaining 20 acres of real estate has an estimated value of $8-10 million, then GDLLC would receive an additional approximately $3.5 - 4.5 million.

Leased and non-material (i.e. less than or equal to $20 million individually) owned real property

Approximately $1.5-3.0 million

More than $100 million of properties that are each valued at $20 million or less, but all such properties other than River Crest real estate were encumbered by mortgages.

Certain mineral, oil, gas and as-extracted collateral in above-ground stockpiles, at the mines	De minimis, consisting of the insignificant value of coal in above-ground, at-plant stockpiles awaiting loading to the plants.

Avoidance Actions Under State Law or Chapter 5 of the Bankruptcy Code	The estimated values set forth herein are contingent, unliquidated amounts based on allegations and do not account for litigation risk or the potential merit of those assertions.[43] Nothing in this disclosure constitutes a determination of risk-adjusted value by the Debtors.
	•	Avoidance actions in connection with the 2007 LBO: up to $27.2 billion.
	•	Avoidance actions in connection with the 2011 amendment of the TCEH Credit Agreement and extension of debt maturities: up to $2.08 billion.
	•	Preference Action to avoid amounts paid on account of TCEH First Lien Debt: up to $216 million.
	•	Avoidance actions in connection with the April 19, 2011 issuance of TCEH Senior Secured Notes due 2020: up to $1.75 billion.
	•	Avoidance actions in connection with the 2013 Extension of TCEH Revolving Credit Facility obligations: up to $370 million.
	•	Action to avoid transactions involving TCEH unencumbered cash assets: up to $188 million.
	•	Declaratory judgment that certain deposit accounts are unencumbered: up to $352 million.
	•	Avoidance actions in connection with unperfected liens and security interests: amount not disclosed.
	•	Actions to avoid tax payments made to EFH: up to $838.4 million.
	•	Avoidance actions in connection with TCEH/EFH Intercompany Notes: up to $725 million.
	•	Avoidance actions in connection with payment of advisory fees to Sponsor entities: up to $141 million.
	•	Avoidance actions in connection with payment for shared services: up to $130 million.
	•	Avoidance actions in connection with September 2012 “make-whole” payments from Luminant to EFIH: up to $159 million.

[43]	The amounts set forth herein are derived from (i) the Adversary Complaint for Declaratory Judgment, Avoidance and Recovery of Liens, Security Interests, Obligations, Fees, and Interest Payments, and Disallowance of Claims, filed as Exhibit C to the Official Committee of Unsecured Creditors of Energy Future Competitive Holdings Company LLC’s Motion of the Official Committee of Unsecured Creditors for Entry of an Order Granting Exclusive Standing and Authority To Commence, Prosecute, and Settle Certain Claims for Declaratory Judgment, Avoidance and Recovery of Liens, Security Interests, Obligations, Fees, and Interest Payments, and Disallowance of Claims [D.I. No. 3593] (Feb. 19, 2015); (ii) the Presentation to Proskauer Rose LLP, dated as of March 5, 2015 and filed as Exhibit B to Energy Future Competitive Holdings Company LLC and Texas Competitive Electric Holdings Company LLC’s Statement in Support of Intercompany Settlement in the Plan [D.I. No. 4145] (Apr. 14, 2015); and (iii) the Verified Creditor Derivative Complaint for Breach of Fiduciary Duty filed in Aurelius Capital Master, Ltd. v. Acosta, No. 13-1173 (N.D. Tex. Mar. 19, 2013).

Excluding avoidance actions as described above, the estimated total value of the Unencumbered Assets as of April 2015 is approximately $176 million to $187 million. The TCEH Supporting First Lien Creditors reserve all rights, claims, and defenses with respect to the unencumbered assets described above, including the extent to which any such assets are subject to the TCEH First Lien Creditors’ liens, claims, or security interests and the value of such assets.

2.	EFH Corp.

(a)	Overview.

As of the Petition Date, EFH Corp. had outstanding prepetition funded indebtedness of approximately $1.929 billion, as summarized in the following table:44

Security	Debt Obligation	Approx. Amount Outstanding as of the Petition Date	Interest Payment Due Dates	Original Maturity/Payoff Date	Obligors
EFH Corp. Debt
EFH Corp. Unsecured	EFH Legacy Notes	$1.864 billion[45]	May 15; November 15	Varies by series, November 2014, November 2024, and November 2034	EFH Corp. as issuer
	EFH LBO Notes	$60 million	May 1; November 1	November 2017	EFH Corp. as issuer EFCH as unsecured guarantor EFIH as unsecured guarantor
	EFH Unexchanged Notes	$5 million	Varies	Varies	EFH Corp. as issuer

(b)	EFH Corp. Debt.

Approximately $1.929 billion in outstanding unsecured notes issued by EFH Corp. (the “EFH Unsecured Notes”) were outstanding as of the Petition Date (including amounts held by EFIH). In addition to the EFH Unsecured Notes, EFH Corp. guarantees the Tex-La Obligations described above.

Except as noted below with respect to the EFH LBO Notes, the EFH Unsecured Notes are classified as Class A9 General Unsecured Claims Against EFH Corp.

For additional information regarding the EFH Unsecured Notes, see Section VIII.A.7.(ii) entitled “The Outcome of Litigation Regarding Whether Noteholders are Entitled to Any Makewhole or Redemption Premiums and/or Postpetition Interest is Uncertain,” beginning on page 168.

(i)	EFH Legacy Notes.

Pursuant to three separate indentures, each dated as of November 1, 2004 (as amended, modified, or supplemented), and three associated officer’s certificates, each dated as of November 26, 2004, for three series of unsecured notes (the “EFH Legacy Notes”), by and among EFH Corp., as issuer, and American Stock Transfer & Trust Company, LLC (“AST&T”), as successor indenture trustee to BNY (in such capacity, the “EFH Legacy Notes Trustee”), the predecessor to EFH Corp. issued the EFH Legacy Notes. The following EFH Legacy Notes were outstanding as of the Petition Date:46

•	approximately $371 million principal amount of 5.55% notes originally due November 15, 2014;

[44]	In addition to these amounts, non-Debtor EFH Properties Company is obligated on a leveraged lease relating to Energy Plaza, EFH’s corporate headquarters. The lease is currently serviced by the proceeds of a previously-drawn letter of credit issued under the TCEH Credit Agreement.
[45]	Includes approximately $1.282 billion of EFH Legacy Notes held by EFIH, which is classified as a Class A4 EFH Legacy Note Claim.
[46]	EFIH holds (a) approximately $281 million of the 5.55% notes; (b) approximately $545 million of the 6.50% notes; and (c) approximately $456 million of the 6.55% notes.

•	approximately $746 million principal amount of 6.50% notes originally due November 15, 2024; and

•	approximately $747 million principal amount of 6.55% notes originally due November 15, 2034.

(ii)	EFH LBO Notes.

Pursuant to that certain indenture, dated as of October 31, 2007 (as amended, modified, or supplemented) for two series of notes (the “EFH LBO Notes”) originally due November 1, 2017, by and among EFH Corp, as issuer, EFCH and EFIH, as guarantors, and AST&T, as successor indenture trustee to BNY (in such capacity, the “EFH LBO Notes Trustee”), EFH Corp. issued the EFH LBO Notes. The EFH LBO Notes are guaranteed on an unsecured basis by EFCH and EFIH. Approximately $60 million principal amount of EFH LBO Notes, including $33 million of 10.875% notes and $27 million of 11.25% notes, were outstanding as of the Petition Date.

The EFH LBO Notes are classified as Class A6 EFH LBO Note Primary Claims, Class B5 General Unsecured Claims Against the EFIH Debtors, and General Unsecured Claims Against EFCH with respect to their guarantee claims against EFCH.

(iii)	EFH Unexchanged Notes.

Pursuant to two separate indentures, one dated November 16, 2009, and the other dated January 12, 2010 (each as amended, modified, or supplemented) for two series of unsecured notes (the “EFH Unexchanged Notes”), by and among EFH Corp., as issuer, and AST&T, as successor indenture trustee to BNY (in such capacity, the “EFH Unexchanged Notes Trustee”), EFH Corp. issued the EFH Unexchanged Notes. The EFH Unexchanged Notes are unsecured, unguaranteed obligations of EFH Corp. Approximately $3 million of 10.00% EFH Unexchanged Notes originally due January 2020 and $2 million of 9.75% EFH Unexchanged Notes originally due October 2019 were outstanding as of the Petition Date.47

The EFH Unexchanged Notes are classified as Class A5 EFH Unexchanged Note Claims.

3.	EFIH Debtors.

As of the Petition Date, the EFIH Debtors had approximately $7.709 billion in outstanding prepetition funded indebtedness, including approximately: (i) $3.985 billion of first lien notes (the “EFIH First Lien Notes”); (ii) approximately $2.156 billion of second lien notes (the “EFIH Second Lien Notes”); and (iii) approximately $1.568 billion of unsecured notes (the “EFIH Unsecured Notes”). Additionally, EFIH is an unsecured guarantor of approximately $60 million of EFH LBO Notes. The EFIH First Lien Notes are no longer outstanding, and the EFIH Second Lien Notes have been partially repaid.48

[47]	The EFH Unexchanged Notes were previously guaranteed by EFCH and EFIH. EFIH’s guarantee was secured by a first priority lien on EFIH’s equity interest in Oncor. The guarantees and lien were eliminated in transactions under the Liability Management Program, which is discussed in Section III.G.1(a) of this Disclosure Statement, entitled “The Liability Management Program,” which begins on page 54. In those transactions, the EFH Unexchanged Notes were tendered in exchange for notes issued by EFIH. Consent was simultaneously solicited for the elimination of the guarantees and liens.
[48]	Additional details regarding the EFIH Second Lien Partial Repayment is below.

Security	Debt Obligation	Approx. Amount Outstanding as of the Petition Date	Interest Payment Due Dates	Original Maturity/Payoff Date	Obligors
EFIH Debt

EFIH First Lien Secured	EFIH First Lien 2017 Notes	$503 million	February 15; August 15	August 2017	EFIH and EFIH Finance as issuers
	EFIH First Lien 2020 Notes	$3.482 billion	June 1; December 1	December 2020

EFIH Second Lien Secured	EFIH Second Lien 2021 Notes	$406 million	May 15; November 15	October 2021	EFIH and EFIH Finance as issuers
	EFIH Second Lien 2022 Notes	$1.750 billion	March 1; September 1	March 2022

EFIH Unsecured	EFIH Senior Toggle Notes	$1.566 billion	June 1; December 1	December 2018	EFIH and EFIH Finance as issuers
	EFIH Unexchanged Notes	$2 million	April 15; October 15	October 2019

(a)	EFIH First Lien Notes.

Pursuant to that certain indenture, dated August 14, 2012 (as amended, modified, or supplemented, the “EFIH First Lien 2017 Note Indenture”), for the 6.875% EFIH First Lien Notes originally due August 15, 2017, by and among EFIH and EFIH Finance, as issuers, and Delaware Trust Company (the “EFIH First Lien Notes Trustee”) as successor to BNY as indenture trustee for the 6.875% EFIH First Lien Notes (in such capacity, the “EFIH First Lien 2017 Notes Trustee”), EFIH and EFIH Finance issued a series of EFIH First Lien Notes, of which approximately $503 million principal amount was outstanding as of the Petition Date.49

Pursuant to that certain indenture, dated August 17, 2010 (as amended, modified, or supplemented, the “EFIH First Lien 2020 Note Indenture” and, together with the EFIH First Lien 2017 Note Indenture, the “EFIH First Lien Indentures”), for the 10.00% EFIH First Lien Notes originally due December 1, 2020, by and among EFIH and EFIH Finance, as issuers, and CSC Trust Company of Delaware (“CSC”), as successor indenture trustee to BNY (in such capacity, the “EFIH First Lien 2020 Notes Trustee”), EFIH and EFIH Finance issued a series of EFIH First Lien Notes, of which approximately $3.482 billion principal amount was outstanding as of the Petition Date.50

The EFIH First Lien Notes were secured by first priority liens in the collateral as defined in the EFIH Collateral Trust Agreement (defined below) and certain related documentation, specifically, EFIH’s equity interest in Oncor Holdings. The EFIH First Lien Notes were not guaranteed.

[49]	Pursuant to a registration rights agreement, EFIH agreed to use its commercially reasonable efforts to register notes under the Securities Act having substantially the same terms as the EFIH First Lien 2017 Notes as part of an offer to exchange freely tradable notes for the EFIH First Lien 2017 Notes by August 14, 2013. The exchange offer was not completed, and under the terms of the registration rights agreement, the interest rate on the EFIH First Lien 2017 Notes increased by 0.25% on August 15, 2013, and by another 0.25% on November 15, 2013.
[50]	Pursuant to a registration rights agreement, EFIH agreed to use its commercially reasonable efforts to register notes under the Securities Act having substantially the same terms as the EFIH First Lien 2017 Notes as part of an offer to exchange freely tradable notes for approximately $1.302 billion of the EFIH First Lien 2020 Notes issued in January 2013. Under the terms of the agreement, the registration was supposed to occur by January 29, 2014. The exchange offer was not completed, and under the terms of the registration rights agreement, the interest rate on the applicable EFIH First Lien 2020 Notes increased by 0.25% on January 30, 2014, and by another 0.25% on April 30, 2014. The Debtors have reserved all of their rights with respect to the registration rights agreement with respect to non-settling Holders of EFIH First Lien 2020 Notes, specifically with respect to whether the additional rates of interest are enforceable against the Debtors.

On June 19, 2014, the EFIH First Lien Notes were paid in full (other than disputed amounts which may or may not be Allowed) (the “EFIH First Lien Repayment”) pursuant to the EFIH First Lien Settlement. The EFIH First Lien Repayment, the EFIH First Lien Settlement, and the asserted EFIH First Lien Makewhole Claims are discussed in more detail in Section IV of this Disclosure Statement, entitled Material Events in the Chapter 11 Cases, which begins on page 80.

The Makewhole Claims under the EFIH First Lien Notes (the “EFIH First Lien Makewhole Claims”) have been disallowed by the Bankruptcy Court [see Adversary D.I. 245, 305], but the disallowance of those Makewhole Claims is the subject of a pending appeal. See Statement of the EFIH First Lien Notes Trustee below.

In addition to the EFIH First Lien Makewhole Claims, the EFIH First Lien Indenture Trustee has also asserted claims under the EFIH First Lien Notes on behalf of the Non-Settling Holders for (a) Additional Interest and interest on interest (the “EFIH First Lien Interest Claims”), and (b) fees and expenses, including the fees and expenses of its professionals incurred in connection with these chapter 11 cases and related indemnification claims (the “EFIH First Lien Asserted Fee Claim,” and, together with the EFIH First Lien Makewhole Claims, EFIH First Lien Interest Claims, and all other claims of the EFIH First Lien Notes Trustee and Holders of the EFIH First Lien Notes, the “EFIH First Lien Note Claims”).

The Plan proposes to Allow the EFIH First Lien Note Claims in an amount equal to the sum of (a) any accrued but unpaid prepetition interest under the EFIH First Lien Indentures, (b) accrued but unpaid postpetition interest (including any Additional Interest or interest on interest) on such principal at the non-default contract rate set forth in the EFIH First Lien Indentures through the closing of the EFIH First Lien DIP Facility (excluding interest on interest which shall be paid through the Effective Date), but, for the avoidance of doubt, not including the EFIH First Lien Makewhole Claims, which have been disallowed, but which disallowance is the subject of a pending appeal, and (c) all reasonable and documented fees and expenses owed under the EFIH First Lien Note Indenture, subject to the terms governing the EFIH First Lien Indenture Trustee’s submission of invoices. As set forth in Section V.E.18 and Section II.D., the EFIH First Lien Notes Trustee reserves the right to argue that if any other Claim under the EFIH First Lien Notes are Allowed by Final Order after the Effective Date but there is no mechanism or provision for payment of such Allowed Claims, that the EFIH First Lien Note Claims are Impaired under the Plan.

The EFIH First Lien Notes Trustee shall submit to the EFIH Debtors, the Plan Sponsors or New EFH, as applicable, and the U.S. Trustee, (a) no later than 40 days after entry of the Confirmation Order, invoices (which may be redacted for privilege) for any reasonable and documented fees and expenses incurred by the respective Indenture Trustee through Confirmation, (b) no later than 21 days following a written request of the Debtors or the Plan Sponsors, invoices (which may be redacted for privilege) and, as applicable, estimates for reasonable and documented fees and expenses incurred by the respective Indenture Trustee from Confirmation through a proposed Effective Date to be set forth in such request of the Debtors or the Plan Sponsors, and (c) no later than 30 days after the Effective Date, final invoices (which may be redacted for privilege) for any reasonable and documented fees and expenses incurred by the respective Indenture Trustee incurred after the entry of the Confirmation Order through the Effective Date. The EFH Debtors, EFIH Debtors, the Plan Sponsors, New EFH, and the U.S. Trustee reserve all rights with respect to such invoices, and the EFH Debtors, EFIH Debtors, and New EFH, as applicable, will pay in Cash as soon as reasonably practicable upon receipt of the invoices provided for above, any undisputed amounts. Any dispute regarding the Allowed amounts of the EFIH First Lien Asserted Fee Claims shall be governed by Article VII of the Plan.

As set forth in Article IV.I. of the Plan, entitled “Cancelation of Existing Securities and Agreements,” notwithstanding Confirmation or Consummation of the Plan, any indenture or agreement that governs the rights of any Holder of a Claim shall continue for the purpose of, among other enumerated items, preserving the rights of the Indenture Trustees to exercise charging liens.

Any Claims on account of the EFIH First Lien Notes that are Allowed by Final Order before the Effective Date will be classified as Class B3 EFIH First Lien Note Claims to the extent such Claims are Secured, and as Class B6 General Unsecured Claims Against the EFIH Debtors to the extent such Claims are Unsecured.

(b)	EFIH Second Lien Notes.

Pursuant to that certain indenture, dated April 25, 2011 (as amended, modified, or supplemented) for the EFIH Second Lien Notes, by and among EFIH and EFIH Finance, as issuers, and Computershare Trust Company, N.A. and Computershare Trust Company of Canada (“Computershare Trust”) as successor Indenture Trustee to BNY (in such capacity, the “EFIH Second Lien Notes Trustee”), EFIH issued two series of EFIH Second Lien Notes. The following EFIH Second Lien Notes were outstanding as of the Petition Date:

•	approximately $406 million principal amount of 11.00% EFIH Second Lien Notes originally due October 1, 2021; and

•	approximately $1.750 billion principal amount of 11.75% EFIH Second Lien Notes originally due March 1, 2022.[51]

The EFIH Second Lien Notes are secured by second priority liens in the collateral as defined in the EFIH Collateral Trust Agreement (defined below) and certain related documentation, specifically, EFIH’s Interests in Oncor Holdings. The EFIH Second Lien Notes are not guaranteed.

Pursuant to the Partial Repayment Order (as defined below), the EFIH Debtors obtained authority to partially repay obligations under the EFIH Second Lien Notes using $750 million of cash on hand at EFIH, and the transaction closed on March 11, 2015 (the “EFIH Second Lien Partial Repayment”). The Partial Repayment Order dictated that the repayment amount be allocated first to certain Indenture Trustee fees under the applicable indenture totaling $15 million, then to all interest accrued on the EFIH Second Lien Notes in full, then to principal under the EFIH Second Lien Notes, subject to certain reservations of rights, including of the Debtors to recharacterize such amounts. For the avoidance of doubt, the Plan is not seeking to recharacterize such amounts. The EFIH Second Lien Partial Repayment, including these reservations of rights, is discussed in more detail in Section IV of this Disclosure Statement, entitled “Material Events in the Chapter 11 Cases,” which begins on page 272. As a result of the EFIH Second Lien Partial Repayment, as of the date hereof, the principal amount outstanding on the 11.00% and 11.75% notes are $322 million and $1,388 million, respectively.

Potential disputes with respect to the EFIH Second Lien Partial Repayment, the asserted EFIH Second Lien Makewhole Claims, and other disputed amounts are discussed in greater detail in Section IV.K of this Disclosure Statement, entitled “Makewhole Litigation,” which begins on page 91

All Claims under the EFIH Second Lien Notes that are Allowed by Final Order before the Effective Date (or, with respect to the invoices submitted by the EFIH Second Lien Trustee regarding fees, expenses, and indemnification claims arising under the EFIH Second Lien Indenture after the Effective Date on the terms set forth herein, after the Effective Date) are classified as Class B4 EFIH Second Lien Note Claims to the extent such Claims are Secured, and as Class B5 General Unsecured Claims Against the EFIH Debtors to the extent such Claims are Unsecured. Nothing in the foregoing sentence shall prejudice the rights of the EFIH Debtors, the Plan Sponsors, or New EFH to dispute the allowance of such claims for fees, expenses, and indemnification. As set forth in Section V.E.19 and Section II.D, the EFIH Second Lien Trustee reserves the right to argue that if any other Claim under the EFIH Second Lien Notes are Allowed by Final Order after the Effective Date but there is no mechanism or provision for payment of such Allowed Claims, that the EFIH Second Lien Note Claims are Impaired under the Plan.

[51]	Pursuant to a registration rights agreement, EFIH agreed to use its commercially reasonable efforts to register notes under the Securities and Exchange Act having substantially the same terms as the EFIH Second Lien 2022 Notes as part of an offer to exchange freely tradable notes for the EFIH Second Lien 2022 Notes by February 5, 2013. The exchange offer was not completed, and under the terms of the registration rights agreement, the interest rate on the EFIH Second Lien 2022 Notes increased by 0.25% on February 6, 2013, and by another 0.25% on May 6, 2013. The Debtors have reserved all of their rights with respect to the registration rights agreement with respect to non-settling Holders of EFIH Second Lien Notes, specifically with respect to whether the additional rates of interest are enforceable against the Debtors.

For additional information regarding the EFIH Second Lien Notes, see Section VIII.A.7.(ii) entitled “The Outcome of Litigation Regarding Whether Noteholders are Entitled to Any Makewhole or Redemption Premiums and/or Postpetition Interest is Uncertain,” beginning on page 168.

(c)	EFIH Unsecured Notes.

Pursuant to that certain indenture, dated as of November 16, 2009 (as amended, modified, or supplemented) for the 9.75% unsecured notes (the “EFIH Unexchanged Notes”) originally due October 15, 2019, by and among EFIH and EFIH Finance, as issuers, and UMB Bank, N.A. (“UMB”), as successor Indenture Trustee to BNY (in such capacity, the “EFIH Unexchanged Notes Trustee”), EFIH and EFIH Finance issued the EFIH Unexchanged Notes. Approximately $[2] million of EFIH Unexchanged Notes were outstanding as of the Petition Date.52

Pursuant to that certain indenture, dated as of December 5, 2012 (as amended, modified, or supplemented) for 11.25%/12.25% toggle notes (the “EFIH Senior Toggle Notes”) originally due December 1, 2018, by and among EFIH and EFIH Finance, as issuers, and UMB, as successor Indenture Trustee to BNY (in such capacity, the “EFIH Toggle Notes Trustee” and, together with the EFIH Unexchanged Notes Trustee, the “EFIH Unsecured Notes Trustee”), EFIH and EFIH Finance issued the EFIH Senior Toggle Notes. Approximately $1.566 billion in principal amount of EFIH Senior Toggle Notes were outstanding as of the Petition Date.53

For additional information regarding the EFIH Unsecured Notes, see Section VIII.A.7.(ii) entitled “The Outcome of Litigation Regarding Whether Noteholders are Entitled to Any Makewhole or Redemption Premiums and/or Postpetition Interest is Uncertain,” beginning on page 168.

The EFIH Unsecured Note Claims are classified as Class B6 General Unsecured Claims Against the EFIH Debtors.

4.	EFIH Collateral Trust Agreement.

The collateral trust agreement (as amended, restated, modified, and supplemented from time to time, the “EFIH Collateral Trust Agreement”) entered into by and among EFIH, CSC, as EFIH First Lien Notes Trustee and as successor collateral trustee in the indentures governing the EFIH First Lien Notes and the EFIH Second Lien Notes (in such capacity, the “EFIH Prepetition Collateral Trustee”), the EFIH Second Lien Notes Trustee, and other parties thereto from time to time, governs certain rights and remedies in respect of collateral as between the Holders of EFIH First Lien Note Claims, on one hand, and Holders of EFIH Second Lien Note Claims, on the other hand, including certain rights and remedies in the Chapter 11 Cases.

5.	Oncor Electric.

As of December 31, 2014, Oncor Electric, together with its subsidiary Oncor Electric BondCo, had approximately $5.7 billion of outstanding funded indebtedness, including amounts drawn under a revolving credit

[52]	The EFIH Unexchanged Notes were previously secured by a first priority lien on EFIH’s equity interest in Oncor Holdings. The lien was eliminated in subsequent transactions in the Liability Management Program, which is discussed in Section Section III.G.1.(a) of this Disclosure Statement, entitled “The Liability Management Program” which begins on page 53, in which the EFIH Unexchanged Notes were tendered in exchange for new notes issued by EFIH. Consent was simultaneously sought, and received, for elimination of the liens.
[53]

Pursuant to a registration rights agreement, EFIH agreed to use its commercially reasonable efforts to register notes under the Securities and Exchange Act having substantially the same terms as the EFIH Senior Toggle Notes as part of an offer to exchange freely tradable notes for the EFIH Senior Toggle Notes by December 5, 2013. The exchange offer was not completed, and under the terms of the registration rights agreement, the interest rate on the EFIH Senior Toggle Notes increased by 0.25% on December 6, 2013, and by another 0.25% on March 6, 2014. The Debtors have reserved all of their rights with respect to the registration rights agreement.

facility. The Debtors expect that, other than with respect to the REIT Reorganization, none of Oncor Electric’s business operations, assets, or liabilities, including Oncor Electric’s and Oncor Electric BondCo’s outstanding funded indebtedness, will be materially affected by the Chapter 11 Cases.

D.	Statement of the EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee

The following statement reflects the views of the EFIH First Lien Notes Trustee with respect to the effect of the Plan and the EFIH First Lien Note Claims and the views of the EFIH Second Lien Notes Trustee with respect to the effect of the Plan and the EFIH Second Lien Challenge. The EFIH First Lien Notes Trustee and the EFIH Second Lien Trustee submit that this statement should be read by all creditors of the Debtors and any other parties in interest. The Debtors dispute the assertions below and reserve their rights with respect to the assertions set forth below.

The Bankruptcy Court has disallowed the EFIH First Lien Makewhole Claims, but the EFIH First Lien Notes Trustee and various holders of the EFIH First Lien Notes have appealed the relevant orders entered by the Bankruptcy Court (the “Makewhole Appeal”). See Delaware Trust Company v. Energy Future Intermediate Holding Company LLC and EFIH Finance Inc., No. 15-cv-00620-RGA (D. Del.). The EFIH First Lien Notes Trustee asserts that the EFIH First Lien Makewhole Claims should be Allowed as a result of the Makewhole Appeal. The EFIH First Lien Notes Trustee intends to vigorously prosecute the Makewhole Appeal (as well as its appeal from the order approving the EFIH First Lien Settlement discussed in Section IV.F.2(a) of this Disclosure Statement and the EFIH First Lien Turnover and Injunction Adversary Proceeding discussed in Section IV.K.4 of this Disclosure Statement). The Bankruptcy Court has not yet issued an order allowing or disallowing, in whole or in part, any other EFIH First Lien Note Claims, including the EFIH First Lien Interest Claims or the EFIH First Lien Asserted Fee Claim. The EFIH First Lien Notes Trustee submits that the Plan provides for the EFIH First Lien Interest Claims and the EFIH First Lien Asserted Fee Claim to be Allowed at least in part. The EFIH First Lien Notes Trustee intends to vigorously prosecute any EFIH First Lien Interest Claims, EFIH First Lien Asserted Fee Claim, or any other EFIH First Lien Note Claims that it believes have not been Allowed in full.

The EFIH Second Lien Notes Trustee and Holders of the EFIH Second Lien Notes have also asserted the EFIH Second Lien Makewhole Claim. The Bankruptcy Court has not yet issued an order allowing or disallowing, in whole or in part the EFIH Second Lien Makewhole Claims, which are being prosecuted pursuant to the EFIH Second Lien Challenge as of the date hereof. The EFIH Second Lien Notes Trustee asserts that the EFIH Second Lien Makewhole Claims should be Allowed. The EFIH Second Lien Notes Trustee intends to vigorously prosecute any litigation, in the Bankruptcy Court and/or on appeal, relating to any portion of the EFIH Second Lien Makewhole Claims.

The Plan provides that all EFIH First Lien Note Claims and EFIH Second Lien Note Claims are “unimpaired.” Under section 1124 of the Bankruptcy Code, a claim is “impaired” by a plan unless (among other things) the plan “leaves unaltered the legal, equitable and contractual rights to which such claim…entitles the holder of such claim.” As a result, the EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee submit that the Plan must provide (and must be understood to provide) for the payment (and adequate means for such payment) in full, in cash, of the EFIH First Lien Note Claims (including, without limitation, the EFIH First Lien Makewhole Claims) and the EFIH Second Lien Challenge, respectively, as and to the extent those Claims are held to be valid by Final Order entered by the Bankruptcy Court or an appellate court, or are otherwise Allowed, whether before or after the Effective Date.

The EFIH First Lien Notes Trustee also submits that, on and after the Effective Date, all other legal, equitable, and contractual rights of the EFIH First Lien Notes Trustee and Holders of the EFIH First Lien Notes must be left unaltered under the Plan, including without limitation the liens securing the EFIH First Lien Notes, the rights of the EFIH First Lien Notes Trustee and Holders of EFIH First Lien Note Claims under the EFIH First Lien 2017 Note Indenture and the EFIH First Lien 2020 Note Indenture (including without limitation the right to indemnification and reimbursement of fees and expenses, whether incurred prior to or after the Effective Date), and the rights of the EFIH First Lien Notes Trustee and holders of the EFIH First Lien Notes under the EFIH Collateral Trust Agreement and any other inter-creditor agreements.

The EFIH Second Lien Notes Trustee also submits that, on and after the Effective Date, all other legal, equitable, and contractual rights of the EFIH Second Lien Notes Trustee and holders of the EFIH Second Lien Notes must be left unaltered under the Plan, including without limitation the liens securing the EFIH Second Lien Notes, the rights of the EFIH Second Lien Notes Trustee and holders of the EFIH Second Lien Notes under the respective Indentures (including without limitation the right to indemnification and reimbursement of fees and expenses, whether incurred prior to or after the Effective Date), and the rights of the EFIH Second Lien Notes Trustee and holders of the EFIH Second Lien Notes under the EFIH Collateral Trust Agreement and any other inter-creditor agreements.

The EFIH First Lien Notes Trustee asserts that confirmation of the Plan and the occurrence of the Effective Date cannot and will not render “equitably moot,” or otherwise provide any basis for dismissal of, the Makewhole Appeal or any other appeal, whether pending now or in the future, involving the EFIH First Lien Notes or the EFIH First Lien Note Claims. To the contrary, it believes that a court can and will require New EFH and any other successor to the EFIH Debtors under the Plan to satisfy, in full, in cash, any EFIH First Lien Note Claims that are held to be valid or otherwise Allowed from and after the Effective Date. In addition, the EFIH First Lien Notes Trustee submits that the Plan provides for distributions derived from the collateral securing the EFIH First Lien Notes to be made to creditors whose claims (if any) against that collateral and against the EFIH Debtors are subordinate to the EFIH First Lien Note Claims. The EFIH First Lien Notes Trustee believes that the collateral securing the EFIH First Lien Notes and any other EFIH assets must first be used to satisfy all valid EFIH First Lien Note Claims. Accordingly, the EFIH First Lien Notes Trustee submits that, in addition or as an alternative to requiring New EFH and any other successor to the EFIH Debtors under the Plan to pay all EFIH First Lien Note Claims that are held to be valid or otherwise Allowed, a court could order Holders of other Claims against any of the Debtors receiving distributions under the Plan, including, without limitation, Holders of TCEH Unsecured Debt Claims and/or General Unsecured Claims Against the TCEH Debtors Other Than EFCH, to disgorge distributions they receive under the Plan or otherwise make payment to the EFIH First Lien Notes Trustee and Holders of the EFIH First Lien Notes sufficient to satisfy in full all EFIH First Lien Note Claims that are held to be valid or otherwise Allowed.

In addition, EFIH Second Lien Notes Trustee asserts that Confirmation of the Plan and the occurrence of the Effective Date cannot and will not render “equitably moot,” or otherwise provide any basis for dismissal of, the EFIH Second Lien Challenge or any other appeal, whether pending now or in the future, involving the EFIH Second Lien Makewhole Claims. To the contrary, the EFIH Second Lien Notes Trustee asserts that a court can and will require New EFH and any other successor to the EFIH Debtors under the Plan to satisfy, in full, in cash, any EFIH Second Lien Notes Claims that are held to be valid or otherwise Allowed from and after the Effective Date. In addition, the EFIH Second Lien Notes Trustee submits that the Plan provides for distributions derived from the collateral securing the EFIH Second Lien Notes to be made to creditors whose Claims (if any) against the that collateral and against the EFIH Debtors are subordinate to the EFIH Second Lien Notes Claims. The EFIH Second Lien Notes Trustee asserts that the collateral securing the EFIH Second Lien Notes and any other EFIH assets must be used to satisfy all valid EFIH Second Lien Notes Claims.

For further information on the EFIH First Lien Note Claims see Proofs of Claim Nos. 8024-8033 available at http://dm.epiq11.com/EFH/Claim. The EFIH First Lien Notes Trustee asserts that the EFIH First Lien Note Claims aggregate, as of the date hereof, $500 million or more, and the EFIH First Lien Note Claims will increase over time, as the EFIH First Lien Notes Trustee incurs additional professional fees and expenses for which it believes it is entitled to reimbursement from the EFIH Debtors, and as interest continues to accrue on all the EFIH First Lien Note Claims. For further information on the EFIH Second Lien Notes Claims, see Proofs of Claim Nos. 7486 and 7487 available at http://dm.epiq11.com/EFH/Claim. The EFIH Second Lien Notes Trustee asserts that the EFIH Second Lien Note Claims aggregate, as of the date hereof, $2.249 billion or more, and the EFIH Second Lien Notes Claims will increase over time, as the EFIH Second Lien Notes Trustee incurs additional professional fees and expenses for which it submits it is entitled to reimbursement from the EFIH Debtors, and as interest continues to accrue on all the EFIH Second Lien Notes Claims.

III. The Events Leading to the Debtors’ Financial Difficulties

A.	History of EFH Corp.

TXU Corp. (the predecessor of EFH Corp.) was historically a geographically-determined, vertically-integrated, rate-regulated monopoly electricity provider. In other words, TXU Corp. generated its own electricity and transmitted and sold that electricity to customers within its service territory at rates determined by the PUCT. That changed with the partial deregulation of the Texas electricity market, which proceeded in two steps. First, in 1995, the Texas legislature passed legislation to begin deregulation of the wholesale electricity market. Second, in 1999, the Texas legislature passed legislation that mandated deregulation of the retail electricity market and unbundling of integrated utilities in the competitive ERCOT market into separate transmission and distribution utilities, which remained rate-regulated, and competitive electricity generators/wholesalers and retail electricity providers, to be accomplished by 2002. Accordingly, in 2002, TXU Corp. separated its regulated transmission and distribution utility from its deregulated generation, wholesale, and retail electricity units. The transmission and distribution utility remained rate-regulated, while the generation, wholesale, and retail businesses became subject to market-driven prices and competitive forces.

As discussed in greater detail below, the wholesale price of electricity is closely related to the price of natural gas in the ERCOT market. The monthly settled price of natural gas almost tripled between 1999 and 2006, resulting in significant increases in the enterprise value of TXU Corp. Moreover, the robust Texas economy led to continuing increases in the demand for electricity. As a result of these factors, along with other efforts undertaken in the mid-2000s to address certain leverage and over-diversification issues, TXU Corp.’s performance improved and its stock value significantly increased between 2003 and early 2007.

B.	The 2007 Acquisition.

On February 26, 2007, TXU Corp. entered into an agreement to be acquired by Texas Holdings, a newly-created company owned by affiliates of the Sponsor Group and co-investors. The merger agreement contemplated that Texas Holdings, through a merger subsidiary, would acquire all outstanding shares of TXU Corp. for $69.25 per share in cash. This amount represented a premium over the stock price of TXU Corp. before the 2007 Acquisition was announced.

In the 2007 Acquisition transaction, approximately $31.5 billion in new debt was issued, including approximately $27 billion at TCEH and approximately $4.5 billion at EFH Corp. Affiliates of the Sponsor Group and co-investors contributed approximately $8.3 billion as equity capital. The 2007 Acquisition resulted in the cash buyout of the equity held by former TXU Corp. shareholders totaling approximately $31.9 billion and the assumption of approximately $14.7 billion of existing debt, of which approximately $6.5 billion was repaid when the 2007 Acquisition closed.54 Following these transactions, EFH had approximately $41.3 billion of outstanding funded indebtedness, including approximately $28.8 billion at TCEH, $128 million at EFCH, $7.2 billion at EFH Corp., and $5.2 billion at Oncor Electric (no Oncor Electric debt was used to fund the 2007 Acquisition). The 2007 Acquisition was—and remains—the largest private buy-out in history.

C.	EFH Following the 2007 Acquisition.

After the 2007 Acquisition, the Sponsor Group put in place an experienced management team, including the retention of key pre-2007 Acquisition management, along with a well-qualified, diverse board of directors to execute their plan to improve EFH’s immediate and long-term competitive position. Today, EFH continues to be led by an experienced team of management and directors, who include, among others:

•	Donald L. Evans, who has been the Chairman of EFH Corp. since October 2007. Mr. Evans previously served as the U.S. Secretary of Commerce.

[54]	Amounts exclude capital leases and a promissory note.

•	John Young, who has been the President and CEO of EFH Corp., TCEH, and EFIH since January 2008. Mr. Young previously held many leadership roles at Exelon Corporation from March 2003 to January 2008, including Executive Vice President of Finance and Markets of Exelon Corporation; President of Exelon Generation; and President of Exelon Power. Before joining Exelon, Mr. Young was Senior Vice President of Sierra Pacific Resources Corporation, Executive Vice President of Southern Generation, and served as a naval officer in the United States Navy for five years. In sum, Mr. Young has 30 years of experience in the power and utility industry.

•	Paul Keglevic, who has been the CFO of EFH Corp., TCEH, and EFIH since July 2008, the co-CRO of EFH Corp. since October 2013, and the co-CRO of TCEH and EFIH since February 2014. Mr. Keglevic previously was PricewaterhouseCoopers’ Utility Sector Leader from 2002 to 2008 and Clients and Sector Assurance Leader from 2007 to 2008. Before that, Mr. Keglevic was the head of the utilities practice and Pacific Rim Managing Partner at Arthur Andersen, where he was a partner for 15 years. In sum, Mr. Keglevic has 38 years of experience in the power and utility industry.

•	Stacey Doré, who has been the General Counsel of EFH Corp., TCEH, and EFIH since April 2012, the co-CRO of EFH Corp. since October 2013, and the Co-CRO of TCEH and EFIH since February 2014. Ms. Doré has been with EFH since December 2008 and previously served as Associate General Counsel of Litigation and General Counsel of Luminant. Ms. Doré was previously an attorney at Vinson & Elkins.

•	Mac McFarland, who has been CEO of Luminant since December 2012. Mr. McFarland has been with EFH since July 2008 and previously served as Executive Vice President and Chief Commercial Officer of Luminant. Before joining Luminant, Mr. McFarland served as Senior Vice President of Mergers, Acquisitions and Divestitures and as a Vice President in the wholesale marketing and trading division power team at Exelon Corporation. In sum, Mr. McFarland has 16 years of experience in the power and utility industry.

•	Jim Burke, who has been the CEO of TXU Energy since August 2005. Mr. Burke has been with EFH since October 2004 and previously served as Senior Vice President of Consumer Markets of TXU Energy. Before joining TXU Energy, Mr. Burke served as President and Chief Operating Officer of Gexa Energy and as a Senior Vice President of Consumer Operations with Reliant Energy, two other major Texas REPs. Previously, Mr. Burke worked for the Coca-Cola Company for six years in finance and general management for the domestic and international juice divisions. In sum, Mr. Burke has more than 20 years of experience in the retail services and consumer products industry, including 14 years in the retail electricity market.

EFH’s management team and boards of directors have focused their efforts on implementing a host of initiatives that have resulted in numerous operational accomplishments notwithstanding challenging wholesale electricity market conditions. In addition to the specific initiatives discussed below, management has, among other things:

•	identified and invested more than $10 billion in new electric infrastructure in Texas, including three new generation units, two new mining complexes, new transmission and distribution wires, approximately two million advanced meters, and also upgraded critical support and IT systems;

•	increased Adjusted EBITDA[55] from approximately $4.578 billion in 2008 to approximately $5.257 billion in 2012 and $4.699 billion in 2013 despite low wholesale electricity prices and other challenging market conditions;

[55]	“Adjusted EBITDA” measures earnings (net income) before interest expense, income taxes, depreciation, and amortization, adjusted to exclude noncash items, unusual items, and other adjustments allowed under certain of EFH’s prepetition debt documents.

•	achieved a reduction of approximately 15% in selling, general, and administrative expenses for the competitive businesses, including “bad debt” expenses, from 2009 to 2013, successfully reducing costs without negatively impacting necessary capital expenditures; and

•	hired and/or insourced approximately 1,900 employees to support new assets, improve customer service, and improve operations.

1.	Luminant Remains a Market Leader in Electricity Generation and Wholesale Operations.

In conjunction with, and following, the 2007 Acquisition, Luminant continued a robust hedging program designed to reduce the risks of a decline in wholesale electricity prices. The hedging program used financial natural gas instruments to reduce Luminant’s exposure to declines in future wholesale electricity prices that result from decreases in the price of natural gas. This program has operated as designed and contributed approximately $998 million, $1.833 billion, $1.265 billion, $1.152 billion, and $752 million of TCEH’s Adjusted EBITDA in 2013, 2012, 2011, 2010, and 2009, respectively, compared to TCEH’s overall Adjusted EBITDA of $2.919 billion, $3.574 billion, $3.584 billion, $3.85 billion, and $3.634 billion in those same years. As discussed below, however, a significant portion of TCEH’s hedge program matured in 2013, the remaining position would have matured in 2014 absent the Chapter 11 Cases, and as of the date hereof, all counterparties have terminated these positions. As a result, TCEH is no longer hedged at the favorable pricing that existed in these agreements.

Luminant also completed construction on three new lignite generation units in 2009 and 2010 at Sandow and Oak Grove and offset 100% of key emissions from the new units through a voluntary emissions reduction program. The new units satisfied one of many commitments made in connection with the 2007 Acquisition, helped to ensure sufficient generation capacity in the ERCOT market, and were completed on-time and on-budget. Luminant also terminated plans for eight additional lignite/coal generation units in satisfaction of its 2007 Acquisition-related commitments.

Since the 2007 Acquisition, Luminant has achieved significant operational milestones while making significant investments in environmental improvements. Luminant’s nuclear and lignite/coal-fueled generation units are consistently among the most reliable and efficient in the country. Additionally, the two new units at Oak Grove have the lowest key emissions rates of any Texas lignite units with rates that are at least 62% lower than the national average for coal units. Since the 2007 Acquisition and through 2013, Luminant increased its lignite/coal-fueled generation output by 21% while satisfying its commitment to decrease the key emissions of its lignite/coal-fueled units by more than 20% from a 2005 benchmark. Luminant is also a significant purchaser of wind-generated electricity in Texas, with contracts for approximately over 500 MW of wind power and related renewable energy credits. These purchases have allowed Luminant to contribute to environmental improvements and have allowed TXU Energy to diversify its retail product offerings.

Luminant’s mining activities have also continued to add value to EFH and, specifically, to the TCEH Debtors. Since the 2007 Acquisition, Luminant has added three mines. Additionally, Luminant has been the recipient of numerous awards and acknowledgements related to mining safety and land reclamation, including an unprecedented five Director’s Awards for advancing the science of reclamation from the U.S. Department of the Interior’s Office of Surface Mining, most recently in 2009; the Texas Coal Mining Reclamation Award from the RCT in 2014; and the 2014 National Mine Reclamation Award in the coal category from the Interstate Mining Compact Commission.

Importantly, Luminant has achieved these operational successes while maintaining a very strong safety record. For example:

•	in 2012, Luminant recorded its best safety year on record as measured by a key industry standard of number of incidents reportable to the Occupational Safety and Health Administration per 200,000 man-hours;

•	Luminant’s Three Oaks mine, which provides fuel for the Sandow lignite-fueled plant, has recorded three years without any injuries that resulted in “lost time”—in other words, no workers at the mine have been injured in a way that has resulted in any time off the job;

•	Luminant’s natural gas-fueled plants have had no “lost time” injuries for 10 years;

•	the Monticello and Big Brown lignite/coal-fueled plants have not had a lost-time injury for 22 years and 3 years, respectively; and

•	Comanche Peak’s employees have worked more than 11 million total hours without a lost-time injury.

2.	TXU Energy Remains a Market-Leading REP.

TXU Energy has maintained its position as a leading REP in Texas by providing top-tier customer services, focusing on target customers, leveraging its high brand recognition, maintaining highly competitive retail prices, and providing innovative products and services. Importantly, TXU Energy has reduced PUCT complaints by more than 88% since 2009 and is in the top decile of performance in the industry with respect to customer complaints. At the same time, TXU Energy has lowered “bad debt” expense by 68% since 2009 through collection initiatives, customer mix initiatives, and credit policy improvements. TXU Energy has also maintained its position as a leader in technological innovation, leading the way in developing digital capabilities that allow customers to manage and control their electricity costs, such as smart phone applications that allow users to adjust their thermostat remotely. TXU Energy’s commitment to innovation makes its products more attractive to customers and improves the environmental footprint of EFH by improving its customers’ energy efficiency.

Following the 2007 Acquisition, TXU Energy instituted a 15% residential price cut to legacy customers, making it the lowest-cost incumbent provider in Texas, and locked those rates in place through 2008. TXU Energy also provided approximately $125 million in low-income customer assistance through 2012, waived deposit requirements for certain customers, and formed a new Low Income Advisory Committee made up of leaders in the social service delivery sector. TXU Energy AidSM is the company’s flagship program for customers in need and is the largest bill payment assistance program in the nation among electricity providers. For more than 30 years, TXU Energy AidSM has provided more than $90 million to help more than 475,000 customers in temporary financial need pay their electric bills.

Additionally, TXU Energy has invested more than $100 million to develop innovative, sustainable, and energy savings products and services to help customers better manage their electricity usage. The suite of sustainability and energy savings solutions, as well as time of use electricity plans, benefit residential and business customers. A portion of the investment was dedicated to initiatives for low-income customers. The program has been beneficial to the environment—lower consumption means lower levels of pollutants—and beneficial to EFH’s ability to attract and retain customers demanding greater control over their electricity use.

TXU Energy’s initiatives have generated positive results. There are more than 50 REPs offering more than 300 electricity plans to residential customers in the competitive areas of Texas. Yet, even with that level of competition, TXU Energy’s annual residential customer net attrition numbers have declined since 2011. In fact, TXU Energy had less than 2% annual net attrition in 2014. Indeed, TXU Energy has the lowest residential net attrition among the “incumbent” REPs (i.e., REPs that are associated with a pre-deregulation electric utility) in the areas traditionally served by those incumbent REPs since 2001. In other words, since deregulation in 2002, TXU Energy has maintained a larger portion of its residential customers than other incumbent REPs.56

3.	Other Initiatives.

Following the 2007 Acquisition, EFH put a number of initiatives in place in addition to the operational improvements at TXU Energy and Luminant. Importantly, EFH has focused on achieving cost savings and service excellence in its provision of shared services to create value for TCEH and the rest of EFH. The results have been

[56]	Based on information provided by the PUCT that evaluates the number of residential customers who purchase electricity from the REP that is historically associated with that customer’s regulated transmission and distribution utility. In other words, a higher percentage of Oncor’s customers purchase their electricity from TXU Energy compared to the same statistic for the other regulated transmission and distribution utilities and formerly affiliated REPs in Texas.

positive: costs have declined significantly while service has improved significantly. Part of that improvement has been the reversal of certain outsourcing agreements for human resources, IT, supply chain, and some accounting functions. Insourcing a significant portion of those functions has resulted in lower cost to EFH while also improving the quality of service to the business and external customers.

Additionally, EFH established a sustainable energy advisory board composed of labor, economic development, reliability/technology, and environmental advocacy representatives of the Texas community as part of a long-term commitment to being a leader on sustainability issues.

D.	The Result of Low Natural Gas Prices on EFH’s Financial Performance Following the 2007 Acquisition.

The 2007 Acquisition was driven, in part, by the expectation that natural gas prices and wholesale electricity prices in the ERCOT market would not decline precipitously and over the long-term. These expectations held true in the year following the 2007 Acquisition. The monthly NYMEX Henry Hub settled price of natural gas futures contracts was $6.42 per MMBtu in October 2007, when the 2007 Acquisition closed. In 2008, that figure rose as high as $13.11 per MMBtu. Additionally, the average monthly NYMEX Henry Hub futures contract settled prices for the years ending December 31, 2007 and 2008 were $6.86 per MMBtu and $9.03 per MMBtu, respectively. Those increases in natural gas prices contributed, in part, to increases in annual average ERCOT wholesale electricity prices from $52.42 per MWh in 2007 to $63.44 per MWh in 2008. Operating revenues for the competitive electric segment (i.e., TCEH) increased from $8.56 billion to $9.79 billion in the years ending December 31, 2007 and 2008, respectively, due in part to higher wholesale electricity prices reflecting rising natural gas prices. As discussed below, however, technological breakthroughs began to fundamentally alter the energy landscape after the 2007 Acquisition, leading, in principal part, to the Debtors’ current financial difficulties.

1.	The Texas Electricity Market and the Role of ERCOT.

Texas is the largest state electricity market in the United States and the eleventh-largest electricity market worldwide—ranking ahead of, among others, the United Kingdom, Italy, and Spain. The ERCOT electricity market covers approximately 75% of Texas’s land mass and represents approximately 90% of the electricity consumption in Texas.

The ERCOT market is a unique “power island” contained within Texas. The following map shows reliability areas, which are generally subject to regulation by the FERC and several regional reliability agencies.

Most of these reliability areas are part of the much larger western and eastern interconnections. The ERCOT reliability region, by contrast, is its own standalone interconnection, and it has very limited export and import capability. Accordingly, approximately 98% of the electricity generated in the ERCOT market is consumed in the ERCOT market.

ERCOT is the regional independent system operator (“ISO”) for the ERCOT interconnection—by contrast, no other interconnections or reliability regions are completely served by a single ISO. ERCOT schedules power on an electric grid that connects more than 43,000 miles of transmission lines and approximately 550 generation units, comprising approximately 90,600 MW of installed generation capacity, including approximately 2,500 MW of idled capacity and approximately 11,500 MW of wind and other resources that are not available under certain conditions. Of the total installed capacity, approximately 59% is natural gas-fueled generation, 27% is lignite/coal and nuclear-fueled generation, and 14% is fueled by wind and other renewable resources.

ERCOT is responsible for procuring energy on behalf of its members while maintaining the reliable operation of the electricity supply system. ERCOT also performs financial settlements for the competitive wholesale electricity market and enforces certain credit requirements, including collateral posting requirements, to ensure market participants’ creditworthiness for transactions facilitated by ERCOT. Additionally, ERCOT administers retail switching for the more than 7 million customers57 in the ERCOT market that have the ability to choose their REP. ERCOT’s membership consists of approximately 300 corporate and associate members, including electric cooperatives, municipal power agencies, independent generators, independent power marketers, investor-owned utilities, REPs, and consumers. ERCOT operates under reliability standards set by the NERC and the TRE and is subject to regulatory and legislative oversight by the PUCT.

Notwithstanding the ERCOT market’s “power island” status, the delivery of electricity in the ERCOT market operates similarly to other electricity markets in the United States. Market participants buy and sell electricity utilizing both the spot or “real-time” market (i.e., electricity for current transmission/distribution and use by consumers) and the day-ahead market, both of which are facilitated by ERCOT in its role as the ISO, and through bilateral contracts that indirectly facilitate the majority of wholesale electricity sales in the ERCOT market. These markets allow ERCOT, in conjunction with the qualified scheduling entities that transact directly in the day-ahead and spot markets (facilitated by the bilateral contracts entered into between electricity generators/wholesalers, retailers, and the qualified scheduling entities), to ensure that electricity is reliably delivered to all market participants.

(a)	The Role of Natural Gas in Wholesale Electricity Pricing in the ERCOT Market.

Natural gas-fueled generation accounted for approximately 59% of the electricity generation capacity, and 41% of the electricity actually produced and consumed, in the ERCOT market in 2014. Natural gas units, however, meet the peak, or “marginal,” electricity demand approximately 70-90% of the year. Accordingly, when natural gas-fueled units satisfy demand, prices for wholesale electricity are highly correlated to the price of natural gas.

[57]	Measured by number of electricity meters.

The chart below illustrates the correlation between natural gas prices and wholesale electricity prices between 2007 and the beginning of 2014:

There are essentially six classes of generation assets in the ERCOT market: (i) renewable generation (including wind, hydro-electric, and solar generation); (ii) nuclear; (iii) lignite/coal; (iv) combined-cycle gas turbines (“CCGTs”), which are more efficient natural gas units; (v) other natural gas and oil assets; and (vi) internal combustion assets. As demand for electricity increases or decreases, ERCOT dispatches its assets in ascending order based on cost to generate each marginal MW of electricity. That cost is generally approximated by a unit’s fuel expense.

Generally, in the ERCOT market, when natural gas prices are high, the cost to generate electricity using natural gas-fueled units is high. These natural gas-fueled units generally set the cost for wholesale electricity in the ERCOT market because they normally satisfy the marginal demand for electricity. As a result, high natural gas prices generally lead to high wholesale electricity prices. Lignite/coal and nuclear-fueled units have the ability to benefit from these increases in wholesale electricity prices: the variable costs to produce electricity using these units are not directly affected by changes in natural gas prices, and the electricity generated by lignite/coal and nuclear-fueled units can be sold for the higher wholesale prices set by natural gas-fueled plants. Importantly, however, lignite/coal and nuclear units have high start-up costs relative to natural gas units and require longer notice or “lead time” to start. As a result, lignite/coal units may run at a loss when wholesale electricity prices are low.

Natural gas units, by contrast, typically have lower start-up costs and generation can be substantially increased or decreased in a relatively short period of time. As a result, natural gas units are more likely to be shut down when wholesale electricity prices are below the natural gas unit’s cost to produce electricity. Importantly, when natural gas prices are relatively low, the cost of producing electricity from CCGTs may drop below the cost of producing electricity from lignite/coal units. When this occurs, these CCGTs—which Luminant does not own—can displace lignite/coal units, including certain of Luminant’s lignite/coal units, at lower levels of demand, and exacerbate the effect low natural gas prices have on the profitability of those lignite/coal units. This is a market function known as “coal to gas switching.”

These factors reflect a key economic driver for the Debtors: high natural gas prices contribute to high wholesale electricity prices and higher profitability for Luminant’s entire electricity generation fleet, particularly its lignite/coal and nuclear-fueled units. By contrast, declines in natural gas prices result in lower wholesale electricity prices, increased coal to gas switching, lower generation from lignite/coal units, and lower profitability for Luminant’s entire electricity generation fleet. As discussed below, market conditions and technological innovations led to such a decline following the 2007 Acquisition—and that decline has had a substantial negative effect on the results of TCEH’s business operations, even after accounting for TCEH’s natural gas hedging program.

2.	The Precipitous Drop in Natural Gas Prices Resulting From the Development of Unconventional Natural Gas.

When the 2007 Acquisition closed, market conditions, including forward natural gas prices, indicated that EFH would be able to service, repay, and refinance its 2007 Acquisition-related debt and generate positive returns for EFH’s new equity owners. As discussed below, however, a precipitous and prolonged decline in natural gas prices that resulted from increased exploitation and production of “unconventional” natural gas fundamentally altered market conditions not just for EFH, but for the United States and global energy industry as a whole.

The increased exploitation and development of unconventional natural gas largely results from the technological advances related to the processes known as hydraulic fracturing (widely known as “fracking”) and directional drilling. Unconventional natural gas rests below the surface, trapped within shale rock and tight sand formations. Geologists have long known that the United States has access to some of the world’s largest concentrations of natural gas, but until the recent improvements in fracking and drilling technologies, much of the gas could not be economically extracted. At its core, the fracking process is simple. Engineers crack open the geologic formation holding the gas by pumping highly-pressurized fluid into the rock, allowing the gas to escape. When the well is de-pressurized, the gas—which is higher-pressure than the fluids used to break the rock apart—flows to the surface.

While the usage of fracking is not new, both technological limitations and federal law limited early attempts to capitalize on its use. For example, for effective fracking, the cracks in the shale rock must be maintained by a high amount of pressure. Early processes did not maintain pressure long enough to enable the gas to escape, and picking a spot for new drilling was little better than guesswork because of limitations on underground imaging technology. Moreover, modern fracking techniques were severely restricted by the Safe Drinking Water Act, which imposed strict requirements on the injection of industrial chemicals into the ground. In 2005, however, Congress—citing a 2004 EPA study indicating that the process is safe—exempted natural gas extraction fluids from EPA regulation under this statute. This legislative action allowed natural gas extraction companies to innovate and improve the efficiency of fracking fluid technology with less threat of government regulation, eventually contributing to higher extraction rates and more widespread adoption of fracking throughout the United States.

Between 2005 and 2008, natural gas prices continued to increase. The prolonged, substantial decreases in natural gas prices that later occurred as a result of fracking were not anticipated at the time of the 2007 Acquisition because of, among other things, anticipated technological barriers, environmental concerns, and expected decreases in production to offset decreases in price. Contrary to expectations at the time of the 2007 Acquisition, however, the technological barriers were overcome. Lubricating agents were developed that allowed for cheaper injection of fluid at higher pressures and chemical mixtures were developed that maintained the cracks in the shale rock for longer periods of time. Seismic imaging technology produced greater certainty about the location of wells. Horizontal drilling advancements allowed for the increase of the “drillable” size of each well.

Together, these advances decreased costs and increased yield, making the process profitable and leading to a dramatic increase in economically available natural gas reserves, as demonstrated by the following map:

These improvements in the fracking process led to a dramatic increase in natural gas production in the United States since 2008, even as gross withdrawals from traditional sources of natural gas declined:58

These unexpected increases in natural gas production caused natural gas prices to fall to as low as $2.04 per MMBtu in May 2012—the lowest price since February 2002—and natural gas prices have generally stayed in the range

[58]	Source-by-source information for natural gas production is not available from the U.S. Energy Information Administration for 2013.

of $2.50–$4.80 per MMBtu since then, with the exception of certain weather-driven events. Although the extremely cold weather throughout most of the country in the fall and winter of 2013/2014 contributed to significant natural gas price increases—causing short-term prices to reach as high as $6.15 per MMBtu on February 19, 2014, for March 2014 delivery—short-term prices have already declined significantly from those highs to below $3.00 per MMBtu. And even those higher, weather-related short-term natural gas prices are below the natural gas prices that prevailed at the time of the 2007 Acquisition. Longer-term natural gas prices were not significantly influenced by those increases in short-term prices.

3.	The Effect of Low Natural Gas Prices on EFH.

The prolonged, significant decline in natural gas prices has significantly decreased the profitability of TCEH’s lignite/coal and nuclear-fueled units. These market conditions and other factors have resulted in significant declines in TCEH’s revenues that were not entirely offset by gains from TCEH’s natural gas hedging program, and as of the date hereof, all of these favorable positions have been terminated. The consequences to the profitability of TCEH’s units have been and will be significant: declining natural gas prices, increased competition from more economic generation assets (including renewable generation and more efficient natural gas-fueled technology), along with other macroeconomic drivers, resulted in significant declines in revenues and the recognition of impairments to TCEH’s goodwill intangible asset balance of $700 million in the three months ended March 31, 2015, $1.6 billion in 2014, $1.0 billion in 2013, $1.2 billion in 2012, and $4.1 billion in 2010.59 Further, TCEH recognized impairment charges for certain of its lignite/coal fired generation facilities of $4.6 billion in 2014 due to the significant decline in natural gas prices and its impact on wholesale electricity prices.

In response to these economic conditions, Luminant has reduced the amount of time that certain lignite/coal-fueled units, that are comparatively more expensive to operate, generate electricity to reduce the amount of electricity generated uneconomically. These reductions generally take one of two forms. Luminant may temporarily cease electricity generation at certain lignite/coal units for short periods of time when the demand for electricity and wholesale electricity prices in the ERCOT market are comparatively low. The units resume operation when demand for electricity, and wholesale electricity prices, are comparatively high. Alternatively, certain units may be operated on a seasonal basis in response to sustained periods of comparatively low wholesale electricity prices and demand for electricity. Indeed, Luminant has sought and received permission in the past to operate two of its lignite/coal units at Monticello, along with one unit at Martin Lake, on a seasonal basis, and Luminant has filed its intent to increase the number of Martin Lake units operating on a seasonable basis to two. Luminant anticipates that it will continue to operate the units on a seasonal basis if wholesale electricity prices remain at current levels. In 2014, 2013, and 2012, the estimated effects of these generation reductions of lignite/coal-fueled units totaled approximately 15,770 GWh, 12,460 GWh, and 10,410 GWh of lowered electricity output, respectively.

TCEH’s previous long-term natural gas hedges, which were put in place in 2006, 2007, and 2008, largely matured by 2013, the remainder would have matured in 2014 absent the commencement of the Chapter 11 Cases, and as of the date hereof, all such hedges have been terminated. These maturities have already, and will continue to, exacerbate the TCEH Debtors’ balance sheet-related challenges. As of April 30, 2008, TCEH had hedged approximately 85% of its 2009–2013 expected natural gas price exposure associated with its expected nuclear, coal, and lignite generation, with natural gas positions at average prices ranging from $7.25 per MMBtu to $8.26 per MMBtu. Further, most of the hedging transactions were secured with a first lien interest in TCEH’s assets, which eliminated normal collateral posting requirements for those wholesale hedging transactions and associated effects on liquidity.

As of March 31, 2015, TCEH had approximately 97% of its 2015 natural gas position hedged with either forward sales of electricity or other natural gas hedges. These hedges, however, are at prices that are closer to current market prices of natural gas, versus the favorable prices of the hedges that were executed in 2006, 2007, and 2008. As a result, TCEH is experiencing significantly greater exposure to lower natural gas prices and correspondingly lower wholesale electricity prices, and will continue to be exposed to these pressures going forward.

[59]	TCEH also recorded an $8 billion goodwill impairment in 2008. That impairment, however, was largely unrelated to TCEH’s performance or the value of its assets. Instead, that impairment was due primarily to the financial crisis/economic recession in 2008 that dramatically increased discount rates; Oncor recorded a goodwill impairment of approximately $860 million in the same year.

E.	Other Market Conditions Affecting TCEH’s Performance.

In addition to lower wholesale electricity prices resulting from low natural gas prices, TCEH’s financial performance has also been affected by other market and regulatory considerations. Further discussion of risk factors associated with the Debtors’ business operations can be found in Section VIII.D of this Disclosure Statement, entitled “Risk Factors Related to the Business Operations of the Debtors, the Reorganized Debtors, and Oncor Electric,” which begins on page 191.

First, TCEH’s financial difficulties resulting from the effect of low natural gas prices are punctuated by TCEH’s significant exposure to the uncertain costs of environmental litigation and regulation, including both air quality and global climate change regulation. TCEH anticipates that it will incur a total of nearly $1.2 billion in capital expenditures related to environmental rules and regulations from 2010 through 2020 (including maintenance of existing emissions control equipment)—and that amount could be subject to material increases depending upon any new environmental regulations.

Examples of environmental regulation and litigation-related expenses that drive the expenditures include regulations and litigation related to air quality standards under the Clean Air Act, including the much-litigated Cross-State Air Pollution Rule and the Mercury and Air Toxics Standard, potential and proposed rules by the United States Environmental Protection Agency and related litigation regarding Regional Haze, litigation and regulation related to the byproducts of electricity generation—including the Disposal of Coal Combustion Residuals from Electric Utilities rule—and steps to address greenhouse gas emissions. Each of these categories of regulation and litigation, along with others, impose cost and uncertainty on TCEH’s business operations.

Second, the cost of delivered coal has increased since the 2007 Acquisition for four reasons: (1) increases in the price of Powder River Basin Coal, which is used to fuel several of the Debtors’ coal-fueled units (2) higher rail transportation costs; (3) the addition of rail fuel surcharges to certain agreements; and (4) inflation. These increases in the cost of delivered Powder River Basin coal increase the cost of operating Luminant’s lignite/coal-fueled units and, consequently, reduce overall profits.

Third, electricity demand is driven, in part, by general macroeconomic conditions. The economic recession in 2008/2009 had a negative effect on the demand for electricity, as illustrated by the following chart:60

Fourth, following the deregulation of the Texas electricity market, a significant number of REPs entered the retail electricity market. As is the case in most competitive markets, certain of these REPs have been willing to offer products with prices that are low enough to draw away customers from other REPs, including TXU Energy, that focus on maintaining a higher level of customer service and a broader variety of technological and other offerings. Retail market restructuring in the ERCOT market was designed to encourage customers to shop for alternatives to incumbent REPs, such as TXU Energy, that are associated with pre-deregulation utilities. As a result of this fierce competition, TXU Energy, along with many other Texas REPs, has experienced customer attrition.

[60]	Based on an ERCOT long-term forecast as of May 8, 2007.

Fifth, developments, and associated tax incentives for, renewable energy sources like wind power have increased the supply of electricity derived from such sources. A key driver of increased wind generation has been the competitive renewable energy zone program, which is designed to facilitate the transmission of electricity generated in west Texas and the Texas panhandle to the load centers located in major metropolitan areas. Indeed, according to ERCOT, wind capacity in the ERCOT market has increased from approximately 3,426 MW in the summer of 2007 to approximately 11,500 MW in 2014—an increase of 236%. Similarly, actual wind production increased from approximately 8,800 GWh in 2007 to approximately 36,142 GWh in 2014—an increase of approximately 311%. After capital costs are invested, wind power is essentially free to generate: the fuel source (wind) is free, and, for each MWh of electricity generated, wind generators benefit from governmental incentives like production tax credits and renewable energy credits regardless of the wholesale price of electricity in the ERCOT market. These increases in wind generation can increase the amount of time Luminant’s lignite/coal-fueled units operate unprofitably and at lower output than design.

F.	EFH’s Financial Outlook and Business Strategy Going Forward.

The Debtors’ balance sheet is unsustainable given expected market conditions. Once the Debtors’ balance sheet problems are addressed, however, the Debtors expect to be poised to leverage their core operations, sales and customer service expertise, and shared services skills to take advantage of possible growth opportunities. Demand for electricity in the ERCOT market is forecasted to grow at a compound annual growth rate of 1.3% from 2016 to 2025, resulting in the potential need to build generation resources in the ERCOT market. Additionally, the Debtors’ fundamental business operations are strong notwithstanding the downward pressure placed on wholesale electricity prices by low natural gas prices and high levels of competition. Once the Debtors’ balance sheet is delevered, the Debtors expect that they will be able to operate their businesses profitably and expect that they will be able to pursue opportunities as they arise.

G.	EFH’s Reorganization Efforts.

Following the 2007 Acquisition and the subsequent decline in market conditions and increase in environmental costs, the Debtors took a number of steps to maximize the value of the business.

1.	EFH Implements Financial Transactions.

Since the 2007 Acquisition, the Debtors have executed several transactions to reduce or extend their debt obligations, reduce cash interest payments, eliminate significant contingent liabilities, and maximize value, as discussed below.

(a)	The Liability Management Program.

In October 2009, the Debtors initiated a new program focused on improving the Debtors’ balance sheets by reducing debt and cash interest payments and extending debt maturities through debt exchanges, repurchases, and issuances (the “Liability Management Program”). Before the Petition Date, the Liability Management Program captured approximately $2.5 billion in debt discount, including approximately $700 million of debt discount at TCEH, by acquiring approximately $12.57 billion in debt in exchange for approximately $10.04 billion of new debt and/or cash (including cash funded by debt issuances).

Additionally, through the Liability Management Program, the Debtors amended and extended approximately $25.7 billion of debt maturities to 2017-2021. The original maturities ranged from 2013 (in the case of certain amounts under the TCEH Credit Agreement, as discussed below) to 2017 (in the case of certain notes issued in connection with the 2007 Acquisition). Additionally, certain debt exchanges and repurchases involved debt issued in earlier Liability Management Program transactions that had maturity dates in 2019 and 2020.

Amendments to the TCEH Credit Agreement completed in April 2011 and January 2013 resulted in the extension of $16.4 billion in loan maturities to 2017 and the extension of $2.05 billion of commitments under the revolving credit facility to 2016. In connection with the April 2011 amendment, approximately $1.623 billion of claims under the TCEH Credit Agreement were repaid using $1.604 billion of net proceeds from issuing the TCEH First Lien Notes (the remainder was sourced from cash on hand). The April 2011 amendment also included an amendment to certain of the TCEH Credit Agreement’s financial covenants that allowed the TCEH Debtors to avoid triggering an event of default.

EFH also attempted to segregate the credit risk of EFH Corp., EFIH, and EFCH/TCEH. EFH attempted to accomplish this goal through a combination of the exchanges discussed above—many of which resulted in the elimination of EFH Corp. debt that was guaranteed by both EFCH and EFIH—and issuing EFIH Second Lien Notes to fund the repayment of intercompany demand notes from TCEH to EFH Corp. that were guaranteed by EFIH. This effort was driven, in part, by an effort to reduce the cost of capital at EFH Corp. and EFIH that would result from isolating EFH Corp. and EFIH from TCEH’s credit risk, preserve EFIH’s access to the credit markets, and settle the payment obligations of EFH Corp. and EFIH to TCEH in an efficient and orderly manner prior to TCEH needing cash to continue operations and demanding payment in full of all amounts outstanding under the intercompany demand notes. Additionally, isolating EFH Corp. and EFIH from TCEH’s credit risk was part of EFH’s strategy to pursue a consolidated restructuring transaction.

Certain aspects of the Debtors’ Liability Management Program have been the subject of litigation, and could be the source of potential Claims.

(b)	Tax Restructuring to Eliminate Excess Loss Account and Deferred Intercompany Gain Tax Transactions.

In addition to the significant value generated through the Liability Management Program, EFH also eliminated large contingent tax liabilities. As a result of various transactions over the years, including the 2007 Acquisition, EFH Corp. generated multi-billion dollar deferred intercompany gain (“DIG”) and excess loss account (“ELA”) contingent tax liabilities with respect to its equity interests in the predecessor to EFCH. Specifically, the equity interests in the predecessor to EFCH held by EFH Corp. reflected an accumulated ELA of approximately $19 billion and DIG of approximately $4 billion as a result of the 2007 Acquisition and prior corporate transactions. EFH determined that certain restructuring transactions could result in recognition of those amounts, resulting in significant taxable gain and tax liability.

To eliminate the risk of these significant tax liabilities, EFH Corp. sought and obtained a private letter ruling from the IRS that allowed EFH Corp. to undertake an internal corporate restructuring to eliminate the DIG and ELA without adverse tax consequences. The transaction was consummated on April 15, 2013.

It is important to note that while this transaction reduced certain potential tax liabilities with respect to the TCEH Debtors, the transaction did not eliminate the potential tax burden and other negative implications of a taxable sale of the TCEH Debtors’ assets or EFIH’s direct and indirect equity interests in Oncor Holdings and Oncor Electric, either through a plan or through a section 363 sale.

(c)	Restructuring of the Debtors’ Long-Term Employee Pension Obligations.

EFH also modified its pension plan in 2012 to provide greater certainty regarding future costs.61 The modifications resulted in:

•	splitting off assets and liabilities under the plan associated with employees of Oncor Electric and all retirees and terminated vested participants of EFH (including discontinued businesses) to a new plan sponsored and administered by Oncor Electric;

•	splitting off assets and liabilities under the plan associated with active employees of the Debtors, other than bargaining unit employees, to a terminating plan, freezing benefits, and vesting all accrued plan benefits for such pension participants;

•	terminating, distributing benefits under, and settling all of EFH’s liabilities under the terminating plan, resulting in a reduction in annual pension expense by approximately $40 million, mostly for the Debtors; and

•	maintaining the plan associated with TCEH’s bargaining unit employees.

[61]	These modifications did not affect EFH’s other post-employment benefit (“OPEB”) obligations.

On June 27, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for an Order Authorizing the Debtors to Execute the 401(k) Plan Separation [D.I. 1229]. This motion requested Bankruptcy Court authorization to transfer the accounts of Oncor Electric employees who participate in the 401(k) Plan to a new 401(k) plan established and maintained by Oncor Electric. On July 17, 2014, the Bankruptcy Court granted the relief requested [D.I. 1620].

The Pension Benefit Guaranty Corporation (the “PBGC”) is the wholly-owned United States government corporation created under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to administer the federal pension insurance program and to guarantee the payment of certain pension benefits upon termination of a pension plan covered by Title IV. EFH Corp. is the current sponsor of the EFH Retirement Plan, and Oncor Electric is the current sponsor of the Oncor Retirement Plan (together, the “Pension Plans”).

As stated in its objection to the Disclosure Statement [D.I. 5347], the PBGC believes that the Disclosure Statement does not provide adequate information regarding the Pension Plans, including (i) the Debtors’ intentions with respect to the Pension Plans, (ii) the nature and amounts of the PBGC’s Claims, and (iii) the effect of such Claims on the Plan if one or more of the Pension Plans terminate. The Debtors believe that much, if not all, of the information requested by the PBGC was contained in Form 8-K as filed with the SEC on August 10, 2015, including the Plan, Merger and Purchase Agreement, and its accompanying Company Disclosure Letter (collectively, the “Filings”). The Debtors also provide the following additional disclosures in this Disclosure Statement as requested by the PBGC in its objection.

The Debtors do not intend to terminate either the EFH Retirement Plan or the Oncor Retirement Plan pursuant to the Restructuring Transactions. Upon consummation of the Restructuring Transactions and after the Effective Date, Reorganized TCEH will be the sponsor of the EFH Retirement Plan and a successor of Oncor Electric (such successor referred to herein as “Opco”) will be the sponsor of the Oncor Retirement Plan. Reorganized TCEH (i) will be spun-off to certain creditors of the Debtors and (ii) will hold the competitive electricity businesses currently owned by TCEH. The final form of the REIT Reorganization is continuing to be evaluated. However, as part of any REIT Reorganization, the ownership and operation of the assets and liabilities of Oncor Electric would be divided between two separate entities. Oncor Electric (which after the REIT Reorganization is referred to as “PropCo”) would continue to own its transmission and distribution assets that are treated as real property for U.S. federal income tax purposes, as well as certain other assets, either directly or indirectly through a subsidiary. Certain other assets and liabilities of Oncor Electric will be allocated to OpCo, which will be a newly-formed entity owned and controlled by Hunt family members. PropCo will lease its transmission and distribution assets to OpCo. PropCo will be indirectly owned by New EFH, which as a result of the REIT Reorganization, is intended to qualify as a REIT for U.S. federal income tax purposes. Upon emergence, New EFH is expected to be owned by a consortium of investors, including TCEH junior creditors, TCEH first lien creditors, and other investors. The exact composition of the controlled groups for Reorganized TCEH, PropCo and OpCo following the Restructuring Transactions and REIT Reorganization is currently in negotiations.

After the Effective Date, the Pension Plans will continue to be administered in accordance with their terms, the provisions of ERISA, and the Internal Revenue Code. Reorganized TCEH and OpCo, as the resulting sponsors of the Pension Plans, will satisfy the minimum funding contributions standards under the Internal Revenue Code and will be liable for the payment of PBGC premiums required under ERISA.

With respect to future funding obligations, the table below summarizes the projected contributions to the Pension Plans from 2015 through 2019, as provided by Aon Hewitt in its capacity as actuary for the Pension Plans. The below contribution amounts are projected to satisfy the minimum funding requirements of ERISA. In addition, the amounts include additional discretionary contributions as necessary to avoid benefit restrictions under Section 436 of the Internal Revenue Code.

Calendar Year	EFH Retirement Plan (in millions)	Oncor Retirement Plan (in millions)
2015	$50.7	$0.0
2016	0.0	0.0
2017	0.0	101.8
2018	0.0	122.2
2019	0.0	121.8
Total	$50.7	$345.8

With respect to the funded status of the Pension Plans, each Pension Plan’s assets are at least 80% of the applicable PBGC vested benefits amount. For the EFH Retirement Plan, the PBGC vested benefits amount is based on the PBGC premium standard method, which applies the IRS one-month average segment rates for December 2014 of 1.48%, 3.77% and 4.79%. For the Oncor Retirement Plan, the PBGC vested benefits amount is based on the PBGC premium alternative method, which applies the IRS 24-month average segment rates as of September 2014 of 1.15%, 4.06% and 5.15%. As of January 1, 2015, the funded status of the Pension Plans in relation to the applicable PBGC vested benefits amount (as provided by Aon Hewitt) is as follows:

EFH Retirement Plan:

Market Value of Assets	$229,447,527
PBGC Vested Benefits	$273,314,768
Funded Status	83.95%

Oncor Retirement Plan:

Market Value of Assets	$2,325,253,106
PBGC Vested Benefits	$2,699,459,962
Funded Status	86.14%

Pursuant to the Separation Agreement by and between TXU Corp. and Oncor Holdings dated October 10, 2007, Oncor Electric is obligated for certain liabilities under the EFH Retirement Plan, including a significant amount of the $50.7 million described above. As outlined in the Merger and Purchase Agreement, as part of the Restructuring Transactions, OpCo (as a successor to Oncor Electric) and Reorganized TCEH will enter into the Amended and Restated Split Participant Agreement (the “Split Participant Agreement”) under which Oncor Electric will remain liable for certain obligations (as described in the Split Participant Agreement) relating to the EFH Retirement Plan (see Exhibit G to the Merger and Purchase Agreement) including an allocable share of pension liabilities, costs and expenses arising under the EFH Retirement Plan.

The PBGC asserts that in the event of termination of one or both of the Pension Plans, the sponsors of the Pension Plans and all members of their controlled group are jointly and severally liable for the unfunded benefit liabilities of the terminated Pension Plan(s). Therefore, the PBGC asserts that it has estimated contingent Claims, subject to termination of one or both of the Pension Plan(s) during the Chapter 11 Cases, against the sponsors of the Pension Plans and their controlled group for termination liabilities in the amount of over $1 billion, including $908,100,000 for the unfunded benefit liabilities of the Pension Plans and $96,333,750 for termination premiums. However, the Debtors believe that such termination liabilities would be incurred only if the PBGC were to successfully initiate an involuntarily termination of the Pension Plans. The Debtors further believe that the PBGC lacks any legal basis for initiating an involuntary termination of the Pension Plans, and therefore that any reference to the termination liabilities (including the $908,100,000 in unfunded benefit liabilities and $96,333,750 in termination premiums) is not necessary. The PBGC also asserts that termination liability Claims are entitled to priority in an unliquidated amount under section 507(a)(2) and (a)(8) of the Bankruptcy Code. The Debtors do not intend to terminate the Pension Plans.

The PBGC is investigating whether the circumstances of this bankruptcy proceeding will cause it to seek termination of one or both of the Pension Plans. It asserts that in the event of termination of one or both of the Pension Plans, the sponsors of the Pension Plans and all members of their controlled group are jointly and severally liable for (among other things) the unfunded benefit liabilities of the terminated Pension Plan(s). The Debtors reserve all rights with respect to the Pension Plans and Claims and Causes of Action of the PBGC.

It should be noted that Section V.F.2 of the Disclosure Statement specifically addresses the continued ability of the PBGC and the Pension Plans to address their rights under ERISA, the Internal Revenue Code, or any other applicable law. The Debtors are working with the relevant parties on a pension backstop agreement to resolve certain of the PBGC’s concerns under which it is intended that PropCo will backstop certain obligations of OpCo in respect of the funding of the Pension Plans. All parties’ rights with respect to the Pension Plans, including the final structure of the pension backstop agreement, are reserved for Confirmation.

(d)	Prepetition Negotiations.

For a significant period prior to the Petition Date, the Debtors engaged in extended negotiations with several creditor groups with the goal of reaching an agreement on a consensual restructuring. The result of these negotiations was the Restructuring Support Agreement. The Restructuring Support Agreement was ultimately terminated on July 23, 2014. For further discussion of the circumstances leading up to entry into and termination of the Restructuring Support Agreement, see Section IV.C.1(a) of this Disclosure Statement, entitled “Motions Related to the Restructuring Support Agreement,” which begins on page 76.

IV. Material Events in the Chapter 11 Cases

A.	Venue.

Almost simultaneously with the commencement of the Chapter 11 Cases, on April 29, 2014, the TCEH Second Lien Notes Trustee filed the Motion of Wilmington Savings Fund Society, FSB Pursuant to 28 U.S.C. §§ 1408 and 1412 and Rule 1014 of the Federal Rules of Bankruptcy Procedure to Transfer Cases to the United States District Court for the Northern District of Texas [D.I. 5] (the “Motion to Transfer”). The TCEH Second Lien Notes Trustee asserted that Texas is the correct venue for the Chapter 11 Cases because, among other things: (1) the Debtors’ business is conducted in Texas; (2) the Debtors are subject to numerous Texas regulatory regimes and are involved in lawsuits in Texas; and (3) the Debtors’ only connection to Delaware is that certain of the Debtors were formed under Delaware law. Further, the TCEH Second Lien Notes Trustee asserted that the additional costs associated with maintaining the Chapter 11 Cases in Delaware is significantly higher than if the cases were maintained in Texas. The Motion to Transfer was joined by Neighbors for Neighbors, Inc. [D.I. 557], as well as by the TCEH Unsecured Ad Hoc Group [D.I. 225], which later withdrew its joinder.

On May 8, 2014, the Debtors objected to the Motion to Transfer [D.I. 391] (the “Transfer Objection”). The Transfer Objection was joined by the agent for the TCEH DIP Facility [D.I. 519], the TCEH First Lien Ad Hoc Committee [D.I. 522], an ad hoc committee of EFIH unsecured noteholders (the “Ad Hoc Committee of EFIH Unsecured Noteholders”) [D.I. 524], certain funds and accounts advised by Fidelity Management & Research Company (“Fidelity”) [D.I. 525], the TCEH First Lien Collateral Agent [D.I. 526], and the International Brotherhood of Electrical Workers, Local 220, Local 2078, and Local 2337 [D.I. 531]. Additionally, the PUCT, RCT, and TCEQ filed a notice noting that they took no position on the Motion to Transfer on May 21, 2014. [D.I. 563]. On May 21, 2014, the TCEH Second Lien Notes Trustee also submitted a reply to the Transfer Objection [D.I. 567] and a motion to strike the Debtors’ Transfer Objection [D.I. 568] (the “Motion to Strike”).

On May 22, 2014, the Bankruptcy Court denied the Motion to Transfer [D.I. 596] and the Motion to Strike [D.I. 595]. The TCEH Second Lien Notes Trustee did not appeal the Bankruptcy Court’s ruling.

B.	Appointment of Official Committees.

1.	TCEH Committee.

Section 1102 of the Bankruptcy Code requires that, absent an order of the Bankruptcy Court to the contrary, the U.S. Trustee must appoint a committee of unsecured creditors as soon as practicable. On May 13, 2014, the U.S. Trustee appointed the Official Committee of TCEH Unsecured Creditors in the Chapter 11 Cases [D.I. 420] (the “TCEH Committee”). The TCEH Committee is composed of the following members: (a) the Pension Benefit Guaranty Corporation; (b) HCL America, Inc.; (c) BNY, as Indenture Trustee under the EFCH 2037 Notes due 2037 and the PCRBs; (d) LDTC, as Indenture Trustee under the TCEH Unsecured Notes; (e) Holt Texas LTD, d/b/a Holt Cat; (f) ADA Carbon Solutions (Red River); and (g) Wilmington Savings, as Indenture Trustee under the TCEH Second Lien Notes [D.I. 420].

On September 16, 2014, the Bankruptcy Court approved the TCEH Committee’s retention of Morrison & Foerster LLP as counsel [D.I. 2064]. On October 17, 2014, the Bankruptcy Court approved the TCEH Committee’s retention of Polsinelli PC as co-counsel and conflicts counsel [D.I. 2491], and on October 20, 2014, the Bankruptcy Court approved the TCEH Committee’s retention of both Lazard Freres & Co. LLC (“Lazard”) as investment banker [D.I. 2509] and FTI Consulting, Inc. as financial advisor [D.I. 2507]. On December 7, 2014, the Bankruptcy Court approved the retention of Charles River Associates as an energy consultant [D.I. 3049].

2.	EFH Committee.

On October 27, 2014, the U.S. Trustee appointed the Official Committee of Unsecured Creditors in the Chapter 11 Cases representing the interests of the unsecured creditors for EFH, EFIH, EFIH Finance, Inc., and EECI, Inc. [D.I. 2570] (the “EFH Committee,” and collectively with the TCEH Committee, the “Creditors’ Committees”). The EFH Committee is composed of the following members: (a) American Stock Transfer & Trust Company, LLC; (b) Brown & Zhou, LLC c/o Belleair Aviation, LLC; (c) Peter Tinkham; (d) Shirley Fenicle, as successor-in-interest to the Estate of George Fenicle; and (e) David William Fahy [D.I. 3403].

On January 12, 2015, the Bankruptcy Court approved the EFH Committee’s retention of Montgomery, McCracken, Walker & Rhodes, LLP as co-counsel and conflicts counsel [D.I. 3241] and AlixPartners, LLP as restructuring advisor [D.I. 3242]. On January 13, 2015, the Bankruptcy Court approved the EFH Committee’s retentions of Sullivan & Cromwell LLC as counsel [D.I. 3282], Guggenheim Securities as investment banker [D.I. 3276], and Kurtzman Carson Consultants LLC as noticing agent for both the TCEH Committee and the EFH Committee [D.I. 3240].

3.	Appointment of Fee Committee.

Given the size and complexity of the Chapter 11 Cases, the U.S. Trustee proposed, and the Debtors and the TCEH Committee agreed, to recommend that the Bankruptcy Court appoint a committee (the “Fee Committee”) to, among other things, review and report as appropriate on fee applications and statements submitted by the professionals paid for by the Debtors’ Estates. The Fee Committee is comprised of four members: (a) one member appointed by and representative of the Debtors (Cecily Gooch, Vice President and Special Counsel for Restructuring, Energy Future Holdings); (b) one member appointed by and representative of the TCEH Creditors’ Committee (Peter Kravitz, Principal and General Counsel, Province Capital); (c) one member appointed by and representative of the U.S. Trustee (Richard L. Schepacarter, Trial Attorney, Office of the United States Trustee); and (d) one independent member (Richard Gitlin, of Gitlin and Company, LLC).

On August 21, 2014, the Bankruptcy Court entered a stipulation and order appointing the Fee Committee [D.I. 1896] “to review and report as appropriate on…all interim and final fee applications filed by professionals retained under 11 U.S.C. secs. 105, 327, 363 or 1103 or similar authority (the ‘Retained Professionals’)….” On September 16, 2014, the Bankruptcy Court entered an order authorizing the Fee Committee’s retention of Godfrey & Kahn, S.C. as counsel [D.I. 2065]. On January 9, 2015, the Bankruptcy Court entered an order authorizing the Fee Committee’s retention of Phillips, Goldman & Spence, P.A. as co-counsel to the Fee Committee [D.I. 3216]. Accordingly, the Fee Committee has reviewed the applications for compensation submitted approximately every four months by more than 30 professional firms. It has made periodic recommendations with respect to those applications, which have been the subject of negotiation with the professionals, with respect to which the professionals and the Fee Committee ultimately reached resolution, and which the Court has approved, as adjusted. The Fee Committee will continue to review and report on fee and expense applications for any services rendered through the Effective Date by these professionals (with potential exceptions). Any review process for the fees and expenses incurred by professionals other than the Retained Professionals, pursuant to the Plan or any related agreements, remains to be determined.

C.	First and Second Day Motions

1.	First Day Motions

(a)	Motion for Joint Administration of the Debtors’ Chapter 11 Cases.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Directing Joint Administration of the Debtors’ Chapter 11 Cases [D.I. 17] (the “Joint Administration Motion”). The Debtors requested the joint administration of all of the Debtors’ cases under one consolidated caption. On May 1, 2014, the Bankruptcy Court approved the Joint Administration Motion on an interim basis [D.I. 287]. On June 5, 2014, the Bankruptcy Court approved the Joint Administration Motion, over certain objections, on a final basis [D.I. 849].

(b)	Cash Management.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order (A) Authorizing the Debtors to (I) Continue Using Their Existing Cash Management System, (II) Maintain Existing Bank Accounts and Business Forms, and (III) Continue Using Certain Investment Accounts; (B) Authorizing Continued Intercompany Transactions and Netting of Intercompany Claims; and (C) Granting Postpetition Intercompany Claims Administrative Expense Priority [D.I. 37] (the “Cash Management Motion”). Pursuant to the Cash Management Motion, the Debtors sought the authority to continue to operate their consolidated cash management system, maintain existing bank accounts, use business forms in their present form without reference to Debtors’ status as debtors in possession, continue to use certain investment accounts, close existing bank accounts and open new accounts, and continue certain intercompany and netting arrangements between and among the Debtors and their Debtor and non-Debtor affiliates on an administrative priority basis.

On May 1, 2014, the TCEH Unsecured Ad Hoc Group filed a limited preliminary objection to the Cash Management Motion [D.I. 230] asserting that the Debtors were attempting to use the Cash Management Motion to divert funds from the TCEH Debtors to other Debtors and allocate certain expenses to the TCEH Debtors. On May 30, 2014, the TCEH Committee filed a limited objection and reservation of rights [D.I. 677], reserving its rights to investigate and challenge certain postpetition intercompany transactions, including under the Shared Services Agreement and the Tax Sharing Agreements, and requesting that the Debtors provide notice and reporting of such intercompany transactions. Also on May 30, 2014, the TCEH Unsecured Ad Hoc Group filed a limited omnibus objection [D.I. 681] to, among other motions, the Cash Management Motion, asserting, among other things, that the administration of the TCEH Debtors’ bank accounts by another Debtor subjected the TCEH Debtors to an unreasonable risk of loss, and that the rights of the TCEH Debtors and their creditors to challenge postpetition intercompany transactions under the Shared Services Agreements should be reserved.

The Debtors resolved the objections of the TCEH Unsecured Ad Hoc Group and the TCEH Committee by, among other things, including additional language reserving the rights of parties in interest to dispute the validity, amount, or priority of intercompany claims, including on account of the Shared Services Agreements and Tax Sharing Agreements, and agreeing to provide additional reporting of certain intercompany transactions.

The Bankruptcy Court granted the relief requested in the Cash Management Motion on an interim basis on May 2, 2014 [D.I. 304] and on a final basis on June 4, 2014 [D.I. 801].

(c)	Wages and Benefits.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders (A) Authorizing the Debtors to (I) Pay Certain Prepetition Compensation and Reimbursable Employee Expenses, (II) Pay and Honor Employee and Retiree Medical and Similar Benefits, and (C) Continue Employee and Retiree Benefit Programs, and (B) Modifying the Automatic Stay [D.I. 25] (the “Wages Motion”). Pursuant to the Wages Motion, the Debtors sought the authority to pay certain prepetition wages and honor certain prepetition employee benefit obligations (as well as pay certain administrative costs related to those wages and benefits) to ensure that their business operations could continue in the ordinary course. On May 29, 2014, the Debtors filed a supplement to the Wages Motion seeking relief from the automatic stay to settle labor grievances under the Debtors’ collective bargaining agreements and providing additional information regarding certain of the relief requested in connection with the Wages Motion [D.I. 629].

The Bankruptcy Court granted the relief requested in the Wages Motion on an interim basis on May 2, 2014 [D.I. 322], authorizing payment of prepetition amounts not to exceed $26,110,000, and on a final basis on June 4, 2014 [D.I. 786] authorizing the total payment of prepetition amounts not to exceed $30,605,000. The Debtors revised the final order to remove relief related to prepetition obligations owed to staffing providers affiliated with equity holders. The Debtors also requested authority to continue honoring obligations under their severance programs postpetition with payments not to exceed a cap of $15 million [D.I. 1231]. On June 30, 2014, the Bankruptcy Court approved a cap of $15 million on payments made in connection with the severance program and postpetition payments relating to independent director fees [D.I. 1311].

(d)	Taxes and Fees.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to Pay Certain Prepetition Taxes and Fees [D.I. 23] (the “Taxes Motion”). Pursuant to the Taxes Motion, the Debtors sought the authority to pay certain taxes and fees that accrued or arose in the ordinary course of business before the Petition Date.

The Bankruptcy Court granted the relief requested in the Taxes Motion on an interim basis on May 2, 2014 [D.I. 320] authorizing payment of prepetition amounts not to exceed $80.74 million, and on a final basis on June 4, 2014 [D.I. 799], authorizing the total payment of prepetition amounts not to exceed $146.74 million.

On November 25, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the Debtors to Settle and Pay Prepetition Property Taxes [D.I. 2894]. This motion sought authorization for the Debtors to make certain tax payments associated with prepetition property taxes, exceeding the cap set in the Taxes Motion but not exceeding an aggregate additional amount of $60 million. This relief would prevent the Debtors from being subject to tax liens and additional payments arising from the nonpayment of such taxes. On December 17, 2014, the Bankruptcy Court granted the relief requested [D.I. 3045].

(e)	Customer Programs.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of (A) An Order Authorizing the Debtors to (I) Maintain and Administer Customer Programs and Customer Agreements, (II) Honor Prepetition Obligations Related Thereto, (III) Pay Certain Expenses on Behalf of Certain Organizations, (IV) Fix the Deadline to File Proofs of Claim for Certain Customer Claims, and (V) Establish Procedures for Notifying Customers of Commencement of the Debtors Chapter 11 Cases, Assumption of Customer Agreement, and the Bar Date for Customer Claims and (B) An Order Authorizing Certain of the Debtors to Assume the Customer Agreements (the “Customer Programs Motion”). Pursuant to the Customer Programs Motion, the Debtors sought: (a) to honor certain prepetition obligations related to the customer programs and to continue the customer programs in the ordinary course of business in the postpetition period; (b) to fix a bar date (October 27, 2014 at 5:00 p.m. (prevailing Eastern Time)) (the “Customer Claims Bar Date”) for filing Proofs of Claim for any customer programs claims against any Debtor, including any cure amounts; (c) to establish noticing procedures to provide notice to current and former customers of commencement of the Chapter 11 Cases; and (d) authority for certain Debtors to assume all customer agreements with current customers.

On May 2, 2014, the Bankruptcy Court granted the relief requested in the Customer Programs Motion on an interim basis [D.I. 307], authorizing payments of up to $14 million for certain customer agreements, setting the Customer Claims Bar Date, and approving the noticing procedures with respect to the Customer Claims Bar Date.

On June 4, 2014, the Bankruptcy Court granted the relief requested in the Customer Programs Motion on a final basis, authorizing the assumption of customer agreements and performance of customer programs up to an aggregate amount of $135 million [D.I. 785].

(f)	Hedging and Trading Arrangements.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to (A) Continue Performing Under Prepetition Hedging and Trading Arrangements, (B) Pledge Collateral and Honor Obligations Thereunder, and (C) Enter Into and Perform Under Trading Continuation Agreements and New Postpetition Hedging and Trading Arrangements (the “Hedging and Trading Arrangements Motion”). Pursuant to the Hedging and Trading Arrangements Motion, the Debtors sought authority to: (a) honor prepetition payment and collateral obligations under existing forward contracts and swap agreements to hedge their exposure to commodity risks, including price and delivery risk (collectively, the “Hedging and Trading Arrangements”) (subject to certain payment and collateral limitations on an interim basis and payment limitations on a final basis); (b) perform all postpetition obligations arising under the Hedging and Trading Arrangements; and (c) enter into and perform under new Hedging and Trading Arrangements on a postpetition basis. As the Debtors sought authority to pledge cash collateral and post DIP liens on account of the prepetition and postpetition Hedging and Trading Arrangements and as permitted under the TCEH Cash Collateral Final Order and the TCEH Final DIP Order, the relief sought in the Hedging and Trading Arrangements Motion dovetailed with the relief sought in the orders approving the TCEH Cash Collateral Motion and the TCEH DIP Motion.

On May 2, 2014, the Bankruptcy Court granted the relief requested in the Hedging and Trading Arrangements Motion on an interim basis [D.I. 315], authorizing payments of up to $50.8 million and collateral postings of up to $164.35 million, in each case to satisfy prepetition obligations, except with respect to new proprietary trading. On June 6, 2014, the Bankruptcy Court granted interim relief with respect to (a) existing proprietary trades and (b) new proprietary trades entered into for the purposes of mitigating losses associated with existing trades [D.I. 861]. On June 6, 2014, the Bankruptcy Court granted the relief requested in the Hedging and Trading Motion on a final basis, except with respect to new proprietary trades [D.I. 860].

On June 30, 2014, the Bankruptcy Court approved, on a final basis, the relief requested with respect to existing proprietary trades and new proprietary trades entered into for the purposes of mitigating losses associated with existing trades and approved relief to continue entering into and performing under new proprietary trades in the ordinary course of business [D.I. 1309].

On August 14, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Establishing Procedures for the Liquidation by Third Parties of Claims on Account of Certain Hedging and Trading Arrangements [D.I. 1838]. As certain counterparties to the Hedging and Trading Arrangements may be eligible for safe harbor under the Bankruptcy Code, the Debtors sought authority to establish procedures for liquidating claims arising from the termination of Hedging and Trading Arrangements under the safe harbor provisions of the Bankruptcy Code. On September 3, 2014, the Bankruptcy Court entered an order approving the motion [D.I. 1957].

On November 6, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., Clarifying Certain Relief Granted in the Non-Proprietary Trading Order and Seeking Entry of an Order Authorizing Certain Debtors to Enter Into Non-Proprietary Hedging and Trading Arrangements with a Tenor Beyond December 31, 2015 and Subject to Hedge and Tenor Limitations Consistent with Historical Practice [D.I. 2710]. This motion sought approval to enter into non-proprietary Hedging and Trading Arrangements with tenor extending beyond December 31, 2015. On November 20, 2014, the Bankruptcy Court granted the relief requested [D.I. 2832].

(g)	Critical Vendors.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing Payment of Prepetition Critical Vendors Claims [D.I. 29] (the “Critical Vendors Motion”). Pursuant to the Critical Vendors Motion, the Debtors sought the authority to pay certain prepetition claims held by certain critical trade vendors that are essential to the Debtors’ ongoing business operations.

On May 2, 2014, the Bankruptcy Court granted the relief requested in the Critical Vendors Motion on an interim basis [D.I. 309], authorizing payments of up to $30 million. On July 2, 2014 [D.I. 1465], the Bankruptcy Court approved the relief requested in the Critical Vendors Motion on a final basis, authorizing payments up to $40 million. As of March 17, 2015, the Debtors have paid approximately $5 million to vendors under the Critical Vendors Motion.

(h)	Motion to Assume Transmission and Distribution Service Agreements.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of (A) an Order Authorizing Certain of the Debtors to Pay Certain Prepetition Transition Charges and Delivery Charges and (B) An Order Authorizing Certain of the Debtors to Assume Transmission and Distribution Service Agreements [D.I. 38] (the “TDSP Motion”). Pursuant to the TDSP Motion, certain Debtors sought authority to assume the transmission and distribution service agreements (the “TDSPs”) and pay all prepetition amounts outstanding under those agreements. On May 2, 2014, the Bankruptcy Court granted the relief requested in the TDSP Motion authorizing those certain Debtors to pay up to $10 million and $26 million for certain unpaid prepetition transition charges and delivery charges, respectively [D.I. 318].

On June 4, 2014, the Bankruptcy Court entered an order authorizing certain Debtors to assume their transmission and distribution service agreements and pay all relevant cure costs [D.I. 784].

2.	TCEH Financing and Cash Collateral.

(a)	TCEH DIP Facility.

On the Petition Date, the TCEH Debtors filed the Motion of Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates, for Entry of Interim and Final Orders (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Modifying the Automatic Stay, and (D) Scheduling a Final Hearing [D.I. 73] (the “TCEH DIP Motion”) requesting authority for the TCEH Debtors to enter into a debtor-in-possession financing facility (the “TCEH DIP Facility”) to obtain up to $4.475 billion of postpetition financing, including (i) a revolving credit facility in an aggregate principal amount of up to $1.95 billion (the “Revolver Facility”); (ii) a term credit facility (the “Term Loan Facility”) in an aggregate principal amount of up to $1.425 billion; and (iii) a delayed-draw term credit facility (the “Delayed-Draw Term Facility”) in an aggregate principal amount of up to $1.1 billion.

In addition to funding adequate protection payments, working capital (e.g., collateral for letters of credit), and other bankruptcy costs, the TCEH DIP Facility would also enable the Debtors to satisfy the requirement under section 12.309(j)(7) of the Texas Administrative Code (the “TAC”) to provide a collateral bond to the Railroad Commission of Texas (the “RCT”) to secure the Debtors’ mining reclamation obligations. The TCEH DIP Facility contemplated providing a collateral bond in the form of a super-priority RCT Carve Out (as defined herein), senior to any other obligations or liabilities of the Debtors, other than the professional fee carve out. The Debtors would not borrow under the Delayed-Draw Term Facility unless the RCT refused to accept the RCT Carve Out. In that circumstance, the proceeds of the Delayed-Draw Term Facility would be used to fund and support letters of credit for their reclamation obligations.

On May 29, 2014, the TCEH Committee and the TCEH Unsecured Notes Trustee each filed objections to the TCEH DIP Motion [D.I. 637, 648]. The TCEH Committee and the TCEH Unsecured Notes Trustee asserted, among other things, that the TCEH DIP Facility (i) is oversized in light of the TCEH Debtors’ ordinary course operations and chapter 11 expenses and (ii) prejudices unsecured creditors by granting liens and superpriority claims on substantially all of the TCEH assets, including unencumbered assets, to the TCEH DIP Facility lenders and TCEH prepetition secured creditors.

On May 30, 2014, the TCEH Unsecured Ad Hoc Group filed a supplemental omnibus objection [D.I. 678] asserting, among other things, that (i) the size of the TCEH DIP Facility is excessive in light of reductions made in adequate protection and business services payments, (ii) the provision of liens on and against the unencumbered assets, including proceeds of avoidance actions, is improper, and (iii) the proposed waivers included in the TCEH DIP Facility are inappropriate. To partially resolve the TCEH Unsecured Ad Hoc Group’s objections, the Debtors agreed to limit their borrowings under the Revolver Facility to $1.65 billion, with any additional borrowing up to $1.95 billion requiring either their consent or Bankruptcy Court approval.

The Bankruptcy Court granted the relief requested in the TCEH DIP Motion on an interim basis on May 2, 2014 [D.I. 325], and on a final basis, over those objections that were not resolved by the Debtors, on June 6, 2014 [D.I. 856] (the “TCEH DIP Final Order”). On July 11, 2014, the RTC accepted the RCT Carve Out to support the Debtors’ reclamation obligations, terminating the Delayed-Draw Term Facility and reducing the TCEH DIP Facility to $3.375 billion.

(b)	TCEH Cash Collateral.

On the Petition Date, the TCEH Debtors filed the Motion of Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates for Entry of Interim and Final Orders (A) Authorizing Use of Cash Collateral, (B) Granting Adequate Protection, (C) Modifying the Automatic Stay, and (D) Scheduling a Final Hearing [D.I. 71] (the “TCEH Cash Collateral Motion”) requesting authority for the TCEH Debtors to use cash collateral and granting adequate protection to the First Lien Collateral Agent (as defined in the TCEH Cash Collateral Motion) and Prepetition First Lien Creditors (as defined in the TCEH Cash Collateral Motion). After negotiations, the TCEH First Lien Ad Hoc Committee consented to the priming liens under the TCEH DIP Motion and the use of cash collateral in exchange for the TCEH Debtors providing adequate protection against any diminution in value of the Prepetition First Lien Creditors’ interest in the prepetition collateral. The adequate protection granted to the Prepetition First Lien Creditors is composed of (i) adequate protection payments, (ii) superpriority claims, (iii) adequate protection liens, (iv) professional fees and records, and (v) a financial covenant. The TCEH Debtors also agreed to provide the Prepetition Second Lien Creditors (as defined in the TCEH Cash Collateral Motion) with junior replacement liens and superpriority claims.

On May 1, 2014, the TCEH Unsecured Ad Hoc Group filed a preliminary objection to the TCEH Cash Collateral Motion. The TCEH Unsecured Ad Hoc Group asserted, among other things, that the use of Prepetition First Lien Creditors’ cash collateral was tailored to complement the financing, as a further step in the direction of handing the TCEH Debtors over to the Prepetition First Lien Creditors. On May 30, 2014, the TCEH Unsecured Ad Hoc Group filed a supplemental omnibus objection.

On May 29, 2014, Aurelius Capital Management, LP (“Aurelius Capital”), the TCEH Committee (as defined herein), and the TCEH Unsecured Notes Trustee each filed an objection to the TCEH Cash Collateral Motion [D.I. 632,

641, 648]. Aurelius Capital argued that the TCEH Cash Collateral Motion inappropriately allocates first lien adequate protection payments among Prepetition First Lien Creditors because the current pro rata distribution is not in accordance with the First Lien Intercreditor Agreement. Thus, Aurelius Capital argued that the TCEH Cash Collateral Motion provides for differential treatment among Prepetition First Lien Creditors. The TCEH Debtors agreed to escrow the disputed funds for determination at the appropriate time. Ultimately, the Bankruptcy Court overruled Aurelius Capital’s objection and approved the escrow provision.

The TCEH Committee, the TCEH Unsecured Ad Hoc Group, and the TCEH Unsecured Notes Trustee argued, among other things, that the adequate protection proposed in the TCEH Cash Collateral Motion is detrimental to unsecured creditors because it (i) is excessive by granting adequate protection liens and superpriority claims on substantially all of the TCEH unencumbered assets and monthly adequate protection payments, (ii) unduly limits the TCEH Committee’s budget and time to investigate the liens of, and any claims against, the Prepetition First Lien Creditors, and (iii) seeks to relinquish any rights surcharge the prepetition collateral under section 506(c) of the Bankruptcy Code. The TCEH Debtors resolved certain of these objections by (i) excluding unencumbered assets, including avoidance actions and any proceeds thereof, from the collateral subject to adequate protection liens, and (ii) providing that the Prepetition Secured Creditors’ superpriority claims could be payable from and have recourse to unencumbered assets, but excluding avoidance actions and any proceeds thereof.

The Bankruptcy Court granted the relief requested in the TCEH Cash Collateral Motion on an interim basis on May 2, 2014 [D.I. 324], and on a final basis, over those objections that were not resolved by the Debtors, on June 6, 2014 [D.I. 855] (as amended, the “TCEH Cash Collateral Final Order”), but sustained the objections with respect to the waiver of the TCEH Debtors’ right to surcharge the Prepetition First Lien Creditors’ collateral under section 506(c) of the Bankruptcy Code. An effort by the TCEH Debtors to assert a 506(c) claim does, however, remain an event of default under the TCEH Cash Collateral Final Order. Additionally, on September 11, 2015, the Bankruptcy Court entered an order amending certain terms of the TCEH Cash Collateral Final Order in connection with the Plan Support Agreement [D.I. 5923], pursuant to which the TCEH Debtors waived the right to surcharge the Prepetition First Lien Creditors’ collateral under section 506(c).

3.	EFIH First Lien DIP and First Lien Repayment Motion.

On the Petition Date, the EFIH Debtors filed the Motion of Energy Future Intermediate Holding Company LLC and EFIH Finance, Inc. for Entry of (I) an Interim Order (A) Approving Certain Fees Related to Postpetition Financing and Granting Such Fees Administrative Expense Priority and (B) Scheduling a Final Hearing; and (II) a Final Order (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Authorizing the Use of Cash Collateral, (D) Authorizing the EFIH First Lien Refinancing, (E) Authorizing Issuance of Roll-Up Debt to the Extent Authorized by the Settlement Motion, (F) Determining the Value of Secured Claims, and (G) Modifying the Automatic Stay [D.I. 74] (the “EFIH First Lien DIP Motion”). The EFIH First Lien DIP Motion requested authority for the EFIH Debtors to, among other things, enter into the EFIH First Lien DIP Facility, use cash collateral, and consummate the EFIH First Lien Repayment and the EFIH First Lien Settlement. The Debtors also filed supplemental declarations in support of the EFIH First Lien DIP Motion [D.I. 221, 610].

The EFIH First Lien DIP Facility is a term credit facility in an aggregate principal amount of $5.4 billion with interest at LIBOR + 325 bps (with a LIBOR floor of 100 bps). The EFIH First Lien DIP Facility is secured on a first lien superpriority basis by substantially all of the EFIH Debtors’ assets that secured the EFIH Debtors’ obligations under the EFIH First Lien Notes, as well as previously unencumbered assets (including the proceeds of Avoidance Actions).

On May 1, 2014, the Bankruptcy Court granted the relief requested, approving certain commitment fees and other relief under the EFIH First Lien DIP Motion [D.I. 289].

The EFIH Debtors and certain objectors to the EFIH First Lien DIP Motion were able to resolve certain objections to the EFIH First Lien DIP Facility and, as a result, the Bankruptcy Court entered an order approving the EFIH First Lien DIP Motion on a final basis on June 6, 2014 [D.I. 859]. Pursuant to that order, the EFIH Debtors were authorized to enter into the EFIH First Lien DIP Facility, consummate the EFIH First Lien Repayment, and take certain steps related thereto. The closing and funding of the EFIH First Lien DIP Facility were expressly conditioned upon the entry and effectiveness of the First Lien Settlement Order and the First Lien Settlement Order not having been stayed.

The EFIH First Lien Settlement was approved on the same day [D.I. 858]. The EFIH First Lien DIP Facility was funded on June 19, 2014, and the EFIH Debtors consummated the EFIH First Lien Repayment and the EFIH First Lien Settlement on the same day.

On February 12, 2015, the EFIH Debtors and the agent and required lenders under the EFIH First Lien DIP Facility entered into a written consent to permit the EFIH Second Lien Partial Repayment and to permit a corresponding amendment of the order approving the EFIH First Lien DIP Facility. On March 6, 2015, the EFIH Debtors and the agent and required lenders under the EFIH First Lien DIP Facility entered into a second written consent to permit the filing of a revised proposed form of order approving the EFIH Partial Second Lien Repayment. The Bankruptcy Court entered the amended order approving the EFIH First Lien DIP Facility on March 10, 2015 [D.I. 3856].

D.	Protocol for Certain Case Matters.

On September 16, 2014, the Bankruptcy Court entered the Stipulation and Agreed Order Regarding a Protocol for Certain Case Matters [D.I. 2051] (the “Case Protocol Order”). The Case Protocol Order provides, among other things, authorization for disinterested directors at EFH, EFIH, and EFCH/TCEH to retain separate advisors with respect to conflicts matters, in consultation with the TCEH Committee, the indenture trustee for the TCEH Second Lien Notes, and the TCEH Unsecured Ad Hoc Group, subject to the approval of the Bankruptcy Court. In addition, the Case Protocol Order required the TCEH Committee and the TCEH Unsecured Ad Hoc Group (together, the “TCEH Junior Creditors”) to identify the Claims for which they intend to seek standing by January 31, 2015 (a deadline that has since been extended to April 30, 2015 [D.I. 4012]). On April 30, 2015, the Debtors received the TCEH Creditors’ disclosures regarding material claims or causes of action for which each such TCEH Creditor intends to request standing and the Debtors are in the process of reviewing the merits, if any, of each asserted claim or cause of action. Further discussion of the TCEH Junior Creditors’ pursuit of standing is provided in Section IV.I of this Disclosure Statement, entitled “Legacy Discovery,” which begins on page 89. The Case Protocol Order also provided that the TCEH Unsecured Ad Hoc Group agreed not to seek, or support any other party in seeking, either directly or indirectly, an examiner or trustee for any acts or omissions of the Debtors that occurred prior to the entry of the Case Protocol Order.

E.	Retention of Professionals.

The Debtors filed applications and the Bankruptcy Court entered orders for the retention of various professionals to assist in carrying out their duties as debtors in possession and to represent their interests in the Chapter 11 Cases:

•	Alvarez & Marsal North America, LLC, as restructuring advisor [D.I. 661, 2055];

•	Deloitte & Touche LLP, as independent auditor [D.I. 656, 2617];

•	Epiq Bankruptcy Solutions, LLC, as administrative advisor [D.I. 663, 2053];

•	Evercore Group L.L.C., as financial advisor and investment banker [D.I. 651, 2056];

•	Filsinger Energy Partners, as energy consultant [D.I. 650, 2057];

•	Gibson, Dunn & Crutcher LLP, as special corporate and litigation counsel [D.I. 662, 2058];

•	Kirkland & Ellis LLP, as restructuring co-counsel [D.I. 660, 2052];

•	KPMG LLP, as bankruptcy accounting and tax advisors [D.I. 652, 2054, 3048];

•	McDermott Will & Emery LLP, as special energy transactional counsel [D.I. 664, 2062];

•	Richards, Layton & Finger, P.A., as restructuring co-counsel [D.I. 659, 2539];

•	Sidley Austin LLP, as special corporate and litigation counsel [D.I. 665, 2060];

•	Thompson & Knight LLP, as special tax counsel [D.I. 653, 2061];

•	Balch & Bingham LLP, as special environmental counsel [D.I. 2344, 2563]; and

•	Enoch Kever PLLC, as counsel for regulatory and legislative matters [D.I. 3960, 4134].

In addition to the above professionals, the Debtors also retained law firms and other professionals as “ordinary course professionals” to advise them with respect to certain of the Debtors’ daily business operations, including specialized litigation advice, litigation services, and business advisory services related to corporate financial, tax, regulatory, and environmental matters, in accordance with that order approving the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [D.I. 765].

On May 29, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [D.I. 658] (the “Interim Compensation Motion”). On September 16, 2014, the Bankruptcy Court entered an order approving the Interim Compensation Motion (the “Interim Compensation Order”) [D.I. 2066]. The Interim Compensation Order, along with the oversight provided by the Fee Committee, governs the compensation of retained professionals in the Chapter 11 Cases.

F.	Motions Related to the Restructuring Support Agreement.

Before filing these chapter 11 cases, the Debtors worked diligently and tirelessly to reach a consensual restructuring agreement with their creditors. The result of these efforts, ultimately, was the Restructuring Support Agreement (and the signatories thereto, the “Restructuring Support Parties”) entered into by the Debtors and some, but not all, of the Debtors’ creditors on April 29, 2014. Under the Restructuring Support Agreement, the Debtors were to be deleveraged and deconsolidated. TCEH was to be “spun off” from EFH Corp. and receive a partial “step-up” in the tax basis of its assets as a result of the use of certain net operating losses, and receive certain operational assets and liabilities of the EFH Debtors that are associated with the operation of the TCEH business. Additionally, Reorganized EFH (under new ownership) and Reorganized EFIH would maintain their current corporate structure (under new ownership) and be significantly deleveraged as a result of this restructuring.

1.	Motion to Assume the Restructuring Support Agreement.

On May 16, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the RSA Debtors to Assume the Restructuring Support Agreement and Modifying the Automatic Stay [D.I. 505] (the “RSA Assumption Motion”). In the RSA Assumption Motion, the Debtors requested entry of an order authorizing the Debtors to assume the Restructuring Support Agreement between certain Debtors and the Restructuring Support Parties.

Although the Debtors terminated the Restructuring Support Agreement on July 23, 2014, certain settlements contemplated by the Restructuring Support Agreement and the related Motion of Energy Future Holdings Corp., et al., for Entry of Orders Approving Certain Settlements and the Oncor Electric TSA Amendment [D.I. 472] (the “Settlement Motion”) were approved by the Bankruptcy Court and implemented by the Debtors. The components of the Settlement Motion that were not approved before termination of the Restructuring Support Agreement were withdrawn by the Debtors.62

[62]	As part of the Restructuring Support Agreement and in exchange for the Investment Commitment, under the Settlement Motion, the Debtors sought Bankruptcy Court approval of the Oncor TSA Amendment, which provided working capital to service EFIH’s restructuring-related costs, including servicing the EFIH Second Lien DIP Facility. Certain elements of the Restructuring Support agreement were contingent upon approval of the Oncor TSA Amendment. On July 25, 2014, and in connection with terminating the Restructuring Support Agreement, the Debtors withdrew the relief sought related to the Oncor TSA Amendment [D.I. 1697].

2.	EFIH Secured Settlements.

The EFIH First Lien Notes and the EFIH Second Lien Notes had significantly above-market interest rates. As a result, the EFIH Debtors’ sought to repay the EFIH First Lien Notes and the EFIH Second Lien Notes using the lower-cost EFIH First Lien DIP Facility.

In connection with the repayment of the EFIH First Lien Notes, holders of EFIH First Lien Notes that entered into the Restructuring Support Agreement, representing approximately 32% of the holders by amount, agreed to settle their makewhole claims. These holders included Fidelity, Pacific Investment Management Company, LLC (“PIMCO”), and Western Asset Management Company (“WAMCO”). In full satisfaction of their claims under the EFIH First Lien Notes, they received 105% of principal plus 101% of accrued interest through the date of consummation of the EFIH First Lien DIP Facility. Certain parties to the Restructuring Support Agreement, including Fidelity, PIMCO, WAMCO, and GSO Capital Partners, also agreed to participate in funding the EFIH First Lien DIP Facility in exchange for original issue discount, certain financing fees, or both.

Holders of EFIH Second Lien Notes that entered into the Restructuring Support Agreement, representing approximately 35% of the holders by amount, also agreed to settle their makewhole claims for cash equal to approximately 50% of the alleged amount plus payment in full of principal and accrued interest. These holders included Fidelity, GSO, York Capital Management LLC, and Avenue Capital Group.

Shortly after the Petition Date, the EFIH Debtors opened the EFIH Secured Settlements to all holders of EFIH First Lien Notes and EFIH Second Lien Notes via two separate offers, announced in each case by posting a form 8-K, issuing a press release, and filing a notice with the Bankruptcy Court. The offer for the EFIH First Lien Notes launched on May 6, 2014 [D.I. 363] (the “EFIH First Lien Offer”). The offer for the EFIH Second Lien Notes launched on May 9, 2014 [D.I. 400] (the “EFIH Second Lien Offer,” and together with the EFIH First Lien Offer, the “EFIH Settlement Offers”). Both offers provided for a “step-down” in the consideration to be received with respect to parties that opted in after a certain date. In connection with the EFIH Settlement Offers, the Debtors sought approval of those certain dealer management agreements that provided for indemnities to the dealer managers conducting the EFIH Settlement Offers and the reimbursement for their legal expenses.

On May 14, 2014, the EFIH Second Lien Notes Trustee filed an emergency motion to compel the Debtors to obtain prior approval of procedures governing the EFIH Second Lien Offer [D.I. 441]. On May 15, 2014, the EFIH First Lien 2020 Notes Trustee filed a similar motion with respect to the EFIH First Lien Offer [D.I. 461]. After the Debtors objected to these motions on May 20, 2014 [D.I. 552], the parties settled.

(a)	Approval of EFIH First Lien Settlement.

On May 31, 2014, the EFIH First Lien 2020 Notes Trustee filed an objection to the Settlement Motion with regards to the EFIH First Lien Settlement [D.I. 694]. The EFIH First Lien 2020 Notes Trustee asserted that the Settlement Motion should not be approved because (i) the EFIH First Lien Settlement treated identical claims differently; (ii) the EFIH First Lien Offer was not permitted by the Bankruptcy Code, and even if allowed, was not in compliance with applicable securities laws; and (iii) the settlement under the EFIH First Lien Settlement under the Restructuring Support Agreement was a sub rosa plan.

On June 6, 2014, the Bankruptcy Court entered an order, over those objections not resolved by the Debtors, approving the EFIH First Lien Settlement [D.I. 858]. On June 9, 2014, the EFIH First Lien 2020 Notes Trustee filed a notice of appeal [D.I. 873] and an emergency motion for stay of the Bankruptcy Court’s order approving the EFIH First Lien Settlement to the United States District Court for the District of Delaware.63 The District Court denied the motion for a stay, finding that the EFIH First Lien 2020 Notes Trustee had not demonstrated that it would suffer irreparable harm if the stay was not granted [Dist. Ct. D.I. 11].

On June 11, 2014, the EFIH First Lien Offer expired, increasing total participation in the EFIH First Lien Settlement to approximately 42% of holders of EFIH First Lien Notes by amount. The Bankruptcy Court order approving the EFIH First Lien Settlement went effective on June 12, 2014. The EFIH Debtors consummated the EFIH First Lien Settlement on June 19, 2014.

[63]	Emergency Motion of CSC Trust Company of Delaware for Stay Pending Appeal of Bankruptcy Court’s Order Approving First Lien Settlement (Case No. 14-00723).

On June 25, 2014, the EFIH First Lien 2020 Notes Trustee filed a motion for certification of a direct appeal to the United States Court of Appeals for the Third Circuit [D.I. 1123]. On July 9, 2014, the Debtors filed an opposition to the motion for certification [D.I. 1529]. On July 14, 2014, the District Court entered an order denying the motion [Dist. Ct. D.I. 19].

On February 19, 2015, the District Court entered an order affirming the Bankruptcy Court’s order approving the EFIH First Lien Settlement [Dist. Ct. D.I. 50]. On March 6, 2015, the EFIH First Lien 2020 Notes Trustee appealed the District Court’s decision to the Third Circuit [Dist. Ct. D.I. 51]. On July 6, 2015, the EFIH First Lien 2020 Notes Trustee filed its opening brief [3d Cir. D.I. 003112010094]. On August 5, 2015, EFIH filed its response brief [3d Cir. D.I. 003112037632], and PIMCO also filed a brief as an Intervenor-Appellee [3d Cir. D.I. 003112037643]. The EFIH First Lien 2020 Notes Trustee’s reply brief is due August 19, 2015. Oral argument on the appeal has not yet been scheduled.

3.	EFIH Second Lien DIP Motion.

On May 15, 2014, the EFIH Debtors filed the Motion of Energy Future Intermediate Holding Company LLC and EFIH Finance Inc. for Entry of an Order (A) Approving Postpetition Second Lien Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Authorizing the Use of Cash Collateral, (D) Authorizing the EFIH Second Lien Repayment, and (E) Authorizing Entry Into and Payment of Fees Under the Commitment Letter, and (F) Modifying the Automatic Stay [D.I. 477] (the “EFIH Second Lien DIP Motion”). Pursuant to the EFIH Second Lien DIP Motion, the EFIH Debtors requested the authority to, among other things, enter into a $1.9 billion EFIH second lien debtor-in-possession financing facility (the “EFIH Second Lien DIP Facility”), funded by certain Holders of EFIH unsecured 11.25%/12.25% Senior Toggle Notes Due 2018 (the “EFIH PIK Group”), and repay the EFIH Second Lien Notes in full.

The EFIH Debtors received various alternative proposals with respect to the EFIH Second Lien DIP Facility after the EFIH Second Lien DIP Motion was filed. Certain Holders of EFIH Second Lien Notes made several proposals, including one in conjunction with a commitment from NextEra Energy, Inc. (“NextEra”), a company that owns transmission and distribution assets in the Texas electricity market. Similarly, certain Holders of EFIH First Lien Notes put forward a proposal, and the EFIH PIK Group revised the terms of their original proposal. Each of these proposals contained economic terms that were superior to the original EFIH Second Lien DIP Facility, and NextEra responded by offering superior terms with respect to the original proposed EFIH Second Lien DIP Facility.

Various parties filed objections to the EFIH Second Lien DIP Motion [D.I. 1060, 1066, 1067, 1068, 1071, 1078, 1090] and joinders to those objections [D.I. 1079, 1083, 1098, 1106], alleging, among other things, that the EFIH Second Lien DIP Facility should not be approved due to a flawed negotiation process and unfavorable lending terms. The EFIH First Lien Notes Trustee also alleged that the repayment of the EFIH Second Lien Notes and the settlement contemplated by the EFIH Second Lien Offer would violate the terms of the EFIH Collateral Trust Agreement. On June 27, 2014, the EFIH Debtors filed an omnibus reply to those objections [D.I. 1192].

4.	The Termination of the Restructuring Support Agreement and Withdrawal of the EFIH Second Lien Settlement and the Second Lien DIP Motion.

On June 23 and 24, 2014, various parties filed objections to the Settlement Motion with regards to the EFIH Second Lien Settlement [D.I. 1066, 1067, 1068, 1071, 1078, 1090], and joinders to those objections [D.I. 1079, 1083, 1098, 1106], alleging, among other things, that the EFIH Second Lien Settlement was unreasonable and not in the best interests of the Debtors and their estates, violated the Bankruptcy Code by treating similarly situated creditors differently, and constituted a sub rosa plan.

After the Debtors terminated the Restructuring Support Agreement on July 24, 2014, the Debtors withdrew the EFIH Second Lien Offer, the remaining relief requested in the Settlement Motion, and the EFIH Second Lien DIP Motion [D.I. 1697].

The Debtors believe that the Restructuring Support Agreement provided significant benefit to the Debtors and the Chapter 11 Cases. Among other things, it allowed the Debtors to obtain the support of the Holders of TCEH First Lien Claims for approval of the TCEH DIP Facility and for 18 months of cash collateral use with no milestones. It also provided the framework for a restructuring transaction at EFIH and EFH Corp., which prompted proposals from potential buyers and ultimately led to the formulation and approval of the Bidding Procedures.

G.	Exploring the EFH/EFIH Transaction

1.	Approval of Bidding Procedures.

Following the termination of the Restructuring Support Agreement, the Debtors worked diligently with their advisors to develop a process to maximize estate recoveries resulting from the bidding that began while the Restructuring Support Agreement was still in place.

On September 19, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order (A) Approving Bidding Procedures, (B) Scheduling an Auction and Related Deadlines and Hearings, and (C) Approving the Form and Manner of Notice Thereof [D.I. 2087] (the “Bidding Procedures Motion”). In the Bidding Procedures Motion, the Debtors requested, among other things, approval of the Bidding Procedures. The Bidding Procedures did not require bids to conform to any particular tax or transactional structure. The Bidding Procedures Motion contemplated an extended, sealed bidding process to identify a stalking horse bidder (the “Stalking Horse Bidding Process”). After selecting a stalking horse bidder, the Bidding Procedures Motion contemplated that the Debtors would file a motion with the Bankruptcy Court seeking approval of the stalking horse bid, followed by a period of open bidding culminating in an auction.

On October 10, 2014, the EFIH First Lien DIP Agent and the Ad Hoc Committee of EFIH Unsecured Noteholders filed responses in support of the Bidding Procedures Motion [D.I. 2374, 2390].

Also on October 10, 2014, several parties filed objections and joinders to objections to the Bidding Procedures Motion [D.I. 2368, 2377, 2379, 2385, 2389, 2392, 2395, 2446] alleging, among other things, that the Bankruptcy Court should not allow a sealed bidding process, that the Bidding Procedures would be determinative of the sale and reorganization outcome and constituted a sub rosa plan, that the Debtors lacked corporate authority to file the Bidding Procedures Motion, and that the Bidding Procedures Motion should be subject to heightened scrutiny.

On October 14, 2014, the Debtors filed an omnibus reply to those objections, arguing (a) that the motion was for narrowly-tailored procedural relief, (b) that the Bidding Procedures were proposed in good faith, in accordance with the Debtors’ business judgment, and that the procedures satisfied the business judgment standard, and (c) that the objecting parties’ requested modifications were unnecessary and/or inappropriate [D.I. 2447].

The Bankruptcy Court held a four-day hearing regarding the Bidding Procedures Motion. The Debtors presented testimony from certain officers and disinterested directors and managers and from the Debtors’ financial advisor, Evercore, and several of these witnesses were subject to cross examination from a number of creditor constituencies. In addition, the TCEH Committee also presented its own investment banker to testify regarding the Bidding Procedures Motion.

On November 3, 2014, the Bankruptcy Court issued a bench ruling conditionally approving the Bidding Procedures Motion dependent on specific modifications to the Bidding Procedures. First, the Debtors were required to extend the Stalking Horse Bidding Process to provide sufficient time for the development of bids, including those under alternative structures. Second, the Debtors were required to obtain formal approval of the modified Bidding Procedures from each of the Debtors’ respective boards of directors, including the disinterested directors and managers. Third, both the TCEH Committee and the EFH Committee were granted limited participation rights in the Stalking Horse Bidding Process, which would otherwise remain sealed. Fourth, the Bankruptcy Court ruled that material modifications to the Bidding Procedures required either consent from both the TCEH Committee and the EFH Committee or approval by the Bankruptcy Court.

On January 14, 2015, the Bankruptcy Court entered the Bidding Procedures Order, approving the revised Bidding Procedures that comported with its bench ruling.

2.	Marketing Process Under Bidding Procedures.

After entry of the Bidding Procedures Order, the Debtors circulated a process letter to approximately 50 potential strategic and financial bidders as well as the professionals for nine of the Debtors’ largest creditor constituencies. The process letter explained the opportunity to bid for the Debtors’ economic interests in Oncor Electric and invited the potential bidders to submit nonbinding letters of intent and illustrative term sheets to the Debtors (“Round 1 Bids”) by March 2, 2015 (the “Round 1 Bid Deadline”). Enclosed with the process letter was the Bidding Procedures Order.

Approximately 15 potential bidders ultimately signed nondisclosure agreements and gained electronic access to the data room. The data room contains customary information regarding the Debtors and Oncor Electric. In addition to providing access to this data room, the Debtors responded to diligence requests and inquiries, held question-and-answer sessions, and arranged meetings with Oncor Electric management.

On March 2, 2015, the Round 1 Bid Deadline expired. After the Round 1 Bid Deadline, the Debtors circulated drafts of transaction documents to the bidders (noting that any alternative transaction or tax structure could be proposed), informed them that they would advance to Round 2, and requested that the bidders submit an initial mark-up of the documents. At the request of one of the bidders, the Debtors extended the deadline for submission of initial mark-ups to the definitive documents (the “Initial Mark-Up Deadline”) from March 16, 2015 to March 23, 2015 with the consent of the TCEH Committee and EFH Committee.

On March 23, 2015, the Initial Mark-Up Deadline expired, and the Debtors received mark-ups from all bidders that submitted Round 1 Bids. After reviewing and analyzing the mark-ups, the Debtors held meetings with each of the bidders and communicated preliminary high-level issues regarding the mark-ups. The Debtors encouraged the bidders to address these preliminary issues in advance of the April 13, 2015 deadline (the “Round 2 Bid Deadline”) for the submission of transaction documents (“Round 2 Bids”).

On April 13, 2015, the Round 2 Bid Deadline expired, and the Debtors received multiple Round 2 Bids. After the Round 2 Bid Deadline expired, the Debtors began negotiating the definitive documentation of a stalking horse bid (the “Stalking Horse Bid”). The Bidding Procedures Order contemplated that, within 10 Business Days after execution of the definitive documents regarding a Stalking Horse Bid, the Debtors would file a motion for Bankruptcy Court approval of the Stalking Horse Bid. After Bankruptcy Court approval of the Stalking Horse Bid, the Bidding Procedures Order contemplated that the Debtors would conduct a 30-day open marketing process followed by an auction to select a successful bid, which would be subject to Bankruptcy Court approval at a subsequent hearing.

The Bidding Procedures expressly state that the Debtors are not prohibited from taking any action, or refraining from taking any action, with respect to the Bidding Procedures to the extent the board of directors or managers of a Debtor determines that taking or refraining from taking such action is required to comply with applicable law or its fiduciary obligations under applicable law. The Bidding Procedures are also subject to material modification with the consent of the TCEH Committee and the EFH Committee not to be unreasonably withheld or delayed, or by approval of the Bankruptcy Court (which approval may be sought on an in camera basis), following notice to the TCEH Committee and EFH Committee.

The Debtors worked towards selecting a stalking horse after reviewing the bids received in connection with the Round 2 Bid Deadline, and would thereafter have filed a motion seeking approval of such Stalking Horse Bid. After numerous discussions and the exchange of revised documentation with bidders, the Debtors were unable to reach agreement on a sufficiently attractive Stalking Horse Bid and, as of the filing of this revised Disclosure Statement, have opted not to move forward with a Stalking Horse Bid at this time.

3.	Negotiations with Creditors Regarding Potential Restructuring Transactions.

In parallel with the Debtors’ efforts regarding the auction process, the Debtors engaged in discussions with creditor constituencies regarding amendments and modifications to the Plan filed on April 14, 2015. As described below, the impetus for these discussions has been the potential of the REIT Reorganization. These discussions have resulted in the Plan, which contemplates the Merger, as described herein and in the Plan.

(a)	REIT Discussions and Due Diligence

Interest in restructuring Oncor Electric to permit Reorganized EFH (or a successor entity) to qualify for taxation as a REIT increased significantly beginning in early 2015. A REIT is a hybrid tax entity that, although treated as a corporation for U.S. federal income tax purposes, is able to reduce or eliminate substantially all of the entity-level federal income taxes otherwise imposed on corporations by distributing its taxable income to shareholders. In 2007, the IRS issued a private letter ruling to an unrelated third party that held that an electric transmission and distribution system satisfied certain of the REIT requirements. On January 30, 2015, InfraREIT, Inc. (“InfraREIT”) the transmission and distribution REIT that was the subject of that private letter ruling, completed an initial public offering.

Where an existing business, like Oncor Electric, holds both substantial real estate assets and a significant operating business, the implementation of a REIT structure would generally include a separation of the two businesses into an “OpCo,” or operating company, and a “PropCo,” or property company. Critical components of this restructuring would take place at the Oncor Electric level, inside the “ring fence,” and the Debtors do not control these ring-fenced entities. For more information regarding the ring fence, refer to Section II.B.4.b. of this Disclosure Statement, entitled “The Ring-Fencing Measures,” which begins on page 33. Assuming satisfaction of the extensive requirements to qualify for such treatment under federal tax law, the entity that elected REIT status will generally not be subject to entity-level federal income tax so long as it distributes substantially all of its taxable income to its shareholders every year. There are, however, material risks associated with the REIT Reorganization. For more information regarding these risks, refer to Section VIII.E of this Disclosure Statement, entitled “Risks Related to the REIT Reorganization” which begins on page 163 and Section X.D. of this Disclosure Statement, entitled “Certain REIT Structure Considerations” which begins on page 187.

Beginning in early 2015, the Debtors and Oncor Electric commenced a rigorous due diligence process with respect to a potential REIT Reorganization while facilitating simultaneous creditor due diligence efforts. The Debtors and Oncor Electric engaged in and facilitated numerous discussions regarding a potential REIT Reorganization with Oncor Electric management, including calls with Oncor Electric management and stakeholders. Advisors to the Debtors and Oncor Electric have also engaged in numerous discussions regarding a potential REIT Reorganization with tax professionals to various stakeholders. In conjunction with these due diligence efforts, the Debtors and Oncor Electric made data and documents regarding the REIT Reorganization available in their data room, which is accessible to bidders in the Stalking Horse Bidding Process and stakeholders that have signed nondisclosure agreements.

The Merger is an outgrowth of the due diligence efforts related to a potential REIT conversion. In connection with the diligence provided regarding the potential for the REIT Reorganization, the TCEH Unsecured Ad Hoc Group and Hunt Consolidated, Inc. (“Hunt”) began engaging with the Debtors regarding potential opportunities to capitalize on the value that may be unlocked by a successful REIT Reorganization. Discussions regarding a potential merger and new-money investment in exchange for New EFH Common Stock and the transactions necessary to execute such a new-money investment coalesced in June 2015.

As part of these discussions, the TCEH Committee, the TCEH Unsecured Ad Hoc Group, Hunt, and the Debtors explored various options for using the contemplated transaction to resolve other outstanding restructuring issues. In connection with these efforts, the parties engaged with the TCEH First Lien Ad Hoc Committee and the Holders of Interests in EFH Corp. regarding, among other things, the TCEH Settlement Claim (with respect to which certain issues were left open in the Plan and Disclosure Statement filed on April 14, 2015), the TCEH First Lien Investigation, and certain Claims that may be asserted against the Holders of Interests in EFH Corp.

Negotiations on the transaction (and the terms thereof), the terms and provisions governing efforts to consummate the REIT Reorganization, and the settlement of Claims by and against the Debtors as may be asserted by and against various parties, intensified over the last several weeks. Ultimately, on August 9, 2015, the Debtors and the parties to the Equity Investment and Plan Support Agreement executed the definitive documents necessary to consummate the transactions contemplated by the Plan, including the Merger and Purchase Agreement, the Backstop Commitment, and the Equity Commitment Letter, and the Settlement Agreement.

The Debtors may withdraw the Plan if the Debtors determine that pursuing Confirmation and Consummation of the Plan would be inconsistent with any Debtor’s fiduciary duties.

H.	Retention of Conflicts Matter Advisors.

On November 3, 2014, after a four-day hearing on the Bidding Procedures Motion, the Bankruptcy Court entered a bench ruling noting that actual (though not fatal) conflicts exist between the Debtors’ estates with respect to the auction process for the sale of economic interests in Oncor Electric. Before this ruling, the Debtors and their significant constituencies had been actively discussing the potential need for certain Debtors to retain conflicts counsel during these Chapter 11 Cases and the process by which that would happen, pursuant to the Case Protocol Order. Following this ruling, the Debtors’ disinterested directors and managers sought the retention of legal counsel and other professionals to represent the respective estates’ interests with regards to any actual conflicts matters.

On November 7, 2014, the Debtors filed a notice indicating that each of EFH, EFIH and TCEH was in the process of retaining counsel to advise the applicable Debtor regarding actual conflicts matters, in accordance with the Case Protocol Order [D.I. 2718]. Ultimately, each of EFH, EFIH, and TCEH filed the following retention applications and the Bankruptcy Court approved the retention of conflicts matter counsel and professionals for their respective estates:

•	EFH - Proskauer Rose LLP, as counsel [D.I. 3037, 3281];

•	EFH - O’Kelly, Ernst & Bielli LLP, as Delaware counsel [D.I. 3038, 3280];

•	EFH - SOLIC Capital Advisors, LLC, as financial advisor [D.I. 3324, 3467];

•	EFIH - Cravath, Swaine & Moore LLP, as counsel [D.I. 3203, 3321];

•	EFIH - Goldin Associates, LLC, as special financial advisor [D.I. 3062, 3277];

•	EFIH - Jenner & Block LLP, as counsel [D.I. 4792, 4945];

•	EFIH - Stevens & Lee LLP, as Delaware counsel [D.I. 3038, 3278];

•	TCEH - Munger, Tolles & Olson LLP, as counsel [D.I. 3040, 3279];

•	TCEH - Greenhill & Co., LLC, as financial advisor [D.I. 3062, 3283]; and

•	TCEH - McElroy, Deutsch, Mulvaney & Carpenter, LLP [D.I. 3517, 3835].

I.	Legacy Discovery.

On August 13, 2014, the Bankruptcy Court entered an order [D.I. 1832] allowing creditors to pursue document and deposition discovery with respect to a broad list of “legacy” topics concerning various prepetition transactions and issues, including, but not limited to: any intercompany claims; transactions with the Sponsor Group; and the competitive tax sharing agreement and payments under that agreement (the “Legacy Discovery”).

In April 2015, the Debtors completed their obligations with respect to the Initial Consolidated Requests (in accordance with, and as defined in, the order entered by the Bankruptcy Court governing Legacy Discovery [D.I. 1832], as amended (the “Legacy Discovery Protocol”). The breadth and magnitude of the Legacy Discovery efforts were immense. The Debtors received 212 individual document requests covering an expansive range of topics for a broad time period, in some cases reaching back more than 15 years prepetition. The Debtors engaged in consistent and continuous good-faith negotiations with creditor representatives concerning the breadth and scope of the Legacy Discovery requests and the Debtors’ efforts included, but were not limited to, running more than 350 search terms against more than 35 custodians; collecting, reviewing and producing documents from dozens of custodians—including company personnel and other third parties—for a vast time period; and conducting numerous targeted collections to identify potentially responsive documents on specific topics. In connection with Legacy Discovery, the Debtors produced over 800,000 documents, totaling more than 5.6 million pages, in less than eight months. The Sponsor Group and other parties-in-interest likewise made very substantial document productions in response to Initial Consolidated Requests and follow-up requests.

On April 30, 2015, each TCEH creditor disclosed any material claims or causes of action for which it intends to request standing and the Debtors are in the process of reviewing the merits, if any, of each asserted claim or cause of action. Certain of these claims will be released under the Plan, as discussed below in Section V.H of this Disclosure Statement, entitled “Settlement, Release, Injunction, and Related Provisions,” which begins on page 146. Each creditor must file its respective standing motion for any such claims or causes of action no later than the later of September 30, 2015 and fifteen days after approval of this Disclosure Statement (or unless otherwise agreed).64

J.	TCEH First Lien Investigation.

Under the TCEH Cash Collateral Final Order, the Debtors stipulated to, among other things, the validity of the obligations and liens related to the TCEH First Lien Debt and certain transactions including, but not limited to: the 2007 Acquisition, the 2013 extension of the TCEH Credit Agreement, and the avoidance of unperfected liens and security interests (collectively, the “TCEH First Lien Investigation Claims”). The Debtors have provided substantial discovery to, among others, the TCEH Committee and the Ad Hoc TCEH Unsecured Noteholder Group regarding their investigation into the TCEH First Lien Investigation Claims.

All other parties were bound by these stipulations as well unless such parties obtained standing and filed an adversary proceeding to avoid, object to, or otherwise challenge the TCEH First Lien Investigation Claims by March 13, 2015 (the “Challenge Deadline”). Consequently, on February 20, 2015, the TCEH Committee, the EFH Committee, and the TCEH Unsecured Ad Hoc Group each filed motions seeking standing to prosecute and investigate the TCEH First Lien Investigation Claims, and the exclusive authority to settle the TCEH First Lien Investigation Claims (the “Standing Motions”). On March 3, 2015, the Debtors filed an omnibus objection to the Standing Motions seeking a ruling (a) extending the Challenge Deadline, with the consent of the TCEH First Lien Ad Hoc Committee and the Prepetition First Lien Agents (as defined in the TCEH Cash Collateral Final Order), thus deferring a ruling on the Standing Motions or, in the alternative (b) granting the TCEH Committee authority to prosecute the TCEH First Lien Investigation Claims but preserving the Debtors’ exclusive right to settle the TCEH First Lien Investigation Claims [D.I. 3726].

In addition to the Debtors, the TCEH First Lien Agent, and the TCEH First Lien Ad Hoc Committee each filed an omnibus objection to the Standing Motions [D.I. 3731 and 3732, respectively]. CCP Credit Acquisition Holdings, L.L.C., Centerbridge Special Credit Partners, L.P., and Centerbridge Special Credit Partners, II, L.P., collectively in their capacity as a TCEH first lien noteholder, filed an objection to the TCEH Committee’s Standing Motion [D.I. 3729]. Law Debenture Trust Company of New York, in its capacity as indenture trustee under the TCEH unsecured notes, filed an objection to the EFH Committee’s Standing Motion [D.I. 3741]. Wilmington Savings Fund Society, FSB, in its capacity as TCEH Second Lien Notes successor indenture trustee, filed an objection to the EFH Committee’s and the TCEH Unsecured Ad Hoc Group’s Standing Motions [D.I. 3725]. The TCEH Unsecured Ad Hoc Group filed an objection to the EFH Committee’s Standing Motion [D.I. 3734]. The TCEH Committee filed a response to the EFH Committee’s and the TCEH Unsecured Ad Hoc Group’s Standing Motions [D.I. 3733].

On March 10, 2015, the Debtors, with the consent of the TCEH First Lien Ad Hoc Committee and the Prepetition First Lien Agents (as defined in the TCEH Cash Collateral Final Order), filed the Stipulation and Consent Order Extending Certain Deadlines in the Final Cash Collateral Order [D.I. 3857], extending the Challenge Deadline to April 17, 2015. Consequently, with the consent of the parties to the Standing Motions, the Bankruptcy Court adjourned the Standing Motions (and the related responses and objections) to the April 14, 2015 omnibus hearing. The Standing Motions were subsequently adjourned to a hearing to take place on July 9, 2015.

On April 1, 2015, the TCEH Committee, the EFH Committee, the TCEH Unsecured Ad Hoc Group and Wilmington Savings Fund Society, FSB filed replies to the various objections to the Standing Motions [D.I. 4031, 4034, 4045, and 4029, respectively].

[64]	Certain of the material claims or causes of action that the TCEH creditors may choose to seek standing to prosecute have been identified in the Standing Motions.

In connection with the TCEH Scheduling Stipulation (described herein) and as stated on the record at the June 25, 2015 scheduling conference regarding the Confirmation Scheduling Order, the parties to the Standing Motions have consented to adjourn the hearing on the Standing Motions to August 11, 2015 (which have since been adjourned as described below). On July 8, 2015, the Debtors, with the consent of the TCEH First Lien Ad Hoc Committee and the Prepetition First Lien Agents (as defined in the Cash Collateral Order) filed the Stipulation and Consent Order Extending Certain Deadlines in the Final Cash Collateral Order [D.I. 4948], extending the Challenge Deadline to September 10, 2015. The Bankruptcy Court approved the relief requested on July 10, 2015 [D.I. 4958]. On September 11, 2015, the Bankruptcy Court entered an order amending certain terms of the TCEH Cash Collateral Final Order in connection with the Plan Support Agreement [D.I. 5923] and (b) an order extending the Challenge Deadline for (i) the TCEH Committee and TCEH Unsecured Ad Hoc Group, pending further order of the Court and subject to the terms of the Plan Support Agreement and (ii) the EFH Committee, to January 15, 2016 [D.I. 5922].

K.	Makewhole Litigation.

The Debtors have commenced litigation with respect to Holders of EFIH First Lien Notes that did not enter into the EFIH First Lien Settlement regarding their respective Makewhole Claims.

1.	EFIH First Lien Makewhole Adversary Proceeding.

As discussed in Section IV.C.3 of this Disclosure Statement, entitled “EFIH First Lien DIP and First Lien Repayment Motion,” which begins on page 81, in the EFIH First Lien DIP Motion, the Debtors initiated a contested matter requesting that the Bankruptcy Court hold that no EFIH First Lien Makewhole Claim was due on account of the EFIH First Lien Repayment.

On May 15, 2014, the EFIH First Lien Notes Trustee, solely in its capacity as indenture trustee under the EFIH First Lien 2020 Notes, filed a complaint (the “First Lien Makewhole Complaint”), initiating an adversary proceeding in the Bankruptcy Court (Case No. 14-50363) (the “First Lien Makewhole Complaint”) against the EFIH Debtors seeking a declaration that the EFIH Debtors are obligated to pay the Makewhole Claims in connection with the EFIH First Lien Repayment. The First Lien Makewhole Complaint further requests that such Makewhole Claims be treated as secured claims against the EFIH Debtors and seeks certain other amounts related to indemnifications, interest, and other disputed amounts.

The EFIH Debtors answered the First Lien Makewhole Complaint on June 13, 2014 [Adversary D.I. 33]. The EFIH Debtors reject the EFIH First Lien Notes Trustee’s claims and will vigorously contest the First Lien Makewhole Complaint. On September 12, 2014, the Bankruptcy Court entered an order that bifurcated this adversary proceeding into two phases [Adversary D.I. 128]. The first phase would determine whether the non-settling Holders of EFIH First Lien Notes are entitled to recover makewhole premiums and related amounts. The second phase would address whether the EFIH Debtors are solvent and, if so, the amount of any recovery for the non-settling Holders of EFIH First Lien Notes. Both parties moved for summary judgment in the first phase, and a summary judgment hearing was held on March 13, 2015. On March 26, 2015, the Bankruptcy Court issued Findings of Fact and Conclusions of Law granting summary judgment to EFIH on the Makewhole Claims, as well as other claims, and denying the EFIH First Lien Notes Trustee summary judgment on the same [Adversary D.I. 245], with respect to which the EFIH First Lien Notes Trustee filed a notice of appeal on July 17, 2015 [D.I. 5035] (the “Notice of Appeal”). The Bankruptcy Court granted summary judgment “without prejudice” on one count of the EFIH First Lien Notes Trustee’s complaint, the outcome of which is likely to be determined by the outcome of the First Lien Lift Stay Motion (as defined and discussed immediately below). On August 18, 2015, the EFIH First Lien Notes Trustee filed a motion seeking to certify its Notice of Appeal directly to the Third Circuit [Adversary D.I. 6] and on August 20, 2015, the EFIH Second Lien Trustee filed a motion seeking to intervene in the Appeal [Adversary D.I. 9]. The EFIH Debtors filed their opposition to the EFIH First Lien’s motion for direct certification on September 4, 2015 [Adversary D.I. 26].

2.	EFIH First Lien Automatic Stay Motion.

The EFIH First Lien Notes Trustee and certain Holders of EFIH First Lien 2020 Notes (the “Objecting First Lien 2020 Note Parties”) filed the Joint Motion of CSC Trust Company of Delaware, as Indenture Trustee, and Certain EFIH 10% First Lien Noteholders, for Confirmation that the Automatic Stay Does Not Apply or, Alternatively, for Limited Relief from the Automatic Stay, Solely Regarding Rescission of Acceleration [D.I. 473] (the “First Lien Lift Stay Motion”). The Objecting First Lien 2020 Parties argue that under the terms of the EFIH First Lien 2020 Notes

Indenture the automatic stay does not prevent rescinding the acceleration of the EFIH First Lien 2020 Notes. Accordingly, such parties argue that they are entitled to rescind the acceleration of the EFIH First Lien 2020 Notes and that, as a result, the EFIH First Lien Repayment requires the payment of the EFIH First Lien Makewhole Claims asserted by holders of EFIH First Lien 2020 Notes. On June 4, 2014, CSC sent the EFIH Debtors a letter purporting to waive events of default under the EFIH First Lien 2020 Notes that were caused by the filing of the Chapter 11 Cases and rescind acceleration under the EFIH First Lien 2020 Notes, subject to certain conditions and qualifications (the “Rescission Letter”).

The EFIH Debtors believe that any attempt to decelerate the EFIH First Lien 2020 Notes (including pursuant to the Rescission Letter) violates the automatic stay of section 362 of the Bankruptcy Code and is otherwise invalid and of no effect. The automatic stay issues were briefed as part of the parties’ motions for summary judgment and argued during the March 13, 2015 summary judgment hearing. The Bankruptcy Court ruled that the Holders of EFIH First Lien 2020 Notes’ attempt to decelerate the EFIH First Lien 2020 Notes violated the automatic stay. The Bankruptcy Court did not rule on summary judgment on the question of whether cause existed to lift the stay nunc pro tunc.

On April 20-22, 2015, the Court held a trial on whether to lift the automatic stay nunc pro tunc. The parties submitted post-trial briefs [Adversary D.I. 293, 294] and proposed findings of fact and conclusions of law on May 20, 2015, [Adversary D.I. 292, 295]. On July 8, 2015, the Bankruptcy Court issued its Findings of Fact and Conclusions of Law holding that no cause exists to lift the automatic stay, [Adversary D.I. 304], and entering an order that fully resolves the EFIH First Lien Makewhole Adversary Proceeding, [Adversary D.I. 305], with respect to which the EFIH First Lien Notes Trustee filed the Notice of Appeal on July 17, 2015. On August 18, 2015, the EFIH First Lien Notes Trustee filed a motion seeking a certification from the district court under 28 U.S.C. § 158(d)(2) for a direct appeal to the U.S. Court of Appeals to the Third Circuit. On September 4, 2015, EFIH filed its opposition. On September 8, 2015, the EFIH First Lien Notes Trustee filed a motion for leave to file a further statement in support of its request for certification of direct appeal. EFIH’s response to that filing is due September 25, 2015. The EFIH Second Lien Notes Trustee has intervened in this appeal.

3.	EFIH Second Lien Makewhole Adversary Proceeding.

On June 16, 2014, the EFIH Second Lien Notes Trustee filed an adversary complaint (Case No. 14-50405) (the “Second Lien Makewhole Complaint”) against the EFIH Debtors seeking a declaration that the Debtors are obligated to pay the Makewhole Claims in connection with the EFIH Second Lien Notes, along with other contested amounts relating to indemnification obligations, professional fees, and interest. The EFIH Debtors reject the claims set forth in the Second Lien Makewhole Complaint. As of the date hereof, no litigation schedule has been set.

On December 1, 2014, the EFIH Debtors filed a motion for leave to file an amended answer and counterclaims in respond to the Second Lien Makewhole Complaint [Adversary D.I. 12]. In the memorandum of law that accompanied this motion [Adversary D.I. 13], the EFIH Debtors requested that the Bankruptcy Court allow briefing for declaratory judgment that would resolve any and all questions of the EFIH Debtors’ liability with respect to the Makewhole Claims related to the EFIH Second Lien Notes. On December 18, 2014, the Bankruptcy Court entered a scheduling order outlining the timeline for parties-in-interests to file briefs in connection to the Second Lien Makewhole Complaint [Adversary D.I. 15].

On December 19, 2014, the EFIH Second Lien Notes Trustee filed a motion to dismiss the complaint without prejudice [Adversary D.I. 18], arguing that the matter was not yet ripe for declaratory judgment. Following approval of the EFIH Second Lien Partial Repayment Motion (discussed below), the EFIH Second Lien Notes Trustee agreed that the ripeness issue was moot.

On April 13, 2015, the EFIH Second Lien Notes Trustee filed an amended complaint, and on April 30, 2015, the EFIH Debtors filed an answer to that complaint [Adversary D.I. 37, 39]. On July 17, 2015, the EFIH Debtors filed a motion for partial summary judgment, seeking to disallow any recovery on account of Makewhole Claims related to the EFIH Second Lien Notes. [Adversary D.I. 42]. On August 13, 2015, the EFIH Second Lien Notes Trustee filed an opposition and cross-motion for summary judgment [Adversary D.I. 46, 47]. The EFIH Second Lien Notes Trustee also filed a motion to lift the automatic stay “for the reasons set forth by the First Lien Trustee in its own lift-stay motion but rejected by this Court” [D.I. 5321]. The EFIH Debtors filed responses to these two filings on September 3, 2015 [D.I. 5851; Adv. D.I. 53]. The EFIH Second Lien Notes Trustee did not file a reply to its lift-stay motion.

4.	EFIH First Lien Turnover and Injunction Adversary Proceeding.

On June 20, 2014, CSC filed an adversary complaint (Case No. 14-50410) (the “First Lien Turnover Complaint”) against Computershare Trust Company, N.A., Computershare Trust Company of Canada, Epiq Systems, Inc., the Depository Trust Company, Cede & Co. In the First Lien Turnover Complaint, the EFIH First Lien Notes Trustee asserts that any payments to Holders of EFIH Second Lien Notes are subject to certain turnover provisions under the EFIH Collateral Trust Agreement. In particular, the EFIH First Lien Notes Trustee argues, among other things, that the proceeds of the EFIH First Lien DIP Facility constitute proceeds of collateral. As a result, the EFIH First Lien Notes Trustee asserts that any funds raised from the EFIH First Lien DIP Facility may not be paid to Holders of EFIH Second Lien Notes unless and until all claims under the EFIH First Lien Notes are paid in full. The EFIH First Lien Notes Trustee further asserts that this turnover provision applies even if the contested first lien amounts are not allowable against the EFIH Debtors. The EFIH Second Lien Notes Trustee and EFIH First Lien Notes Trustee each filed briefs in support of their position on September 11, 2015 [Adversary D.I. 65 and Adversary D.I. 66, respectively].

The First Lien Turnover Complaint seeks injunctions against the defendants and monetary damages in the event the defendants pay funds to the Holders of EFIH Second Lien Notes without setting aside the amounts specified in the First Lien Turnover Complaint. The EFIH Debtors have not been named defendants in the First Lien Turnover Complaint.

The EFIH Debtors stated in the EFIH Second Lien Partial Repayment Motion and in their responses to the EFIH First Lien Notes Trustee’s objections to both the EFIH First Lien DIP Motion and the EFIH Second Lien DIP Motion that the proceeds of the EFIH First Lien DIP Facility do not constitute proceeds of collateral. Although the EFIH Debtors contest the assertions in the First Lien Turnover Complaint, the EFIH Debtors cannot predict the outcome of this litigation and cannot predict the effect of the allegations in the First Lien Turnover Complaint will have on recoveries under the Plan.

In connection with the EFIH Second Lien Partial Repayment Motion, the EFIH Debtors, the EFIH First Lien Notes Trustee, and the EFIH Second Lien Notes Trustee agreed to certain language in the Partial Repayment Order concerning the First Lien Turnover Complaint. The Bankruptcy Court entered the Partial Repayment Order in the adversary proceeding under the First Lien Turnover Complaint [Adversary D.I. 46] after entering the order in the Debtors’ lead chapter 11 case. The Partial Repayment Order provides, among other things, that the EFIH First Lien Notes Trustee maintains its right to assert that the EFIH Collateral Trust Agreement required the turnover of funds from the EFIH Second Lien Partial Repayment amount. If the EFIH First Lien Notes Trustee prevails on this argument, turnover will be from any subsequent distribution to the EFIH Second Lien Notes other than pursuant to the Partial Repayment. Under certain circumstances, Holders of EFIH Second Lien Notes are entitled to elect to provide such turnover in cash even if the applicable distribution to the Holders of EFIH Second Lien Notes is in a form of consideration other than cash.

To the extent that funds distributed to the EFIH Second Lien Trustee prior to the full resolution of all issues arising from the EFIH First Lien Turnover and Injunction Adversary Proceeding are required to be held in reserve by any party for any reason, it is the view of the EFIH Second Lien Trustee that interest shall continue to accrue on any funds which cannot be distributed to the Holders of EFIH Second Lien Notes due to the pendency of the EFIH First Lien Turnover and Injunction Adversary Proceeding. In addition, to the extent any claim is asserted against the EFIH Second Lien Trustee in connection with its performance of its duties as trustee for the EFIH Second Lien Notes, the EFIH Second Lien Trustee believes that it will have a secured indemnification claim against the Debtors for all loss, damage, claims, liability or expense (including advisors’ fees) incurred and that such Claim would survive the Plan Effective Date. Finally, to the extent any funds are turned over from the EFIH Second Lien Trustee and Holders of EFIH Second Lien Notes to the EFIH First Lien Notes Trustee or the Holders of EFIH First Lien Notes as a result of the EFIH First Lien Turnover and Injunction Adversary Proceeding, the EFIH Second Lien Trustee and the EFIH Second Lien Noteholders reserve the right to assert that the EFIH Second Lien Note Claims have not been paid in full, continue to have an allowed secured claim against the Debtors, and are thus Impaired under the Plan. The Debtors dispute each of these assertions.

5.	EFIH Unsecured Makewhole Adversary Proceeding.

On December 16, 2014, the EFIH Debtors filed a complaint for declaratory relief against the holders of certain EFIH unsecured 11.25%/12.25% Senior Toggle Notes Due 2018 (the “PIK Notes”) relating to disputes between the parties regarding the Holders of PIK Notes’ rights to any makewhole payments as well as certain interest rate disputes between the parties [Adversary D.I. 1].

In particular, the EFIH Debtors have taken the position that the holders of the EFIH Senior Toggle Notes (i) are entitled to postpetition interest capped at the Federal Judgment Rate in effect on the Petition Date, which was .11%, and (ii) are not entitled to any makewhole payments or optional redemption premiums. The EFIH Unsecured Notes Trustee has noted that some courts have determined that “in solvent debtor cases, a presumption exists that the legal rate [applicable to post-petition interest] is the rate agreed to by the parties in their contract prior to the petition. See, Mem. Of Law at 22 n.6, Energy Future Intermediate Holding Co. LLC v. UMB Bank, N.A., No. 14-51002 (Bankr. D. Del. Feb. 6, 2015), ECF No. 8.

On February 6, 2015, the EFIH Ad Hoc Committee of Unsecured Noteholders filed a motion to dismiss the complaint without prejudice [Adversary D.I. 7], arguing that the matter was not yet ripe for declaratory judgment. [Adversary D.I. 8]. The parties have fully briefed the ripeness dispute, and the issue was argued at the May 4, 2015, omnibus hearing. On June 15, 2015, the Bankruptcy Court granted the EFIH Ad Hoc Committee of Unsecured Noteholders’ motion to dismiss but held that the PIK Notes’ Claim contains “a claim to those components of the Indenture, some of which have not been liquidated as of the filing of the PIK Claim” and that “nothing in [the Bankruptcy Court’s] opinion limits the EFIH Debtors’ ability to object to the PIK Claim or to seek to liquidate such claim.” Adv. No. 14-51002, D.I. 43, at 29-30. On July 9, 2015, the EFIH Debtors filed a partial objection to the Claim filed by the EFIH Unsecured Notes Trustee [D.I. 4964]. The EFIH Ad Hoc Committee of Unsecured Noteholders filed a response to the make-whole portion of the partial objection the PIK Notes’ Claim on August 28, 2015 [D.I. 5788] and the EFIH Debtors filed their reply on September 11, 2015 [D.I. 5962]. On August 7, 2015, the EFIH Debtors and the EFIH Unsecured Notes Trustee filed letters regarding a briefing schedule over the two issues involved in the claim dispute: (a) whether the operative indenture entitles the Holders of PIK Notes’ to a makewhole premium and (b) whether the claim for postpetition interest is limited to the federal judgment rate or the rate set forth in the indenture [D.I. 5238 and D.I. 5239]. At the August 11, 2015, omnibus hearing the Court ruled on the record that briefing will go forward regarding the issue of postpetition interest, and after reviewing the briefs, the Court will determine whether it can rule as a matter of law on the rate of postpetition interest owed. The EFIH Ad Hoc Committee of Unsecured Noteholders submitted a response to address the issues raised by the partial objection on September 4, 2015 [D.I. 5874], and the parties have agreed to a schedule where the EFIH Debtors will reply by September 18, 2015.

L.	EFIH Second Lien Partial Repayment Motion.

On February 12, 2015, EFH Corp. and the EFIH Debtors filed the Motion of Energy Future Holdings Corp., Energy Future Intermediate Holding Company LLC, and EFIH Finance Inc. for Entry of (A) Order (I) Authorizing Partial Repayment of EFIH Second Lien Notes; (II) Approving EFIH DIP Consent; and (III) Authorizing Consent Fee and (B) Revised EFIH First Lien DIP Order [D.I. 3527] (the “EFIH Second Lien Partial Repayment Motion”). Under the EFIH Second Lien Partial Repayment Motion, EFH Corp. and the EFIH Debtors requested authority to, among other things, (a) use up to $750 million of cash on hand at EFIH to repay in part the EFIH Second Lien Notes, (b) enter into a written consent with the agent and required lenders under the EFIH First Lien DIP Facility and pay a consent fee to the consenting lenders in an amount up to $13.5 million (the “Partial Repayment Consent Fee”), and (c) amend the Bankruptcy Court order governing the EFIH First Lien DIP Facility to permit the EFIH Second Lien Partial Repayment.

On February 26, 2015, the EFIH Second Lien Notes Trustee filed a limited objection to the EFIH Second Lien Partial Repayment Motion and a related cross-motion [D.I. 3673]. The EFIH Second Lien Notes Trustee argued, among other things, that the EFIH Second Lien Partial Repayment could not go forward unless the Bankruptcy Court made certain findings with respect to the First Lien Turnover Complaint. The EFIH Second Lien Notes Trustee also asserted that the Bankruptcy Court could not approve the EFIH Second Lien Partial Repayment unless the repayment amount was allocated first to the EFIH Second Lien Notes Trustee’s fees under the applicable indenture, including certain professional fees. On February 26, 2015, the EFIH First Lien Notes Trustee filed a response to the EFIH Second Lien Partial Repayment Motion indicating that it had agreed with the Debtors to resolve alleged issues under the EFIH Collateral Trust Agreement raised by the EFIH Second Lien Partial Repayment by including certain negotiated language in the proposed form of order approving the EFIH Second Lien Partial Repayment. On March 3, 2015, the EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee filed a joint statement indicating that they had agreed with the Debtors to certain negotiated language to be included in the proposed form of order that would resolve both parties’ objections associated with the EFIH Collateral Trust Agreement [D.I. 3748]. On March 9, 2015, EFH Corp. and the EFIH Debtors filed a revised form of order approving the EFIH Second Lien Partial Repayment that included negotiated language resolving all objections to entry of the order [D.I. 3842].

On March 10, 2015, the Bankruptcy Court entered an order approving the EFIH Second Lien Partial Repayment (the “Partial Repayment Order”) and an amended order approving the EFIH First Lien DIP Facility, revised to permit the EFIH Second Lien Partial Repayment. The Partial Repayment Order authorized EFIH to transfer $750 million of cash to the EFIH Second Lien Notes Trustee and pay the up to $13.5 million Partial Repayment Consent Fee. The EFIH Second Lien Partial Repayment closed on March 11, 2015, including payment of the Partial Repayment Consent Fee, which ultimately totaled approximately $13.1 million. After such repayment, as of the date hereof, the principal amount outstanding on the 11.00% and 11.75% notes are $322 million and $1,388 million, respectively.

The Partial Repayment Order dictated that the repayment cash would be applied as follows: (a) first, to amounts for the EFIH Second Lien Notes Trustee’s fees and expenses accrued under the indenture governing the EFIH Second Lien Notes, including professional fees and expenses; (b) second, to all claims for interest accrued under the EFIH Second Lien Notes through the closing date of the EFIH Second Lien Partial Repayment in full; and (c), third, the remainder to claims for principal under the EFIH Second Lien Notes. The Partial Repayment Order reserves the Debtors’ rights to seek to recharacterize or reallocate such amounts pursuant to section 506(b) of the Bankruptcy Code or to assert that such amounts are not payable and object to such claims. It also reserves the EFIH Second Lien Notes Trustee’s rights to oppose such recharacterization, reallocation, or objection or to assert claims for additional amounts due. The provisions of the Partial Repayment Order related to the EFIH Collateral Trust Agreement are discussed in Section IV.K of this Disclosure Statement, entitled “Makewhole Litigation,” which begins on page 91.

M.	Disclosure Statement Discovery

In connection with the Disclosure Statement filed on April 14, 2015 eight different parties served discovery requests on the Debtors and the disinterested directors and managers, including: 349 document requests, five interrogatories, and 16 deposition notices (including seven Rule 30(b)(6) notices covering 51 separate topics). After reviewing these discovery and deposition requests, the Debtors determined that the majority of the requests were irrelevant, overbroad, and otherwise improper in the context of a motion seeking approval of the Disclosure Statement. Consequently, on May 20, 2015, the Debtors sent a letter to the requesting parties asking that they withdraw or significantly narrow their discovery requests. On May 27, 2015, the Debtors and the disinterested directors and managers filed a joint letter seeking a protective order with respect to such discovery requests [D.I. 4606]. In response, the EFH Committee [D.I. 4666]; American Stock Transfer & Trust Company, LLC as successor trustee under the indentures for certain notes issued by EFH Corp. [D.I. 4664]; Wilmington Savings Fund Society, FSB, as successor trustee under the TCEH second lien notes [D.I. 4668]; the Ad Hoc Committee of TCEH First Lien Creditors [D.I. 4663]; Computershare Trust Company of Canada, as indenture trustee for the EFIH second lien notes [D.I. 4665]; the TCEH Unsecured Ad Hoc Group [D.I. 4667]; and the TCEH Committee [D.I. 4660] filed letters in support of their respective discovery requests.

The Debtors engaged with each of these constituencies regarding their discovery requests. Ultimately, the Debtors, the disinterested directors and managers (where applicable), and each requesting constituency successfully resolved all issues related to the discovery requests without Bankruptcy Court intervention [D.I. 4718].

N.	Other Ongoing Litigation Items.

1.	EFH Call Right Adversary Proceeding.

On October 6, 2014, several investment funds holding “Call Rights” related to EFH Unsecured Notes (the “Call Right Holders”) filed an adversary complaint (the “EFH Call Right Complaint”) against Fidelity (Case No. 14-50797). In the EFH Call Right Complaint, the Call Right Holders allege that, as parties to the Restructuring Support Agreement, they have a contractual right to purchase EFH Non-Guaranteed Notes from Fidelity at any time prior to the Effective Date of a plan of reorganization (the “Call Right”).

The Call Right Holders further assert that they have exercised the Call Rights and seek relief from the Bankruptcy Court including (a) an order issued by the Bankruptcy Court directing Fidelity to sell and transfer to the Call Right Holders all of its EFH Non-Guaranteed Notes, (b) a declaratory judgment that the Call Right Holders had properly exercised the Call Right and are entitled to the EFH Non-Guaranteed Notes, and that Fidelity has no valid continuing interest in those notes, and (c) injunctive relief enjoining Fidelity from taking any action that would interfere with the Call Right Holders’ control or ownership of the EFH Non-Guaranteed Notes.

On January 20, 2015, the Bankruptcy Court dismissed the EFH Call Right Complaint and concluded that the Call Right Holders do not have a contractual right to purchase EFH Non-Guaranteed Notes from Fidelity at any time prior to the Effective Date of a plan of reorganization [Adversary D.I. 57]. On February 3, 2015, the Call Right Holders filed a notice of appeal with the Bankruptcy Court [Adversary D.I. 61] and on March 11, 2015, the appeal was assigned to Judge Richard Andrews of the District Court of Delaware. On September 4, 2015, the Call Right Holders filed an opening brief in the appeal. Fidelity’s answering brief will be due on or before October 13, 2015.

2.	TCEH First Lien Intercreditor Lawsuit.

On March 13, 2015, the TCEH First Lien Notes Trustee filed a complaint against the TCEH First Lien Agent in the New York Supreme Court. This action was subsequently removed to the District Court for the Southern District of New York, and, on July 23, 2015, it was transferred to the Bankruptcy Court. The TCEH First Lien Notes Trustee commenced this action at the direction of the majority of the Holders of TCEH First Lien Notes. The TCEH First Lien Notes Trustee asserts that the Cash Collateral Order improperly allocates first lien adequate protection payments among holders of TCEH First Lien Claims because the pro rata distribution is not in accordance with the TCEH First Lien Intercreditor Agreement. The Debtors reserved this issue in the TCEH Cash Collateral Final Order and continue to escrow disputed amounts, pending a resolution of the dispute.

3.	TCEH L/C Holder Lawsuit.

On May 14, 2015, Marathon Asset Management, L.P., an L/C debt holder under the TCEH First Lien Credit Agreement (“Marathon”), filed an intercreditor suit against the TCEH First Lien Agent, in the Supreme Court of the State of New York (the “TCEH L/C Holder Lawsuit”). In the TCEH L/C Holder Lawsuit, Marathon sought a declaratory judgment (a) finding that Marathon had a priority secured interest in certain cash attributable to letters-of-credit issued under the TCEH L/C, specifically with respect to any “Undrawn Overage Amount” under the Deposit L/C Loan Collateral Account and (b) requiring the TCEH First Lien Agent to preserve any cash or other value corresponding to the Undrawn Overage Amount until distributions were made to Marathon.

4.	Enterprise Valuation.

In the context of responding to the Legacy Discovery and TCEH First Lien investigation requests, the Debtors and their professionals have searched, collected, reviewed, and produced documents related to the Debtors’ historical valuation and solvency. Valuation of the Debtors, described in greater detail in Section VI.B.6, entitled “Valuation of the Debtors,” which begins on page 170 and the supporting materials referenced therein, may be contested by various parties-in-interest as part of the Confirmation Hearing.

O.	Exclusivity.

Under section 1121 of the Bankruptcy Code, a debtor has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief (the “Exclusive Filing Period”). If a debtor files a plan during the Exclusive Filing Period, then the debtor has the exclusive right for 180 days from the commencement date to solicit acceptances of the Plan (the “Exclusive Solicitation Period” and, together with the Exclusive Filing Period, the “Exclusive Periods”). During the Exclusive Periods, no other party in interest may file a competing plan of reorganization. Additionally, a court may extend these periods upon the request of a party in interest up to a maximum of 18 months from the commencement of a debtor’s chapter 11 cases.

The Debtors’ initial Exclusive Filing Period and Exclusive Solicitation Period were set to expire on August 27, 2014, and October 27, 2014, respectively. On July 23, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and

Solicit Acceptances Thereof Pursuant to Section 1121 of the Bankruptcy Code [D.I. 1683] (the “First Exclusivity Motion”). The Debtors requested a 180-day extension of the Exclusive Filing Period to February 23, 2015 and the Exclusive Solicitation Period to April 25, 2015.

On August 11, 2014, the Debtors filed a certification of counsel stating that the Debtors had agreed to a bridge order with various constituents approving a one-month extension of the Exclusive Filing Period to September 18, 2014 and the Exclusive Solicitation Period to November 18, 2014 [D.I. 1798]. The Bankruptcy Court entered the bridge order on August 11, 2014 [D.I. 1802]. The Bankruptcy Court overruled an objection filed by the indenture trustee for the EFIH First Lien Notes and entered an order approving the First Exclusivity Motion on September 16, 2014 [D.I. 2063].

On January 20, 2015, the Debtors filed the Second Motion of Energy Future Holdings Corp., et al., for Entry of an Order Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof Pursuant to Section 1121 of the Bankruptcy Code [D.I. 3338] (the “Second Exclusivity Motion”). The Debtors requested an extension of the exclusive time periods for the Debtors to file the Plan and solicit votes on the Plan to October 29, 2015 and December 29, 2015, respectively. On February 5, 2015, after discussions with various constituents, the Debtors filed the Notice of Filing of Amended Proposed Order Extending the Debtors’ Exclusivity Periods [D.I. 3445] which reflected consensus with such constituents and which amended the proposed order to extend the Exclusive Filing Period to June 23, 2015 and the Exclusive Solicitation Period to August 23, 2015. On February 10, 2015, the Bankruptcy Court overruled an objection filed by the indenture trustee for the TCEH second lien notes and granted the relief requested in the Second Exclusivity Motion, as amended [D.I. 3504].

On May 11, 2015, the Debtors filed the Third Motion of Energy Future Holdings Corp., et al., for Entry of an Order Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof Pursuant to Section 1121 of the Bankruptcy Code [D.I. 4441] (the “Third Exclusivity Motion”). The Debtors requested an extension of the Exclusive Filing Period to October 29, 2015 and the Exclusive Solicitation Period to December 29, 2015 (the statutory maximum under section 1121 in each case). In connection with the Third Exclusivity Motion, the TCEH Unsecured Ad Hoc Group filed two deposition notices—a request to depose Paul Keglevic, the Debtors’ CFO and co-CRO and a request for a Rule 30(b)(6) witness or witnesses [D.I. 4593 and 4594]. The Court scheduled a telephonic hearing for May 28, 2015 to address the deposition requests. In advance of the hearing, the Debtors and the TCEH Unsecured Ad Hoc Group filed letters in support of their respective positions [D.I. 4614 and 4615]. The Court ultimately denied the TCEH Ad Hoc Group’s discovery requests. On June 1, 2015, the Bankruptcy Court overruled objections by several parties and entered an order, extending the Exclusive Periods to the statutory maximum permitted under section 1121 of the Bankruptcy Code [D.I. 4634].

In addition, on July 2, 2015, the Bankruptcy Court entered the TCEH Scheduling Stipulation. Among other things, the TCEH Scheduling Stipulation provides that if the Exclusive Periods have not been terminated by December 29, 2015 by order of the Bankruptcy Court, the signing creditors will not file, cause to be filed, or support the filing of a chapter 11 plan of reorganization or disclosure statement with respect to any Debtor until the Bankruptcy Court issues a final ruling whether to confirm the Plan.

P.	Other Bankruptcy Motions, Applications, and Filings.

To minimize disruption to the Debtors’ operations and in pursuit of consummation of the Restructuring, upon the commencement of the Chapter 11 Cases, the Debtors sought the relief in the motions summarized below.

1.	ERCOT Assumption Motion.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing Certain of the Debtors to Assume Standard Form Market Participant Agreements with ERCOT [D.I. 40] (the “ERCOT Assumption Motion”). Pursuant to the ERCOT Assumption Motion, certain Debtors sought authority to assume prepetition Standard Form Market Participant Agreements with ERCOT and provide adequate assurance of future performance in relation thereto. Additionally, in an abundance of caution, the Debtors sought authority for ERCOT to draw on the $120 million letter of credit in its discretion. On June 4, 2014, the Bankruptcy Court granted the relief requested in the ERCOT Assumption Motion [D.I. 802].

2.	Non-Qualified Benefits Motion.

On June 27, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing Certain of the Debtors to Continue Honoring Obligations to Retirees and Non-Insider Employees on Account of Non-Qualified Benefit Programs [D.I. 1222]. The Debtors requested approval to honor certain obligations under two non-qualified benefit programs for certain eligible employees: (a) a supplemental non-contributory, non-qualified pension plan for those eligible participants whose tax-qualified pension benefits are limited due to IRC restrictions; and (b) a contributory, non-qualified defined contribution plan that permits eligible participants to defer a portion of their salary (collectively, the “Non-Qualified Benefits Programs”).

On July 1, 2014, the Debtors filed an amended motion requesting the same relief [D.I. 1441]. Before and after filing the amended motion, the Debtors engaged in significant discussions with the U.S. Trustee, the TCEH Committee, and the TCEH Unsecured Ad Hoc Group regarding the requested relief. Based on these discussions, the Debtors sought approval of a revised order reflecting consensus with such parties that, among other things, limits the amounts of the non-qualified benefits programs that may be paid in a given calendar year in aggregate and to an individual participant, excludes certain individuals from participating in the Non-Qualified Benefit Programs, and requires notification to certain parties prior to making significant payments under the non-qualified benefit programs. A certain group of legacy retirees filed a joinder to this motion [D.I. 1787]. On August 12, 2014, the Bankruptcy Court entered the revised form of order (the “Non-Qualified Benefits Order”) approving the amended motion [D.I. 1819].

On May 11, 2015, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of a Second Order Authorizing Certain of the Debtors to Honor Obligations to Certain Retirees on Account of Non-Qualified Benefit Programs [D.I. 4445]. The Debtors requested approval to honor obligations to certain additional employees under the Non-Qualified Benefits Programs who had previously been excluded from the relief granted in the Non-Qualified Benefits Order. On June 1, 2015, the Bankruptcy Court approved the relief requested [D.I. 4633].

3.	Comanche Peak Joint Venture Agreements Amendment Motion.

On June 27, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., Authorizing Entry Into Amendments to the Comanche Peak Joint Venture Agreements [D.I. 1227]. Certain of the Debtors have maintained a joint venture (the “Comanche Peak Joint Venture”) with Mitsubishi Heavy Industries Ltd. (“MHI”) and non-Debtor affiliate Nuclear Energy Future Holdings II LLC (“NEFH II”), pursuant to certain agreements (the “CP Joint Venture Agreements”) for the construction and operation of two new nuclear generation units at the Comanche Peak nuclear power facility. The development of the new units is no longer economically feasible and the parties to the CP Joint Venture Agreements decided to revise such agreement to reflect the suspension of development activities related to the new units. Accordingly, the Debtors filed the motion to request Bankruptcy Court authorization to enter into certain amendments to these agreements. The amendments to the CP Joint Venture Agreements consist of, among other things, the suspension or termination of certain obligations under the joint venture agreements, the conveyance of certain assets to NEFH II, the termination of TCEH’s guaranty of certain NEFH II rights and obligations under the joint venture agreements, and a material release of any and all claims by and between the parties to these agreements. On July 17, 2014, the Bankruptcy Court granted the relief requested [D.I. 1619].

On October 30, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing Certain Debtors to Enter Into Agreements Regarding MHI’s Withdrawal from the Comanche Peak Joint Venture [D.I. 2664]. The motion requested authorization from the Bankruptcy Court to enter into an agreement regarding MHI’s withdrawal from the Comanche Peak Joint Venture. MHI’s withdrawal leaves the Comanche Peak Joint Venture wholly owned and controlled by a non-Debtor entity that is wholly controlled and owned by the TCEH Debtors. On November 20, 2014, the Bankruptcy Court authorized the Debtors to enter into the agreement [D.I. 2831].

4.	401(k) Plan Separation Motion.

On June 27, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for an Order Authorizing the Debtors to Execute the 401(k) Plan Separation [D.I. 1229]. All of the Debtors’ employees participate in a qualified, defined contribution 401(k) plan (the “401(k) Plan”) maintained by the Debtors. Approximately 4,000 current and former Oncor Electric employees participate in the 401(k) Plan as well. In recent years, the Debtors and Oncor Electric have worked to separate Oncor Electric, and its employees, from the 401(k) Plan and have Oncor Electric provide for and maintain a 401(k) plan exclusively for Oncor Electric employees. Accordingly, this motion requested Bankruptcy Court authorization to transfer the accounts of Oncor Electric employees who participate in the 401(k) Plan to a new 401(k) plan established and maintained by Oncor Electric. On July 17, 2014, the Bankruptcy Court granted the relief requested [D.I. 1620].

5.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On July 23, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order, Pursuant to Section 365(d)(4) of the Bankruptcy Code, Extending Their Time to Assume or Reject Unexpired Leases of Nonresidential Real Property [D.I. 1680]. Through this motion, the Debtors requested a 90-day extension to assume or reject unexpired leases of nonresidential real property through and including November 25, 2014. On August 11, 2014, the Bankruptcy Court granted the relief requested [D.I. 1803]. On August 26, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et. al, for Entry of an Order Authorizing and Approving Expedited Procedures to Reject or Assume Executory Contracts and Unexpired Leases [D.I. 1930], seeking authority to implement expedited procedures allowing for the efficient assumption or rejection of executory contracts and unexpired leases. As the Debtors were party to approximately 12,000 contracts and leases, the Debtors sought expedited procedures allowing for the efficient assumption or rejection of executory contracts and unexpired leases. On September 15, 2014, the Bankruptcy Court entered an order approving the expedited procedures [D.I. 2015]. Subsequent to the entry of that order, the Debtors have analyzed virtually all of their executory contracts and unexpired leases and assumed or rejected more than 5,700 nonresidential property leases and executory contracts.

6.	Bar Date Motion and the Claims Objection Process.

On June 30, 2014, the Debtors filed their schedules of assets and liabilities and statements of financial affairs that included, among other things, a detailed summary of the Debtors’ assets and liabilities, contracts, and leases to which the Debtors are party, and pending litigation to which the Debtors are party. On May 2, 2014, the Bankruptcy Court entered the Interim Order Authorizing the Debtors to (A) Maintain and Administer Customer Programs and Customer Agreements, (B) Honor Prepetition Obligations Related Thereto, (C) Pay Certain Expenses on Behalf of Certain Organizations, (D) Fix the Deadline to File Proofs of Claim for Certain Customer Claims, and (E) Establish Procedures for Notifying Customers of Commencement of the Debtors’ Chapter 11 Cases, Assumption of the Customer Agreements, and the Bar Date for Customer Claims [D.I. 307], establishing October 27, 2014, at 5:00 p.m. (prevailing Eastern Time) as the final date and time for certain customer claimants holding or asserting a claim against the Debtors arising on or before the Petition Date to file proofs of claim in the Chapter 11 Cases and approving the form and manner of notice thereof. On August 18, 2014, the Bankruptcy Court entered the Order (A) Setting Bar Dates For Filing Non-Customer Proofs Of Claim And Requests For Payment Under Section 503(b)(9) of the Bankruptcy Code, (B) Approving The Form Of And Manner For Filing Non-Customer Proofs Of Claim And Requests For Payment Under Section 503(b)(9) of the Bankruptcy Code, and (C) Approving Notice Thereof [D.I. 1866], establishing October 27, 2014, at 5:00 p.m. (prevailing Eastern Time) as the final date and time for all persons and entities holding or asserting a claim against the Debtors arising on or before the Petition Date to file proofs of claim in the Chapter 11 Cases, except for claims specifically exempt from complying with the general bar date as set forth in the order, including claims relating to alleged asbestos exposure (the “Asbestos Claims”), and approving the form and manner of notice thereof.

Since then, parties have filed over 10,000 proofs of claim, with a claimed value in excess of $350 billion (and certain claimants have, and may in the future, seek permission from the Bankruptcy Court to file claims after the Bar Date). Epiq Bankruptcy Solutions LLC, the Debtors’ claims agent, maintains the official claims register.

The Debtors have filed thirty-one omnibus objections to claims, which objected to 4,981 Proofs of Claim in an aggregate claimed amount of $178,987,950,975, which includes unliquidated or undetermined claimed amounts. These Proofs of Claim were filed by, among others, vendors, current and former customers, bondholders, and government agencies. As of September 11, 2015, 4,326 Proofs of Claim have been disallowed and expunged in an aggregate claimed amount of $177,105,841,660. Additionally, 859 Proofs of Claim have been withdrawn, disallowed, or reduced pursuant to the terms of a stipulation between the Debtors and the claimant(s) or an order by the Court, resulting in a reduction of the aggregate claimed amount against the Debtors of $894,210,215. The Debtors have also sent notices of satisfaction to the claimants under 197 filed or scheduled claims asserted in the aggregate amount of $39,209,966.

On September 9, 2014, the Debtors filed their brief in support of a bar date with respect to both manifested and unmanifested Asbestos Claims (such bar date, the “Asbestos Bar Date”) [D.I. 1984], and the personal injury law firms representing certain holders of Asbestos Claims (the “PI Law Firms”) filed their brief in opposition to the Asbestos Bar Date [D.I. 1983]. As set forth in the brief, the Debtors and the PI Law Firms agreed to address the form of notice for Asbestos Claims at a later hearing. The Bankruptcy Court heard oral argument with respect to this issue on October 28, 2014. On January 7, 2015, the Bankruptcy Court issued an opinion approving the establishment of an Asbestos Bar Date, including with respect to unmanifested Asbestos Claims. On March 24, 2015, the Debtors filed their brief in support of the form and manner of notice for filing proofs of claim for Asbestos Claims. On June 24, 2015, a second group of asbestos personal injury law firms filed a letter with the Bankruptcy Court requesting certain information relating to the Debtors’ asbestos liabilities [D.I. 4842]. The Debtors filed a response to the letter on June 26, 2015 [D.I. 4879]. On June 29, 2015, the EFH Committee filed an objection to the Debtors’ proposed Asbestos Bar Date [D.I. 4883]. On July 13, 2015, the Debtors filed a reply to the EFH Committee’s objection [D.I. 4984]. After good faith negotiations between the Debtors and the EFH Committee, the parties negotiated a form of order regarding the Asbestos Bar Date and the form and manner of notice of the Asbestos Bar Date. An order was entered on July 15, 2015 (and subsequently amended on July 30, 2015), establishing December 14, 2015 as the Asbestos Bar Date and approving the related forms of notice [D.I. 4997 and 5171]. In addition, on July 22, 2015, certain asbestos claimants filed a motion to appoint a legal representative to represent the interests of claimants with unmanifested asbestos claims [D.I. 5072]. The Debtors and the TCEH Committee filed objections on August 4, 2015 [D.I. 5209 and 5210] and the Bankruptcy Court is scheduled to hear the matter on August 11, 2015. After a hearing on the matter, the Bankruptcy Court entered an order denying the motion to appoint an asbestos legal representative on August 11, 2015 [D.I. 5265].

Certain holders of Asbestos Claims (the “Asbestos Objectors”) asserted in an objection to the Disclosure Statement [D.I. 5361] that the chapter 11 plan of reorganization with respect to Debtors EECI, Inc., EEC Holdings, LSGT Gas Company LLC, and LSGT SACROC, Inc. (the “Asbestos Debtors”), may only be accomplished through a section 524(g) channeling injunction, thus rendering the Plan unconfirmable. The Asbestos Objectors believe that despite the Bankruptcy Court opinion referenced below, the opinion of the Third Circuit in Combustion Engineering, 391 F.3d 190 (2004) is controlling and binding on both this Bankruptcy Court and the District Court that will pass upon the Plan should it be confirmed by the Bankruptcy Court.

The Debtors disagree that proceeding under section 524(g) of the Bankruptcy Code with respect to any Debtor is required, and note that the Bankruptcy Court addressed a similar assertion in its January 7, 2015 opinion approving the Asbestos Bar Date, stating that “[t]he formation of a trust pursuant to section 524 is permissive; furthermore, such consideration is not undertaken until confirmation of a plan of reorganization…in short, a channeling injunction is not required.”

The Asbestos Objectors further assert that the Disclosure Statement is inadequate because the Debtors fail to disclose or discuss either the assets or the extent of liabilities residing with the Asbestos Debtors, for which other EFH companies likely share responsibility as a result of corporate conduct over the 40 years since Ebasco was acquired. The Asbestos Objectors assert that the Disclosure Statement and the Plan fail to provide necessary information concerning the separate financial history and current status of the Asbestos Debtors, the nature and extent of intercompany claims against others for use of their funds over the years, and the nature and extent of insurance coverage available to the Asbestos Debtors, and are fatal omissions and prevent creditors from carefully evaluating the appropriateness of any plan of reorganization. The Debtors disagree. The vast majority of this information is available to the Asbestos Objectors on the chapter 11 docket. The Debtors filed schedules and statements of financial affairs with respect to each individual Debtor, including the Asbestos Debtors, that contain a complete description of each Debtors’ assets and liabilities. See, e.g., with respect to EECI, Inc., D.I. 1269 and 1349. Such schedules also include a list of all pending suits and administrative proceedings and their statuses. See, e.g., D.I. 1349, pages 23-53. The Debtors also file operating reports on a monthly basis that contain each individual Debtor’s current financial information, including income statements and balance sheets. See, e.g., D.I. 5808 (which contains, with respect to EECI, Inc., a schedule of disbursements on page 7, an income statement for the month ended July 31, 2015 on page 13, and a balance sheet as of July 31, 2015 on page 24).

Regarding the nature and extent of insurance coverage, the Debtors’ insurance policies are also listed in the Debtors’ schedules, and certain of the insurance policies could potentially be used for Asbestos Claim recoveries. Such policies are, however, subject to a number of contingencies and limitations and no insurance recovery can be guaranteed. For example, although Ebasco has almost $150 million of insurance coverage with primary and first excess level carriers, only approximately $50 million is with a solvent insurance carrier (of which approximately $1 million has been paid). Insurance carriers may also argue that they have no liability for a claim or fail to pay in a timely manner. Regardless, before the Petition Date, the Debtors continued to pay all resolved asbestos claims, so insurance coverage is relevant with respect to the Debtors, not the claimant.

Finally, and more generally the Debtors have already provided extensive discovery to the EFH Committee—the entity appointed to represent the interests of all unsecured creditors of EFH Corp., EFIH, EFIH Finance, and EECI, Inc., including the Asbestos Claimants—to evaluate the Asbestos Claims. The Debtors and the Asbestos Objectors reserve all rights in connection with these issues.

7.	Employee Incentive and Retention Plans.

EFH, through its direct or indirect Debtor subsidiaries, employs approximately 5,500 employees. As is typical for any organization of similar size, scope, and complexity, the Debtors developed programs to encourage and reward exceptional employee performance.

The Debtors have historically provided compensation programs to non-insider employees that encourage and reward exceptional performance or provide for classic retention-based incentives (collectively, the “Non-Insider Compensation Programs”). On May 15, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the Debtors to (A) Pay Certain Prepetition Amounts on Account of Non-Insider Compensation Programs and (B) Continue the Non-Insider Compensation Programs in the Ordinary Course of Business on a Postpetition Basis [D.I. 468] (the “Non-Insider Compensation Motion”), seeking authority to pay non-insider employees for bonuses earned and accrued prepetition and to continue the Non-Insider Compensation Programs for the 2014 performance period in the ordinary course of business.

On June 3, 2014, the Bankruptcy Court entered an order approving limited relief for certain Non-Insider Compensation Programs [D.I. 761]. Following negotiations with certain parties in interest, including the U.S. Trustee and advisors to the TCEH Committee, the Debtors sought and received from the Bankruptcy Court an order approving the remaining Non-Insider Compensation Programs requested within the Non-Insider Compensation Motion on July 1, 2014 [D.I. 1420].

On August 8, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the Debtors to (A) Pay Certain Prepetition Amounts on Account of the Insider Compensation Programs and (B) Continue the Insider Compensation Programs in the Ordinary Course of Business on a Postpetition Basis [D.I. 1792] (the “Insider Compensation Motion”), seeking authority to pay compensation awards to 26 management-level employees for amounts earned and accrued prepetition in connection with certain insider incentive compensation programs and to continue such compensation programs for the 2014 performance period in the ordinary course of business. Following the filing of the Insider Compensation Motion, the Debtors engaged certain of their stakeholders, including the TCEH Committee and the U.S. Trustee, to provide such parties in interest with information, on a confidential basis, concerning the Debtors’ operating performance for the 2014 performance period. After a hearing before the Bankruptcy Court, at which the Debtors presented testimony regarding the performance metrics underlying the programs, the Bankruptcy Court approved the relief requested by the Insider Compensation Motion. On October 27, 2014, the Bankruptcy Court entered an order approving the Insider Compensation Motion [D.I. 2595]. Further, on October 28, 2014, the Bankruptcy Court entered an order approving compensation to an insider under a certain additional incentive plan [D.I. 2597].

On November 22, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Approving the 2015 Compensation Programs [D.I. 2852] (the “2015 Compensation Motion”). The 2015 Compensation Motion requested approval to provide substantially similar compensation programs to those approved by the Bankruptcy Court for 2014. On December 16, 2014, the Debtors filed supplemental declarations which provided additional detail regarding the Debtors’ 2015 compensation programs. On December 17, 2014, the Bankruptcy Court granted the relief requested in the 2015 Compensation Motion [D.I. 3052].

8.	EFH Committee Objection to TCEH Tax Claims.

On April 30, 2015, the EFH Committee filed the Objection of the EFH Official Committee to General Unsecured Tax Claims of Texas Competitive Electric Holdings Company LLC Against Energy Future Holdings

Corporation [D.I. 4365] (the “EFH Committee Objection to TCEH Tax Claims”) under seal. On May 26, 2015, the Debtors filed a motion to maintain portions of the EFH Committee Objection to TCEH Tax Claims under seal [D.I. 4597] (the “Tax Claim Sealing Motion”). On May 13, 2015, the Bankruptcy Court, ruling from the bench, stayed consideration and scheduling of the claim EFH Committee Objection to TCEH Tax Claims until further order. The Debtors withdrew the Tax Claim Sealing Motion on June 17, 2015 [D.I. 4800], and on June 18, 2015, the EFH Committee filed an unsealed version of the EFH Committee Objection to TCEH Tax Claims [D.I. 4801].

9.	Motion to Assume Alcoa Contracts.

On August 28, 2015, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Approving the Assumption of All Executory Contracts By and Among Luminant Generation Company LLC, Luminant Mining Company LLC, Sandow Power Company LLC, Texas Competitive Electric Holdings Company LLC, and Alcoa Inc. [D.I. 5789] (the “Alcoa Assumption Motion”). On August 31, 2015, Alcoa Inc. filed a letter requesting that the Court direct the Debtors to withdraw the Alcoa Assumption Motion [D.I. 5807], to which the Debtors responded by letter filed on September 8, 2015 [D.I. 5877]. On September 9, 2015, the Court held a telephonic hearing regarding the scheduling of discovery to be conducted with respect to the Alcoa Assumption Motion. The Debtors and Alcoa Inc. are currently negotiating a schedule, hearing date, and potential resolution regarding the Alcoa Assumption Motion.

V. Summary of the Plan

SECTION V OF THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE KEY TERMS, STRUCTURE, CLASSIFICATION, TREATMENT, AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ENTIRE PLAN, EXHIBITS TO THE PLAN, AND THE PLAN SUPPLEMENT. ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL RELATED TERMS AND PROVISIONS, AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. INSTEAD, REFERENCE IS MADE TO THE PLAN AND ALL SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS. THE PLAN ITSELF (INCLUDING ATTACHMENTS AND THE PLAN SUPPLEMENT) WILL CONTROL THE TREATMENT OF HOLDERS OF CLAIMS AND INTERESTS UNDER THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THIS SECTION V AND THE PLAN (INCLUDING ANY ATTACHMENTS TO THE PLAN) AND THE PLAN SUPPLEMENT, THE LATTER SHALL GOVERN.

A.	Sources of Consideration for Plan Distributions.

The TCEH Debtors shall fund distributions under the Plan, as applicable, with: (1) Cash on hand at the TCEH Debtors; (2) the New Reorganized TCEH Debt and/or the Cash proceeds thereof; (3) the Cash proceeds of the Preferred Stock Sale; (4) the Reorganized TCEH Common Stock; (5) the Rights; and (6) the Reorganized EFH Common Stock. The Reorganized EFH Debtors and the Reorganized EFIH Debtors shall fund distributions under the Plan, as applicable, with: (1) Cash on hand at EFH Corp. and EFIH; (2) the Cash proceeds from the New Reorganized EFIH Debt; (3) the Reorganized EFIH Membership Interests; (4) the Cash proceeds of the Equity Investment following the consummation of the Merger; (5) the New EFH Common Stock; and (6) the Reorganized EFH Common Stock.

Each distribution and issuance referred to in Article VI of the Plan and as described herein shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance of certain securities in connection with the Plan, including the Reorganized TCEH Common Stock and the Reorganized EFH Common Stock, will be exempt from SEC registration to the fullest extent permitted by law.

1.	Cash on Hand at the TCEH Debtors.

TCEH shall use Cash on hand at the TCEH Debtors to fund distributions to certain Holders of Claims against the TCEH Debtors in accordance with the Plan.

2.	New Reorganized TCEH Debt.

Before the Reorganized TCEH Conversion, Reorganized TCEH shall enter into the New Reorganized TCEH Debt Documents and incur the New Reorganized TCEH Debt. Confirmation shall constitute approval of the New Reorganized TCEH Debt Documents (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized TCEH in connection therewith), and authorization for Reorganized TCEH to enter into and execute the New Reorganized TCEH Debt Documents, subject to such modifications as Reorganized TCEH may deem to be reasonably necessary to consummate the New Reorganized TCEH Debt Documents.

Reorganized TCEH will distribute the Cash proceeds of the New Reorganized TCEH Debt (or, at the TCEH Supporting First Lien Creditors’ election, with the consent of the Debtors and the Plan Sponsors (such consent not to be unreasonably withheld, delayed, or conditioned), all or a portion of such New Reorganized TCEH Debt, provided, that with respect to the EFH Debtors, the EFIH Debtors, and the Plan Sponsors, such consent may be withheld only to the extent that the receipt of all or a portion of such New Reorganized TCEH Debt interferes with the preservation of the Intended Tax Treatment or satisfaction of the conditions to the Effective Date set forth in Article IX B.2-7); provided, further, that with respect to the EFH Debtors, the EFIH Debtors, and the Plan Sponsors, such consent may not be withheld if the conditions to the Effective Date set forth in Article IX.B.2-7 are satisfied or waived) to TCEH, and TCEH shall use such proceeds (or such New Reorganized TCEH Debt) to fund distributions to certain Holders of Claims against the TCEH Debtors in accordance with the Plan.

3.	Reorganized TCEH Common Stock.

Reorganized TCEH shall be authorized to issue 450,000,000 shares of Reorganized TCEH Common Stock, subject to dilution only by the Reorganized Debtor Management Incentive Plan. Reorganized TCEH shall issue all securities, instruments, certificates, and other documents required to be issued for the Reorganized TCEH Common Stock in respect of Reorganized TCEH or its subsidiaries. All of the shares of Reorganized TCEH Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Certain Holders of Reorganized TCEH Common Stock will be parties to the Reorganized TCEH Registration Rights Agreement.

4.	Reorganized TCEH Sub Preferred Stock.

Under the Preferred Stock Sale, the Preferred Stock Entity will be authorized to issue a certain number of shares of Reorganized TCEH Sub Preferred Stock, the terms of which shall be consistent with the description of the preferred stock contained in the IRS Submissions previously filed by the Debtors (unless otherwise consented to by the Debtors, the Plan Sponsors and the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld, delayed or conditioned)). The Preferred Stock Entity shall issue all securities, instruments, certificates, and other documents required to be issued for the Reorganized TCEH Sub Preferred Stock in respect of Reorganized TCEH or its subsidiaries. All of the shares of Reorganized TCEH Sub Preferred Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Reorganized TCEH will distribute the Cash proceeds from the sale of the Reorganized TCEH Sub Preferred Stock to TCEH prior to the Reorganized TCEH Conversion, and TCEH shall use such proceeds to fund distributions to certain Holders of Allowed Claims against the TCEH Debtors in accordance with the Plan.

5.	Rights.

New EFH shall issue the Rights, as set forth in the Plan and the Rights Offering Procedures. Confirmation shall constitute Bankruptcy Court approval of the Rights (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by New EFH in connection therewith).

6.	Reorganized EFH Common Stock.

Reorganized EFH shall be authorized to issue the Reorganized EFH Common Stock, which shall be converted into a number of shares of New EFH Merger Common Stock in accordance with the Merger and Purchase Agreement. Reorganized EFH shall issue all securities, instruments, certificates, and other documents required to be issued with respect to the Reorganized EFH Common Stock in respect of Reorganized EFH or its subsidiaries. All of the shares of Reorganized EFH Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

7.	New EFH Common Stock.

New EFH shall be authorized to issue the New EFH Common Stock. New EFH shall issue all securities, instruments, certificates, and other documents required to be issued with respect to the New EFH Common Stock in respect of New EFH or its subsidiaries. All of the shares of New EFH Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Hunt will receive a 12.5% carried interest after the New EFH Common Stock has achieved an 8% return, payable in certain circumstances but no later than 365 days after the closing of the REIT Reorganization.

8.	Reorganized EFIH Membership Interests.

Reorganized EFIH shall be authorized to issue the Reorganized EFIH Membership Interests. Reorganized EFIH shall issue all securities, instruments, certificates, and other documents required to be issued with respect to the Reorganized EFIH Membership Interests.

9.	Cash on Hand at EFH Shared Services Debtors.

Any Cash on hand at the EFH Shared Services Debtors as of the Effective Date shall be used to fund distributions to certain Holders of Allowed Claims against the EFH Shared Services Debtors in accordance with the terms of the Plan. Any Cash on hand at the EFH Shared Services Debtors as of the Effective Date that remains on hand after payment in full of all Allowed Claims against the EFH Shared Services Debtors pursuant to the Plan shall be transferred to Reorganized TCEH.

10.	Cash on Hand at EFH Corp. and EFIH.

Reorganized EFH and Reorganized EFIH shall use Cash on hand at EFH Corp. and EFIH to fund distributions to certain Holders of Allowed Claims against the EFH Debtors and the EFIH Debtors in accordance with the Plan.

11.	Cash Proceeds of the New Reorganized EFIH Debt.

Reorganized EFIH will enter into the New Reorganized EFIH Debt Documents, as applicable, and incur the New Reorganized EFIH Debt, as set forth in the Plan. Confirmation shall constitute approval of the New Reorganized EFIH Debt Documents (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized EFIH in connection therewith), and authorization for Reorganized EFIH to enter into and execute the New Reorganized EFIH Debt Documents, subject to such modifications as Reorganized EFIH may deem to be reasonably necessary to consummate the New Reorganized EFIH Debt Documents.

Reorganized EFH and Reorganized EFIH will use any Cash proceeds of the New Reorganized EFIH Debt to fund distributions to certain Holders of Claims and Interests of the EFH Debtors and EFIH Debtors in accordance with the Plan.

12.	Cash Proceeds of the Equity Investment.

The EFH Debtors and the EFIH Debtors shall use the Cash proceeds of the Equity Investment to fund distributions to certain Holders of Claims against the EFH Debtors and the EFIH Debtors in accordance with the Plan.

B.	Restructuring Transactions.

1.	Restructuring Transactions.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will effectuate the Restructuring Transactions, and will take any actions as may be necessary or advisable to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided therein. The actions to implement the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or advisable, including making filings or recordings that may be required by law in connection with the Plan.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

2.	Spin-Off.

The TCEH Debtors will undertake the Spin-Off, as follows: (a) on or prior to the Effective Date, TCEH will form Reorganized TCEH; (b) on the Effective Date, except for liabilities assumed by Reorganized TCEH pursuant to the Plan, all other Claims against the TCEH Debtors will be canceled, and each Holder of an Allowed Claim against a TCEH Debtor will have the right to receive its recovery in accordance with the terms of the Plan, and TCEH shall assume the obligations of its subsidiaries that are TCEH Debtors to make distributions pursuant to, and in accordance with, the Plan that are to be made after the Effective Date; (c) immediately following such cancelation, pursuant to the Separation Agreement, TCEH and the EFH Debtors will make the Contribution to Reorganized TCEH, in exchange for which TCEH shall receive 100% of the Reorganized TCEH membership interests and the net Cash proceeds of the Reorganized TCEH Debt (or, at the TCEH Supporting First Lien Creditors’ election with the consent of the Debtors and the Plan Sponsors (such consent not to be unreasonably withheld, delayed, or conditioned), all or a portion of such New Reorganized TCEH Debt, provided, that with respect to the EFH Debtors, the EFIH Debtors, and the Plan Sponsors, such consent may be withheld only to the extent that the receipt of all or a portion of such New Reorganized TCEH Debt interferes with the preservation of the Intended Tax Treatment or satisfaction of the conditions to the Effective Date set forth in Article IX B.2-7); provided, further, that with respect to the EFH Debtors, the EFIH Debtors, and the Plan Sponsors, such consent may not be withheld if the conditions to the Effective Date set forth in Article IX.B.2-7 are satisfied or waived), subject to preserving the Intended Tax Treatment; (d) immediately following the Contribution, TCEH and Reorganized TCEH shall effectuate the Preferred Stock Sale, including the distribution of the proceeds thereof to TCEH; (e) immediately following the Preferred Stock Sale, Reorganized TCEH shall undertake the Reorganized TCEH Conversion; and (f) immediately following the Reorganized TCEH Conversion, TCEH will make the Distribution.

3.	TCEH Basis Step-Up

Pursuant to the Preferred Stock Sale, gain will be triggered in an amount not in excess of, and in order to achieve, the Basis Step-Up.

4.	Transition Services Agreement.

On the Effective Date, Reorganized TCEH and Reorganized EFH or their respective subsidiaries will enter into the Transition Services Agreement.

5.	Reorganized EFH Common Stock.

On the Effective Date, after (a) cancelation of the Interests in EFH Corp. and (b) consummation of the Spin-Off, and concurrently with the incurrence of the debt under the Reorganized EFIH Debt, Reorganized EFH will issue the Reorganized EFH Common Stock to Holders of Claims and Reorganized TCEH as set forth in the Plan. The value of each share of Reorganized EFH Common Stock at issuance will be the same as the price per share of each share of New EFH Common Stock issued pursuant to the Rights Offering.

6.	Rights Offering.

No later than twenty (20) Business Days following the later of the Confirmation Date and the Rights Registration Effective Date, and prior to the Effective Date, and pursuant to the Rights Offering Procedures, New EFH shall conduct the Rights Offering and distribute the Rights to the Rights Offering Participants as of the Rights Offering Record Date, which Rights Offering will (other than with respect to the Rights issued to Holders of Allowed TCEH First Lien Secured Claims) be fully backstopped by the Backstop Purchasers on the terms and subject to the conditions set forth in the Backstop Agreement.

7.	IPO Conversion Plan and REIT Reorganization.

On the Effective Date, EFH Corp. and EFIH will implement and exercise their rights, if any, as direct or indirect equity holders of Oncor Electric, and take other actions within their reasonable control, to cause Oncor Electric to implement, the IPO Conversion Plan, including the REIT Reorganization.

8.	Draw-Down of Funds in Escrow Pursuant to Equity Commitment Letter and Backstop Agreement.

On the Effective Date, the funds held in escrow pursuant to the Equity Commitment Letter and the Backstop Agreement (other than the funds held in escrow pursuant to the Equity Commitment Letter with respect to the purchase by Hunt and certain other Equity Investors of membership interests in OV2) will be released to New EFH. The funds held in escrow pursuant to the Equity Commitment Letter with respect to the purchase by Hunt and certain other Equity Investors of membership interests in OV2 will be released to OV2 on the first Business Day following the Effective Date.

9.	New Reorganized EFIH Debt.

On the Effective Date, after the consummation of the Spin-Off, and concurrently with the issuance of the Reorganized EFH Common Stock, Reorganized EFIH will enter into the New Reorganized EFIH Debt Documents, as applicable, and incur the debt under the New Reorganized EFIH Debt, the amount of which may be reduced if, and to the extent that, the Rights issued to Holders of Allowed TCEH First Lien Secured Claims are exercised.

10.	Tax Matters Agreement.

On the Effective Date, EFH Corp., Reorganized TCEH and EFIH shall enter into the Tax Matters Agreement, which agreement shall govern the rights and obligations of each party thereto with respect to certain tax matters, including covenants intended to protect the Intended Tax Treatment of the Spin-Off and indemnity provisions if either party takes any action that causes the Spin-Off to fail to qualify for the Intended Tax Treatment.

11.	Buy-Out of Oncor Electric Minority Equity/Contribution of Oncor Electric Minority Interest.

On or before the Effective Date, New EFH may seek to acquire all or a portion of the Oncor Electric minority interest held by Texas Transmission Investment LLC and/or Oncor Management Investment LLC either (a) pursuant to the drag-along rights set forth in the Investor Rights Agreement or (b) in a privately negotiated transaction with Texas Transmission Investment LLC and/or Oncor Management Investment LLC. If, on the Effective Date, New EFH has acquired all or a portion of the minority interest of Texas Transmission Investment LLC and/or Oncor Management Investment LLC, New EFH shall contribute such acquired minority interest to Reorganized EFIH on the terms and subject to the conditions of the Merger and Purchase Agreement. For the avoidance of doubt, implementation and/or consummation of the Minority Buy-Out shall not be a condition to Confirmation or Consummation.

12.	Merger.

On the Effective Date, after (a) Reorganized EFIH has entered into the New Reorganized EFIH Debt Documents, as applicable, and incurred the New Reorganized EFIH Debt, (b) the completion of the Rights Offering and the draw-down on the Equity Commitment Letter, (c) the completion of the IPO Conversion Plan, and (d) the issuance of the Reorganized EFH Common Stock, Reorganized EFH will merge with and into New EFH, with New EFH being the surviving corporation resulting from the Merger, on the terms and subject to the conditions of the Merger and Purchase Agreement and pursuant to the Plan and the applicable provisions of Chapter 10 of the Texas Business Organizations Code and the General Corporate Law of the State of Delaware. Pursuant to the Merger, all shares of Reorganized EFH Common Stock shall be converted into a number of shares of New EFH Merger Common Stock in accordance with the Merger and Purchase Agreement, and all shares of Reorganized EFH Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist

13.	Dissolution and Liquidation of Certain Subsidiaries of EFH Corp.

EFCH, TCEH, TCEH Finance, EFIH Finance, and such other Debtor entities (other than the TCEH Debtors being transferred in the Spin-Off) as designated by the Debtors, the Plan Sponsors, and the TCEH Supporting First Lien Creditors, will be dissolved and liquidated in accordance with the Plan and applicable law. EFH Corp.’s direct and indirect Interests in each of its subsidiaries (other than EFIH and Oncor Electric) will be either (a) canceled or abandoned pursuant to the Plan or (b) acquired by New EFH pursuant to the Merger with such acquired subsidiaries having been discharged and released, to the fullest extent permitted under applicable law, pursuant to the Plan.

14.	Issuance of Reorganized EFIH Membership Interests.

On the first Business Day following the Effective Date, OV2 will contribute to Reorganized EFIH $250 million in exchange for issuance by Reorganized EFIH of 3.3% of the Reorganized EFIH Membership Interests. The amount contributed by OV2 to Reorganized EFIH will be used to repay any amounts outstanding under the Reorganized EFIH Interim Financing Facility.

15.	Implementation of the TCEH Settlement.

The TCEH Settlement Claim is in consideration for the terms and conditions embodied in the Plan and the Settlement Agreement, as applicable, including settlement of any prepetition Claim or Cause of Action of the TCEH Debtors against the EFH Debtors, the EFIH Debtors, Oncor Electric, the Holders of Interests in EFH Corp., or their Affiliates, pursuant to Bankruptcy Rule 9019, approved by the Bankruptcy Court. The TCEH Settlement Claim will be deemed satisfied upon Consummation.

In addition, on the Effective Date, and for purposes of the Plan and the settlements and compromises incorporated therein, and unless otherwise ordered by the Bankruptcy Court or agreed by the TCEH Supporting First Lien Creditors, TCEH Supporting Second Lien Creditors, TCEH Supporting Unsecured Creditors, and the TCEH Committee, (a) Holders of Allowed TCEH First Lien Deficiency Claims will waive or be deemed to have waived, and the TCEH First Lien Agent will not take any action to interfere or that is inconsistent with the waiver of, any recovery or distribution on account of (but not voting rights in respect of) such Allowed TCEH First Lien Deficiency Claims (including on account of any recovery or distribution provided for in Article III.B.29 of the Plan) for the benefit of Holders of Allowed TCEH Deficiency Recipient Claims, and (b) all distributions of the Rights, New EFH Common Stock, and Reorganized EFH Common Stock that would otherwise have been distributed to, or for the benefit of, Holders of Allowed TCEH First Lien Deficiency Claims pursuant the Plan (including the distributions provided for in Article III.B.29 of the Plan) will instead be distributed Pro Rata to Holders of Allowed TCEH Deficiency Recipient Claims, such that each Holder of an Allowed TCEH Deficiency Recipient Claim receives a proportion thereof equal to the amount its Allowed TCEH Deficiency Recipient Claim bears to the aggregate amount of all Allowed TCEH Deficiency Recipient Claims. For purposes of the Plan only, the Allowed TCEH First Lien Deficiency Claims shall be between $8.1 billion and $9.5 billion; provided, however, that the amount of the Allowed TCEH First Lien Deficiency Claims in connection with the Plan is without prejudice to the amount of the Allowed TCEH First Lien Deficiency Claims in connection with any Alternative Restructuring. For the avoidance of doubt, under no circumstance will any Holder of an Allowed TCEH First Lien Deficiency Claim receive any recovery or distribution on account of such Allowed TCEH First Lien Deficiency Claims under the Plan (including on account of any recovery or distribution provided for in Article III.B.29).

The Settlement Agreement is a product of the intensive negotiations that yielded the Disinterested Director Settlement, and, ultimately, the Plan Support Agreement and the Merger (which contemplates approximately $7.1 billion of equity financing and $5.1 billion of debt financing). Among other things, the Settlement Agreement settles a host of asserted litigation claims: (a) inter-Debtor Claims (resolved by the Disinterested Director Settlement described herein), (b) certain Claims held by the Debtors’ estates against the Holders of TCEH First Lien Claims, and (c) Claims by and among certain Holders of Claims and Interests and the Debtors’ affiliates. The Debtors and certain Holders of Claims and Interests have reviewed, considered, and negotiated these claims and causes of action for several years. The Settlement Agreement (a) is a reasonable compromise of such claims and causes of action, (b) is in the best interests of the Estates, and (c) is not contingent on Confirmation or Consummation. Importantly, if Confirmation or Consummation does not occur, the Settlement Agreement will allow the Debtors to focus on an alternative path to exit these chapter 11 cases, free from the overhang of litigation that has long plagued these cases.

C.	Administrative Claims, Priority Tax Claims, DIP Claims, and Statutory Fees.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests.

As described below, the projected recovery under the Plan for holders of General Administrative Claims and Priority Tax Claims is 100%.

Additionally, the Debtors estimate that the DIP Claims on the Effective Date will include approximately $1.437 billion on account of the TCEH DIP Facility and approximately $5.4 billion on account of the EFIH First Lien DIP Facility. As described below, the projected recovery under the Plan for Holders of DIP Claims is 100%.

1.	Administrative Claims.

The Plan provides that Administrative Claims are Claims for costs and expenses of administration of the Debtors’ estates pursuant to sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, other than DIP Claims, including:

•	the actual and necessary costs and expenses incurred after the Petition Date through the Effective Date of preserving the Estates and operating the businesses of the Debtors;

•	Allowed Professional Fee Claims, meaning Claims for the compensation of and reimbursement of expenses incurred by Entities (a) retained pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code;

•	all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911–1930; as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code. Such fees and charges will be paid by each of the applicable Reorganized Debtors (or the Disbursing Agent on behalf of each of the applicable Reorganized Debtors) for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtors is converted, dismissed, or closed, whichever occurs first. All such fees due and payable prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Disbursing Agent or the applicable Reorganized Debtor shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee, until the earliest of the date on which the applicable Chapter 11 Case of the Reorganized Debtors is converted, dismissed, or closed; and

•	those Administrative Claims authorized pursuant to the Cash Management Order.

Except as specified in Article II of the Plan, unless the Holder of an Allowed General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, agree to less favorable treatment, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) on the Effective Date; (b) if the General Administrative Claim is not Allowed as of the Effective Date, 60 days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Allowed General Administrative Claim is based on a liability incurred by the Debtors in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Administrative Claim, without any further action by the Holders of such Allowed General Administrative Claim, and without any further notice to or action, order, or approval of the Bankruptcy Court. To the extent this Article II.A.1 conflicts with Article XII.C. of the Plan with respect to fees and expenses payable under section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, Article III.C. of the Plan shall govern.

Except for Claims of Professionals, requests for payment of General Administrative Claims must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, no later than the Administrative Claims Bar Date applicable to the Debtor against whom the General Administrative Claim is asserted pursuant to the procedures specified in the Confirmation Order and the notice of the Effective Date. Holders of General Administrative Claims that are required to File and serve a request for payment of such General Administrative Claims by the Administrative Claims Bar Date that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such General Administrative Claims against the Debtors, the Reorganized Debtors, or their respective property and such General Administrative Claims shall be deemed forever discharged and released as of the Effective Date. Any requests for payment of General Administrative Claims that are not properly Filed and served by the Administrative Claims Bar Date shall not appear on the Claims Register and shall be disallowed automatically without the need for further action by the Debtors or the Reorganized Debtors or further order of the Bankruptcy Court. To the extent Article II.A.1 of the Plan conflicts with Article XII.C. of the Plan with respect to the fees and expenses payable under section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, Article XII.C. of the Plan shall govern.

2.	Professional Compensation.

(a)	Final Fee Applications.

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date (excluding 327(e) Professionals, who shall make their final requests for payment of Professional Fee Claims incurred from the Petition Date through the Confirmation Date), must be Filed and served on the Reorganized Debtors no later than 45 days after the Effective Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Bankruptcy Court, promptly paid from the Professional Fee Escrow Account up to its full Allowed amount. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be allocated among and paid directly by the Reorganized Debtors in the manner prescribed by Article II.A.2(d) of the Plan.

(b)	Professional Fee Escrow Account.

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount, the funding of which shall be allocated among the Debtors in the manner prescribed by Article II.A.2(d) of the Plan. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by a Final Order. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors in the manner prescribed by the allocation set forth in Article II.A.2(d) of the Plan, without any further action or order of the Bankruptcy Court.

(c)	Professional Fee Reserve Amount.

Professionals shall estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date (excluding 327(e) Professionals, who shall estimate such unpaid fees and expenses before and as of the Confirmation Date) and shall deliver such estimate to the Debtors no later than five days before the Effective Date, provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. The total amount estimated pursuant to this section shall comprise the Professional Fee Reserve Amount. The Professional Fee Reserve Amount, as well as the return of any excess funds in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid in full, shall be allocated as among the Debtors in the manner prescribed by Article II.A.2(d) of the Plan.

(d)	Allocation of Professional Fee Claims.

Allowed Direct Professional Fee Claims shall be allocated to, and paid by, the applicable Debtor for whose direct benefit such Professional Fees Claims were incurred. Allowed Collective Professional Fee Claims shall be allocated to, and paid by, each Debtor in the same proportion that the amount of Allowed Direct Professional Fee Claims incurred by such Professional for such Debtor bears to the total amount of Allowed Direct Professional Fee Claims incurred by such Professional for all of the Debtors.

(e)	Post-Effective Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred on or after the Effective Date by (i) the Debtors or Reorganized Debtors, in the manner prescribed by the allocation set forth in Article II.A.2(d) of the Plan, (ii) the TCEH Committee, and (iii) the EFH/EFIH Committee. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that with respect to the 327(e) Professionals and the Ordinary Course Professionals, any requirements to comply with sections 327 through 331, 363, and 1103, or the Ordinary Course Professional Order (other than the 327(e) Professionals’ final fee applications for Professional Fees through the Confirmation Date as set forth in Article II.A.2(a) above) as applicable, shall terminate as of the Confirmation Date, and the Debtors or Reorganized Debtors may thereafter employ and pay the 327(e) Professionals and Ordinary Course Professionals in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	DIP Claims.

(a)	TCEH DIP Claims.

The TCEH DIP Claims shall be Allowed in the full amount due and owing under the TCEH DIP Credit Agreement, including all principal, accrued and accruing postpetition interest, costs, fees, and expenses. On the Effective Date, except to the extent that a Holder of an Allowed TCEH DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, each Allowed TCEH DIP Claim, each such Holder shall receive payment in full in Cash on the Effective Date; provided that:

(i)	in respect of any TCEH DIP L/C that is outstanding on the Effective Date, at the option of Reorganized TCEH, (i) such TCEH DIP L/C shall have been canceled (as evidenced by return of the original TCEH DIP L/C to the applicable TCEH DIP L/C Issuer for cancelation or, if no original was issued, written confirmation from the beneficiary of the TCEH DIP L/C to the TCEH DIP L/C Issuer, via swift or in the form of a release letter, that such outstanding TCEH DIP L/C is no longer in effect), (ii) such TCEH DIP L/C shall have been collateralized in Cash in an amount equal to 101% of the undrawn face amount of such TCEH DIP L/C, pursuant to documentation in form and substance satisfactory to the applicable TCEH DIP L/C Issuer, (iii) a back-to-back letter of credit in an amount equal to 101% of the undrawn face amount of such TCEH DIP L/C shall have been provided to the applicable TCEH DIP L/C Issuer on terms and from a financial institution acceptable to such TCEH DIP L/C Issuer, or (iv) such other treatment shall have been provided with respect to such TCEH DIP L/C as Reorganized TCEH and the applicable TCEH DIP L/C Issuer shall agree;

(ii)	in respect of any TCEH DIP Secured Hedge Obligation that is outstanding on the Effective Date, at the option of Reorganized TCEH, (i) such TCEH DIP Secured Hedge Obligation shall be secured by a first priority Lien on the TCEH DIP Collateral on terms and conditions as Reorganized TCEH and the applicable TCEH DIP Secured Hedge Bank shall agree, (ii) such TCEH DIP Secured Hedge Obligation shall be repaid in full in Cash on the Effective Date, or (iii) such other treatment shall have been provided with respect to such TCEH DIP Secured Hedge Obligation as Reorganized TCEH and the applicable TCEH DIP Secured Hedge Bank shall agree;

(iii)	in respect of any TCEH DIP Secured Cash Management Obligation that is outstanding on the Effective Date, at the option of Reorganized TCEH, (i) such TCEH DIP Secured Cash Management Obligation shall be secured by a first priority Lien on the TCEH DIP Collateral on terms and conditions as Reorganized TCEH and the applicable TCEH DIP Secured Cash Management Bank shall agree, (ii) such TCEH DIP Secured Cash Management Obligation shall be repaid in full in Cash on the Effective Date, or (iii) such other treatment shall have been provided with respect to such TCEH DIP Secured Cash Management Obligation as Reorganized TCEH and the applicable TCEH DIP Secured Cash Management Bank shall agree; and

(iv)	the TCEH DIP Contingent Obligations (including any and all expense reimbursement obligations of the TCEH Debtors that are contingent as of the Effective Date) shall survive the Effective Date on an unsecured basis, shall be paid by the applicable Reorganized Debtors as and when due under the TCEH DIP Credit Agreement, and shall not be discharged or released pursuant to the Plan or the Confirmation Order.

Contemporaneously with all amounts owing in respect of principal included in the TCEH DIP Claims (other than the TCEH DIP Secured Hedge Obligations, the TCEH DIP Secured Cash Management Obligations, and the TCEH DIP Contingent Obligations), interest accrued thereon to the date of payment, and fees, expenses, and non-contingent indemnification obligations then due and payable as required by the TCEH DIP Facility and arising before the Effective Date being paid in full in Cash (or, in the case of any outstanding TCEH DIP L/C, receiving treatment in accordance with Article II.B.1.(a) of the Plan): (a) the commitments under the TCEH DIP Facility shall automatically terminate; (b) except with respect to the TCEH DIP Contingent Obligations, the TCEH DIP Facility shall be deemed canceled; (c) all mortgages, deeds of trust, Liens, pledges, and other security interests against any property of the Estates arising out of or related to the TCEH DIP Facility shall automatically terminate and be released, and all TCEH DIP Collateral subject to such mortgages, deeds of trust, Liens, pledges, and other security interests shall be automatically released, in each case without further action by the TCEH DIP Lenders; and (d) all guarantees of the Debtors and Reorganized Debtors arising out of or related to the TCEH DIP Claims shall be automatically discharged and released, in each case without further action by the TCEH DIP Lenders or any other Entity.

(b)	EFIH First Lien DIP Claims.

The EFIH First Lien DIP Claims shall be Allowed in the full amount due and owing under the EFIH First Lien DIP Credit Agreement, including all principal, accrued and accruing postpetition interest, costs, fees, and expenses. On the Effective Date, except to the extent that a Holder of an Allowed EFIH First Lien DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, each Allowed EFIH First Lien DIP Claim, each such Holder shall receive payment in full in Cash on the Effective Date; provided that:

(i)	in respect of any EFIH DIP Secured Hedge Obligation that is outstanding on the Effective Date, at the option of Reorganized EFIH, (i) such EFIH DIP Secured Hedge Obligation shall be secured by a first priority Lien on the EFIH First Lien DIP Collateral on terms and conditions as Reorganized EFIH and the applicable EFIH DIP Secured Hedge Bank shall agree, (ii) such EFIH DIP Secured Hedge Obligation shall be repaid in full in Cash on the Effective Date, or (iii) such other treatment shall have been provided with respect to such EFIH DIP Secured Hedge Obligation as Reorganized EFIH and the applicable EFIH DIP Secured Hedge Bank shall agree;

(ii)	in respect of any EFIH DIP Secured Cash Management Obligation that is outstanding on the Effective Date, at the option of Reorganized EFIH, (i) such EFIH DIP Secured Cash Management Obligation shall be secured by a first priority Lien on the EFIH First Lien DIP Collateral on terms and conditions as the Debtors and the applicable EFIH DIP Secured Cash Management Bank shall agree, (ii) such EFIH DIP Secured Cash Management Obligation shall be repaid in full in Cash on the Effective Date, or (iii) such other treatment shall have been provided with respect to such EFIH DIP Secured Cash Management Obligation as Reorganized EFIH and the applicable EFIH DIP Secured Cash Management Bank shall agree; and

(iii)	the EFIH First Lien DIP Contingent Obligations (including any and all expense reimbursement obligations of the EFIH Debtors that are contingent as of the Effective Date) shall survive the Effective Date on an unsecured basis, shall be paid by the applicable Reorganized Debtors as and when due under the EFIH First Lien DIP Credit Agreement, and shall not be discharged or released pursuant to the Plan or the Confirmation Order.

4.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.	Classification of Claims and Interests.

Claims and Interests, except for Administrative Claims, DIP Claims, and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date. The Debtors reserve the right to assert that the treatment provided to Holders of Claims and Interests pursuant to Article III.B of the Plan renders such Holders Unimpaired.

1.	Class Identification for the EFH Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each EFH Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular EFH Debtors, such Class applies solely to such EFH Debtor.

The following chart represents the classification of Claims and Interests for each EFH Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights

Class A1	Other Secured Claims Against the EFH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A2	Other Priority Claims Against the EFH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A3	Legacy General Unsecured Claims Against the EFH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A4	EFH Legacy Note Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A5	EFH Unexchanged Note Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A6	EFH LBO Note Primary Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A7	EFH Swap Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A8	EFH Non-Qualified Benefit Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A9	General Unsecured Claims Against EFH Corp.	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class	Claims and Interests	Status	Voting Rights

Class A10	General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A11	Tex-La Guaranty Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class A12	EFH Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class A13	Non-EFH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class A14	Interests in EFH Debtors Other Than EFH Corp.	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class A15	Interests in EFH Corp.	Impaired	Not Entitled to Vote (Deemed to Reject)

2.	Class Identification for the EFIH Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each EFIH Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular EFIH Debtors, such Class applies solely such EFIH Debtor.

The following chart represents the classification of Claims and Interests for each EFIH Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights

Class B1	Other Secured Claims Against the EFIH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B2	Other Priority Claims Against the EFIH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B3	EFIH First Lien Note Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B4	EFIH Second Lien Note Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B5	EFH LBO Note Guaranty Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B6	General Unsecured Claims Against the EFIH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class B7	EFIH Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class B8	Non-EFIH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class B9	Interests in EFIH	Impaired	Entitled to Vote

Class B10	Interests in EFIH Finance	Impaired	Not Entitled to Vote (Deemed to Reject)

3.	Class Identification for the TCEH Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each TCEH Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular TCEH Debtors, such Class applies solely to such TCEH Debtor.

The following chart represents the classification of Claims and Interests for each TCEH Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights

Class C1	Other Secured Claims Against the TCEH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class C2	Other Priority Claims Against the TCEH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class C3	TCEH First Lien Secured Claims	Impaired	Entitled to Vote

Class C4	TCEH Unsecured Debt Claims	Impaired	Entitled to Vote

Class C5	General Unsecured Claims Against the TCEH Debtors Other Than EFCH	Impaired	Entitled to Vote

Class C6	General Unsecured Claims Against EFCH	Impaired	Not Entitled to Vote (Deemed to Reject)

Class C7	TCEH Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class C8	Non-TCEH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class C9	Interests in TCEH Debtors Other Than TCEH and EFCH	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class C10	Interests in TCEH and EFCH	Impaired	Not Entitled to Vote (Deemed to Reject)

E.	Treatment of Classified Claims and Interests.

Distributions under the Plan will be made only to Holders of Allowed Claims or Allowed Interests. As more fully described in Articles VI and VII of the Plan, Holders of Disputed Claims or Disputed Interests will receive no distributions unless and until their Claims or Interests become Allowed. For the avoidance of doubt, parties who hold Allowed Claims and Disputed Claims will receive distributions under the Plan on account of any Allowed Claims on the Effective Date regardless of whether there is an ongoing litigation or adversary proceeding with respect to any Disputed Claims. Disputed Claims will not receive a distribution or payment under the Plan until such Disputed Claims become Allowed Claims.

Pursuant to the terms of the Plan, except for Claims or Interests that are (1) expressly exempted from the discharge provisions of the Bankruptcy Code or (2) specifically identified as being Reinstated, all Claims or Interests that arose prior to Confirmation will be discharged.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below. Each Debtor, in its capacity as a Plan proponent, is deemed to have accepted the Plan.

1.	Class A1 - Other Secured Claims Against the EFH Debtors.

Class A1 consists of Other Secured Claims Against the EFH Debtors.

Except to the extent that a Holder of an Allowed Claim in Class A1 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A1, each such Holder shall receive, at the option of the applicable EFH Debtor(s), with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

Class A1 is Unimpaired under the Plan. Holders of Claims in Class A1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.	Class A2 - Other Priority Claims Against the EFH Debtors.

Class A2 consists of Other Priority Claims against the EFH Debtors, which consist of any Claim against the EFH Debtors, other than an Administrative Claim, a DIP Claim, or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Except to the extent that a Holder of an Allowed Claim in Class A2 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A2, each such Holder shall receive, at the option of the applicable EFH Debtor(s), with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; or (b) other treatment rendering such Claim Unimpaired.

Class A2 is Unimpaired under the Plan. Holders of Claims in Class A2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.	Class A3 - Legacy General Unsecured Claims Against the EFH Debtors

Class A3 consists of Legacy General Unsecured Claims Against the EFH Debtors, which consist of any Claim against the EFH Debtors derived from or based upon liabilities based on asbestos or qualified post-employment benefits relating to discontinued operations of the EFH Debtors.

Except to the extent that a Holder of an Allowed Claim in Class A3 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A3, each such Holder shall receive, at the option of the applicable EFH Debtor(s) with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; (b) Reinstatement of such Claim; or (c) other treatment rendering such Claim Unimpaired.

Class A3 is Unimpaired under the Plan. Holders of Claims in Class A3 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4.	Class A4 - EFH Legacy Note Claims

Class A4 consists of EFH Legacy Note Claims, which consist of any Claim derived from or based upon the EFH Legacy Notes, excluding any Claims derived from or based upon EFH Legacy Notes held by EFIH. The EFH Legacy Note Claims will be Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH Legacy Note Indentures; (ii) accrued postpetition interest at the Federal Judgment Rate compounded annually, but not including any Makewhole Claims, and (iii) such additional amounts with respect to Disputed Postpetition Interest Claims and Fee Claims asserted by Holders of EFH Legacy Note Claims that are Allowed by Final Order before the Effective Date, subject to any conditions set forth herein.

Except to the extent that a Holder of an Allowed Claim in Class A4 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A4, each such Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash or, in the case of the EFH Legacy Series Q Claims and EFH Legacy R Claims only, at the election of the Debtors, with the agreement of the Plan Sponsors and the TCEH Supporting First Lien Creditors, on or before the Effective Date, Reinstatement of such Claims, which shall include assumption of such Claims by Reorganized TCEH in accordance with section 1101(a) of the EFH Legacy Series Q Indenture and the EFH Legacy Series R Indenture, respectively, and section 3.01 of the EFH Legacy Series Q First Supplemental Indenture and the EFH Legacy Series R First Supplemental Indenture, respectively.

Pursuant to the EFH Legacy Note Objection, the EFH Debtors object to the EFH Legacy Note Claims, on the basis that, among other things, Holders of the EFH Legacy Note Claims are not entitled to (a) accrued postpetition interest in excess of the Federal Judgment Rate (the “EFH Legacy PPI Claim”), (b) any recovery on account of alleged Makewhole Claims (the “EFH Legacy Makewhole Claim”), or (c) payment of fees and expenses for the EFH Notes Trustee or indemnification claims (the “EFH Legacy Fee Claim”).

The EFH Legacy PPI Claim shall be governed in accordance with all Disputed Postpetition Interest Claims, as described in Section I.D.1, entitled “Postpetition Interest Claims.” The EFH Legacy Fee Claim shall be governed in accordance with Section V.F.1., entitled “Payment of Certain Fees.”

Nothing in the Plan, the Disclosure Statement, or the Confirmation Order affects, modifies, or alters the rights of the Holders of EFH Legacy Note Claims to appeal the Confirmation Order or any other order of the Bankruptcy Court. The Debtors, such Holders, and all other applicable parties-in-interest reserve all rights with respect to arguments that may be raised in connection with any such appeals, including any arguments as to whether such appeals are equitably moot. In addition, any such Holder may be entitled to file a motion for a stay pending appeal of the Confirmation Order under Fed. R. Bankr. Proc. 8007. The Debtors intend to object to such motion, and, in any event, believe that any such stay would require any such Holder to post a supersedeas bond in an amount up to the full purchase price consideration under the Restructuring Transactions. If Holders of EFH Legacy Note Claims obtain relief on appeal, such Holders may seek to enforce such relief against New EFH (and each of its successors) and may assert that unless their Claims are satisfied in full, in Cash, such Holders are Impaired under the Plan and, thus, would have been entitled to vote on the Plan. The Debtors disagree with such assertions and reserve all rights in connection with such assertions.

Based on the foregoing, the Debtors assert Class A4 is Unimpaired under the Plan. If the Bankruptcy Court finds that Class A4 is Unimpaired under the Plan, Holders of Claims in Class A4 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

5.	Class A5 - EFH Unexchanged Note Claims

Class A5 consists of EFH Unexchanged Note Claims, which consist of any Claim derived from or based upon the EFH Unexchanged Notes including claims against EFH Corp. and EFIH pertaining to the exchange offer and amendments to the EFH Unexchanged Notes Indentures, dated January 25, 2013, that resulted in EFIH and EFCH being released as guarantors of the EFH Unexchanged Notes and also released the security interest securing EFIH’s performance of its obligations under its guarantee of the EFH Unexchanged Notes. It is the EFH Notes Trustee position that this exchange offer and amendments impermissibly affected the non-consenting Holders of EFH Unexchanged Notes’ right to payment of principal and interest and under the Trust Indenture Act of 1939 and governing case law required the consent of each Holder and are thus, at a minimum, voidable as a violation of section 316(b) of the Trust Indenture Act of 1939 (collectively, the “TIA Claim”).65 The Debtors disagree with such assertions and object to the TIA Claim pursuant to the Non-EFH Legacy Note EFH Unsecured Objection.

The EFH Unexchanged Note Claims will be Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH 2019 Note Indenture and EFH 2020 Note Indenture; (ii) accrued postpetition interest at the Federal Judgment Rate compounded annually, but not including, for the avoidance of doubt, any Makewhole Claims and (iii) such additional amounts with respect to Disputed Postpetition Interest Claims, TIA Claim and Fee Claims asserted by Holders of EFH Unexchanged Note Claims that are Allowed by Final Order before the Effective Date, subject to any conditions set forth herein.

Except to the extent that a Holder of an Allowed Claim in Class A5 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A5, each such Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash.

Pursuant to the Non-EFH Legacy Note EFH Unsecured Objection, the EFH Debtors object or will object to the EFH Unexchanged Note Claims, EFH LBO Note Primary Claims, and EFH LBO Note Guaranty Claims

[65]	See, e.g., Meehancombs Global Credit Opportunities Fund, LP et. al. v. Caesars Entertainment Corp., et al., --- F. Supp. 3d ----, Case No. 14-cv-7091(SAS), 2015 WL 221055, (S.D.N.Y. Jan. 15, 2015); Marblegate Asset Mgmt v. Education Mgmt Corp., --- F. Supp. 3d ----, No. 14 Civ. 08584, 2015 WL [---------] (S.D.N.Y. June 23, 2015) (held, proposed transaction violated the TIA); Marblegate Asset Mgmt v. Education Mgmt Corp., ---F. Supp. 3d ----, No. 14 Civ. 08584, 2014 WL 7399041 (S.D.N.Y. Dec. 30, 2014)(denying motion for preliminary injunction).

(collectively, the “EFH Unsecured Note Claims”) on the basis that, among other things, Holders of the EFH Unsecured Note Claims are not entitled to (a) accrued postpetition interest in excess of the Federal Judgment Rate (the “EFH Unsecured PPI Claim”), (b) any recovery on account of alleged Makewhole Claims (the “EFH Unsecured Makewhole Claim”), or (c) payment of fees and expenses for the EFH Notes Trustee or indemnification claims (the “EFH Unsecured Fee Claim”).

If the TIA Claim is Allowed by Final Order before the Effective Date, the Debtors shall satisfy such amounts in the Allowed amount, in cash, on the Effective Date. The EFH Unsecured PPI Claim shall be governed in accordance with all Disputed Postpetition Interest Claims, as described in Section I.D.1, entitled “Postpetition Interest Claims.” The EFH Unsecured Fee Claim shall be governed in accordance with Section V.F.1, entitled “Payment of Certain Fees.”

Nothing in the Plan, the Disclosure Statement, or the Confirmation Order affects, modifies, or alters the rights of the Holders of EFH Unexchanged Note Claims to appeal the Confirmation Order or any other order of the Bankruptcy Court. The Debtors, such Holders, and all other applicable parties-in-interest reserve all rights with respect to arguments that may be raised in connection with any such appeals, including any arguments as to whether such appeals are equitably moot. In addition, any such Holder may be entitled to file a motion for a stay pending appeal of the Confirmation Order under Fed. R. Bankr. Proc. 8007. The Debtors intend to object to such motion, and, in any event, believe that any such stay would require any such Holder to post a supersedeas bond in an amount up to the full purchase price consideration under the Restructuring Transactions. If Holders of EFH Unexchanged Note Claims obtain relief on appeal, such Holders may seek to enforce such relief against New EFH (and each of its successors) and may assert that unless their Claims are satisfied in full, in Cash, such Holders are Impaired under the Plan and, thus, would have been entitled to vote on the Plan. The Debtors disagree with such assertions and reserve all rights in connection with such assertions.

Based on the foregoing, the Debtors assert Class A5 is Unimpaired under the Plan. If the Bankruptcy Court finds that Class A5 is Unimpaired under the Plan, Holders of Claims in Class A5 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

6.	Class A6 - EFH LBO Note Primary Claims

Class A6 consists of EFH LBO Note Primary Claims, which consist of any Claim against EFH Corp. derived from or based upon the EFH LBO Notes. The EFH LBO Note Primary Claims will be Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH LBO Note Indenture; (ii) accrued postpetition interest at the Federal Judgment Rate compounded annually, but not including any Makewhole Claims and (iii) such additional amounts with respect to Disputed Postpetition Interest Claims and Fee Claims asserted by Holders of EFH LBO Note Primary Claims that are Allowed by Final Order before the Effective Date, subject to any conditions set forth herein.

Except to the extent that a Holder of an Allowed Claim in Class A6 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A6, each such Holder shall receive payment in full in Cash; provided, that in no event shall a Holder of an Allowed Claim in Class A6 receive more than a single satisfaction of such Allowed Claim, including any recovery received on account of an Allowed Claim in Class B5.

Pursuant to the Non-EFH Legacy Note EFH Unsecured Objection, the EFH Debtors object or will object to the EFH Unsecured Note Claims on the basis that, among other things, Holders of the EFH Unsecured Note Claims are not entitled to (a) the EFH Unsecured PPI Claim, (b) the EFH Unsecured Makewhole Claim, or (c) the EFH Unsecured Fee Claim.

The EFH Unsecured PPI Claim shall be governed in accordance with all Disputed Postpetition Interest Claims, as described in Section I.D.1, entitled “Postpetition Interest Claims.” The EFH Unsecured Fee Claim shall be governed in accordance with Section V.F.1, entitled “Payment of Certain Fees.”

Nothing in the Plan, the Disclosure Statement, or the Confirmation Order affects, modifies, or alters the rights of the Holders of the EFH LBO Note Primary Claims to appeal the Confirmation Order or any other order of the Bankruptcy Court. The Debtors, such Holders, and all other applicable parties-in-interest reserve all rights with respect to arguments that may be raised in connection with any such appeals, including any arguments as to whether such appeals are equitably moot. In addition, any such Holder may be entitled to file a motion for a stay pending appeal of the Confirmation Order under Fed. R. Bankr. Proc. 8007. The Debtors intend to object to such motion, and, in any event, believe that any such stay would require any such Holder to post a supersedeas bond in an amount up to the full purchase price consideration under the Restructuring Transactions. If Holders of the EFH LBO Note Primary Claims obtain relief on appeal, such Holders may seek to enforce such relief against New EFH (and each of its successors) and may assert that unless their Claims are satisfied in full, in Cash, such Holders are Impaired under the Plan and, thus, would have been entitled to vote on the Plan. The Debtors disagree with such assertions and reserve all rights in connection with such assertions.

Based on the foregoing, the Debtors assert Class A6 is Unimpaired under the Plan. If the Bankruptcy Court finds that Class A6 is Unimpaired under the Plan, Holders of Claims in Class A6 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7.	Class A7 - EFH Swap Claims

Class A7 consists of EFH Swap Claims, which consist of any Claim against EFH Corp. derived from or based upon the EFH Swaps.

Except to the extent that a Holder of an Allowed Claim in Class A7 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A7, each such Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash.

Class A7 is Unimpaired under the Plan. Holders of Claims in Class A7 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.	Class A8 - EFH Non-Qualified Benefit Claims

Class A8 consists of EFH Non-Qualified Benefit Claims, which consist of any Claim against the EFH Debtors derived from or based upon either: (a) a non-contributory, non-qualified pension plan that provides retirement benefits to participants whose tax-qualified pension benefits are limited due to restrictions under the IRC and/or deferrals to other benefit programs; and/or (b) a contributory, non-qualified defined contribution plan that permits participants to voluntarily defer a portion of their base salary and/or annual incentive plan bonuses.

Except to the extent that a Holder of an Allowed Claim in Class A8 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A8, each such Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash or other treatment rendering such Claim Unimpaired.

Class A8 is Unimpaired under the Plan. Holders of Claims in Class A8 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.	Class A9 - General Unsecured Claims Against EFH Corp.

Class A9 consists of General Unsecured Claims Against EFH Corp., which consist of any Unsecured Claim against EFH Corp. that is not otherwise paid in full pursuant to an order of the Bankruptcy Court including the EFH Series N Note Claims but excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Legacy Note Claims; (c) EFH Unexchanged Note Claims; (d) EFH LBO Note Primary Claims; (e) EFH Swap Claims; (f) EFH Non-Qualified Benefit Claims; (g) the TCEH Settlement Claim; (h) Tex-La Guaranty Claims; (i) Administrative Claims against EFH Corp.; (j) Priority Tax Claims against EFH Corp.; (k) Intercompany Claims against EFH Corp.; (l) Other Priority Claims against EFH Corp.; and (m) DIP Claims.

Except to the extent that a Holder of an Allowed Claim in Class A9 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A9, each such Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash or other treatment rendering such Claim Unimpaired.

Class A9 is Unimpaired under the Plan. Holders of Claims in Class A9 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

10.	Class A10 - General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.

Class A10 consists of General Unsecured Claims Against the EFH Debtors Other Than EFH Corp., which consist of any Unsecured Claim against one or more of the EFH Debtors (other than EFH Corp.) that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Non-Qualified Benefit Claims; (c) Administrative Claims against the EFH Debtors other than EFH Corp.; (d) Priority Tax Claims against the EFH Debtors other than EFH Corp.; (e) Intercompany Claims against the EFH Debtors other than EFH Corp.; (f) Other Priority Claims against the EFH Debtors other than EFH Corp.; and (g) DIP Claims.

Except to the extent that a Holder of an Allowed Claim in Class A10 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A10, each such Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash or other treatment rendering such Claim Unimpaired.

Class A10 is Unimpaired under the Plan. Holders of Claims in Class A10 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

11.	Class A11 - Tex-La Guaranty Claims.

Class A11 consists of the Tex-La Guaranty Claim, which consists of any Claim against EFH Corp. derived from or based upon the Tex-La Obligations.

Except to the extent that a Holder of an Allowed Claim in Class A11 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Claim in Class A11, each such Holder shall receive treatment, up to the Allowed amount of its Claim, on account of such Claims under Class C1 as Allowed Other Secured Claims Against the TCEH Debtors.

Class A11 is Unimpaired under the Plan. Holders of Claims in Class A11 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

12.	Class A12 - EFH Debtor Intercompany Claims.

Class A12 consists of EFH Debtor Intercompany Claims, which consist of any Claim by an EFH Debtor against another EFH Debtor. EFH Debtor Intercompany Claims shall be, at the option of the EFH Debtors, with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) Reinstated; or (b) canceled and released without any distribution on account of such Claims.

Holders of Claims in Class A12 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126 (g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

13.	Class A13 - Non-EFH Debtor Intercompany Claims

Class A13 consists of Non-EFH Debtor Intercompany Claims, which consist of any Claim, other than the TCEH Settlement Claim, by any direct or indirect subsidiary of EFH Corp. (other than an EFH Debtor) against an EFH Debtor, including any Claims derived from or based upon EFH Legacy Notes held by EFIH. Non-EFH Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims.

Class A13 is Impaired under the Plan. Holders of Claims in Class A13 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

14.	Class A14 - Interests in the EFH Debtors Other Than EFH Corp.

Class A14 consists of Interests in the EFH Debtors Other Than EFH Corp. Interests in EFH Debtors Other Than EFH Corp. shall be, at the option of the EFH Debtors, with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either Reinstated or canceled and released without any distribution on account of such Interests.

Holders of Interests in Class A14 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

15.	Class A15 - Interests in EFH Corp.

Class A15 consists of Interests in EFH Corp. Each Holder of Interests in Class A15 shall receive no recovery, as Interests in EFH Corp. shall be canceled and released without any distribution on account of such Interests.

Class A15 is Impaired under the Plan. Holders of Interests in Class A15 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

16.	Class B1 - Other Secured Claims Against the EFIH Debtors.

Class B1 consists of Other Secured Claims Against the EFIH Debtors, which consist of any Secured Claim against any of the EFIH Debtors, excluding: (a) EFIH First Lien Note Claims, if any; (b) EFIH Second Lien Note Claims; or (c) DIP Claims.

Except to the extent that a Holder of an Allowed Claim in Class B1 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B1, each such Holder shall receive, at the option of the applicable EFIH Debtor(s) with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

Holders of Claims in Class B1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

17.	Class B2 - Other Priority Claims Against the EFIH Debtors.

Class B2 consists of Other Priority Claims against the EFIH Debtors, which consist of any Claim, other than an Administrative Claim, a DIP Claim, or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Except to the extent that a Holder of an Allowed Claim in Class B2 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B2, each such Holder shall receive, at the option of the applicable EFIH Debtor(s) with the consent of the Plan Sponsors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; or (b) other treatment rendering such Claim Unimpaired.

Holders of Claims in Class B2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

18.	Class B3 - EFIH First Lien Note Claims.

Class B3 consists of EFIH First Lien Note Claims, if any, which consist of any Secured Claim derived from or based upon the EFIH First Lien Notes that was not paid in full in advance of the Effective Date pursuant to a Bankruptcy Court order. As Class B3 Claims, the EFIH First Lien Note Claims are Allowed in an amount equal to the sum of (a) any accrued but unpaid prepetition interest under the EFIH First Lien Note Indenture; (b) accrued but unpaid postpetition interest (including any Additional Interest or interest on interest) or such principal at the non-default contract rate set forth in the EFIH First Lien Note Indenture through the closing date of the EFIH First Lien DIP Facility, (excluding interest on interest, which shall be through the Effective Date); and (c) all reasonable and documented fees and expenses owed under the EFIH First Lien Note Indenture, but not including, for the avoidance of doubt, any Makewhole Claims.

Except to the extent that a Holder of an Allowed Claim in Class B3 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B3, if any, such Holder shall receive up to the Allowed amount of its Claim, payment in full in Cash.

The Makewhole Claims under the EFIH First Lien Notes have been disallowed by the Bankruptcy Court [see Adversary D.I. 245, 305], but the disallowance of those Makewhole Claims is the subject of a pending appeal. See Section II.D.

The EFIH First Lien Notes Trustee shall submit to the EFIH Debtors, the Plan Sponsors or New EFH, as applicable, and the U.S. Trustee, (a) no later than 40 days after entry of the Confirmation Order, invoices (which may be redacted for privilege) for any reasonable and documented fees and expenses incurred by the respective Indenture Trustee through Confirmation, (b) no later than 21 days following a written request of the Debtors or the Plan Sponsors, invoices (which may be redacted for privilege) and, as applicable, estimates for reasonable and documented fees and expenses incurred by the respective Indenture Trustee from Confirmation through a proposed Effective Date to be set forth in such request of the Debtors or the Plan Sponsors, and (c) no later than 30 days after the Effective Date, final invoices (which may be redacted for privilege) for any reasonable and documented fees and expenses incurred by the respective Indenture Trustee incurred after the entry of the Confirmation Order through the Effective Date. The EFH Debtors, EFIH Debtors, the Plan Sponsors, New EFH, and the U.S. Trustee reserve all rights with respect to such invoices, and the EFH Debtors, EFIH Debtors, and New EFH, as applicable, will pay in Cash as soon as reasonably practicable upon receipt of the invoices provided for above, any undisputed amounts. Any dispute regarding the Allowed amounts of the EFIH First Lien Asserted Fee Claim shall be governed by Article VII of the Plan.

As set forth in Article IV.I. of the Plan, entitled “Cancelation of Existing Securities and Agreements,” notwithstanding Confirmation or Consummation of the Plan, any indenture or agreement that governs the rights of any Holder of a Claim shall continue for the purpose of, among other enumerated items, preserving the rights of the Indenture Trustees to exercise charging liens.

Because, among other reasons, the Makewhole Claims under the EFIH First Lien Notes have been disallowed by the Bankruptcy Court and the Plan proposes to pay all other Allowed amounts asserted under the EFIH First Lien Notes as set forth above the Debtors assert that Class B3 is Unimpaired under the Plan. Holders of Claims in Class B3 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

See Section II.D. beginning on page 57 for a detailed description of the EFIH First Lien Notes Trustee’s position with respect to the EFIH First Lien Note Claims, including that it intends to prosecute the EFIH First Lien Note Claims to the extent they are not Allowed in full by the Plan and its position that the Plan must provide for payment in full of those Claims as and to the extent those Claims are Allowed (including after the Effective Date), and that following the Effective Date, the EFIH First Lien Note Claims may be enforced against New EFH and any other successor to the EFIH Debtors under the Plan and/or against distributions received under the Plan by Holders of other Claims against any of the Debtors. The Debtors disagree with such assertions and reserve their rights with respect to such assertions

19.	Class B4 - EFIH Second Lien Note Claims.

Class B4 consists of EFIH Second Lien Note Claims, which consist of any Secured Claim derived from or based upon the EFIH Second Lien Notes. The EFIH Second Lien Note Claims shall be Allowed in an amount equal to the sum of: (a) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFIH Second Lien Note Indenture; (b) accrued but unpaid postpetition interest (including any Additional Interest and interest on interest) on such principal at the non-default contract rate set forth in the EFIH Second Lien Note Indenture through the Effective Date; and (c) all reasonable and documented fees, expenses, and indemnification claims owed under the EFIH Second Lien Note Indenture (the “EFIH Second Lien Asserted Fees, Expenses, and Indemnification Claims”), subject to the terms governing the EFIH Second Lien Indenture Trustee’s submission of invoices and Articles IV and VII of the Plan, but not including, for the avoidance of doubt, any Makewhole Claims. Except to the extent that a Holder of an Allowed Claim in Class B4 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B4, each such Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash.

The EFIH Second Lien Trustee shall submit to the EFIH Debtors and EFH Debtors, as applicable, the Plan Sponsors or New EFH, as applicable, and the U.S. Trustee, no later than 40 days after entry of the Confirmation Order, unpaid invoices (which may be redacted for privilege) for any reasonable and documented fees, expenses, and indemnification claims incurred by the EFIH Second Lien Trustee through Confirmation, (b) no later than 21 days following a written request of the Debtors or the Plan Sponsors, invoices (which may be redacted for privilege) and, as applicable, estimates for reasonable and documented fees, expenses, and indemnification claims incurred by the respective Indenture Trustee from Confirmation through a proposed Effective Date to be set forth in such request of the Debtors or the Plan Sponsors (without prejudice to the right of the EFIH Second Lien Trustee to submit periodic invoices, which may be redacted for privilege, for reasonable and documented fees, expenses, and indemnification claims incurred by the EFIH Second Lien Trustee for such time period), and (c) no later than 30 days after the Effective Date, final invoices (which may be redacted for privilege) for any reasonable and documented fees, expenses, and indemnification claims incurred by the respective Indenture Trustee incurred after the entry of the Confirmation Order through the Effective Date. The EFH Debtors, EFIH Debtors, the Plan Sponsors, New EFH, and the U.S. Trustee reserve all rights with respect to the reasonableness of all invoices submitted pursuant to the foregoing, and the EFH Debtors, EFIH Debtors, and New EFH, as applicable, will pay in Cash as soon as reasonably practicable upon receipt of the invoices provided for above, any undisputed amounts. Any dispute regarding the Allowed amounts of the EFIH Second Lien Asserted Fees, Expenses, and Indemnification Claims, shall be governed by Article VII of the Plan. As set forth in Section V.H.5., the EFIH Second Lien Trustee reserves the right to assert additional EFIH Second Lien Asserted Fees, Expenses, and Indemnification Claims against Reorganized EFIH post-Effective Date. Pursuant to the Plan, the EFIH Second Lien Indenture, and obligations arising under the EFIH Second Lien Indenture, are canceled on the Effective Date. The Debtors dispute any assertions to the contrary and reserve all rights with respect to such assertions.

On June 16, 2014, the EFIH Debtors filed the EFIH Second Lien Challenge, objecting to, certain contested amounts regarding Makewhole Claims (which are included in the Makewhole Challenges described in Section I.D.2., entitled “Makewhole Challenges,” which begins on page 14). The EFIH Second Lien Trustee maintains that if any disputed portion of the Claims arising under the EFIH Second Lien Notes (including the Makewhole Claims) are ultimately allowed even after the Effective Date, there must be some mechanism for such Claims to be paid in Cash following such allowance. If the EFIH Second Lien Trustee obtains relief on appeal with regard to any portion of the Claims arising under the EFIH Second Lien Notes (including the Makewhole Claims), the EFIH Second Lien Trustee asserts that it will seek to enforce such relief against Reorganized EFIH and each of its successors. The EFIH Second Lien Trustee asserts that any such appeal would not be equitably moot and if such Claims are ultimately Allowed after the Effective Date, the EFIH Second Lien Trustee will be able to recover such amounts from the Reorganized Debtors. The EFIH Second Lien Trustee asserts that creditors and other parties-in-interest should be aware of the EFIH Second Lien Trustee’s position. The Debtors disagree with such assertions and reserve all rights with respect to such assertions.

Because the Plan provides payment in full, in Cash, in the Allowed amount of the EFIH Second Lien Note Claims as set forth above and the Debtors are currently seeking an order that will disallow the Makewhole Claims arising under the EFIH Second Lien Notes, the Debtors assert that Class B4 is Unimpaired under the Plan. Holders of Claims in Class B4 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy

Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan. In addition to the Allowed amount of the EFIH Second Lien Note Claims that are Allowed pursuant to the Plan, as set forth above, the EFIH Second Lien Trustee asserts that the Makewhole Claims arising under the EFIH Second Lien Notes should be Allowed and that there must be some mechanism to satisfy such Allowed Claims. To the extent such Claims are ultimately Allowed but there is no mechanism or provision for payment of such Allowed Claims, the EFIH Second Lien Trustee reserves the right to argue that the EFIH Second Lien Note Claims are impaired under the Plan. The Debtors disagree with such assertions and reserve all rights with respect to such assertions.

20.	Class B5 - EFH LBO Note Guaranty Claims.

Class B5 consists of EFH LBO Note Guaranty Claims, which consist of any Claim against EFIH derived from or based upon the EFH LBO Note Notes. The EFH LBO Note Guaranty Claims will be Allowed in an amount equal to the sum of (i) the principal amount outstanding plus accrued but unpaid prepetition interest, under the EFH LBO Note Indenture, (ii) accrued postpetition interest at the Federal Judgment Rate compounded annually, but not including, for the avoidance of doubt, any Makewhole Claims and (iii) such additional amounts with respect to Disputed Postpetition Interest Claims, and Fee Claims asserted by Holders of EFH LBO Note Guaranty Claims that are Allowed by Final Order before the Effective Date, subject to any conditions set forth herein.

Except to the extent that a Holder of an Allowed Claim in Class B5 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A7, each such Holder shall receive, up to the Allowed amount of its Claim, payment in full in Cash.

Pursuant to the Non-EFH Legacy Note EFH Unsecured Objection, the EFH Debtors object or will object to the EFH Unsecured Note Claims on the basis that, among other things, Holders of the EFH Unsecured Note Claims are not entitled to (a) the EFH Unsecured PPI Claim, (b) the EFH Unsecured Makewhole Claim, or (c) the EFH Unsecured Fee Claim.

The EFH Unsecured PPI Claim shall be governed in accordance with all Disputed Postpetition Interest Claims, as described in Section I.D.1, entitled “Postpetition Interest Claims.” The EFH Unsecured Fee Claim shall be governed in accordance with Section V.F.1, entitled “Payment of Certain Fees.”

Nothing in the Plan, the Disclosure Statement, or the Confirmation Order affects, modifies, or alters the rights of the Holders of the EFH LBO Note Guaranty Claims to appeal the Confirmation Order or any other order of the Bankruptcy Court. The Debtors, such Holders, and all other applicable parties-in-interest reserve all rights with respect to arguments that may be raised in connection with any such appeals, including any arguments as to whether such appeals are equitably moot. In addition, any such Holder may be entitled to file a motion for a stay pending appeal of the Confirmation Order under Fed. R. Bankr. Proc. 8007. The Debtors intend to object to such motion, and, in any event, believe that any such stay would require any such Holder to post a supersedeas bond in an amount up to the full purchase price consideration under the Restructuring Transactions. If Holders of EFH LBO Note Guaranty Claims obtain relief on appeal, such Holders may seek to enforce such relief against New EFH (and each of its successors) and may assert that unless their Claims are satisfied in full, in Cash, such Holders are Impaired under the Plan and, thus, would have been entitled to vote on the Plan. The Debtors disagree with such assertions and reserve all rights in connection with such assertions.

Based on the foregoing, the Debtors assert Class B5 is Unimpaired under the Plan. If the Bankruptcy Court finds that Class B5 is Unimpaired under the Plan, Holders of Claims in Class B5 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

21.	Class B6 - General Unsecured Claims Against the EFIH Debtors.

Class B6 consists of General Unsecured Claims Against the EFIH Debtors, which consist of any Unsecured Claim against one or more of the EFIH Debtors that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFIH Unsecured Note Claims and any Unsecured Claims derived from or based upon the EFIH First Lien Notes or EFIH Second Lien Notes, but excluding: (a) EFH LBO Note Guaranty Claims; (b) Administrative Claims against the EFIH Debtors; (c) Priority Tax Claims against the EFIH Debtors; (d) Intercompany Claims against the EFIH Debtors; (e) Other Priority Claims against the EFIH Debtors; and (f) DIP Claims. The EFIH Unsecured Note

Claims shall be Allowed in an amount equal to the sum of: (i) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the respective indentures; and (ii) accrued postpetition interest on the principal amount outstanding as of the Petition Date at the Federal Judgment Rate compounded annually (or such other rate as determined by the Bankruptcy Court by Final Order), but not including, for the avoidance of doubt, any Makewhole Claims.

Pursuant to the Plan, the EFIH Unsecured Note Claims shall be Allowed in an amount equal to the sum of: (a) $1,568,249,000 in outstanding principal; (b) $81,115,347 in prepetition accrued interest; and (c) accrued and unpaid postpetition interest, calculated at the Federal Judgment Rate (or such other rate as determined by the Bankruptcy Court by Final Order), but not including, for the avoidance of doubt, any Makewhole Claims.

The prepetition accrued interest described in (b) reflects amounts outstanding under the indenture, calculated as of the Petition Date, and the postpetition accrued interest described in (c) reflects interest on the EFIH Unsecured Note Claim as of the Petition Date at the Federal Judgment Rate, or such other rate as determined by the Court. The Debtors, the EFIH Unsecured Notes Trustee, the Holders of the EFIH Unsecured Note Claims, and all other parties-in-interest reserve all rights regarding the Debtors’ method by which such interest was, and will be, calculated. For the avoidance of doubt, the EFIH Unsecured Notes Trustee and the Holders of the EFIH Unsecured Note Claims reserve all rights to assert that the EFIH Unsecured Trustee Fees and Expenses should properly be included as part of the EFIH Unsecured Note Claim or are otherwise payable by order of the Court.

The contractual non-default interest rate set forth in the indentures for the EFIH Unsecured Notes is 12.75% for the EFIH Senior Toggle Notes and 9.75% for the EFIH Unexchanged Notes. Assuming a March 31, 2016 Effective Date and payment date, the EFIH Unsecured Notes Trustee asserts postpetition interest of approximately $442.5 million on account of the EFIH Senior Toggle Notes and EFIH Unexchanged Notes. The Debtors have asserted that the Federal Judgment Rate (which was 0.11% on the Petition Date) is the appropriate postpetition interest rate, and have proposed that any postpetition interest (including any interest on interest) should be Allowed at the Federal Judgment Rate. This translates into a maximum postpetition interest of approximately $3.5 million on account of the EFIH Senior Toggle Notes and EFIH Unexchanged Notes, assuming a March 31, 2016 Effective Date and payment date

Further, assuming a March 31, 2016 payment date, to the extent applicable, the EFIH Unsecured Notes Trustee asserts an optional redemption premium price of [105.6250]% of the principal amount of the EFIH Senior Toggle Notes (plus accrued and unpaid interest, including Additional Interest, to the payment date) and [103.250]% of the principal amount of the EFIH Unexchanged Notes (plus accrued and unpaid interest to the payment date). Assuming a March 31, 2016 payment date, this equates to an optional redemption premium of approximately $112.8 million on account of the EFIH Senior Toggle Notes and EFIH Unexchanged Notes. The Debtors assert that the holders of the EFIH Senior Toggle Notes and the EFIH Unexchanged Notes do not have any claim on account of any optional redemption premium.

Except to the extent that a Holder of an Allowed Claim in Class B6 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B6, each such Holder shall receive, up to the Allowed amount of its Claim payment in full in Cash

On July 9, 2015, the EFIH Debtors filed an objection (the “EFIH PIK Objection”) to the claim of holders of the EFIH Senior Toggle Notes (the “EFIH Toggle Noteholders”) objecting to (a) Makewhole Claims asserted by the Holders of Class B6 Claims (the “EFIH Unsecured Makewhole Claims,” which are included in the Makewhole Challenges described in Section I.D.2, entitled “Makewhole Challenges,” beginning on page 16) and (b) Postpetition Interest Claims in excess of the Federal Judgment Rate asserted by the Holders of Class B6 Claims (the “EFIH Unsecured PPI Claims,” which are included in the PPI Objections described in Section I.D.1, entitled “Postpetition Interest Claims,” beginning on page 14). The EFIH Unsecured Notes Trustee has taken the position that in order for the EFIH Toggle Noteholders to be unimpaired, they must receive their EFIH Unsecured PPI Claims.

The filing and notice of filing of the Plan, in accordance with Fed. R. Bankr. P. 3007(a), shall serve as the Debtors’ objection to the Alleged Unsecured Trustee Fees and Expenses Claims other than those, if any, that are already the subject of the subject of the EFH Unsecured Notes Objection. If the Court sustains the Debtors’ objection, the Confirmation Order will disallow such Claims in their entirety against the estates, subject to further order of the Court. Holders of such Alleged Unsecured Trustee Fees and Expenses Claims may respond to the Debtors’ objection to such Claims by filing an objection to the Plan. The EFIH Unsecured Notes Trustee has taken the position that in order for Holders of Class B6 Claims to be unimpaired, the Plan, inter alia, must provide for the EFIH Unsecured Notes Trustee to receive payment of fees and expenses as permitted under the Indentures (including for payment of professional fees and costs) (the “EFIH Unsecured Trustee Fees and Expenses”). The Debtors reserve all rights with respect to such assertions.

The EFIH Unsecured PPI Claims shall be governed in accordance with all Disputed Postpetition Interest Claims, as described in Section I.D.1, entitled “Postpetition Interest Claims.” The EFIH Unsecured Trustee Fee and Expense Claims shall be governed in accordance with Section V.F.1., entitled “Payment of Certain Fees.” If the Court determines that the EFIH Unsecured Trustee Fees and Expenses must be paid in order to satisfy the unimpairment requirement, the Debtors reserve the right to object to the payment of such fees and expenses on the grounds that such fees and expenses are not reimbursable under the terms of the applicable Indentures. Nothing herein or in the Plan prejudices the rights of the EFIH Unsecured Notes Trustee to obtain reimbursement of such fees and expenses under the applicable charging lien pursuant to the terms of the applicable Indentures, or as otherwise may be ordered by the Court.

Nothing in the Plan, the Disclosure Statement, or the Confirmation Order affects, modifies, or alters the rights of the EFIH Unsecured Notes Trustee and/or the Holders of Class B6 Claims to appeal the Confirmation Order or any other order of the Bankruptcy Court. The Debtors, the EFIH Unsecured Notes Trustee, such Holders, and all other applicable parties in interest, reserve all rights with respect to arguments that may be raised in connection with any such appeals, including any arguments as to whether such appeals are equitably moot. In addition, the EFIH Unsecured Notes Trustee and such Holders may be entitled to file a motion for a stay pending appeal of the Confirmation Order under Fed. R. Bankr. Proc. 8007. The Debtors intend to object to any such motion and, in any event, believe (and the EFIH Unsecured Notes Trustee and the EFIH Toggle Noteholders contest) that any such stay would require the EFIH Unsecured Notes Trustee and/or such Holders to post a supersedeas bond in an amount up to full purchase price consideration under the Restructuring Transactions. If the EFIH Unsecured Notes Trustee and/or the Holders of Class B6 Claims obtain relief on appeal, the EFIH Unsecured Notes Trustee and/or such Holders may seek to enforce such relief against Reorganized EFIH (and each of its successors) and may assert that unless that their Claims are satisfied in full, in cash, the EFIH Unsecured Notes Trustee and/or such Holders are Impaired under the Plan. The Debtors disagree with such assertions and reserve all rights in connection with such assertions.

Based on, among other things, the foregoing, the Debtors assert that Class B6 is Unimpaired under the Plan because the Confirmation Order proposed by the Debtors will disallow the EFIH Unsecured Trustee Fee and Expense Claim and the allowance of the EFIH Unsecured PPI Claim will be determined in connection with the EFIH PIK Objection or the Confirmation Order. If the Court sustains the Debtors’ objections, the Debtors assert that Holders of Claims in Class B6 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

22.	Class B7 - EFIH Debtor Intercompany Claims.

Class B7 consists of EFIH Debtor Intercompany Claims, which consist of any Claim by an EFIH Debtor against another EFIH Debtor. EFIH Debtor Intercompany Claims shall be, at the option of the EFIH Debtors, with the consent of the Plan Sponsors (such consent not to be unreasonably withheld) either: (a) Reinstated; or (b) canceled and released without any distribution on account of such Claims.

Holders of Claims in Class B7 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

23.	Class B8 - Non-EFIH Debtor Intercompany Claims

Class B8 consists of Non-EFIH Debtor Intercompany Claims, which consist of any Claim by EFH Corp. or any direct or indirect subsidiary of EFH Corp. (other than an EFIH Debtor) against an EFIH Debtor. Non-EFIH Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims.

Class B8 is Impaired under the Plan. Holders of Claims in Class B8 are conclusively deemed to have rejected the Plan, pursuant to section 1126(g) of the Bankruptcy Code. Therefore such Holders are not entitled to vote to accept or reject the Plan.

24.	Class B9 - Interests in EFIH.

Class B9 consists of Interests in EFIH.

Except to the extent that a Holder of an Allowed Interest in Class B9 agrees to a less favorable treatment of its Allowed Interest, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Interest in Class B9, such Holder shall receive its Pro Rata share of 100% of the Reorganized EFIH Membership Interests, subject to dilution by the Reorganized EFIH Membership Interests issued to OV2 in connection with the Equity Investment.

Class B9 is Impaired under the Plan. Therefore, Holders of Allowed Interests in Class B9 are entitled to vote to accept or reject the Plan.

25.	Class B10 - Interests in EFIH Finance.

Class B10 consists of Interests in EFIH Finance. Interests in EFIH Finance shall be canceled and released without any distribution on account of such Interests.

Class B10 is Impaired under the Plan. Holders of Interests in Class B10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

26.	Class C1 - Other Secured Claims Against the TCEH Debtors.

Class C1 consists of Other Secured Claims Against the TCEH Debtors, which consist of any Secured Claim against any of the TCEH Debtors, including the Oak Grove Promissory Note Claims and Tex-La Obligations, but excluding: (a) TCEH First Lien Secured Claims; and (b) DIP Claims. Additionally, certain of the TCEH Debtors’ trade vendors may be able to assert liens against the Debtors’ assets that have arisen by operation of certain State and Federal laws. In certain instances, such liens may be senior in priority to the liens supporting the TCEH First Lien Secured Claims. Certain claims giving rise to such liens will be paid in connection with the Debtors’ motion to pay prepetition claims of shippers, warehousemen, and materialmen, but other trade vendors whose prepetition claims are not paid in full may assert that their claims are supported by such liens.

Except to the extent that a Holder of an Allowed Claim in Class C1 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C1, each such Holder shall receive, at the option of the applicable TCEH Debtor(s), with the consent of the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

Class C1 is Unimpaired under the Plan. Holders of Claims in Class C1 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

27.	Class C2 - Other Priority Claims Against the TCEH Debtors.

Class C2 consists of Other Priority Claims against the TCEH Debtors, which consist of any Claim, other than an Administrative Claim, a DIP Claim, or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Except to the extent that a Holder of an Allowed Claim in Class C2 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C2, each such Holder shall receive, at the option of the applicable TCEH Debtor(s), with the consent of the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld), either: (a) payment in full in Cash; or (b) other treatment rendering such Claim Unimpaired.

Class C2 is Unimpaired under the Plan. Holders of Interests in Class C2 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

28.	Class C3 - TCEH First Lien Secured Claims.

Class C3 consists of TCEH First Lien Secured Claims, which consist of: (a) the TCEH Credit Agreement Claims; (b) the TCEH First Lien Note Claims; (c) the TCEH First Lien Interest Rate Swap Claims; and (d) the TCEH First Lien Commodity Hedge Claims. The TCEH First Lien Secured Claims are Allowed as follows: (i) $22,863,271,257 of TCEH Credit Agreement Claims; (ii) $1,815,965,278 of TCEH First Lien Note Claims; (iii) TCEH First Lien Commodity Hedge Claims and TCEH First Lien Swap Claims are Allowed in an aggregate amount of no less than $1,235,249.136;66 and (iv) any Claims of the TCEH First Lien Administrative Agent, the TCEH First Lien Collateral Agent, or the TCEH First Lien Notes Trustee for fees, expenses, or indemnification obligations arising under and pursuant to the TCEH Credit Agreement, the TCEH First Lien Notes Indenture, the TCEH First Lien Interest Rate Swaps, the TCEH First Lien Commodity Hedges, or the TCEH First Lien Intercreditor Agreement, as applicable, are Allowed in an amount to be determined.

Except to the extent that a Holder of an Allowed Claim in Class C3 agrees to a less favorable treatment of its Allowed Claim (in a writing executed by such Holder after the Petition Date), in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C3, subject to Article III.B.28(d), each such Holder thereof shall receive its Pro Rata share (which, for the avoidance of doubt, shall be based on the Allowed amounts of such Claims as of the Petition Date as set forth in the Plan) of: (a) 100% of the Reorganized TCEH Common Stock (following the Basis Step-Up), subject to dilution after the Distribution only on account of the Reorganized Debtor Management Incentive Plan; (b) 100% of (a) TCEH Debtors’ Cash on hand and (b) the net Cash proceeds from the issuance of the New Reorganized TCEH Debt (or, at the TCEH Supporting First Lien Creditors’ election, with the consent of the Debtors and the Plan Sponsors (such consent not to be unreasonably withheld, delayed, or conditioned), all or a portion of such New Reorganized TCEH Debt, provided, that with respect to the EFH Debtors, the EFIH Debtors, and the Plan Sponsors, such consent may be withheld only to the extent that the receipt of all or a portion of such New Reorganized TCEH Debt interferes with the preservation of the Intended Tax Treatment or satisfaction of the condition to the Effective Date); provided, further, that with respect to the EFH Debtors, the EFIH Debtors, and the Plan Sponsors, such consent may not be withheld if the conditions to the Effective Date set forth in Article IX.B.2-7 are satisfied or waived) and the Preferred Stock Sale, in each case after funding any Cash distributions required to be made by the TCEH Debtors under the Plan, including payment in full of each Allowed TCEH DIP Claim, and providing for adequate post-Effective Date liquidity for TCEH as determined by the TCEH Debtors with the reasonable consent of the TCEH Supporting First Lien Creditors; (c) Rights to purchase $700 million in the aggregate of New EFH Common Stock pursuant to the Rights Offering and any New EFH Common Stock such Holder purchases pursuant to an exercise of the Rights; (d) the Assigned C5 Rights and the Cash-Out Election Pool Excess Cash; and (e) the TRA Rights (if any).

In addition, on the Effective Date the TCEH First Lien Agent will be deemed to have delivered, pursuant to Section 5.01 of the TCEH Second Lien Intercreditor Agreement, any notice necessary to cause the automatic release and discharge of any and all Liens on the assets of the TCEH Debtors that secure the repayment of amounts due in respect of the TCEH Second Lien Notes.

Unless resolved before Confirmation, the TCEH First Lien Notes Trustee and/or the Holders of TCEH First Lien Claims will seek, as soon as reasonably practicable after Confirmation, entry of the TCEH First Lien Creditor Plan Distribution Allocation Order resolving the TCEH First Lien Creditor Plan Distribution Allocation Dispute through an

[66]

All parties reserve all rights, claims, and defenses with respect to the Allowed amount of the TCEH First Lien Swap Claims and the TCEH First Lien Commodity Hedge Claims (but not, for the avoidance of doubt, with respect to the other TCEH First Lien Secured Claims), including the right to object to the amount of such TCEH First Lien Swap Claims and/or the TCEH First Lien Commodity Hedge Claims and to assert additional or different amounts at any time.

adjudication of the TCEH First Lien Note Intercreditor Action or otherwise. If a TCEH First Lien Creditor Plan Distribution Allocation Order is entered prior to the Effective Date and such order provides that Holders of Allowed Class C3 Claims shall receive the TCEH First Lien Creditor Distributions on a basis other than Pro Rata, then pursuant to section 510(a) of the Bankruptcy Code, any such TCEH First Lien Creditor Distribution that is subject to such TCEH First Lien Creditor Plan Distribution Allocation Order shall be distributed among the Holders of Allowed Class C3 Claims in accordance with such TCEH First Lien Creditor Plan Distribution Allocation Order; provided, however, that if a TCEH First Lien Creditor Plan Distribution Allocation Order has not been entered by the Effective Date, then the TCEH Debtors shall establish a reserve (in an amount to be determined by the TCEH Debtors, with the consent of each of the TCEH First Lien Agent, the TCEH Supporting First Lien Creditors, the TCEH First Lien Notes Trustee, and any other parties to the TCEH First Lien Note Intercreditor Action) solely with respect to any TCEH First Lien Creditor Distributions that remain subject to the TCEH First Lien Creditor Plan Distribution Allocation Dispute, with such reserved amounts to be distributed on a Pro Rata basis after entry of a TCEH First Lien Creditor Plan Distribution Allocation Order, unless and to the extent such order provides that Holders of Allowed Class C3 Claims are entitled to a distribution of any TCEH First Lien Creditor Distributions on a basis other than Pro Rata, in which case, pursuant to section 510(a) of the Bankruptcy Code, any such TCEH First Lien Creditor Distribution that is subject to such TCEH First Lien Creditor Plan Distribution Allocation Order shall be distributed among the Holders of Allowed Class C3 Claims in accordance with such TCEH First Lien Creditor Plan Distribution Allocation Order. Nothing in this Plan shall preclude any party from seeking enforcement of the TCEH First Lien Creditor Adequate Protection Payment Allocation Order or distribution of the Holdback Amount (as defined in the Cash Collateral Order) under the Cash Collateral Order.

Class C3 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class C3 are entitled to vote to accept or reject the Plan.

29.	Class C4 - TCEH Unsecured Debt Claims.

Class C4 consists of TCEH Unsecured Debt Claims, which consist of: (a) the TCEH First Lien Deficiency Claims; (b) the TCEH Second Lien Note Claims; (c) the TCEH Unsecured Note Claims, and (d) the PCRB Claims.

As Class C4 Claims, (a) the TCEH First Lien Deficiency Claims are, solely for purposes of the Plan and the settlements and compromises incorporated herein or contemplated hereby, Allowed in the amount between $8.1 billion and $9.5 billion; provided, however, that the amount of the Allowed TCEH First Lien Deficiency Claims in connection with the Plan is without prejudice to the amount of the Allowed TCEH First Lien Deficiency Claims in connection with any Alternative Restructuring, (b) the TCEH Second Lien Note Claims are Allowed in the amount of $1,648,597,521; (c) the TCEH Unsecured Note Claims are Allowed in the amount of $5,125,775,323; and (d) the PCRB Claims are Allowed in the amount of $ 881,496,233.

Except to the extent that a Holder of an Allowed Claim in Class C4 agrees to a less favorable treatment of its Allowed Claim, and subject to Article IV.B.15 of the Plan, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C4, each such Holder shall receive its Pro Rata (calculated based on the aggregate amount of Allowed Class C4 Claims and Allowed Class C5 Claims) share of: (a) Rights to purchase $5,087,250,000 (which amount shall be subject to reduction in the event the Minority Buy-Out does not occur or occurs only in part) in the aggregate of New EFH Common Stock pursuant to the Rights Offering and on, and subject to, the occurrence of the Effective Date, any New EFH Common Stock such Holder purchases pursuant to an exercise of the Rights; and (b) the Reorganized EFH Common Stock, which shall be converted to approximately 2% of New EFH Common Stock (after accounting for dilution by the Merger and the Rights Offering).

Class C4 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class C4 are entitled to vote to accept or reject the Plan.

As part of objection to the Debtors’ Motion to Approve the Disclosure Statement, the PCRB Trustee requested specific disclosures regarding the “basis for the PCRB Claims receiving the 54.8% discount as compared to the holders of… Allowed TCEH Unsecured Claims, Allowed TCEH Second Lien Note Claims, and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH.” Objection of The Bank of New York Mellon, as Indenture Trustee, and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee, to the Disclosure Statement for the Third Amended Joint Plan of Reorganization of Energy Future Holdings Corp., Et Al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 5352], at 8. The Debtors’ explanation for the treatment of the PCRB Claims is as follows: Pursuant to the Plan, Holders of PCRB Claims receive their Pro Rata share of the recoveries provided to Holders of TCEH Unsecured Debt Claims and General Unsecured Claims Against the TCEH Debtors Other Than EFCH. In other words, Holders of PCRB Claims recover pari passu with all other Holders of Unsecured Claims against the TCEH Debtors other than EFCH, including (i) the TCEH First Lien Deficiency Claims, (ii) the TCEH Second Lien Deficiency Claims, (iii) TCEH Unsecured Note Claims, and (iv) the General Unsecured Claims Against the TCEH Debtors Other Than EFCH that do not exercise the Cash-Out Election. Pursuant further to the terms of the Plan, Holders of Claims described in clauses (ii), (iii), and (iv) obtain the benefit of recoveries on the TCEH First Lien Deficiency Claim as a result of the settlement and compromises embodied in the Plan, including settlement of the TCEH First Lien Investigation Claims. Holders of PCRB Claims do not obtain the benefit of such recoveries on the TCEH First Lien Deficiency Claim. The PCRB Trustee believes that Holders of Allowed PCRB Claims will receive 45-50% of the distribution that they would receive if the TCEH First Lien Deficiency Claim were waived for the benefit of all Holders of Class C4 Claims, including Holders of PCRB Claims.

The PCRB Trustee asserts that this treatment results in a relative reduction in the recoveries to Holders of PCRB Claims of approximately 50-55% compared to all other Holders of Unsecured Claims against the TCEH Debtors other than EFCH including (i) the TCEH Second Lien Deficiency Claims, (ii) TCEH Unsecured Note Claims, and (iii) the General Unsecured Claims Against the TCEH Debtors Other Than EFCH that do not exercise the Cash-Out Election. The TCEH Ad Hoc Unsecured Group believes that the recoveries to Holders of PCRB Claims could have been significantly reduced from what is provided in the Plan, including relative to the recoveries of other Holders of Class C4 Claims, absent the settlement and compromises embodied in the Plan. As part of negotiations with respect to the Plan, the TCEH Official Committee negotiated to reduce the amount of the TCEH First Lien Deficiency Claims to minimize any dilution to the Holders of PCRB Claims. Holders of PCRB Claims and the PCRB Trustee are permitted to challenge the Plan, including treatment of PCRB Claims and the quantum of the TCEH First Lien Deficiency Claims at Confirmation.

Pursuant to the terms of the Cash Collateral Order, the Debtors stipulated to the validity, priority, and extent of all TCEH First Lien Claims, including $22,635,987,924 of TCEH First Lien Claims under the First Lien Credit Agreement (plus accrued and unpaid interest with respect thereto) and $1,750,000,000 of TCEH First Lien Claims under the First Lien Notes (plus accrued and unpaid interest with respect thereto). See Final Order (A) Authorizing Use of Cash Collateral for Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates, (B) Granting Adequate Protection, and (C) Modifying the Automatic Stay [D.I. 855] (the “Final Cash Collateral Order”) at 5-10. Those stipulations became binding on all parties in interest in the Chapter 11 Cases, including, but not limited to, Holders of Claims related to the PCRBs, TCEH 2015 Notes, TCEH Second Lien Notes, TCEH Senior Toggle Notes, holders of the TCEH Unsecured Notes Claim that are not members of the TCEH Unsecured Notes Ad Hoc Group, and Holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH, except to the extent that a party filed a challenge to such stipulations by the Challenge Period Termination Date (as defined in the Final Cash Collateral Order). See id. at 45-47. The Challenge Period Termination Date was extended from time to time until March 13, 2015. See Stipulation and Consent Order Extending Certain Deadlines in the Final Cash Collateral Order [D.I. 3380].

On February 19, 2015, the TCEH Committee Standing Motion, the TCEH Unsecured Group Standing Motion, and the EFH Committee Standing Motion were filed by the TCEH Committee, the TCEH Unsecured Ad Hoc Group, and the EFH Committee, respectively. The TCEH Committee Standing Motion and the TCEH Unsecured Group Standing Motion sought derivative standing to pursue claims on behalf of the estates of the TCEH Debtors. The PCRB Trustee asserts that the TCEH Committee Standing Motion and TCEH Unsecured Ad Hoc Group Standing Motion were not for the individual benefit of the movants. No other parties in interest sought standing to challenge or challenged the stipulations by March 13, 2015.

The Standing Motions were adjourned from time to time and the Challenge Period Termination Date was extended for parties that had filed standing motions. See, e.g., Stipulation and Consent Order Extending Certain Deadlines in the Final Cash Collateral Order [D.I. 3857]; Stipulation and Consent Order Extending Certain Deadlines in the Final Cash Collateral Order [D.I. 4210]; Stipulation and Consent Order Extending Certain Deadlines in the Final Cash Collateral Order [D.I. 4958]. The Debtors and the TCEH Unsecured Ad Hoc Group assert that further extensions of the Challenge Period Termination Date beyond March 13, 2015 were solely for the benefit of the TCEH Committee, the TCEH Unsecured Ad Hoc Group, and the EFH Committee. No other parties in interest objected to or appealed such orders. Accordingly, under the terms of the Final Cash Collateral Order, no parties in interest other than the TCEH Committee, TCEH Unsecured Ad Hoc Group, or the EFH Committee may now challenge the allowance of the

TCEH First Lien Claims. The PCRB Trustee and any Holder of a PCRB Claim, however, may challenge the Plan, including the treatment of the PCRB Claims with respect to the settlement of claims that belong to the TCEH estate. The PCRB Trustee believes that Holders of PCRB Claims should share in recoveries on the TCEH First Lien Deficiency Claim as a result of the settlement and compromises embodied in the Plan, including settlement of the TCEH First Lien Investigation Claims. The PCRB Trustee, Holders of PCRB Claims, the Debtors, the Plan Sponsors, the TCEH Committee, and the TCEH Unsecured Ad Hoc Group reserve all rights with respect to the treatment of PCRB Claims under the Plan.

During plan settlement discussions regarding the TCEH Committee Standing Motion and TCEH Unsecured Group Standing Motion, the TCEH Committee and the TCEH Unsecured Ad Hoc Group, as moving parties, sought to address the allocation of any settlement consideration among the TCEH Debtors’ Estates. The TCEH Unsecured Ad Hoc Group was not willing to treat the PCRB Claims pari passu with claimants such as the Holders of TCEH Unsecured Notes and the TCEH Second Lien Notes that hold Claims at each of the TCEH Debtors’ Estates because the TCEH Unsecured Ad Hoc Group and certain other parties in interest believed that the challenges to liens as part of the claims asserted in the Standing Motions, if sustained, were for the primary benefit of the TCEH subsidiaries holding collateral subject to the purported liens of the TCEH First Lien Claims and their creditors, and the Holders of PCRB Claims do not have claims against such subsidiaries. In connection with such discussions, certain parties to the Plan Support Agreement and Settlement Agreement agreed, pursuant thereto, that Holders of Allowed TCEH First Lien Deficiency Claims would waive their TCEH First Lien Deficiency Claims for the benefit of those creditors of the TCEH Debtors who also hold Claims against TCEH Debtor subsidiaries but not the Holders of PCRB Claims who hold claims only against TCEH and do not hold claims against the TCEH subsidiaries. The PCRB Trustee believes that the Debtors have not quantified any reduction of the distribution to Holders of PCRB Claims that would be appropriate based upon the fact that the PCRB Claims do not hold claims against TCEH’s subsidiaries. While Holders of PCRB Claims recover pari passu with all other Holders of Unsecured Claims against the TCEH Debtors other than EFCH, including (i) the TCEH First Lien Deficiency Claims, (ii) the TCEH Second Lien Deficiency Claims, (iii) TCEH Unsecured Note Claims, and (iv) the General Unsecured Claims Against the TCEH Debtors Other Than EFCH that do not exercise the Cash-Out Election on account of the settlement of intercompany claims against the EFH Debtors and the EFIH Debtors, Holders of PCRB Claims do not receive any share of the recoveries on the TCEH First Lien Deficiency Claim. The PCRB Trustee believes that Holders of Allowed PCRB Claims will receive 45-50% of the distribution that they would receive if the TCEH First Lien Deficiency Claim were waived for the benefit of all Holders of Unsecured Claims against the TCEH Debtors other than EFCH, including Holders of PCRB Claims. The PCRB Trustee asserts that this treatment results in a relative reduction in recoveries to Holders of PCRB Claims of approximately 50-55% compared to all other Holders of Unsecured Claims against the TCEH Debtors other than EFCH including (i) the TCEH Second Lien Deficiency Claims, (ii) TCEH Unsecured Note Claims, and (iii) the General Unsecured Claims Against the TCEH Debtors Other Than EFCH that do not exercise the Cash-Out Election. The TCEH Ad Hoc Unsecured Group believes that the recoveries to Holders of PCRB Claims could have been significantly reduced from what is provided in the Plan, including relative to the recoveries of other Holders of Class C4 Claims, absent the settlement and compromises embodied in the Plan. The PCRB Trustee, Holders of PCRB Claims, the Debtors, the Plan Sponsors and the TCEH Unsecured Ad Hoc Group reserve all rights in connection with this issue.

Thus, under the terms of the Plan, Holders of PCRB Claims are entitled to recover on unencumbered value at the TCEH Debtors in the form of investment rights and Reorganized EFH Common Stock but are not receiving any recovery otherwise allocable to the TCEH First Lien Deficiency Claims, which the PCRB Trustee asserts results in a relative reduction of approximately 50-55% compared to other Holders of Unsecured Claims against the TCEH Debtors other than EFCH including (i) the TCEH Second Lien Deficiency Claims, (ii) TCEH Unsecured Note Claims, and (iii) the General Unsecured Claims Against the TCEH Debtors Other Than EFCH that do not exercise the Cash-Out Election. The TCEH Ad Hoc Unsecured Group believes that the recoveries to Holders of PCRB Claims could have been significantly reduced from what is provided in the Plan, including relative to the recoveries of other Holders of Class C4 Claims, absent the settlement and compromises embodied in the Plan. The Debtors, the Plan Sponsors and the TCEH Unsecured Ad Hoc Group believe that the PCRB Trustee’s objection does not concern whether Holders of PCRB Claims are receiving sufficient consideration, but whether creditors with TCEH subsidiary-level claims are receiving excess consideration. The Debtors, the Plan Sponsors and the TCEH Unsecured Ad Hoc Group believe that such an objection is not well-founded, and the PCRB Trustee, Holders of PCRB Claims, the Debtors, Plan Sponsors and the TCEH Unsecured Ad Hoc Group reserve all rights to address such objections at Confirmation.

As part of its objection to the Debtors’ Motion to Approve the Disclosure Statement, the EFCH 2037 Notes Trustee requested additional disclosures regarding the treatment of EFCH 2037 Claims that are included in Class C6 - General Unsecured Claims Against EFCH. Class C6 Claims are being canceled and released without distribution under the Plan. Holders of Claims against TCEH are not being paid in full under the Plan, so EFCH’s ownership interest in TCEH has no value. Consequently, Claims asserted against EFCH (including the Class C6 Claims) are not receiving any recovery under the Plan and are deemed to reject the Plan.

Finally, the PCRB Trustee requested disclosure of the following “material” exhibits: (a) the Reorganized TCEH Valuation Analysis (Exhibit G to this Disclosure Statement), which was attached as Exhibit F to the version of the Disclosure Statement filed on April 14, 2015 [D.I. 4143-6], (b) the Minutes from the Disinterested Director and Manager Board Meetings, which is attached hereto as Exhibit K, (c) the Letter from the Office of the Texas Attorney General, which is attached hereto as Exhibit L, and (d) the Letter of Recommendation from the TCEH Committee, filed contemporaneously herewith.

30.	Class C5 - General Unsecured Claims Against the TCEH Debtors Other Than EFCH.

Class C5 consists of General Unsecured Claims Against the TCEH Debtors Other Than EFCH, which consist of any Unsecured Claim against one or more of the TCEH Debtors other than EFCH that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the Legacy General Unsecured Claims Against the TCEH Debtors, but excluding: (a) the TCEH Unsecured Debt Claims; (b) Administrative Claims against the TCEH Debtors Other Than EFCH; (c) Priority Tax Claims against the TCEH Debtors Other Than EFCH; (d) Intercompany Claims against the TCEH Debtors Other Than EFCH; (e) Other Priority Claims against the TCEH Debtors Other Than EFCH; and (f) DIP Claims.

Except to the extent that a Holder of an Allowed Claim in Class C5 agrees to a less favorable treatment of its Allowed Claim, and subject to Article IV.B.165 of the Plan, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C5, each such Holder shall receive its Pro Rata (calculated based on the aggregate amount of Allowed Class C4 Claims and Allowed Class C5 Claims) share of: (a) Rights to purchase $5,087,250,000 (which amount shall be subject to reduction in the event the Minority Buy-Out does not occur or occurs only in part) in the aggregate of New EFH Common Stock pursuant to the Rights Offering and on, and subject to the occurrence of, the Effective Date, any New EFH Common Stock such Holder purchases pursuant to the exercise of the Rights; and (b) the Reorganized EFH Common Stock, which shall be converted to approximately 2% of New EFH Common Stock (after accounting for dilution by the Merger and the Rights Offering); provided, however, that in lieu of Rights and Reorganized EFH Common Stock set forth above, each Holder of an Allowed Class C5 Claim may elect (on such Holder’s Class C5 ballot) to receive Cash in an amount equal to its Pro Rata share (calculated based on the aggregate amount of Allowed Class C5 Claims) of the Cash-Out Election Pool; provided, further, however, that any Holder of a Class C5 Claim that does not have an Allowed, liquidated, non-contingent Class C5 Claim in excess of $1,000 as of the Rights Offering Record Date will be deemed to have made the Cash-Out Election consistent with Article III.B.30. of the Plan; provided, further, however, that if a Holder of an Allowed Class C5 Claim makes the Cash-Out Election (or is deemed to have made the Cash-Out Election), such Holder shall receive only a single recovery on account its Allowed Class C5 Claim, regardless of whether such Holder’s Allowed Class C5 Claim is against more than one TCEH Debtor other than EFCH; provided, further, however, that (x) the Assigned C5 Rights shall be assigned to Holders of Allowed Class C3 TCEH First Lien Secured Claims, and (y) the Assigned C5 Equity shall be further assigned to Reorganized TCEH; provided, further, however, that to the extent the Cash-Out Election interferes with the preservation of the Intended Tax Treatment, the TCEH Debtors, EFH Corp., the Plan Sponsors, the TCEH Supporting First Lien Creditors, and the TCEH Committee shall reasonably agree to an appropriate modification of the Plan to preserve the Intended Tax Treatment.

Class C5 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class C4 are entitled to vote to accept or reject the Plan; provided, however, that a Holder of an Allowed Class C5 Claim shall not be permitted to exercise the Cash-Out Election unless such Holder votes to accept the Plan and does not opt out of the releases provided in the Plan.

31.	Class C6 - General Unsecured Claims Against EFCH.

Class C6 consists of General Unsecured Claims Against EFCH, which consist of any Unsecured Claim against EFCH that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFCH 2037

Note Claims, but excluding: (a) Administrative Claims against EFCH; (b) Priority Tax Claims against EFCH; (c) Intercompany Claims against EFCH; (d) Other Priority Claims against EFCH; and (e) DIP Claims. General Unsecured Claims Against EFCH shall be canceled and released without any distribution on account of such Claims.

Class C6 is Impaired under the Plan. Holders of Claims in Class C6 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

32.	Class C7 - TCEH Debtor Intercompany Claims.

Class C7 consists of TCEH Debtor Intercompany Claims, which consist of (a) any Claim by a TCEH Debtor against another TCEH Debtor and (b) any Claim derived from or based upon the Repurchased PCRBs. TCEH Debtor Intercompany Claims shall be, at the option of the applicable TCEH Debtor(s), with the consent of the TCEH Supporting First Lien Creditors (such consent not to be unreasonably withheld), either: (a) Reinstated; or (b) canceled and released without any distribution on account of such Claims; provided, however, that TCEH Debtor Intercompany Claims against each of EFCH, TCEH, or TCEH Finance and any TCEH Debtor Intercompany Claim derived from or based upon the Repurchased PCRBs shall be canceled and released without any distribution on account of such Claims

Holders of Claims in Class C7 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

33.	Class C8 - Non-TCEH Debtor Intercompany Claims

Class C8 consists of Non-TCEH Debtor Intercompany Claims, which consist of any Claim by EFH Corp. or any direct or indirect subsidiary of EFH Corp. (other than a TCEH Debtor) against a TCEH Debtor, including any Claim derived from or based upon the TCEH Credit Agreement, the TCEH First Lien Notes, or TCEH Unsecured Notes held by EFH Corp. Non-TCEH Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims.

Class C8 is Impaired under the Plan. Holders of Claims in Class C8 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

34.	Class C9 - Interests in TCEH Debtors Other Than TCEH and EFCH.

Class C9 consists of Interests in TCEH Debtors Other Than TCEH and EFCH. Interests in TCEH Debtors Other Than TCEH and EFCH shall be, with the consent of the TCEH Supporting First Lien Creditors, either Reinstated or canceled and released without any distribution on account of such Interests.

Holders of Interests in Class C9 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

35.	Class C10 - Interests in TCEH and EFCH.

Class C10 consists of Interests in TCEH and EFCH. Interests in TCEH and EFCH shall be canceled and released without any distribution on account of such Interests.

Class C10 is Impaired under the Plan. Holders of Interests in Class C10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

F.	Other Selected Provisions of the Plan.

Holders of Claims and Interests should read and review the Plan in its entirety. The inclusion of the below provisions in this Summary of the Plan should not be understood to imply that these provisions are more or less material than any other provision in the Plan.

1.	Payment of Certain Fees.

a.	Fees and Expenses Payable Under the Plan and Transaction Documents.

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Reorganized Debtors shall pay on the Effective Date any reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by professionals (a) payable under (1) the TCEH DIP Facility (which fees and expenses shall be paid by TCEH or Reorganized TCEH), (2) the EFIH First Lien DIP Facility (which fees and expenses shall be paid by Reorganized EFIH), (3) the Merger and Purchase Agreement (which fees and expenses shall be paid by Reorganized EFIH), (4) the Backstop Agreement (which fees and expenses shall be paid by Reorganized EFIH), and (5) the Cash Collateral Order (which fees and expenses shall be paid by TCEH or Reorganized TCEH), including any applicable transaction, success, or similar fees for which the applicable Debtors have agreed to be obligated, and (b) retained by any individual member of the TCEH First Lien Ad Hoc Committee that is a TCEH Supporting First Lien Creditor. Reorganized TCEH shall indemnify the TCEH First Lien Agent for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan, and any disputes arising in connection therewith.

The EFH Debtors shall pay in Cash in full on the Effective Date, the reasonable and documented fees and expenses (including professional and other advisory fees and expenses) incurred through the Effective Date of the TCEH Unsecured Notes Trustee, the TCEH Second Lien Notes Trustee, the TCEH Second Lien Notes Collateral Agent, the members of the TCEH Unsecured Ad Hoc Group, and the members of the TCEH Second Lien Consortium.

The Plan Sponsors (composed of existing creditors, including from the TCEH Unsecured Ad Hoc Group and the TCEH Second Lien Consortium, and third-party investors) are funding the Equity Commitment to, in part, fund distributions to Holders of Allowed Claims against EFH Corp. and EFIH and, in connection with the settlement of various Claims under the Plan and the Settlement Agreement, the EFH Debtors have agreed to pay the reasonable and documented fees and expenses of certain professionals representing certain TCEH Debtor constituencies upon Consummation of the Plan.

Subject to Court approval, the Debtors’ and Reorganized Debtors’ obligations, as applicable, to pay the reasonable and documented fees and expenses described in this Section V.F.1. are set forth in the Merger and Purchase Agreement, the Backstop Agreement, and the Settlement Agreement and contemplate the following:67

•	Under the Backstop Agreement, EFH and EFIH are obligated to pay the professional fees incurred by the Investor Group for the period between June 1, 2015 and the earlier of the termination of the Backstop Agreement, or the closing of the investment, for amounts incurred in connection with the development of the Backstop Commitment and the Merger and Purchase Agreement, and supporting the Plan and related transactions. These obligations are not conditioned on the successful closing of the transactions contemplated by the Merger and Purchase Agreement or the Plan. The parties composing the Investor Group are listed in Schedule 1 to the Backstop Agreement.

•	Under the Settlement Agreement:

•	TCEH is obligated to pay the reasonable and documented out-of-pocket professional fees, expenses, and reimbursements incurred by (i) the members of the ad hoc committee of TCEH First Lien Creditors and (ii)(A) the TCEH Unsecured Group (but not the individual members thereof), which will include the professional fees and expenses incurred by White & Case LLP and Houlihan Lokey, (B) the TCEH Unsecured Notes Trustee, which will include the professional fees and expenses incurred by Patterson Belknap Webb & Tyler LLP and Morris James LLP, (C) the TCEH Second Lien Group (but not the individual members thereof), which will include the professional fees and expenses incurred by Brown Rudnick LLP, (D) the TCEH Second Lien

[67]

The summary provided herein is for illustrative purposes only. In the event of inconsistency between the summary provided herein and the terms provided for in the Backstop Agreement, the Merger and Purchase Agreement, and the Settlement Agreement, the terms set forth in such agreements shall govern.

Trustee, and (E) The Bank of New York Mellon Trust Company, N.A., as collateral agent under the TCEH Second Lien Notes Indenture, subject to the following caveats: (a) the aggregate amount payable for the period before June 30, 2015 shall not exceed $49.75 million with respect to the subclause (ii), and (b) with respect to all of the foregoing, EFH will reimburse TCEH in cash, unless the Effective Date does not occur.

•	On the Plan Effective Date, EFH will pay up to $15 million to Texas Holdings on account of fees and expenses incurred by Holders of Interests in Texas Holdings.

•	Under the Merger and Purchase Agreement, EFH and EFIH are obligated to pay the fees and expenses incurred by the Purchasers and Equity Commitment Parties (excluding the parties to the Backstop Agreement (other than Avenue Capital Management II, L.P.), whose fees and expenses are governed by the Backstop Agreement) and each affiliate thereof related to the negotiation and execution of the Merger and Purchase Agreement and the transactions contemplated therein. These obligations are not conditioned on the successful closing of the transactions contemplated by the Merger and Purchase Agreement.

•	The Purchasers consist of Ovation Acquisition I, L.L.C., and Ovation Acquisition II, L.L.C., and the professional fees and expenses incurred by the Purchasers may include fees and expenses incurred by Baker Botts LLP.

•	The Equity Commitment Parties consist of each of the entities set forth on Exhibit E to the Merger and Purchase Agreement (except Equity Commitment Parties who are also parties to the Backstop Agreement (other than Avenue Capital Management II, L.P.), who shall have their fees and expenses paid pursuant to the Backstop Agreement and not pursuant to the Merger and Purchase Agreement). The professional fees and expenses incurred by the Equity Commitment Parties entitled to reimbursement pursuant to the Merger and Purchase Agreement may include fees and expenses of Vinson & Elkins LLP.

•	The Debtors do not incur any new fee obligations under the Plan Support Agreement.

As set forth above, the Plan contemplates that, on the Effective Date, TCEH or Reorganized TCEH will pay the reasonable and documented unpaid fees and expenses incurred by professionals payable under the TCEH DIP Facility and the Cash Collateral Order and Reorganized EFIH will pay the reasonable and documented unpaid fees and expenses incurred by professionals payable under the EFIH First Lien DIP Facility.

•	TCEH or Reorganized TCEH will pay the following professionals under the Cash Collateral Order in accordance with the terms of the Plan and the Cash Collateral Order: (a) on behalf of the TCEH First Lien Agent, (i) Seward & Kissel LLP, as primary counsel, (ii) Blank Rome LLP, as local counsel, (iii) The Brattle Group, as financial advisor, and (iv) O’Melveny & Myers, as litigation advisor, (b) on behalf of the TCEH First Lien Notes Trustee, (i) Perkins Coie LLP, as primary counsel, (ii) Delaware Trust Company, as the TCEH First Lien Notes Trustee, (iii) Bayard PA, as local counsel, and (iv) Kobre & Kim, as litigation counsel, and (c) on behalf of the TCEH First Lien Ad Hoc Committee, (i) Paul Weiss Rifkind Wharton & Garrison LLP, as primary counsel, (ii) Young Conaway Stargatt & Taylor LLP, as local counsel, (iii) Millstein & Co., as financial advisor, (iv) PwC, as tax advisor, (v) Winston & Strawn LLP, as nuclear regulatory counsel, (vi) Winstead LLP, as energy counsel, (vii) ICF International, as energy advisor, (viii) Jackson, Sjoberg, McCarthy & Townsend, L.L.P., as Railroad Commission of Texas counsel, and (ix) professionals retained by any member or group of members of the steering committee of the TCEH First Lien Ad Hoc Committee.[68]

TCEH or Reorganized TCEH will pay the following professionals under the TCEH DIP Facility, in accordance with the terms of the Plan and the TCEH DIP Facility: (a) Milbank Tweed Hadley & McCloy LLP, as primary counsel and (b) Drinker Biddle & Reath LLP, as local counsel.

•	EFIH or Reorganized EFIH will pay the following professionals under the EFIH First Lien DIP Facility, in accordance with the terms of the Plan and the EFIH First Lien DIP Facility and in each case subject to the terms of the respective Commitment Letter: (a) on behalf of Deutsche Bank, (i) Shearman & Sterling LLP, as primary counsel and (ii) Potter Anderson & Corroon LLP, as local counsel, (b) on behalf of PIMCO, Morgan Lewis Bockius LLP and Venable LLP, as primary counsel, and (c) on behalf of Fidelity, (i) Fried Frank Harris Shriver & Jacobson LLP, as primary counsel, (ii) Cross & Simon LLC, as local counsel, and (iii) Perella Weinberg Partners, as financial advisor.

[68]	The summary provided herein is for illustrative purposes only. In the event of inconsistency between the summary provided herein and the terms provided for in the Cash Collateral Order or the Plan, the terms set forth in the Cash Collateral Order or the Plan, as applicable, shall govern.

Thus, the fees and expenses payable under the Merger and Purchase Agreement and the Backstop Agreement are to compensate the Equity Investors in their capacity as investors in the Merger. The fees and expenses payable in connection with the Settlement Agreement were key components of the global settlement of Claims and causes of actions reflected in the Settlement Agreement. The Reorganized Debtors are not seeking authority pursuant to the Disclosure Statement Motion to pay any such fees and expenses. Each of the Merger and Purchase Agreement, the Backstop Agreement, and the Settlement Agreement, including the provisions of such agreement that provide for payment of fees and expenses, is subject to Bankruptcy Court approval. In connection with the hearing to approve such agreements, the Debtors will present evidence under the applicable legal standard in support of such agreements and all parties-in-interest will have an opportunity to be heard. The U.S. Trustee has asserted the fees and expenses described in this Section V.F.1. are subject to Section 503(b) and Section 1129(a)(4) of the Bankruptcy Code. The Debtors and the other applicable parties in interest reserve all rights to dispute the applicable legal standard in connection with the hearing or hearings to approve the Merger and Purchase Agreement, the Backstop Agreement, and the Settlement Agreement.

All amounts distributed and paid pursuant to Article IV.R of the Plan shall not be subject to disgorgement, setoff, recoupment, reduction, or reallocation of any kind.

b.	Additional Fees and Expenses Asserted.

Additionally, the EFIH Unsecured Notes Trustee and the EFH Notes Indenture Trustee have asserted certain other Claims against EFIH and EFH for professional fees and costs and interest on such fees and costs that the the EFIH Unsecured Notes Trustee and the EFH Indenture Trustee assert have been incurred (and as may be incurred in the future) (collectively, the “Alleged Unsecured Trustee Fees and Expenses Claims”).

The EFIH First Lien Notes Trustee has asserted the EFIH First Lien Asserted Fee Claim. The Plan proposes that the reasonable and documented fees, expenses, and indemnification claims that are required to be paid to the EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee under the respective Indentures will be Allowed subject to the review by the EFIH Debtors, the Plan Sponsors, New EFH, and the U.S. Trustee of the reasonableness of such asserted amounts (as described herein).

The EFH Debtors object to the Alleged Unsecured Trustee Fees and Expenses Claims asserted by the EFH Notes Indenture Trustee pursuant to the EFH Unsecured Notes Objections.

The filing and notice of filing of the Plan, in accordance with Fed. R. Bankr. P. 3007(a), shall serve as the Debtors’ objection to the Alleged Unsecured Trustee Fees and Expenses Claims other than those that are the subject of the EFH Unsecured Notes Objection. If the Court sustains the Debtors’ objection, the Confirmation Order will disallow such Claims against the estates, subject to further order of the Court. Holders of such Alleged Unsecured Trustee Fees and Expenses Claims may respond to the Debtors’ objection to such Claims by filing an objection to the Plan. Certain of the Holders of the Alleged Unsecured Trustee Fees and Expenses Claims and certain of the Indenture Trustees have informed the Debtors that it is their position that the Plan cannot properly serve as an objection to an Alleged Unsecured Trustee Fees and Expenses Claim. The Debtors, the Holders of such Claims, the Indenture Trustees, and all other applicable parties-in-interest reserve their right with respect to the prosecution, allowance, and, to the extent applicable, satisfaction, of the Alleged Unsecured Trustee Fee and Expense Claims.

With respect to the EFIH First Lien Asserted Fee Claim and the unpaid EFIH Second Lien Asserted Fees, Expenses, and Indemnifications Claims, or to the extent the Indenture Trustees are seeking Allowance of the Alleged Unsecured Trustee Fees and Expense Claims, the respective Indenture Trustee shall submit to the EFH Debtors and EFIH Debtors, as applicable, the Plan Sponsors or New EFH, as applicable, and the U.S. Trustee, (a) no later than 40 days after entry of the Confirmation Order, invoices (which may be redacted for privilege) for any reasonable and documented fees and expenses incurred by the respective Indenture Trustee through Confirmation, (b) no later than 21 days following a written request of the Debtors or the Plan Sponsors, invoices (which may be redacted for privilege) and, as applicable, estimates for reasonable and documented fees and expenses incurred by the respective Indenture Trustee from Confirmation through a proposed Effective Date to be set forth in such request of the Debtors or the Plan Sponsors (without prejudice to the right of the respective Indenture Trustee to submit periodic invoices which may be redacted for privilege for reasonable and documented fees, expenses, and indemnification claims incurred by the respective Indenture Trustee for such time period), and (c) no later than 30 days after the Effective Date, final invoices (which may be redacted for privilege) for any reasonable and documented fees and expenses incurred by the respective Indenture Trustee incurred after the entry of the Confirmation Order through the Effective Date. The EFH Debtors, EFIH Debtors, the Plan Sponsors, New EFH, and the U.S. Trustee reserve all rights with respect to the reasonableness of such invoices, and the EFH Debtors, EFIH Debtors, and New EFH, as applicable, will pay in Cash as soon as reasonably practicable upon receipt of the invoices provided for above, any undisputed amounts. Any dispute regarding the Allowed amounts of the Alleged Unsecured Trustee Fees and Expenses Claims, the EFIH First Lien Asserted Fee Claim, and the EFIH Second Lien Asserted Fees, Expenses, and Indemnification Claims shall be governed by Article VII of the Plan.

As set forth in Article IV.J. of the Plan, entitled “Cancelation of Existing Securities and Agreements,” notwithstanding Confirmation or Consummation of the Plan, any indenture or agreement that governs the rights of any Holder of a Claim shall continue for the purpose of, among other enumerated items, preserving the rights of the Indenture Trustees to exercise charging liens, such that the Indenture Trustees may hold back and apply funds from distributions to holders of notes and bonds, pursuant to the terms of the applicable indentures, to compensate the Indenture Trustees for any reasonable and documented unpaid fees and expenses. Certain of the Indenture Trustees assert that this may include a reserve for future fees and expenses, which may be incurred by the Indenture Trustees (including fees and expenses expected to be incurred by any Indenture Trustee in connection with litigation concerning Postpetition Interest).

Nothing in the Plan, the Disclosure Statement, or the Confirmation Order affects, modifies, or alters the rights of the Indenture Trustees and/or the Holders of the Alleged Unsecured Trustee Fee and Expenses Claims to appeal the Confirmation Order or any other order of the Bankruptcy Court. The Debtors, the Indenture Trustees, the Holders of the Alleged Unsecured Trustee Fee and Expense Claims, and all other applicable parties-in-interest reserve all rights with respect to arguments that may be raised in connection with any such appeals, including any arguments as to whether such appeals are equitably moot. In addition, the Indenture Trustees, and/or the Holders of the Alleged Unsecured Trustee Fee and Expense Claims may be entitled to file a motion for a stay pending appeal of the Confirmation Order under Fed. R. Bankr. Proc. 8007. The Debtors intend to object to any such motion and, in any event, believe (and the Indenture Trustees and Holders of the Alleged Unsecured Trustee Fee and Expenses Claims contest) that any such stay would require such Holder or Indenture Trustee to post a supersedeas bond in an amount up to the full purchase price consideration under the Restructuring Transactions. If the Indenture Trustees and/or the Holders of the Alleged Unsecured Trustee Fee and Expense Claims obtain relief on appeal, the applicable Indenture Trustees and/or such Holders may seek to enforce such relief against Reorganized EFIH and New EFH (and each of their successors) and may assert that unless such Claims are satisfied in full, in Cash, such Holders are Impaired under the Plan, and thus would have been entitled to vote on the Plan. The Debtors disagree with such assertions and reserve all rights in connection with such assertions.

The EFH Notes Indenture Trustee and the EFIH Unsecured Notes Indenture Trustee have taken the position that the Plan must provide for payment in full of their respective Alleged Unsecured Trustee Fee and Expense Claims as, and to the extent, such Claims are Allowed (including after the Effective Date), and that following the Effective Date, such Claims may be enforced against New EFH and any other successor to the EFIH Debtors, as applicable, under the Plan and/or against distributions received under the Plan by Holders of other Claims against any of the Debtors. The Debtors disagree with such assertions and reserve all rights in connection with such assertions.

2.	Treatment of Certain Claims of the PBGC and Pension Plan.

Nothing in the Chapter 11 Cases, the Disclosure Statement, the Plan, the Confirmation Order, or any other document filed in the Chapter 11 Cases shall be construed to discharge, release, limit, or relieve any individual from any claim by the PBGC or the Pension Plans for breach of any fiduciary duty under ERISA, including prohibited transactions, with respect to the Pension Plans, subject to any and all applicable rights and defenses of such parties, which are expressly preserved. The PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such fiduciary duty or related liability by any of the provisions of the Disclosure Statement, Plan, Confirmation Order, Bankruptcy Code, or other document filed in the Chapter 11 Cases. For the avoidance of doubt, the Reorganized Debtors shall not be released from any liability or obligation under ERISA, the Internal Revenue Code, and any other applicable law relating to or arising from the Pension Plans.

3.	Tax Receivable Agreement.

At the request of the TCEH Supporting First Lien Creditors, with the consent of the Debtors, New EFH and OV2 (such consent not to be unreasonably withheld, delayed, or conditioned), on the Effective Date and before the Distribution, Reorganized TCEH shall enter into the Tax Receivable Agreement, under which Reorganized TCEH shall agree to make payments in respect of its (or its subsidiaries’) specified tax items to or for the benefit of the TCEH First Lien Creditors (or their assigns); provided, that with respect to the EFH Debtors, the EFIH Debtors, New EFH, and OV2, such consent may be withheld only to the extent that entry into the Tax Receivable Agreement interferes with the preservation of the Intended Tax Treatment or satisfaction of the conditions to the Effective Date set forth in Article IX.B.2-7; provided further, that with respect to the EFH Debtors, the EFIH Debtors, New EFH, and OV2, such consent may not be withheld if the conditions to the Effective Date set forth in Article IX.B.2-7 are satisfied or waived. In addition, and notwithstanding the foregoing, Reorganized TCEH may enter into one or more tax receivable agreements or other similar arrangements after the Distribution.

4.	Treatment of Executory Contracts and Unexpired Leases.

(a)	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases of the Debtors, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, will be deemed to be Assumed Executory Contracts or Unexpired Leases, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that: (1) previously were assumed or rejected by the Debtors; (2) are identified on the Rejected Executory Contract and Unexpired Lease List; (3) are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date; provided that each of (2), (3) and (4) must be in form and substance reasonably acceptable (i) with respect to executory contracts and unexpired leases that will be assumed by Reorganized TCEH or any of its subsidiaries, the TCEH Supporting First Lien Creditors, and (ii) with respect to executory contracts and unexpired leases that will be assumed by Reorganized EFH or Reorganized EFIH, the Plan Sponsors. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assignments and/or assumptions and the rejection of the Executory Contracts or Unexpired Leases listed on the Rejected Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to the Article V.A. of the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party before the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything in this Article V.A. to the contrary, the Employment Agreements and the New Employee Agreements/Arrangements shall be deemed to be entered into or assumed and/or assigned (as applicable) to Reorganized TCEH on the Effective Date, and Reorganized TCEH shall be responsible for any cure costs arising from or related to the assumption of such Employment Agreement; provided that, for the avoidance of doubt, in the event any party to an Employment Agreement and the Reorganized EFH Debtors or Reorganized EFIH Debtors mutually agree that such party’s Employment Agreement shall be assumed by Reorganized EFH or Reorganized EFIH and not assigned to Reorganized TCEH, the consent of the Plan Sponsors shall be required with respect to such assumption and the Reorganized EFH Debtors and Reorganized EFIH Debtors, as applicable, shall be responsible for any cure costs arising from or related to the assumption of such Employment Agreements. Additionally, notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Executive Severance Policy, or any Employment Agreement, the occurrence of the Effective Date shall be deemed to constitute a “change in control” under the Executive Severance Policy and each Employment Agreement. On the Effective Date, Reorganized TCEH shall execute a written agreement (in a form reasonably acceptable to the TCEH Supporting First Lien Creditors) with each employee who is party to an Employment Agreement acknowledging that the transactions consummated upon the occurrence of the Effective Date shall constitute a “change in control” under such employee’s Employment Agreement. The Debtors or the Reorganized Debtors, as applicable, with the reasonable consent of the Plan Sponsors and the TCEH Supporting First Lien Creditors, reserve the right to alter, amend, modify, or supplement the schedules of Executory Contracts and Unexpired Leases with respect to such Debtors and Reorganized Debtors at any time through and including 45 days after the Effective Date.

(b)	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed within 30 days after the later of: (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection; (2) the effective date of such rejection; or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims against the applicable Debtor, and shall be treated in accordance with the Plan.

(c)	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under each Assumed Executory Contract or Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. At least 14 days before the Confirmation Hearing, the Debtors will provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors at least seven (7) days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have consented to such assumption or proposed cure amount.

Assumption of any Executory Contract or Unexpired Lease shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Executory Contract or Unexpired Lease at any time before the effective date of assumption. Any Proofs of Claim Filed with respect to an Assumed Executory Contract or Unexpired Lease shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

(d)	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed by the Executory Contract or Unexpired Lease counterparty or counterparties to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

(e)	Indemnification Obligations.

Notwithstanding anything in the Plan to the contrary, each Indemnification Obligation shall be assumed by the applicable Debtor, effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code or otherwise. Each Indemnification Obligation shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose. The TCEH Debtors and Reorganized TCEH shall assume the Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the TCEH Debtors, in their capacities as such, and the EFH Debtors and Reorganized EFH shall assume the Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the EFH Debtors or EFIH Debtors, in their capacities as such; provided that the TCEH Debtors and Reorganized TCEH shall not assume, and shall not have any liability for or any obligations in respect of, any Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the EFH Debtors or EFIH Debtors, in their capacities as such, and the EFH Debtors, Reorganized EFH, EFIH Debtors, and Reorganized EFIH shall not assume, and shall not have any liability for, or any obligations in respect of, any Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the TCEH Debtors, in their capacities as such.

Notwithstanding the foregoing, nothing shall impair the ability of Reorganized EFH, Reorganized EFIH, or Reorganized TCEH, as applicable, to modify indemnification obligations (whether in the bylaws, certificates, or incorporate or formation, limited liability company agreements, other organizational or formational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) arising after the Effective Date.

(f)	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

(g)	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements have been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(h)	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List or the Assumed Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.

(i)	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur with respect to a Debtor, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases, with respect to such Debtor, pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

(j)	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Assumed Executory Contracts or Unexpired Leases, will be performed by the applicable Debtor or the applicable Reorganized Debtor liable thereunder in the ordinary course of their business. Accordingly, any such contracts and leases (including any Assumed Executory Contracts or Unexpired Leases) that have not been rejected as of the date of the Confirmation Date shall survive and remain unaffected by entry of the Confirmation Order.

5.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

6.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

7.	Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes pursuant to the Disclosure Statement Order shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

8.	Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Allowed Claim in accordance with any contractual, legal, or equitable subordination relating thereto. Notwithstanding the foregoing, the Plan gives effect to the TCEH First Lien Intercreditor Agreement and no additional changes to the allowance, classification, treatment, or distributions should be made as a result of the TCEH First Lien Intercreditor Agreement, except for any such changes provided for or otherwise consistent with the TCEH First Lien Creditor Plan Distribution Allocation Order as contemplated by Article III.B.28 of the Plan. Notwithstanding anything to the contrary in the Plan, the TCEH First Lien Agent and the Holders of Allowed TCEH First Lien Claims shall be deemed to have waived any rights under the TCEH Second Lien Intercreditor Agreement to the extent such rights would, in any way, impair or diminish the recoveries of the Holders of Allowed TCEH Second Lien Note Claims under the Plan or related documents.

9.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of the applicable Debtors shall expire, and the initial boards of directors, including the New Boards, and the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors or be an officer of each of the

Reorganized Debtors. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents, the New Employee Agreements/Arrangements, the Employment Agreements, and other constituent documents of the Reorganized Debtors.

The management and the business of New EFH, Reorganized EFIH and (subject to any applicable ring-fence requirements and subject to applicable federal securities or exchange requirements) their subsidiaries will be conducted by or under the supervision of the board of directors of New EFH, initially comprised of thirteen (13) directors consisting of: (a) two (2) directors appointed by Hunt, one of whom shall be the chief executive officer of New EFH and employed by HUS; (b) one (1) director appointed by the required number of investors designated by Hunt; and (c) ten (10) directors (who are independent of Hunt) initially appointed by the Equity Investors. Any interested director transactions shall require the approval of a majority of disinterested directors.

New EFH will distribute cash (including distributions received from PropCo through Reorganized EFIH, net of any reserves established by the board of directors of New EFH) at such times as are determined by the board of directors of New EFH and otherwise in accordance with the organizational documents of New EFH and Reorganized EFIH but, at a minimum, will be made at such times and in such amounts to cause New EFH to satisfy the applicable requirements under the Internal Revenue Code for distributions by a REIT. New EFH will be treated and classified as a corporation for United States federal income tax purposes. Each of Reorganized EFIH and PropCo will be treated and classified as a partnership or a disregarded entity for United States federal income tax purposes.

Customary REIT ownership restrictions will be included in Reorganized EFIH’s organizational documents or the interest holders’ agreement, together with such restrictions as may be necessary to ensure that Reorganized EFIH does not inadvertently become required to file public reports with the Securities and Exchange Commission unless and until certain conditions are satisfied. After the REIT Reorganization, the Equity Investors that hold equity in New EFH will receive customary registration rights.

10.	Intercompany Account Settlement.

The Debtors (acting at the direction of the Disinterested Directors and Managers with respect to Conflict Matters) and the Reorganized Debtors, as applicable, subject to the consent of the Plan Sponsors and the TCEH Supporting First Lien Creditors, as applicable (such consent not to be unreasonably withheld), shall be entitled to transfer funds between and among themselves as they determine to be necessary or advisable to enable the Reorganized Debtors to satisfy their obligations under the Plan; provided, however, that (1) the TCEH Debtors shall not transfer funds to a Debtor that is not a TCEH Debtor, and (2) the EFH Debtors and EFIH Debtors shall not transfer funds to a Debtor that is not an EFH Debtor or an EFIH Debtor, respectively, except as otherwise provided in the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Reorganized Debtors’ historical intercompany account settlement practices and shall not violate the terms of the Plan.

12.	Cancelation of Existing Securities and Agreements.

Except as otherwise provided in the Plan, on and after the Effective Date, all notes, instruments, certificates, agreements, indentures, mortgages, security documents, and other documents evidencing Claims or Interests, including Other Secured Claims, TCEH First Lien Claims, EFIH First Lien Note Claims, EFIH Second Lien Note Claims, EFCH 2037 Note Claims, TCEH Second Lien Note Claims, TCEH Unsecured Note Claims, PCRB Claims, EFIH Unsecured Note Claims, EFH Legacy Note Claims, EFH LBO Note Primary Claims, EFH LBO Note Guaranty Claims, EFH Unexchanged Note Claims, EFH Swap Claims, EFH Series N Note Claims, and DIP Claims, shall be deemed canceled, surrendered, and discharged without any need for further action or approval of the Bankruptcy Court or a Holder to take further action with respect to any note(s) or security and the obligations of the Debtors or Reorganized Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, and the Indenture Trustees, the TCEH First Lien Agent, and the DIP Agents shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of: (1) allowing Holders to receive distributions under the Plan; (2) allowing the Indenture Trustees, the TCEH First Lien Agent, and the DIP Agents to make the distributions in accordance with the Plan (if any), as applicable; (3) preserving any rights of the DIP Agents, the TCEH First Lien Agent, or the Indenture Trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the Holders under the relevant indenture, the TCEH Credit Agreement, the TCEH First Lien Intercreditor Agreement, or DIP Agreement, including any rights to priority of payment and/or to exercise charging liens; (4) allowing the Indenture Trustees and DIP Agents to enforce any obligations owed to each of them under the Plan; and (5) allowing the Indenture Trustees, TCEH First Lien Agent, and DIP Agents to appear in the Chapter 11 Cases or any proceeding in which they are or may become a party; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable. For the avoidance of doubt, the TCEH First Lien Intercreditor Agreement, the TCEH Credit Agreement, and the TCEH First Lien Note Indenture remain in effect solely to the extent necessary to preserve the TCEH First Lien Creditor Allocation Disputes and any claims or Causes of Action by the TCEH First Lien Notes Trustee, TCEH First Lien Agent, or Holders of TCEH First Lien Claims against other Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee arising in connection with the TCEH First Lien Creditor Allocation Disputes; provided, however, that except as expressly set forth in the Plan, after the Effective Date, the Debtors and the Reorganized Debtors shall not be obligated to pay any fees or expenses under either the TCEH First Lien Intercreditor Agreement, the TCEH First Lien Note Indenture, or the TCEH Credit Agreement arising in connection with the TCEH First Lien Creditor Allocation Disputes, and all related Claims shall be released and discharged consistent with Article VIII.A of the Plan. Additional information regarding certain assertions made by the EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee regarding the Debtors’ ability to cancel the EFIH First Lien Notes and EFIH Second Lien Notes is set forth in Section II.D beginning on page 57 and in Section V.H.5., entitled “Release of Liens,” beginning on page 147.

13.	Management Incentive Plan.

The Reorganized Debtor Management Incentive Plan will be approved pursuant to the Confirmation Order and implemented on the Effective Date by the applicable Reorganized TCEH Debtors without any further action by the New Boards or the Bankruptcy Court. The terms of Reorganized Debtor Management Incentive Plan(s) are subject to negotiation between the Debtors and the TCEH First Lien Ad Hoc Committee and will be disclosed in the Plan Supplement. As described in section 10(o) of the Plan Support Agreement, the Reorganized Debtor Management Incentive Plan(s) shall include an $11 million cash pool to be paid after the Effective Date by Reorganized TCEH, to be allocated in the manner set forth in such section 10(o), subject to Bankruptcy Court approval of the Plan Support Agreement (the “Additional Payment Pool”). The Reorganized Debtor Management Incentive Plan(s) will also include an equity-based distribution. All parties’ rights are reserved with respect to the disclosures regarding the Reorganized Debtor Management Incentive Plan(s) set forth in the Plan Supplement, and all parties may be heard in connection with Confirmation of the Plan with respect to such disclosures. The Additional Payment Pool will be funded by Reorganized TCEH, and to the extent the Reorganized Debtor Management Incentive Plan(s) consist of an equity-based incentive plan using Reorganized TCEH Common Stock, such equity will be distributed solely by Reorganized TCEH after the Effective Date. Therefore, the Debtors and the Reorganized Debtors do not anticipate using assets of the Debtors’ estates in connection with the Reorganized Debtor Management Incentive Plan(s), and, consequently, the Debtors do not believe that any such distributions made in connection with the Reorganized Debtor Management Incentive Plan(s) give rise to a potential Administrative Claim under section 503 of the Bankruptcy Code.

14.	Employee Obligations.

Except as otherwise provided in the Plan or the Plan Supplement, the Reorganized TCEH Debtors shall honor the Debtors’ written contracts, agreements, policies, programs and plans for, among other things, compensation, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the directors, officers and employees of any of the Debtors who served in such capacity at any time (including the compensation programs approved by the Bankruptcy Court pursuant to the 2015 Compensation Order and the 2016 Compensation Order). To the extent that the above-listed contracts, agreements, policies, programs and plans are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, each of them will be deemed assumed as of the Effective Date and assigned to the Reorganized TCEH Debtors to the extent a TCEH Debtor is not party to such executory contracts.

15.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

16.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (a) such Claim has been adjudicated as non-contingent; or (b) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim as no longer contingent.

G.	Effect of Confirmation.

1.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action belonging to their Estates, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than: (i) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date; (ii) all Causes of Action that arise under sections 544, 547, 548, and 549 of the Bankruptcy Code and state fraudulent conveyance law; and (iii) the Causes of Action released by the Debtors pursuant to the Settlement Agreement.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled herein or in a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

2.	Retention of Jurisdiction by the Bankruptcy Court.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code to the extent provided under applicable law, including jurisdiction to:

•	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

•	hear and determine matters related to the DIP Facilities and the DIP Orders;

•	decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

•	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the Assumed Executory Contracts and Unexpired Lease List, Rejected Executory Contracts and Unexpired Lease List, or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

•	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

•	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

•	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

•	enter and implement such orders as may be necessary to execute, implement, or consummate the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement, including injunctions or other actions as may be necessary to restrain interference by an Entity with Consummation or enforcement of the Plan;

•	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

•	adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

•	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

•	resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

•	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;

•	resolve any cases, controversies, suits, disputes, or Causes of Action relating to the distribution or the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.K.1. of the Plan;

•	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

•	enter an order or decree concluding or closing the Chapter 11 Cases;

•	adjudicate any and all disputes arising from or relating to distributions under the Plan;

•	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

•	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code, including any request made under section 505 of the Bankruptcy Code for the expedited determination of any unpaid liability of a Debtor for any tax incurred during the administration of the Chapter 11 Cases, including any tax liability arising from or relating to the Restructuring Transactions, for tax periods ending after the Petition Date and through the closing of the Chapter 11 Cases;

•	except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

•	enforce all orders previously entered by the Bankruptcy Court; and

•	hear any other matter not inconsistent with the Bankruptcy Code.

This list of matters over which the Bankruptcy Court will retain exclusive jurisdiction following the Confirmation and Consummation of the Plan is not exhaustive. For a full list of the matters over which the Bankruptcy Court retains jurisdiction through and after the Effective Date, see Article XI of the Plan.

H.	Settlement, Release, Injunction, and Related Provisions.

1.	Overview and Appropriateness of Plan Settlement.

The Plan includes a proposed settlement of numerous claims belonging to the Debtors, including claims against creditors, other Debtors, and third parties. During the Chapter 11 Cases a number of parties have alleged that there are potential litigation claims that could be asserted on behalf of the Debtors, including EFCH, TCEH, and certain of EFCH’s and TCEH’s direct and indirect subsidiaries related to various prepetition transactions. Motions seeking standing to prosecute and settle certain claims against Holders of TCEH First Lien Secured Claims were filed by (a) the TCEH Committee [D.I. 3593]; (b) the EFH Committee [D.I. 3605]; and (c) the TCEH Unsecured Ad Hoc Group [D.I. 3603]. A summary of potentially material alleged claims that would be settled pursuant to the Plan can be found in Section V.H.3 of this Disclosure Statement, entitled “Summary and Discussion of Material Potential Claims Subject to Plan Settlement,” which begins on page 151.

The transactions and conduct underlying these claims have been the subject of significant investigation by the Debtors (including their disinterested directors and managers) and their advisors, the Creditors’ Committees, and various creditor groups. In addition to informal diligence, in August 2014, the Debtors negotiated entry of an order establishing formal discovery procedures governing a wide breadth of prepetition issues and transactions for an extensive time period, in some cases more than 15 years prepetition. This extensive discovery effort, referred to as Legacy Discovery, resulted in the Debtors’ production of more than 806,000 documents (comprising over 5.6 million pages). The release provisions of the Plan contemplate, among other things, the release of any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively). In particular, the Plan settles all Intercompany Claims. This settlement is consistent with the Disinterested Director Settlement in that it releases Intercompany Claims and provides for the TCEH Settlement Claim to be allowed in the amount of $700 million against EFH Corp. However, the Disinterested Director Settlement provides for, but the Plan does not provide for, distribution of approximately 50% of distributable value of EFH Corp. to TCEH up to a total of $805 million. Under the Plan, the TCEH Settlement Claim shall be deemed satisfied without any distribution upon consummation of the Merger, in which certain Holders of Claims against TCEH will receive the stock of New EFH. The Plan also settles avoidance actions that could potentially be asserted by the Debtors against, among others, Holders of the TCEH First Lien Debt and the Sponsor Group.

Settlements and compromises like those embodied in the Plan expedite case administration and reduce unnecessary administrative costs; as such, they are favored in bankruptcy. See Myers v. Martin, 91 F.3d 389, 393 (3d Cir. 1996) (“To minimize litigation and expedite the administration of a bankruptcy estate, ‘[c]ompromises are well favored in bankruptcy.”); see also Will v. Nw. Univ., 434 F.3d 639, 644 (3d Cir. 2006); In re Key3Media Grp., Inc., 2006 WL 2842462, at *3 (D. Del. Oct. 2, 2006); In re Adelphia Commc’n Corp., 361 B.R. 337, 348 (Bankr. D. Del. 2007). Section 1123(b)(3)(A) of the Bankruptcy Code expressly provides that a chapter 11 plan may provide for “the settlement or adjustment of any claim or interest belonging to the debtor or to the estate.” 11 U.S.C. § 1123(b)(3)(A). A release of claims thereunder as part of a settlement is appropriate “if the release is a valid exercise of the debtor’s business judgment, is fair, reasonable, and in the best interests of the estate.” In re Spansion, Inc., 426 B.R. 114, 143 (Bankr. D. Del. 2010); see also In re Wash. Mut., Inc., 442 B.R. 314, 327 (Bankr. D. Del. 2011) (“In making its evaluation [whether to approve a settlement], the court must determine whether the compromise is fair, reasonable, and in the best interest of the estate.” (internal quotation marks omitted)). A proposed settlement need not be the best result that a debtor could have achieved, but only must fall within the “reasonable range of litigation possibilities.” In re Energy Corp., 886 F.2d 912, 929 (7th Cir. 1989); In re Sea Containers Ltd., 2008 WL 4296562, at *5 (Bankr. D. Del. Sept. 19, 2008); Key3Media Grp. Inc., 2006 WL 2842462, at *3. Settlements generally are practical resolutions and, when appropriately structured, are well within the reasonable range of litigation possibilities. Bankruptcy courts commonly approve of settlements and often cite their cost-saving benefits.

The Third Circuit has adopted a balancing test to determine whether a settlement is fair and equitable. The factors of the balancing test are: “(1) the probability of success in litigation; (2) the likely difficulties in collection; (3) the complexity of the litigation involved, and the expense, inconvenience and delay necessarily attending it; and (4) the paramount interest of the creditors.” Martin, 91 F.3d at 393; see also In re Key3Media Grp. Inc., 336 B.R. at 93 (when determining whether a compromise is in the best interests of the estate, courts must “assess and balance the value of the claim that is being compromised against the value of the estate of the acceptance of the compromise proposal”).

Based on the Martin factors, the settlements embodied in the Plan are fair and reasonable, and the Plan should be confirmed. The settlements are the product of extensive diligence and discovery, and of arms’-length negotiations between the Debtors (including each Debtor’s disinterested director(s) and managers), after significant input from the Creditors’ Committees and other creditor groups. If it were not for the settlements embodied in the Plan, these transactions and alleged prepetition conduct would be the subject of potentially significant litigation that would be costly and significantly delay (and potentially even jeopardize) the Debtors’ ultimate emergence from chapter 11. Approval of the settlements embodied in the Plan with respect to these transactions is the most productive outcome and is in the best interest of the Debtors’ estates.

Many of the potential claims that will be settled and released as part of the Plan would be subject to significant litigation if not settled. Section V.H.3 of this Disclosure Statement, entitled “Summary and Discussion of Material Potential Claims Subject to Plan Settlement,” which begins on page 151, outlines the main arguments and counter-arguments that would likely be asserted in connection with these claims. The Debtors will present evidence at the Confirmation Hearing to demonstrate the appropriateness of the settlements and releases embodied in the Plan.

2.	Process for Identifying Actual Conflicts Matters.

The Court approved the retention of Proskauer Rose LLP (“Proskauer”), Munger, Tolles & Olson LLP (“MTO”) and Cravath Swaine & Moore LLP (“Cravath”) by EFH Corp., EFCH and its direct subsidiaries and EFIH and its direct subsidiaries, respectively. The firms were retained by the respective Debtors pursuant to board resolutions that authorized the disinterested directors and managers to retain Conflicts Matter Advisors in connection with “any matter pertaining to the Chapter 11 Case on which an actual conflict exists between [one debtor], on the one hand, and any other debtor, on the other hand (“Conflict Matters”).”

Specifically, the resolutions delegated authority to the disinterested directors or manager: (1) to retain Conflicts Matter Advisors “to represent and advise [the debtors], reporting to the [disinterested directors or manager], on the Conflict Matters”; (2) to investigate and determine whether any matter constitutes a Conflict Matter, “in the exercise of their business judgment and with the advice of the [Conflicts Matter Advisors]”; and (3) to make and implement all decisions with respect to Conflict Matters.

At the hearing approving the retention of the Conflicts Matter Advisors, the Court noted that: “[T]his is an ongoing process and it involves a broad range of activities that might come into play and require independent advice and action by conflicts counsel. We have issues in connection with the tax free [spin,] . . . ongoing discovery[,]…plan negotiations[,]…[and] the Oncor sale . . . . I think that requiring a more specific identification of the issues now and as they arise is both inefficient, unfair and perhaps even prejudicial in tipping the hand of activities that counsel might be involved with.” [Hr’g Tr. 50-51, Jan. 13, 2015].

The disinterested directors and managers, as well as the Conflicts Matter Advisors, have acted on behalf of the Debtors with respect to Conflict Matters and matters that may constitute Conflict Matters, including without limitation the following matters: (1) the proposed settlement of inter-Debtor claims and causes of action [D.I. 4145, 4146 and 4147]; (2) the negotiations with round 2 bidders in connection with the Oncor Electric sale process, including reviewing, revising and commenting upon transaction documents and participating in calls and conferences with the bidders; (3) the disclosure statement, including reviewing, revising and commenting upon the disclosure statement [D.I. 4143]; (4) the plan, including reviewing, revising and commenting upon the plan [D.I. 4142]; (5) tax issues and matters, including tax issues and matters relating to negotiations with bidders and those included in the plan and disclosure statement; (6) reviewing and responding to formal and informal discovery requests; and (7) the negotiation by EFH, EFIH, and EFCH/TCEH over the allocation of reorganized EFH equity to creditors of EFH and EFIH under a plan of reorganization in which creditors of EFH and EFIH convert their debt into reorganized equity.

The Debtors’ disinterested directors and managers, in consultation with their respective Conflicts Matter Advisors, agreed to the Disinterested Director Settlement following an extensive negotiation process over a period of more than a month. These negotiations were conducted both in-person and telephonically. Certain negotiations were conducted directly between the disinterested directors and managers. Other negotiations were conducted between the Conflicts Matter Advisors, under the direction and supervision of the disinterested directors or managers of their respective Debtors.

In connection with the negotiation and settlement process, the disinterested directors and managers frequently conferred with their respective Conflicts Matter Advisors concerning potential intercompany claims and their potential resolution or prosecution. In addition, under the direction of the disinterested directors and managers, their respective Conflicts Matter Advisors conducted diligence on intercompany claims (including tax claims and tax related issues) and reported to their respective disinterested directors and managers on the results of that diligence, which supplemented the disinterested directors’ and managers’ knowledge and experience, including from serving on the boards of the Debtors.

The negotiation process that culminated in the Disinterested Director Settlement can be summarized in material terms with the following list of meetings, discussions and proposals. More information about these meetings, and the considerations of the settlement, can be found in the various minutes of meetings or other public filings previously filed with the Bankruptcy Court in this matter. Copies of the minutes are attached to this Disclosure Statement as Exhibit K.

•	On February 19, 2015, MTO, Conflicts Matter Advisor to the TCEH Debtors, met with Proskauer, Conflicts Matter Advisor to EFH, to discuss potential claims and defenses between the TCEH Debtors and EFH.

•	On February 23, 2015, Cravath, Conflicts Matter Advisor to EFIH, met with Proskauer to discuss potential claims and defenses between EFH and EFIH.

•	On February 24, 2015, MTO and Greenhill & Co., LLC (“Greenhill”), Conflicts Matter Advisor to the TCEH Debtors, met with Cravath to discuss potential claims and defenses between EFIH and the TCEH Debtors.

•	On February 25, 2015, the disinterested manager of TCEH/EFCH participated in a meeting of the TCEH/EFCH boards of managers on intercompany claims.

•	On March 5, 2015, MTO and Greenhill met with Proskauer and SOLIC Capital Advisors, LLC (“SOLIC”), Conflicts Matter Advisor to EFH, to discuss potential claims and defenses between the TCEH Debtors and EFH. In connection with this meeting, MTO provided Proskauer with a written presentation detailing potential claims of the TCEH Debtors against EFH and rebutting potential claims of EFH against the TCEH Debtors.

•	On March 6, 2015, MTO and Greenhill met with Cravath to discuss potential claims and defenses between EFIH and the TCEH Debtors.

•	On March 9, 2015, MTO and Greenhill met with Proskauer to discuss potential claims and defenses between EFH and the TCEH Debtors.

•	On March 11, 2015, MTO and Greenhill met with Proskauer and SOLIC to discuss potential intercompany claims and defenses. In connection with that meeting, Proskauer provided MTO with a written presentation detailing potential claims of EFH against the TCEH Debtors and MTO, and describing potential defenses to potential claims of TCEH Debtors against EFH.

•	On March 16, 2015, MTO met with Cravath to discuss potential claims between the TCEH Debtors and EFIH. In connection with that meeting, MTO provided Cravath a written presentation describing potential claims of the TCEH Debtors against EFIH, and rebutting potential claims of EFIH against the TCEH Debtors.

•	On March 16, 2015, MTO, at the direction of the disinterested manager of TCEH/EFCH, made a settlement demand on EFH, through its counsel Proskauer, with respect to certain intercompany claims (the “Intercompany Claims”) and matters related to the intended tax-free treatment of the transactions contemplated by the Debtors’ proposed plan of reorganization (the “Step-Up Matter”), demanding (i) an allowed unsecured claim for TCEH of $1.2 billion against EFH (including $200 million against EFIH) plus (ii) all of EFH’s NOLs at emergence plus (iii) 100% of all excess consideration (the “Excess Consideration”) received by EFH upon the sale of reorganized Energy Future Holdings Corp. or its direct or indirect subsidiaries, including reorganized Energy Future Intermediate Holding Company LLC and its subsidiaries but excluding the TCEH Debtors after payment in full of the creditors of EFIH and EFH, and a $10 million distribution to EFH equity holders (the “Equity Holders”), and the directors and officers of the Debtors and the Equity Holders would receive full releases (“Full Releases”) (the “Initial TCEH Demand”).

•	On March 18, 2015, Proskauer, on behalf of the disinterested directors of EFH and after extensive meetings and discussions with the disinterested directors of EFH, made a counter-offer to the Initial TCEH Demand (as authorized by the disinterested directors of EFH at a meeting held on March 17, 2015) to MTO with respect to the Intercompany Claims and Step-Up Matter of (i) a $100 million allowed unsecured pari passu claim for TCEH against EFH plus (ii) all of EFH’s NOLs at emergence plus (iii) a sharing of Excess Consideration pursuant to a reasonable waterfall to be agreed along the lines set forth in that certain CRO term sheet dated March 9, 2015, in exchange for a waiver of all affirmative claims held by EFH against the TCEH Debtors, a $10 million distribution to the Equity Holders, and Full Releases (the “Initial EFH Counter”).

•	Between March 18, 2015 and March 23, 2015, the disinterested directors and managers of the TCEH Debtors and EFH, or their respective Conflicts Matter Advisors, had numerous calls, conferences and discussions regarding the Intercompany Claims and the Step-Up Matter, the Initial TCEH Demand and the Initial EFH Counter.

•	On March 19, 2015, MTO, at the direction of the disinterested manager of TCEH/EFCH, made a settlement demand on EFIH, through its counsel Cravath, with respect to the claims of the TCEH Debtors against EFIH, demanding an allowed unsecured claim of $200 million against EFIH.

•	On March 20, 2015, Cravath provided MTO a written response to the claims and defenses of the TCEH Debtors, which also described claims of EFIH against TCEH.

•	Between March 24 and March 26, 2015, the disinterested directors and managers and their Conflicts Matter Advisors held extensive in-person negotiations at the Debtors’ offices in Dallas, Texas.

•	During the in-person negotiations at the Debtors’ offices in Dallas, Texas, other proposals were discussed between the various disinterested directors and managers and their respective Conflicts Matter Advisors.

•	On March 25, 2015, at the direction of the disinterested manager of EFIH, Cravath refused the March 19 demand of the TCEH Debtors for an allowed unsecured claim of $200 million against EFIH. The TCEH Debtors continued negotiating with EFH, the equity owner of EFIH, over an allowed claim against EFIH.

•	On March 25, 2015, the disinterested manager of TCEH/EFCH made a further counter-proposal with respect to the Intercompany Claims and the Step-Up Matter of (i) an allowed unsecured claim for TCEH of $710 million against EFH and $25 million against EFIH pari passu plus (ii) a 51%(TCEH)/49%(EFH) sharing of Excess Consideration until EFH receives $42 million plus (iii)100% of Excess Consideration thereafter to TCEH, and a $10 million distribution to the Equity Holders, and Full Releases.

•	On March 25, 2015, the disinterested directors of EFH made a further counter-proposal with respect to the Intercompany Claims and the Step-Up Matter of (i) an allowed unsecured claim of $675 million against EFH (with no claim against EFIH) pari passu plus (ii) a 50/50 split of Excess Consideration until TCEH receives $800 million plus (iii) 100% of the Excess Consideration thereafter to EFH, a $10 million distribution to the Equity Holders, and Full Releases.

•	On March 25, 2015, the disinterested manager of TCEH/EFCH made a further counter-proposal with respect to the Intercompany Claims and the Step-Up Matter of (i) an allowed unsecured claim of $705 million against EFH (no claim against EFIH) pari passu plus (ii) a 50/50 split of Excess Consideration until TCEH receives $925 million plus (iii) a 25%(TCEH)/75%(EFH) sharing of Excess Consideration thereafter, $10 million distribution to the Equity Holders, and Full Releases.

•	On March 26, 2015, the disinterested directors of EFH made a further counter-proposal with respect to the Intercompany Claims and the Step-Up Matter of (i) an allowed unsecured claim of $700 million against EFH (no claim against EFIH) pari passu with a $700 million recovery by EFH’s creditors and a 50/50 split of Excess Consideration until TCEH receives $800 million with all Excess Consideration thereafter going to EFH, and $10 million distribution to the Equity Holders.

•

On March 26, 2015, the Debtors’ disinterested directors and managers reached an agreement in principle with respect to the Disinterested Director Settlement, as described in the Joint Statement and incorporated into the plan of reorganization filed on April 14, 2015. On March 31, 2015, the disinterested manager of EFIH approved the Disinterested Director Settlement on behalf of EFIH in accordance with the authority delegated to him by the full EFIH Board of Managers. On April 1,

2015, the disinterested directors of EFH approved the Disinterested Director Settlement on behalf of EFH pursuant to the authority delegated to them by the full board of directors of EFH. On April 1, 2015, pursuant to the authority delegated to him by the full boards of managers of TCEH and EFCH, the disinterested manager of TCEH/EFCH approved the Disinterested Director Settlement. Before approving the settlement, the disinterested manager of EFCH/TCEH considered, among other things, whether the TCEH Debtors should pursue litigation of their claims against EFH or EFIH as an alternative to entering the Disinterested Director Settlement.

•	As described above, the Plan contemplates the settlement of all Intercompany Claims, consistent with the Disinterested Director Settlement, in that it releases Intercompany Claims and provides that the TCEH Settlement Claim shall be allowed in the amount of $700 million against EFH Corp. However, the Disinterested Director Settlement provides for, but the Plan does not provide for, distribution of approximately 50% of distributable value of EFH Corp. to TCEH up to a total of $805 million. Under the Plan, the TCEH Settlement Claim shall be deemed satisfied without any distribution upon consummation of the Merger, in which creditors of TCEH will receive the stock of New EFH. Each of (a) the disinterested directors of EFH, (b) the disinterested managers of EFIH, and (c) the disinterested manager of TCEH may (without the consent of the other disinterested managers or disinterested directors, as applicable) terminate the Disinterested Director Settlement if any of them determines, after consultation with counsel, that termination of the Disinterested Director Settlement would be consistent with the exercise of their fiduciary duties.

3.	Summary and Discussion of Material Potential Claims Subject to Plan Settlement.

(a)	Claims Against Third Parties.

(i)	2007 Acquisition.

Some creditors have argued that at least portions of the 2007 Acquisition could be subject to avoidance actions. Indeed, both the TCEH Committee and the TCEH Unsecured Ad Hoc Group (together, the “TCEH Junior Creditors”) have sought standing to prosecute a constructive fraudulent transfer claim to avoid approximately $21 billion in liens TCEH granted on its assets in connection with the 2007 Acquisition.

The timeliness of any such claim is a contested issue. For instance, the TCEH Junior Creditors assert that the IRS is a “triggering creditor” whose rights the Debtors may use to pursue an avoidable transfer, and that they may rely the IRS’s extended statute of limitations (reachback) period—ten years, according to the TCEH Junior Creditors—to assert claims. Holders of the TCEH First Lien Debt respond that, among other things, a private litigant may not make such use of a government agency’s statute of limitations to pursue private claims.

In addition, there are disputes over whether the IRS is, in fact, a creditor of each Debtor entity on whose behalf standing is sought to assert an avoidance action. Many Debtor entities are “disregarded” for federal income tax purposes, or otherwise are not recognized as taxpayers. Under certain IRS guidance, such entities cannot be held liable for certain kinds of tax obligations unless certain state-law theories (such as veil-piercing and alter-ego-type claims) apply. As a result, the IRS might not be a creditor with respect to certain Debtor entities. Parties might counter that certain entities are liable for tax claims as a result of historic merger activity or on other theories and that, as a result, the IRS is a valid triggering creditor. Whether the IRS’s extended statute of limitations is available for any avoidance action will depend on answers to these and related questions.

Solvency is also a contested issue. The 2007 Acquisition was funded with approximately $8.3 billion in new equity financing and incurrence of approximately $27 billion of new debt by TCEH. In addition, Duff & Phelps Securities, LLC (“Duff & Phelps”) provided a solvency opinion in connection with the 2007 Acquisition. The TCEH Junior Creditors, however, argue that this analysis relied on unrealistically low weighted average costs of capital and unrealistically high natural gas estimates, and was inconsistent with Duff & Phelps’ 2008 goodwill analysis. In response, holders of TCEH First Lien Secured Claims have argued that the substantial market-based evidence, in addition to the Duff & Phelps solvency opinion, support the solvency of TCEH both before and after the 2007 Acquisition. The holders of TCEH First Lien Secured Claims further argue that the TCEH Junior Creditors’ efforts to undermine the contemporaneous evidence, including the contemporaneous solvency opinions, are impermissibly based on hindsight.

Whether TCEH received reasonably equivalent value in connection with the 2007 Acquisition is also contested. For instance, the TCEH Junior Creditors argue that TCEH did not receive reasonably equivalent value for the debt it incurred and liens it granted in connection with the 2007 Acquisition because TCEH did not retain the proceeds of the debt, but instead distributed most of those proceeds to EFH for EFH to acquire its outstanding equity. Holders of TCEH First Lien Secured Claims respond that TCEH’s incurrence of debt and the associated liens should not be collapsed with the use of those debt proceeds to acquire EFH equity, but that even if the transactions are collapsed, at least $5 billion of the debt proceeds were used to repay antecedent TCEH debt and certain financing fees, such that TCEH received reasonably equivalent value at least to that extent.

Finally, parties will dispute whether elements of the 2007 Acquisition are protected by the safe harbor of Section 546(e) of the Bankruptcy Code. For instance, holders of TCEH First Lien Secured Claims have asserted that § 546(e) precludes avoidance of the liens and obligations incurred by TCEH in connection with the 2007 Acquisition because these transactions involved financial participants and were executed in connection with a securities contract, namely, the Merger Agreement.

Additional claims could arise in connection with this transaction. First, a claimant might seek to assert breach of fiduciary duty claims against the former TXU Corp. board of directors for entering into the LBO. The Board would likely argue that this claim is time-barred under related state statutes of limitation and raise many of the other arguments identified above regarding the transaction.

Second, if the IRS’s extended statute of limitation cannot be used, a claimant might assert breach of fiduciary duty claims against the current EFH board of directors for allowing the relevant state law statutes of limitation related to the LBO transaction to expire. In response, the EFH board might argue that its decisions regarding the timing of a bankruptcy filing and any resulting preclusive effect on avoidance actions are protected by the business judgment rule.

Third, a claimant might pursue fraudulent transfer claims against TXU Corp.’s pre-LBO shareholders for return of the proceeds used to purchase their TXU Corp. shares. The pre-LBO shareholders would likely argue that this cause of action is barred by the safe harbor at 11 U.S.C. § 546(e) because the payments to shareholders qualify as a “settlement payment…made by or to (or for the benefit of) a…financial institution” or a “transfer made by or to (or for the benefit of) a…financial institution…in connection with a securities contract.”

(ii)	2007 Management Agreement.

EFH executed a management agreement with KKR, TPG and Goldman Sachs on October 10, 2007, under which all of EFH’s subsidiaries are obligors (the “Management Agreement”). Pursuant to the Management Agreement, the Sponsor Group agreed to provide management, consulting, financial, and other advisory services to EFH Corp. The Management Agreement requires EFH to pay annual Advisory Fees of $35 million, increasing by 2% each year, to the Sponsor Group in equal quarterly installments. The Management Agreement also required EFH Corp. to make a one-time payment of $300 million to the Sponsor Group (and Lehman Brothers Inc.) on account of services provided in connection with the merger and related transactions.

The management advisory fee was $36 million, $35 million, and $8 million for the years ended December 31, 2009 and 2008 and the period October 11, 2007 to December 31, 2007, respectively. The fee is reported in EFH’s financial statements as “SG&A” expense in “Corporate” and “Other” activities. In 2010, 2011, and 2012, EFH Corporate Services paid members of the Sponsor Group approximately $36.9 million, $37.5 million, and $38.4 million, respectively. Beginning with the quarterly management fee due December 31, 2013, the Sponsor Group, while reserving the right to demand and receive the fees, directed EFH Corp. to suspend payment of the management fees.

Before 2010, EFH and/or EFH Corporate Services paid 100% of the Sponsor Group’s advisory fees, and none of those fees were allocated to TCEH. For the years 2010, 2011, and 2012, EFH Corporate Services paid 100% of the advisory fees, but was reimbursed for those amounts by TCEH subsidiaries.

The $300 million transaction fee and the advisory fees could potentially be challenged as constructive fraudulent conveyances. The Sponsor Group’s defenses to such claims would likely include (a) that the transferors were solvent at the time the payments were made; (b) that that the avoidance of these payments is barred by the statute of limitations; and (c) that EFH received reasonably equivalent value in return for the transaction and advisory fees. In addition, to the extent any creditors allege that the Sponsor Group or affiliates can be held liable for LBO-related transfers beyond the transaction fee, the Sponsor Group and affiliates are likely to argue as well that they were neither the recipients of such transfers nor the entities for whose benefit the transfers were made.

The allocation of advisory fees to TCEH subsidiaries from 2010 forward could be challenged on the theory that some of those fees should have been allocated to EFH/EFIH. The proper allocation of those fees among the debtors is likely to be a disputed issue.

(iii)	Limitation on the Luminant Generation Upstream Guarantee.

Luminant Generation guaranteed the First Lien Debt incurred by TCEH in connection with the 2007 Acquisition. This upstream guarantee was subject to a “savings clause,” which limited the amount of the guarantee to the maximum amount that would not render Luminant Generation insolvent. Some creditors have argued that the 2007 Acquisition rendered Luminant Generation insolvent, and that the savings clause should be enforced to limit the Luminant Generation upstream guarantee. For instance, the EFH Committee has sought standing to prosecute claims on this basis.

Whether the savings clause is enforceable is likely to be disputed. The only court directly addressing the issue ruled that this kind of savings clause is unenforceable in bankruptcy. In re TOUSA, Inc., 422 B.R. 783, 863–65 (Bankr. S.D. Fla. 2009).

Whether the savings clause, even if it is enforceable, limits the Luminant Generation upstream guarantee is disputed. For instance, the TCEH first lien creditors have argued that the savings clause does not limit the Luminant Generation upstream guarantee, in part because the 2007 Acquisition did not render Luminant Generation insolvent.

(iv)	2011 “Amend and Extend” Transactions.

In April 2011, TCEH engaged in six related transactions (the “2011 Amend and Extend Transactions”) that addressed certain debt covenants and impending debt maturities. The 2011 Amend and Extend Transactions did so in two principal ways: first, they amended the TCEH First Lien Credit Agreement, including by substantially relaxing a maintenance covenant; and second, they extended maturity dates of $17.78 billion in outstanding TCEH First Lien Debt by three years, from 2013 and 2014 to 2016 and 2017. In furtherance of the debt extension, TCEH issued approximately $1.75 billion in new First Lien Notes, which it used to repay approximately $1.6 billion in old debt.

The TCEH Junior Creditors have sought standing to challenge these transactions as constructive fraudulent transfers and seek to avoid nearly $2.1 billion in fees, incremental interest, and prepayment benefits allegedly transferred by TCEH to the TCEH First Liens. The TCEH Junior Creditors also seek to avoid the liens, security interests, and obligations arising out of the $1.75 billion in new First Lien Notes.

Whether TCEH received reasonably equivalent value in exchange for the transfers it made to the TCEH First Liens in connection with the 2011 Amend and Extend Transactions is disputed. First, the TCEH Junior Creditors assert that TCEH transferred nearly $2.1 billion in value to the TCEH First Liens in the following form: (1) over $800 million of fees and costs; (2) over $530 million in incremental interest on the extended debt; (3) approximately $420 million in incremental interest on the $1.75 billion in new First Lien Notes; and (4) approximately $330 million in prepayment benefits on the approximately $1.6 billion of repaid debt. Second, the TCEH Junior Creditors assert these transfers provided little benefit to TCEH, given that even after the transactions approximately 20% of the TCEH First Lien Debt (approximately $4.5 billion) was left unextended and set to mature in 2013 and 2014. The TCEH Junior Creditors argue that this non-extended debt was more than TCEH could reasonably hope to pay without further refinancing or maturity extensions, thus rendering the 80% debt extension worthless.

Holders of TCEH First Lien Secured Claims have responded that TCEH did receive reasonably equivalent value in the 2011 Amend and Extend Transactions. First, they argue that the TCEH Junior Creditors overstate the value transferred by TCEH by at least $750 million, because the alleged $420 million in incremental interest on new debt and $330 million in prepayment benefits on repaid debt are irrelevant for fraudulent transfer purposes. Second, the holders of TCEH First Lien Secured Claims argue that the 2011 Amend and Extend Transactions delivered reasonably equivalent value to TCEH by providing critical capacity for TCEH to sustain a continued market downturn, ensuring continued access to liquidity, and saving billions of dollars in fees and expenses that would have been incurred had the TCEH First Lien Debt been repaid rather than extended.

The solvency of TCEH at the time of the 2011 Amend and Extend Transactions might also be disputed. The TCEH Junior Creditors have argued that TCEH was insolvent as of March 2011, when EFH issued its 2010 Annual Report, disclosing that EFCH’s liabilities exceeded its assets. Holders of TCEH First Lien Secured Claims might dispute that assertion based on other measures of solvency.

Additionally, the holders of TCEH First Lien Secured Claims have argued that the $1.75 billion in new debt and the associated liens granted, and the prepayment of approximately $1.6 billion in old debt, are each protected by the safe harbor provision of Section 546(e) of the Bankruptcy Code as transfers made “in connection with a securities contract.”

(v)	2013 Revolver Extension.

In late 2012, the Debtors learned that they may receive a “going concern” qualified audit opinion in March 2013, that would have triggered defaults under the TCEH Credit Agreement and a series of cross-defaults across the corporate structure. In light of the potential going concern opinion, in January 2013, EFH, EFCH, and TCEH extended the maturity of approximately $645 million in 2013 revolver commitments from October 2013 to October 2016 (the “2013 Revolver Extension”). In return, TCEH issued the consenting lenders $340 million face value of incremental first lien term loans (with a market value of approximately $228 million) due in October 2017.

The TCEH Junior Creditors have sought standing to challenge the 2013 Revolver Extension as an actual and constructive fraudulent transfer. They seek to avoid $340 million in fees allegedly paid by TCEH to the TCEH First Lien Lenders, and to avoid any lien, security interest, or obligation arising out of the incremental first lien term loans.

Whether TCEH received reasonably equivalent value in exchange for the transfers it made to the TCEH First Liens in connection with the 2011 Amend and Extend Transactions will likely be disputed. The TCEH Junior Creditors have alleged that TCEH did not receive equivalent value for these fees because: (1) TCEH entered into the revolver extension solely to buy time to negotiate a consensual restructuring at a time when the company was insolvent and on the brink of bankruptcy; and (2) TCEH knew that 2013 Revolver Extension would leave more than $4 billion in 2014 debt maturities unresolved, making a bankruptcy filing prior to expiration of these maturities inevitable and rendering illusory the three-year extension of $645 million in 2013 revolver commitments.

Holders of First Lien Claims could argue the TCEH Junior Creditors have overstated the consideration paid by TCEH for the 2013 Revolver Extension by focusing on the $340 million face value of the incremental first lien term loans rather than their $228 million market value, and by ignoring the lower market value of the $645 million in revolver commitments after their three-year maturity extension. Holders of First Lien Claims could further argue that the TCEH Junior Creditors understate the value received by TCEH in the 2013 Revolver Extension by ignoring intangible and/or indirect benefits. The TCEH First Lien Agent, for instance, has argued that the 2013 Revolver Extension delivered reasonably equivalent value to TCEH by providing breathing room for TCEH to prevent a free fall bankruptcy and to benefit from any potential market improvements.

Likewise, whether TCEH executed the 2013 Revolver Extension with an intent to hinder delay, or defraud creditors will be disputed. The TCEH Junior Creditors have argued, for instance, that at the time of the transaction TCEH knew that a bankruptcy filing was inevitable and that it would be unable to pay its debts as they became due. The TCEH First Lien Agent has responded that the TCEH Junior Creditors have failed to identify any evidence of fraudulent intent.

(vi)	TXU Receivables.

In October 2013, TXU Receivables Company LLC (“TXU Receivables”) wound down its accounts receivables (“AR”) program. The funds held by TXU Receivables were unencumbered assets. Approximately $335 million of these funds were transferred to TCEH and placed into a segregated, unencumbered JP Morgan account. On February 10, 2014, TCEH transferred approximately $126 million from this segregated account into the TCEH Main Account. The same day, TCEH made an interest payment of approximately $216 million to the TCEH first lien creditors (the “February 2014 Interest Payment”). Over the next four days, TCEH transferred approximately $61 million in funds from the segregated account into the Main Account, totaling nearly $188 million in unencumbered funds transferred into the encumbered, Main Account in February 2014 (the “February 2014 Account Transfers”). In March 2014, the remaining balance of approximately $150 million in the unencumbered JP Morgan account was transferred to an unencumbered account with Union Bank.

Some creditors have argued that the $188 million February 2014 Account Transfers and/or the $216 million February 2014 Interest Payment could be challenged as preferential transfers pursuant to Section 547(b) of the Bankruptcy Code. For example, the TCEH Junior Creditors have sought standing to bring such preference claims, arguing that the February 2014 Account Transfer improved the TCEH first lien creditors’ collateral position, and that the February 2014 Interest Payment was likewise a preferential payment on account of an antecedent debt. These claims might overlap, as a portion of the $188 million February 2014 Account Transfers might have been applied to the $216 million February 2014 Interest Payment.

Whether the February 2014 Account Transfers are preferences is disputed. The TCEH first lien creditors have argued, for instance, that they do not have possession or control over the TCEH Main Account, such that the February 2014 Account Transfers did not improve their collateral position.

Whether the February 2014 Interest Payment was a preference is likewise disputed. The TCEH first lien creditors have argued, for instance, that the payment was an ordinary course payment subject to the protections of § 547(c)(2).

(vii)	Avoidance of Unperfected Liens and Security Interests.

Certain security interests on TCEH’s real property and natural resources could be challenged. For example, the TCEH Junior Creditors have sought standing to bring claims alleging that certain of these liens and security interests are unperfected, including “as-extracted” minerals and collateral, real property, vehicles, deposit accounts, commercial tort claims, and other unperfected collateral. Specifically, the TCEH Junior Creditors argue that certain Debtor entities hold fuel stock, nuclear fuel, and/or natural gas valued at approximately $500 million, and that security interests in some portion of these reserves have not been perfected. Likewise, TCEH Junior Creditors allege that there is real property with unperfected liens or security interest, a vehicle fleet with unperfected liens or security interests with a net book value of over $11 million, as well as unperfected liens or security interests in deposit accounts, commercial tort claims and other unperfected collateral.

Whether there are identifiable unperfected liens and security interests on TCEH property is disputed. The TCEH First Lien Agent, for instance, has argued that the TCEH Junior Creditors have failed to identify specific liens or security interests that are unperfected.

(viii)	Disallowance of OID and Unmatured Interest.

Claims to the Debtors’ estates that include unmatured interest could be challenged. For instance, the TCEH Junior Creditors have sought standing to prosecute a claim to disallow an alleged $8 million of unaccreted original issue discount (“OID”) associated with the $1.75 billion in First Lien Notes issued by TCEH in connection with the 2011 Amend and Extend Transactions. Whether unaccreted OID should be disallowed might be disputed.

(b)	Intercompany Claims.

(i)	2005 Oncor Transfer.

In 2005, TXU Corporation (now known as EFH) executed an internal restructuring of TXU Electric Delivery Company LLC (now known as Oncor). The equity of Oncor was dividended from its parent TXU US Holdings Company (now known as EFCH) to its ultimate parent TXU Corp., at which point TXU Electric Delivery Company operated as a separate wholly-owned subsidiary of EFH. This internal spin-off (the “2005 Oncor Transfer”) could be challenged as a possible constructive fraudulent transfer on the grounds that TXU US Holdings Company was insolvent or was rendered insolvent by the transaction and that it did not receive reasonably equivalent value for transferring its interest in TXU Electric Delivery Company to TXU Corp.

The timeliness of any such claim would likely be contested. As discussed above, parties could assert that the limitations periods applicable to the IRS apply, but such an argument would be subject to dispute. Additionally, while the IRS has filed a proof of claim against EFH that includes 2004 income taxes, it is unclear whether any amount is actually owed for 2004 or 2005.

Also, the solvency of TXU US Holdings Company would likely be contested. An opponent would likely argue that TXU US Holdings Company was solvent both before and after the 2005 Oncor Transfer. A claimant would likely respond that the 2005 Oncor Transfer should be “collapsed” into the 2007 Acquisition as one unified transfer, and that EFCH was insolvent after the 2007 Acquisition. An opponent would likely reply that the 2005 Oncor Transfer and 2007 Acquisition were different transactions separated by nearly two years and undertaken for different purposes and should not be treated as a single transfer.

(ii)	The 2007 Acquisition.

The distribution of approximately $21 billion in debt proceeds by TCEH to EFH for the purpose of acquiring EFH equity in the 2007 Acquisition could be challenged as a fraudulent transfer. As with claims against third parties in connection with the 2007 Acquisition, disputed issues would likely include the timeliness of any such claim (including whether the IRS as a litigant could make use of the IRS’s statute of limitations), TCEH’s solvency, and the application of Section 546(e) of the Bankruptcy Code. Moreover, payments made by TCEH at the time of the Acquisition to retire debt at a joint TCEH/Oncor credit facility could be challenged as constructive fraudulent transfers.

(iii)	Dividends by Luminant Generation.

Creditors have asserted that dividends by Luminant Generation to TCEH or payments made by Luminant Generation to service TCEH debt could be challenged on the grounds that Luminant Generation was insolvent at the time of the dividends or payments and received no value in exchange for them. For instance, the EFH Committee has sought standing to avoid any such dividends or payments as constructive fraudulent transfers. In connection with this claim, the facts concerning any such dividends and Luminant Generation’s solvency would likely be disputed issues.

(iv)	Liability Management Program.

EFH and its subsidiaries (other than Oncor Electric) initiated a Liability Management Program (“LMP”) in 2009. This program was designed to reduce outstanding debt, extend debt maturities, and reduce interest expense. The LMP transactions primarily involved the creation and exchange of debt at EFH and EFIH. Some or all of these transactions could be challenged as fraudulent transfers or preferences, including:

•	Through seven transactions between November 2009 and January 2013, EFIH exchanged newly issued EFIH debt for existing EFH debt. Some, but not all of, the EFH debt acquired by EFIH in the exchanges had been guaranteed by EFIH at the time of issuance.

•	Through three sets of dividends (in November 2009, October 2011, and December 2012/January 2013), EFIH dividended to EFH notes acquired in the debt exchanges. EFIH had guaranteed the EFH notes at the time of issuance. EFH canceled and retired all of the EFH notes, eliminating EFIH’s exposure on the guarantees.

•	Through two debt issuances in February and August 2012, EFIH issued new secured debt to raise $2 billion in the aggregate ($1.15 billion in February and $850 million in August). Following each debt issuance, EFIH issued dividends to EFH ($950 million in February, following the February issuance, and $680 million in January 2013, following the August 2012 issuance).

•	After receiving the dividends from EFIH (in February 2012 and January 2013, as described above), EFH repaid $1.65 billion in the aggregate to TCEH. These payments satisfied EFH’s obligations under intercompany demand notes with TCEH, both of which had been guaranteed by EFIH.

•	In January 2010, EFH issued new debt, guaranteed by EFIH on a secured basis, to raise $500 million in cash. EFH used some of the proceeds to purchase old EFH debt in a series of five purchase transactions between March 2010 and December 2011.

•	In a series of six transactions between November 2009 and October 2011, EFH exchanged new debt, guaranteed by EFIH, for old EFH and TCEH debt. EFH canceled and retired the old EFH debt tendered in the exchanges. Some of the old EFH notes had been guaranteed by EFIH at the time of issuance.

These LMP transactions could be challenged as fraudulent transfers. For example, in their standing motions the TCEH Junior Creditors have claimed that the issuance by EFIH of $406 million of 11% second lien notes due October 2021 in exchange for $428 million of various EFH unsecured notes benefitted exchanging creditors by improving their position in the event of a subsequent bankruptcy. It could be argued that EFIH did not receive reasonably equivalent value for its issuance of new second lien notes in exchange for EFH Unsecured Notes.

The timeliness of any such claim would likely be disputed. An opponent of this claim would likely argue that any potentially relevant state-law statute of limitation for fraudulent transfer causes of action has expired. In response, a claimant would likely assert that the IRS is a triggering creditor and that the IRS’s extended limitations period therefore applies. Whether a private litigant may make such use of a government agency’s statute of limitations to pursue private claims would be disputed. See Section (a)(i).

It could be argued that certain of the LMP transactions should be collapsed and analyzed as a whole, rather than in discrete parts. For instance, the TCEH Junior Creditors have asserted that the issuance and exchange should be collapsed and viewed as one interrelated transaction, as part of the 2011 Amend & Extend program. Collapsing the transactions could have an impact both on the timeliness of any claim and on the assessment of whether reasonably equivalent value was exchanged.

Solvency would also likely be contested issue. Determining the solvency of each transferor at the time of each LMP transaction would require a fact- and expert-intensive analysis. Additionally, it could be argued that the LMP transactions fall within the safe harbor of Section 546(e) of the Bankruptcy Code as “settlement payment[s]…made by or to (or for the benefit of) a…financial institution” or as “transfer[s] made by or to (or for the benefit of) a…financial institution…in connection with a securities contract.”

(v)	TCEH Intercompany Demand Notes.

Between 2007 and 2013, TCEH made intercompany loans to EFH. EFH repaid the loans in full in January of 2013, including interest. TCEH’s intercompany loans to EFH could be challenged on the theory that they were made at below-market interest rates that EFH could not have obtained in an arm’s-length transaction. EFH’s repayment of the intercompany loans in 2012 and 2013 could also be challenged as constructive fraudulent transfers.

In October 2007, TCEH entered into promissory notes with EFH that provided that TCEH would lend funds to cover SG&A and principal and interest expenses (“TCEH Intercompany Notes”). The TCEH Intercompany Notes were payable-on-demand and accrued interest at a rate of LIBOR plus 500 bps. While the TCEH Intercompany Notes were later restated to add EFIH as a guarantor, they were not re-priced and remained payable-on-demand to TCEH. In April 2011, TCEH’s senior lenders acknowledged the arm’s length nature of the TCEH Intercompany Notes in connection with the 2011 Amend & Extend Transaction.

In February and August 2012, EFIH issued new secured debt to raise $2 billion in the aggregate—$1.15 billion in February and $850 million in August 2012. Following each debt issuance, EFIH issued dividends to EFH —$950 million in February 2012 and $680 million in January 2013. In February 2012 and January 2013, EFH repaid $1.65 billion in the aggregate to TCEH. These payments satisfied EFH’s principal and contractual interest obligations under the TCEH Intercompany Notes.

Prior to the petition date, Aurelius Capital Master Ltd. and ACP Master Ltd. (collectively, “Aurelius”) filed a creditor derivative suit in Texas against EFCH and its directors. Aurelius sought approximately $725 million in lost interest expenses on the theory that the interest rate on the TCEH Intercompany Notes was below-market rate and TCEH/EFCH were insolvent during the period, such that the loans constituted fraudulent transfers of EFCH and that the directors thus breached their fiduciary duty in allowing the fraudulent transfers. While the Texas court dismissed the prepetition complaint against EFCH and its directors based on Texas standing law, these potential claims could be re-asserted in the Chapter 11 Cases.

The terms of the TCEH Intercompany Notes to TCEH would likely be disputed. It could be argued that the interest rate on the TCEH Intercompany Notes—which averaged between 5.5% and 6.0%—should have been higher, and that even if the rate was reasonable when the TCEH Intercompany Notes were originated in 2007, TCEH should have demanded repayment or declined to make further advances once the rate diverged from the market rate on EFH notes. On the other hand, defendants would likely argue that LIBOR plus 500 bps was market rate for EFH notes in 2007, that EFH did not breach the TCEH Intercompany Notes, and that senior lenders ratified the terms of the TCEH Intercompany Notes in 2011. Furthermore, defendants would likely argue that TCEH’s Board regularly evaluated the option to demand repayment, but decided against doing so for justifiable businesses reasons. Finally, defendants would argue that TCEH reasonably believed that EFH and EFIH had the ability to repay the Intercompany Demand Notes when a demand was made, as evidenced by the successful repayment in 2013.

EFH’s repayment of the TCEH Intercompany Notes in January 2013 could also be challenged as a constructive fraudulent transfer. Although this repayment on account of an antecedent debt lies outside the one-year preference period for insider transactions under Section 547(b)(4)(B) of the Bankruptcy Code, some states recognize a cause of action to recover a payment to an “insider” on account of an antecedent debt under a fraudulent transfer theory, thus permitting a debtor to leverage the applicable state law statute of limitations to challenge such payments. Whether applicable law recognizes such a cause of action would likely be disputed.

It could also be argued that EFIH’s debt issuances, cash dividends to EFH, and EFH’s payments to TCEH should be collapsed, because EFIH, EFH, and TCEH each had knowledge of the other transactions, and the note repayments in February 2012 and January 2013 could not have occurred without EFIH’s debt issuances and cash dividends. If the transactions are collapsed, it could be argued that EFIH did not receive reasonably equivalent value because, among other reasons, EFIH received little direct consideration for its contributions to the transaction. Defendants would respond that even if the transactions are collapsed, EFIH received reasonably equivalent value in that it was released as a guarantor of the $1.65 billion TCEH Intercompany Notes.

(vi)	EFH and EFIH Holdings of TCEH Debt.

A disputed issue will be whether EFH and/or EFIH can use their respective holdings of TCEH unsecured notes and/or TCEH First Lien Claims to set off their liabilities, if any, on TCEH’s claims against them.

(vii)	Luminant “Makewhole” Payments.

Luminant Generation was obligated to make payments to Oncor Electric under two “make-whole” agreements entered into in connection with the deregulation of the electric utility industry in Texas effective January 1, 2002. In accordance with a PUCT order issued as part of deregulation, Oncor Electric issued securitization (transition) bonds to recover generation-related regulatory assets, with the principal and interest on the bonds recoverable through a transition surcharge to its customers. In accordance with the Master Separation Agreement dated December 14, 2001, Luminant entered into the January 1, 2002 Tax Make-Whole Agreement to reimburse Oncor Electric’s incremental taxes related to the transition surcharges it collected. Luminant also entered into the January 1, 2004 Interest Make-Whole Agreement to reimburse Oncor Electric for interest expenses on the financing of the transition bonds. Under the Interest Make-Whole Agreement, Luminant agreed to “reimburse” Oncor Electric for “the difference between the present value and book value of the Generation-Related Regulatory Assets,” as required by the terms of the Master Separation Agreement.

In the Spring of 2012, Oncor Electric initiated discussions regarding settling Luminant’s obligations under the Tax and Interest Makewhole Agreements in order to reduce its overall exposure to TCEH. Oncor Electric agreed to accept a one-time payment of approximately $159 million in settlement of Luminant’s obligations to Oncor Electric through 2016 but requested that EFIH act as an intermediary in the proposed settlement. In August 2012, EFIH purchased those obligations from Oncor Electric for approximately $159 million (the “August 2012 Makewhole Payment”). In September 2012, Luminant paid EFIH the same amount—approximately $159 million—in full satisfaction of its obligations under both agreements (the “September 2012 Makewhole Payment”). One or both of these transactions could be challenged as constructive fraudulent transfers.

EFIH’s solvency as of its August 2012 Makewhole Payment would likely be a disputed issue. It could be argued that EFIH was not solvent at that time because, among other things, its liquidity generally depended on intercompany cash flows from EFH, Oncor Electric, and TCEH. Oncor Electric, however, could point to contemporaneous evidence that EFIH was solvent, including its successful issuance of $600 million Senior Secured Second Lien Notes in August 2012.

Whether EFIH received reasonably equivalent value for the August 2012 Makewhole Payment would also likely be disputed. It could be argued that EFIH should have paid Oncor Electric less than Luminant would pay EFIH, because EFIH accepted litigation risk without a potential benefit. Oncor Electric would likely respond by emphasizing the benefits it received from Luminant’s early settlement. For instance, Oncor Electric could argue that EFIH benefitted because without the settlement, Oncor Electric might have withheld dividends to EFIH to compensate for its exposure to Luminant’s credit risk—exacerbating EFIH’s liquidity situation.

It could also be argued that the September 2012 Makewhole Payment should be avoided. Creditors may argue that Luminant did not receive reasonably equivalent value. Although this repayment on account of an antecedent debt lies outside the one-year preference period for insider transactions under Section 547(b)(4)(B) of the Bankruptcy Code, some states recognize a cause of action to recover a payment to an “insider” on account of an antecedent debt under a fraudulent transfer theory, thus permitting a debtor to leverage the applicable state law statute of limitations to challenge such payments. Whether applicable law recognizes such a cause of action would likely be disputed.

Luminant’s solvency as of its September 2012 Makewhole Payment would also likely be contested. It could be argued that EFH acknowledged that it and TCEH were balance sheet insolvent at least as of February 18, 2011, when EFH issued its annual report for 2010.

(viii)	Shared Services.

EFH Corporate Services Company provides shared services to TCEH and its subsidiaries (among other entities). Costs of those services—including management fees paid to the Sponsor Group—have historically been allocated among the entities that receive the services. Before 2013, the companies’ arrangements concerning shared services were not reflected in a written agreement. In 2013, EFH and its subsidiaries entered a Shared Services Agreement to memorialize these practices. Between 2007 and 2014, TCEH paid more than $1.3 billion for services provided through EFH Corporate Services Company.

Payments made by TCEH for shared services could be challenged as constructive fraudulent transfers to or for the benefit of EFH or EFIH on the grounds that TCEH overpaid for its share of the services and that EFH and EFIH received and did not pay for services that were paid for by TCEH. EFH Corporate Services’ primary defenses to such claims would likely be (a) that TCEH received reasonably equivalent value in the form of services rendered; (b) that TCEH was solvent at the time that a large portion of the payments were made; and (c) that the avoidance of certain payments are barred by the statute of limitations. EFH’s and EFIH’s primary defenses to such claims would likely be the same and that the allocations were fair based on actual usage of services.

(ix)	Intercompany Tax Issues Related to Tax Sharing.

(A)	Intercompany Tax Payables and Receivables Reflected in the Debtors’ SOFAs and Schedules.

As of the Petition Date, the Debtors’ books and records reflected several intercompany tax payables and receivables. These amounts were also included in the Debtors’ SOFAs and Schedules, and were initially not marked as contingent, unliquidated, or disputed. Specifically, the Debtors’ books and records, as well as the SOFAs and Schedules, included:

•	a payable of approximately $1.29 billion owed from Luminant Generation Company LLC (“Luminant Generation”) to EFH;

•	a payable of approximately $754 million owed from EFH to TCEH;

•	a payable of approximately $2.9 million owed from TXU Energy Retail Company LLC (“TXU Energy”) to EFH;

•	a payable of approximately $1.4 million owed from Luminant Energy Company LLC (“Luminant Energy”) to EFH; and

•	a payable of approximately $5.4 million owed from EFH to EFCH.

These intercompany tax payables primarily relate to the application of the Competitive Tax Allocation Agreement (executed in May 2012) entered into among certain Debtors to two tax settlements with the IRS: (1) the settlement of certain issues related to the 1997-2002 taxable years (the “2002 Settlement”); and (2) the settlement of the 2003-2006 taxable years (the “2006 Settlement”).

Various aspects of the above payables and receivables are disputed. These disputes relate to, among other issues, (i) the language of the Competitive Tax Allocation Agreement (the “TAA”) and whether the claims by and against EFH should be netted against each other under the TAA, (ii) whether the claims were calculated correctly, (iii) whether the TAA applies to all of the tax years governed by the IRS Settlements, (iv) whether the tax sharing methodology used by the Debtors was consistent with the TAA, and (v) potential other issues.

(B)	2013 Cash Tax Sharing Payment.

In addition to the intercompany tax payables discussed above, in 2013, TCEH made a cash tax sharing payment of approximately $101.7 million to EFH for both federal and state taxes ($84.4 million of which related to federal taxes, with the rest relating to state taxes). This cash tax sharing payment relates to issues addressed by the 2002 Settlement that are not reflected in the payables discussed above.

This payment could be challenged as an avoidable preference under the Bankruptcy Code or as an “insider” fraudulent transfer under state law. EFH would likely counter that there are defenses to such a claim, including that the payment was made in the ordinary course of the Debtors’ business. Whether the ordinary course of business defense applies under this factual scenario would likely be disputed.

(c)	Claims for Breach of Fiduciary Duty and Aiding and Abetting.

The transactions discussed above could also be the subject of claims for breach of fiduciary duty against the Debtors’ directors and managers. First, it could be alleged that in approving transactions that arguably dissipated the Debtors’ assets, the directors and managers failed to exercise due care. Second, it could be alleged that in approving intercompany transactions in which they were arguably not disinterested, the directors and managers breached their duty of loyalty.

The timeliness of any such claims may be disputed to the extent that the transactions took place outside the relevant statute of limitations, which may be shorter than the statute of limitations for a fraudulent transfer claim.

The standard of review on any such claim would also likely be a disputed issue. The directors and managers would likely argue that the business judgment rule applies. The business judgment rule is “a rebuttable presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the company”; if satisfied, the directors and managers will not be “questioned” or “second guessed” in their conduct of corporate affairs. ASARCO LLC v. Americas Min. Corp., 396 B.R. 278, 405 (S.D. Tex. 2008). It could be argued, however, that claims related to certain transactions should be reviewed under the entire fairness standard, under which a director or manager must prove both fair dealing and fair price. See, e.g., Weinberger v. UOP, Inc., 457 A.2d 701, 711 (Del. 1983). Whether the directors and managers satisfied their duties under either standard will also likely be disputed.

The directors and managers would also likely argue that, to the extent they are liable for any breach of fiduciary duty, the Debtors are obligated to indemnify them.

The transactions discussed above could also be the subject of claims for aiding and abetting a breach of fiduciary duty. It could be alleged, for instance, that although the Sponsor Group did not directly owe duties to the Debtors, they played a key role in causing the Debtors’ directors or managers to allegedly breach their duties. See, e.g., ASARCO, 396 B.R. at 415-16. Whether there was in fact an underlying breach, and whether the Sponsor Group had a hand in causing that breach, will be disputed issues. Moreover, the Sponsor Group would likely argue that, to the extent they are liable for any breach of fiduciary duty, the Debtors are obligated to indemnify them.

(d)	Claims Relating to the Rabbi Trusts.

EFH maintains three rabbi trusts in connection with its two non-qualified benefits programs: (a) a contributory, non-qualified defined contribution plan that permits participants to voluntarily defer a portion of their base salary and/or annual incentive plan bonuses, known as the Salary Deferral Program, and (b) a non-contributory, non-qualified pension plan that provides retirement benefits to participants whose tax-qualified pension benefits are limited due to restrictions under the Internal Revenue Code and/or deferrals to other defined benefit programs, known as the Second Supplemental Retirement Plan (collectively, the “Non-Qualified Benefit Programs”). Obligations under the Non-Qualified Benefit Programs are, in part, funded by rabbi trusts owned by EFH Corp. As of the Petition Date, the rabbi trusts are overfunded. As of the Petition Date, the rabbi trust for the Salary Deferral Program had approximately $9.9 million in assets and the rabbi trusts for the Second Supplemental Retirement Plan had approximately $13.8 million in assets.

The TCEH Junior Creditors have sought standing to prosecute a claim asserting that under the terms of the rabbi trust agreements, if EFH Corp. or any of the “Participating Employers” (i.e., TCEH and its subsidiaries) becomes insolvent, the assets in the trust become available for the benefit of general creditors of EFH and the Participating Employers. EFH Corp. will likely dispute this conclusion, at least with respect to the Salary Deferral Program. EFH Corp. will likely argue that the Plan and Trust Agreements related to the Salary Deferral Program provide that assets in the trust shall be used to satisfy the claims of EFH Corp.’s creditors and do not make any reference to the Participating Employers.

4.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

5.	Releases, Exculpation, and Injunction.

The U.S. Trustee has asserted that the Releases, Exculpation, and Injunction provisions described herein and as set forth in the Plan are inconsistent with, and contrary to, applicable Third Circuit law. The Debtors dispute such assertions and reserve their rights with respect to such assertions. The provisions governing Releases, Exculpation, and Injunctions are not effective until the Plan is Confirmed. Consequently, the Debtors will present evidence supporting the Releases, Exculpation, and Injunction provisions set forth in the Plan, to the extent necessary, in connection with Confirmation of the Plan.

6.	Release of Liens.

Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B.1, III.B.16, or III.B.26 of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors.

The EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee believe that until all claims underlying the EFIH First Lien Notes and the EFIH Second Lien Notes, respectively, are adjudicated by Final Order (and, if Allowed, satisfied in full), the liens securing such Claims cannot be released and the EFIH First Lien Notes and EFIH Second Lien Notes cannot be canceled. The EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee further believe that, until final resolution of all duties of each respective Indenture Trustee and final adjudication of all Claims relating to the EFIH First Lien Notes and EFIH Second Lien Notes, respectively, the EFIH First Lien Notes Trustee and EFIH Second Lien Trustee, respectively may continue to assert the EFIH First Lien Asserted Fee Claim and the EFIH Second Lien Asserted Fees, Expenses, and Indemnification Claims against Reorganized EFIH (or any other successor to EFIH, including New EFH) post-Effective Date.

If the Plan cancels the EFIH First Lien Notes or EFIH Second Lien Notes or release the respective liens before final adjudication of all Claims underlying the EFIH First Lien Notes or the EFIH Second Lien Notes, the EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee reserve the right to assert that the EFIH First Lien Note Claims and EFIH Second Lien Note Claims are Impaired. Pursuant to the Plan, the EFIH First Lien 2017 Note Indenture the EFIH First Lien 2020 Note Indenture, the EFIH Second Lien Note Indenture, and obligations arising under the each such Indenture (including any fee, expense, and indemnification obligations arising thereunder) are canceled on the Effective Date. Consequently, the Debtors disagree with such assertions and reserve all rights in connection with these issues.

See Section II.D beginning on page 57 for a detailed description of the position of the EFIH First Lien Notes Trustee and the position of the EFIH Second Lien Notes Trustee, respectively, with respect to liens securing the EFIH First Lien Notes and EFIH Second Lien Notes. The Debtors disagree with such assertions and reserve their rights with respect to such assertions

7.	Releases by the Debtors.

In addition to any release provided in the Settlement Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, including Claims and Causes of Action identified, claimed, or released in the Standing Motions, the Litigation Letters, or the Disinterested Directors Settlement, as well as all other Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in—or out-of-court restructuring efforts, intercompany transactions (including dividends paid), transactions pursuant and/or related to the Master Separation Agreement dated December 12, 2001, the TCEH Credit Agreement, the TCEH First Lien Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), the TCEH First Lien Intercreditor Agreement, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Management Agreement, the 2009 amendment to the TCEH Credit Agreement, the 2011 Amend and Extend Transactions, the 2005 Oncor Transfer, the 2013 Revolver Extension, the Luminant Makewhole Settlement, the Tax and Interest Makewhole Agreements, the TCEH Intercompany Notes, the Shared Services, any preference or avoidance claim pursuant to sections 544, 547, 548, and 549 of the

Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or Filing of the Terminated Restructuring Support Agreement, the Plan Support Agreement, the EFIH First Lien Settlement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the Terminated Restructuring Support Agreement, the Disclosure Statement, the Plan, the Transaction Agreements, the DIP Facilities, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

8.	Releases by Holders of Claims and Interests.

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, including Claims and Causes of Action identified, claimed, or released in the Standing Motions, the Litigation Letters, or the Disinterested Directors Settlement, as well as all other Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions (including dividends paid), transactions pursuant and/or related to the Master Separation Agreement dated December 12, 2001, the TCEH Credit Agreement, the TCEH First Lien Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), the TCEH First Lien Intercreditor Agreement, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Management Agreement, the 2009 amendment to the TCEH Credit Agreement, the 2011 Amend and Extend Transactions, the 2005 Oncor Transfer, the 2013 Revolver Extension, the Luminant Makewhole Settlement, the Tax and Interest Makewhole Agreements, the TCEH Intercompany Notes, the Shared Services, any preference or avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or Filing of the Terminated Restructuring Support Agreement, the Plan Support Agreement, the EFIH First Lien Settlement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the Terminated Restructuring Support Agreement, the Disclosure Statement, the Plan, the Transaction Agreements, the DIP Facilities, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any (i) claims or Causes of Action by the Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee against one or more Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee arising from or in connection with the TCEH First Lien Creditor Allocation Disputes, (ii) post-Effective Date obligations of any party or Entity under the Plan, (iii) any Restructuring Transaction, or (iv) any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

9.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Terminated Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Support Agreement, the Transaction Agreements, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Plan Support Agreement, the Transaction Agreements, or the DIP Facilities, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not exculpate any claims or Causes of Action by the Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee against one or more Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee arising from or in connection with the TCEH First Lien Creditor Allocation Disputes.

10.	Injunction.

In addition to any injunction provided in the Settlement Order, except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to Article VIII.C. or Article VIII.D. of the Plan, shall be discharged pursuant to Article VIII.A. of the Plan, or are subject to exculpation pursuant to Article VIII.E. of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan. For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the TCEH First Lien Creditor Allocation Disputes, or any claims or Causes of Action by the Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee against one or more Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee arising from or in connection with the TCEH First Lien Creditor Allocation Disputes.

11.	Liabilities to, and Rights of, Governmental Units.

Nothing in the Plan or the Confirmation Order shall release, discharge, or preclude the enforcement of: (i) any liability to a Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the Effective Date; other than taxes determined under the prompt determination procedure in Section 505 of the Bankruptcy Code, to the extent applicable; (iii) any liability to a Governmental Unit on the part of any Entity other than the Debtors or Reorganized Debtors; or (iv) any valid right of setoff or recoupment by any Governmental Unit.

12.	Environmental Law Matters.

Nothing in the Plan or the Confirmation Order shall release, discharge, or preclude the enforcement of, (or preclude, release, defeat, or limit the defense under non-bankruptcy law of) : (i) any liability under Environmental Law to a Governmental Unit that is not a Claim; (ii) any Claim under Environmental Law of a Governmental Unit arising on or after the Effective Date; (iii) any liability under Environmental Law to a Governmental Unit on the part of any Entity to the extent of such Entity’s liability under non-bankruptcy law on account of its status as owner or operator of such property after the Effective Date; (iv) any liability to a Governmental Unit on the part of any Entity other than the Debtors or Reorganized Debtors; or (v) any valid right of setoff or recoupment by any Governmental Unit. All parties’ rights and defenses under Environmental Law with respect to (i) through (v) above are fully preserved. For the avoidance of doubt, the United States is not a Releasing Party under the Plan.

Nothing in the Plan or the Confirmation Order shall enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding paragraph. Nothing in the Plan or the Confirmation Order authorizes: (i) the transfer or assignment of any governmental license, permit, registration, authorization, or approval, or (ii) the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements under Environmental Law. The Bankruptcy Court retains jurisdiction, but not exclusive jurisdiction, to determine whether environmental liabilities asserted by any Governmental Unit are discharged or otherwise barred by the Confirmation Order or the Plan, or the Bankruptcy Code.

For the avoidance of doubt, all Claims under Environmental Law arising before the Effective Date, including penalty claims for days of violation prior to the Effective Date, shall be subject to Article VIII of the Plan and treated in accordance with the Plan in all respects and the Bankruptcy Court shall retain jurisdiction as provided in Article XI of the Plan in relation to the allowance or disallowance of any Claim under Environmental Law arising before the Effective Date.

Without limiting the Bankruptcy Court’s jurisdiction as set forth above, nothing in the Plan or the Confirmation Order shall divest or limit the jurisdiction of other tribunals over the Environmental Action, and upon the Effective Date of the Plan, the Environmental Action shall survive the Chapter 11 Cases and may be adjudicated in the court or tribunal in which such Environmental Action is currently pending; provided, further, however, any judgment for a Claim in the Environmental Action arising before the Effective Date shall be treated in accordance with the Plan in all respects; provided, further, however, that nothing in the Plan shall preclude, release, defeat, or limit any grounds for asserting or opposing an alleged defense or affirmative defense under non-bankruptcy law in the Environmental Action based on any change in ownership, and all such grounds for asserting or opposing such defenses and affirmative defenses under non-bankruptcy law are expressly preserved. With respect to the Environmental Action, this Article VIII.H does not alter any rights or defenses under non-bankruptcy law arising as a result of any changes of ownership provided in the Plan or the Confirmation Order. The Governmental Units reserve all rights as to whether there are any such rights or defenses.

VI. Confirmation of the Plan

A.	The Confirmation Hearing.

The Bankruptcy Court entered the Confirmation Scheduling Order attached to this Disclosure Statement as Exhibit J, which (a) scheduled certain dates and deadlines in connection with the Disclosure Statement Proceedings approval of this Disclosure Statement (the “Disclosure Statement Proceedings”) and the confirmation of the Plan (the “Confirmation Proceedings” and, together with the Disclosure Statement Proceedings, the “Proceedings”) and (b) established certain protocols in connection with the Proceedings (the “Protocols”). The schedule of dates and deadlines includes:

Approval of Disclosure Statement:

•	Thursday, August 17, 2015, at 4:00 p.m. (prevailing Eastern Time) shall be the deadline by which any party, including the Participating Parties, must file any objections to the Disclosure Statement.[69]

•	September 21, 2015, at 9:30 a.m. (prevailing Eastern Time) shall be the date and time of the start of the hearing for the Court to consider approval of the Disclosure Statement.[70]

Confirmation of the Plan:

•	November 3, 2015, at 11:00 a.m. (prevailing Eastern Time) shall be the date and time of the start of the hearing for the Court to consider Confirmation of the Plan.

The Protocols (a) establish the manner by which parties can initiate their participation in the Disclosure Statement Proceedings or the Confirmation Proceedings, (b) make clear the scope of the Confirmation Proceedings, (c) delineate parameters for discovery, and (d) clarify certain processes relating to the Disclosure Statement Proceedings and the Confirmation Proceedings. The Protocols will streamline and reduce unnecessary costs in the discovery processes by requiring the coordination of requests for discovery; outlining the manner in which documents shall be produced; placing defined limits on document requests, interrogatories, and depositions; barring discovery that is duplicative of prior discovery issued in the Chapter 11 Cases; and instituting a procedure for resolving any discovery disputes. Given the number of parties that the Debtors anticipate will disagree with and object to various terms of the Plan and averments in this Disclosure Statement, the Protocols also provide for the Debtors to be relieved from the page limit set forth in Local Rule 7007-2(a)(iv) when filing any brief or declaration in support of Plan confirmation or approval of the Disclosure Statement.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan should be Confirmed in light of both the affirmative requirements of the Bankruptcy Code and any objections, if any, that are timely filed.

[69]	On August 8, 2015, the Debtors filed the Notice Extending Deadline for Parties to File and Serve Objections to Disclosure Statement, extending the deadline to file objections to the Disclosure Statement from August 6, 2015 to August 11, 2015 [D.I. 5219]. The deadline to file objections to the Disclosure Statement was further extended to August 17, 2015 pursuant to the Disclosure Statement Scheduling Order entered on August 14, 2015.
[70]	In addition, the Protocols require Participating Parties to serve consolidated discovery requests no later than five days after the Debtors file an amended Plan. Following the July 23, 2015 filing of the Plan, (a) 252 requests for production, 52 interrogatories, and one 30(b)(6) request addressing six topics were filed against the Debtors, (b) approximately 400 additional requests were filed against the disinterested directors and managers of EFH Corp., EFIH, and EFCH/TCEH, and (c) a further additional 275 requests were filed against third-parties.

B.	Requirements for Confirmation.

1.	Requirements of Section 1129(a) of the Bankruptcy Code.

Among the requirements for Confirmation are the following: (a) the Plan is accepted by all impaired Classes of Claims and Interests or, if the Plan is rejected by an impaired Class, that it “does not discriminate unfairly” and is “fair and equitable” as to such Class; (b) the Plan is feasible; and (c) the Plan is in the “best interests” of Holders of Claims and Holders of Interests that are Impaired under its provisions.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that the Plan satisfies or will satisfy all of the necessary requirements of chapter 11 of the Bankruptcy Code. Specifically, in addition to other applicable requirements, the Debtors believe that the Plan satisfies or will satisfy the applicable Confirmation requirements of section 1129 of the Bankruptcy Code set forth below:

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as the Plan proponents, have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, will be disclosed to the Bankruptcy Court, and any such payment: (a) made before Confirmation will be reasonable or (b) will be subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation.

•	Either each Holder of an Impaired Claim or Interest will accept the Plan, or each non-accepting Holder will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•	Except to the extent that the Holder of a particular Claim agrees to a different treatment of its Claim, the Plan provides that Administrative Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•	At least one Class of Impaired Claims will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•	Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee, will be paid as of the Effective Date.

Section 1126(c) of the Bankruptcy Code provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class. Section 1126(d) of the Bankruptcy Code provides that a class of interests has accepted a plan of reorganization if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class.

The Debtors believe that the Plan will be able to satisfy each of the 1129(a) confirmation requirements. To determine whether the Plan meets the feasibility requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Financial Projections for

Reorganized TCEH, attached to this Disclosure Statement as Exhibit E, and the Financial Projections for Reorganized EFH, attached to this Disclosure Statement as Exhibit F, each incorporated into this Disclosure Statement by reference. Based upon the Financial Projections, the Debtors believe that the Debtors will be a viable operation following the Chapter 11 Cases, and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

2.	Best Interests of Creditors/Liquidation Analysis.

Pursuant to section 1129(a)(7) of the Bankruptcy Code, often called the “best interests test,” holders of allowed claims must either (a) accept the plan of reorganization, or (b) receive or retain under the plan property of a value, as of the plan’s assumed effective date, that is not less than the value such non-accepting holders would receive or retain if the debtors were to be liquidated under chapter 7 of the Bankruptcy Code on such date.

To demonstrate compliance with the “best interests test,” the Debtors estimated a range of proceeds that would be generated from a hypothetical chapter 7 liquidation in their liquidation for the TCEH Debtors (the “Liquidation Analysis”), which is attached to this Disclosure Statement as Exhibit H and incorporated into this Disclosure Statement by reference.

In the Liquidation Analysis for the TCEH Debtors, the Debtors determined a hypothetical liquidation value of the TCEH Debtors’ businesses if a chapter 7 trustee were appointed and charged with reducing to cash any and all of the Debtors’ assets. The Debtors compared this hypothetical liquidation value to the value and returns provided for under the Plan. The Debtors did not perform a liquidation analysis for the EFH Debtors or the EFIH Debtors because all Allowed Claims asserted by Holders of Claims against the EFH Debtors and the EFIH Debtors are being paid in full under the Plan, and Holders of Claims are not permitted to receive more than a 100% recovery under a plan of reorganization or a liquidation under chapter 7 of the Bankruptcy Code. Accordingly, Holders of Claims against the EFH Debtors and the EFIH Debtors are receiving at least as much under the Plan as they would receive in a hypothetical liquidation under chapter 7 of the Bankruptcy Code.

As reflected in more detail in the Liquidation Analysis, the Debtors believe that the value of any distributions if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code would not be greater than the value of distributions under the Plan. Readers should carefully review the information in Exhibit H in its entirety.

3.	Feasibility/Financial Projections.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the plan of reorganization).

Attached to this Disclosure Statement as Exhibit E, and incorporated into this Disclosure Statement by reference, are the unaudited pro forma financial statements with regard to Reorganized TCEH for the time period from 2015 to 2020 (the “Reorganized TCEH Financial Projections”), and attached to this Disclosure Statement as Exhibit F, and incorporated into this Disclosure Statement by reference, are the projections presented for Oncor for the time period from 2015 to 2022 on a consolidated basis and as if Oncor operated as a corporation that was split into two companies: (1) a property holding company that holds a majority of the operating assets of Oncor (PropCo) and (2) an operating company that leases the assets from PropCo (OpCo), such that a Reorganized EFH/EFIH is converted into a REIT upon emergence with respect to Reorganized EFH (together with the Reorganized TCEH Financial Projections, the “Financial Projections”). The Reorganized TCEH Financial Projections consist of a summary of estimated key drivers to the Debtors’ financial performance over the projection period (net generation, natural gas price, heat rate, and power price), an income statement, a cash flow statement, and a balance sheet assuming an Effective Date of March 31, 2016. In addition, a balance sheet has been provided as of the Effective Date with pro forma adjustments to account for (a) the reorganizing and related transactions pursuant to the Plan and (b) the implementation of “fresh start” accounting required by Accounting Standards Codification 852, Reorganizations. The Financial Projections may not be in accordance with Generally Accepted Accounting Practices.

4.	Acceptance by Impaired Classes.

The Bankruptcy Code requires that, except as described in the following section, each impaired class of claims or interests must accept a plan in order for it to be confirmed. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to the class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable, and contractual rights to which the claim or the interest entitles the holder of the claim or interest; or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of non-insider allowed claims in that class, counting only those claims that actually voted to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. For a class of impaired interests to accept a plan, section 1126(d) of the Bankruptcy Code requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests that actually voted to accept or reject the plan. Thus, a class of interests will have voted to accept the plan only if two-thirds in amount actually voting cast their ballots in favor of acceptance.

5.	Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted the plan, provided that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cramdown,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

(a)	No Unfair Discrimination.

This test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a proposed plan. The test does not require that the treatment be the same or equivalent, but that the treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. Under certain circumstances, a proposed plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

(b)	Fair and Equitable Test.

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class.

If any Impaired Class of Claims or Interests rejects the Plan, the Debtors reserve the right to seek Confirmation of the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. Specifically, to the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan before Confirmation, including amending or modifying the Plan to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

The Debtors submit that if the Debtors need to “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured such that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for cramdown.

Section 1129(b) of the Bankruptcy Code does not apply to Classes A1, A2, A3, A4, A5, A6, A7, A8, A9, A10, A11, A14, B1, B2, B3, B4, B5, B6, C1, C2, and C9 because those Classes are conclusively presumed to accept the Plan.

With respect to Classes that are entitled to vote and vote to reject the Plan, the fair and equitable test sets different standards depending upon the type of Claims or Interests in such class:

(i)	Secured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that: (A) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the Plan; and (B) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a value, as of the Effective Date, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

(ii)	Unsecured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the requirement that either: (A) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the Effective Date, equal to the allowed amount of such claim; or (B) the holder of any claim or any interest that is junior to the claims of such class will not receive or retain any property under the plan on account of such junior claim or junior interest, subject to certain exceptions.

(iii)	Interests.

The condition that a plan be “fair and equitable” to a non-accepting class of interests, includes the requirements that either: (A) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the Effective Date, equal to the greatest of: (1) the allowed amount of any fixed liquidation preference to which such holder is entitled, (2) any fixed redemption price to which such holder is entitled, or (3) the value of such interest; or (B) if the class does not receive the amount as required under (A) hereof, no class of interests junior to the non-accepting class may receive a distribution under the plan.

6.	Valuation of the Debtors.

With respect to Reorganized TCEH, Evercore has performed the Valuation Analysis of Reorganized TCEH, which is attached to this Disclosure Statement as Exhibit G and incorporated into this Disclosure Statement by reference.

With respect to Reorganized EFH, and, specifically, New EFH Common Stock and Reorganized EFH Common Stock, the Debtors conducted a thorough and expansive marketing process for their economic interests in Oncor Electric that has received input from each of their creditor constituencies as well as a broad range of potential third-party acquirers. This process included the Court-approved marketing process pursuant to the Bidding Procedures. In particular, the Debtors, with the assistance of Evercore, engaged in discussions with stakeholders regarding potential EFH/EFIH Transactions, including potential EFH/EFIH Transactions proposed by certain of those stakeholders. The Debtors also solicited interest from a broad range of potential third-party acquirers, including potential strategic and financial bidders, and invited bids from the Debtors’ existing creditors. For more information regarding the Oncor Electric marketing process, see Section IV.G. of this Disclosure Statement, entitled “Exploring the EFH/EFIH Transaction” which begins on page 69.

After evaluating all available restructuring alternatives, including stakeholder proposals for EFH/EFIH Transactions and third-party bids received through the Court-approved marketing process, the Debtors determined that the Merger, as embodied in the Plan, is the highest and otherwise best available EFH/EFIH Transaction and entered into the Merger and Purchase Agreement. For more information regarding the Merger, see Section I of this Disclosure Statement, entitled “Executive Summary,” beginning on page 1.

Evercore has estimated the aggregate value implied by the Merger’s cash contribution of (a) the total New EFH Common Stock outstanding immediately after the Merger; and (b) the total Reorganized EFH Common Stock issued under the Plan immediately before the Merger, which would convert to New EFH Common Stock through the Merger. Upon consummation of the transactions contemplated under the Merger Agreement, New EFH and OV2 will collectively contribute approximately $7.100 billion in cash to acquire equity interests in Reorganized EFH and Reorganized EFIH. The total Reorganized EFH Common Stock issued to Holders of Claims against TCEH pursuant to the Plan, but before the Merger, will convert to approximately 2.0% of the total New EFH Common Stock on a fully diluted basis under the Merger. In addition, the Backstop Purchasers would receive approximately 4.0% of the total New EFH Common Stock on a fully diluted basis as the backstop premium payable to the Backstop Purchasers under the Backstop Agreement. This implies an approximately $7.556 billion aggregate value of the total New EFH Common Stock outstanding after the transactions contemplated under the Plan and Merger Agreement, including an approximately $151 million aggregate value of the total Reorganized EFH Common Stock issued pursuant to the Plan before the Merger.

Evercore believes that the Merger and accompanying Equity Investment provides a reasonable measure of the value of the New EFH Common Stock and Reorganized EFH Common Stock in light of, among other things, (1) the robust and exhaustive nature of the marketing and stakeholder negotiation process, (2) the active bidding and extensive stakeholder negotiations that took place during that process, and (3) the large cash commitment by the parties to the Equity Commitment Letter and Backstop Agreement to purchase New EFH Common Stock and Reorganized EFH Common Stock at such value.

THE VALUATION SET FORTH IN THIS SECTION VI.B.6 IS AN ESTIMATE OF DISTRIBUTABLE VALUE ASSOCIATED WITH THE NEW EFH COMMON STOCK AND REORGANIZED EFH COMMON STOCK AND DOES NOT NECESSARILY REFLECT VALUE THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS. IT DOES NOT PURPORT TO BE AN ESTIMATE OF THE MARKET VALUE OF NEW EFH COMMON STOCK OR REORGANIZED EFH COMMON STOCK. SUCH MARKET VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THIS VALUATION. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS OR ANY OF THEIR AFFILIATES. THIS VALUATION SHOULD BE CONSIDERED IN CONJUNCTION WITH THE RISK FACTORS DISCUSSED IN SECTION VIII OF THIS DISCLOSURE STATEMENT, ENTITLED “RISK FACTORS” WHICH BEGINS ON PAGE 142, AND THE ONCOR FINANCIAL PROJECTIONS, ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT F.

The Valuation Analysis for Reorganized TCEH and Reorganized EFH should be considered in conjunction with the Risk Factors described in Section VIII, entitled “Risk Factors,” which begins on page 140, and the Financial Projections for Reorganized TCEH, attached to this Disclosure Statement as Exhibit E, and for Reorganized EFH, attached to this Disclosure Statement as Exhibit F. The Valuation Analyses are based on data and information as of that date. Readers should carefully review the information in Exhibit E, Exhibit F, and Exhibit G in its entirety.

C.	Conditions Precedent to Confirmation of the Plan.

It shall be a condition to Confirmation that the following shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

(a)	the Bankruptcy Court shall have entered the Disclosure Statement Order, the Confirmation Order, and the Settlement Order in a manner consistent in all material respects with the Plan, the Merger and Purchase Agreement and the Backstop Agreement, each in form and substance reasonably satisfactory to the Debtors, the Plan Sponsors, the TCEH Supporting First Lien Creditors, and, subject to and through the Plan Support Termination Date, the TCEH Supporting Second Lien Creditors and the TCEH Committee; and

(b)	the Confirmation Order shall, among other things:

(i)	authorize the Debtors and the Reorganized Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(ii)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(iii)	authorize the Debtors and Reorganized Debtors, as applicable/necessary, to: (i) implement the Restructuring Transactions; (ii) issue and distribute the Reorganized EFH Common Stock (including the New EFH Merger Common Stock), the New Reorganized TCEH Debt, the Reorganized TCEH Common Stock, the common stock of the Preferred Stock Entity, the Reorganized TCEH Sub Preferred Stock, the New EFH Common Stock, the Reorganized EFIH Membership Interests; and the New Reorganized EFIH Debt, each pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under the Plan, including Cash, the Reorganized EFH Common Stock, the New Reorganized TCEH Debt, the Reorganized TCEH Common Stock, the common stock of the Preferred Stock Entity, the Reorganized TCEH Sub Preferred Stock, the New Reorganized EFIH Debt, the Reorganized EFIH Membership Interests, and the New EFH Common Stock; and (iv) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement; and

(iv)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order in furtherance of, or in connection with, any transfers of property pursuant to the Plan, including any deeds, mortgages, security interest filings, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

D.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

1.	the Confirmation Order and the Settlement Order shall have been duly entered in form and substance reasonably acceptable to the Debtors, the Plan Sponsors, the TCEH Supporting First Lien Creditors, and, subject to and through the Plan Support Termination Date, the TCEH Supporting Second Lien Creditors, and the TCEH Committee;

2.	any waiting period applicable to the Spin-Off under the HSR Act or similar law or statute shall have been terminated or shall have expired and all governmental and third party approvals and consents that are necessary to implement and effectuate the Spin-Off, including from the FERC, PUC, NRC, and FCC, as applicable, shall have been obtained and shall remain in full force and effect;

3.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, the Equity Investment, the Merger, the REIT Reorganization and the transactions contemplated thereby, including from the FERC, PUC, NRC, and FCC, as applicable, on the terms set forth in the Merger and Purchase Agreement;

4.	the Private Letter Ruling shall have been obtained, which shall remain in full force and effect and shall be reasonably satisfactory to EFH Corp., TCEH, the Plan Sponsors, and the TCEH Supporting First Lien Creditors; provided, however, that (x) the failure of the Private Letter Ruling to contain any of the following rulings shall not be grounds for concluding the Private Letter Ruling is not reasonably satisfactory to any of EFH Corp., TCEH, the Plan Sponsors, and the TCEH Supporting First Lien Creditors: (i) the Contribution, the Reorganized TCEH Conversion and the Distribution qualify as a “reorganization” within the meaning of Section 368(a)(1)(G) of the Code; (ii) the Distribution constitutes a transaction qualifying under Sections 355 and 356 of the Code; and (iii) the Contribution, the Reorganized TCEH Conversion and the Distribution are not used principally as a device for the distribution of earnings and profits of the Company or Reorganized TCEH and (y) the failure of the Private Letter Ruling to include any one or more of the Required Rulings will be grounds for concluding the Private Letter Ruling is not reasonably satisfactory; provided, further, however, that (A) a particular ruling that, in the reasonable determination of EFH Corp., TCEH, the Plan Sponsors, and the TCEH Supporting First Lien Creditors, covers substantially the same subject matter as any one or more of the Required Rulings shall not be grounds for concluding the Private Letter Ruling is not reasonably satisfactory to EFH Corp., TCEH, the Plan Sponsors, and the TCEH Supporting First Lien Creditors due to its failure to include such particular Required Ruling; (B) in the event a specific Required Ruling is not given because the IRS communicates that there is no substantial issue with respect to the requested ruling, the absence of such ruling shall not be grounds for concluding the Private Letter Ruling is not reasonably satisfactory to EFH Corp., TCEH, the Plan Sponsors, and the TCEH Supporting First Lien Creditors provided that EFH Corp. obtains an opinion of nationally recognized tax counsel, in form and substance acceptable to the Plan Sponsors and the TCEH Supporting First Lien Creditors in their reasonable discretion, at a “will” level with respect to the issue that was the subject of the Required Ruling; or (C) a pre-filing agreement (including an agreement in accordance with Revenue Procedure 2009-14) or closing agreement with the IRS shall be acceptable in lieu of any such specific Required Ruling, provided that such agreement is both (i) binding on the IRS to the same degree as a private letter ruling or is otherwise acceptable to EFH Corp., TCEH, the Plan Sponsors, and the TCEH Supporting First Lien Creditors in their reasonable discretion and (ii) contains, in the reasonable determination of EFH Corp., TCEH, the Plan Sponsors, and the TCEH Supporting First Lien Creditors, conclusions that are substantially similar, and have substantially the same practical effect, to those contained in the Required Rulings provided, further, however, that the failure of the Private Letter Ruling to contain any of the rulings described in clauses (l), (m), or (n) in the definition of “Required Rulings” shall not be grounds for concluding the Private Letter Ruling is not reasonably satisfactory to EFH Corp., TCEH, or the TCEH Supporting First Lien Creditors; provided, further, however, that the failure to obtain a ruling that provides that Reorganized TCEH and the Preferred Stock Entity have never been a member of the EFH Group shall not, standing alone, be grounds for concluding the Private Letter Ruling is not reasonably satisfactory;

5.	the Debtors shall have obtained the Required Opinions, and such opinions have not been withdrawn, rescinded, or amended;

6.	the facts presented and the representations made in the IRS Submissions are true, correct, and complete in all material respects as of the Effective Date;

7.	all conditions to the completion of the transactions contemplated by the Transaction Agreements shall have been satisfied or shall have been waived by the party entitled to waive them, and the transactions contemplated by the Transaction Agreements shall be completed substantially simultaneously on the Effective Date;

8.	except as otherwise provided in the Plan, the Private Letter Ruling, or the Plan Support Agreement, the Debtors shall not have taken any action to change the entity classification for U.S. tax purposes of any Debtor entity, by changing their legal form or otherwise, without the consent of the Plan Sponsors, TCEH, and the TCEH Supporting First Lien Creditors; provided, however, that the consent of TCEH and the TCEH Supporting First Lien Creditors shall not be required with respect to any such action with respect to any Debtor entity other than TCEH, the Reorganized EFH Shared Services Debtors, Reorganized TCEH, the Preferred Stock Entity, or any of their respective subsidiaries, if such action does not directly affect the Contribution, the Preferred Stock Sale, the Reorganized TCEH Conversion, or the Distribution and does not prevent or delay EFH Corp. from obtaining the Private Letter Ruling or adversely affect the Intended Tax Treatment;

9.	all Claims against the EFH Debtors and/or the EFIH Debtors with respect to any Makewhole Claim shall be Disallowed Makewhole Claims;

10.	the final version of the Plan, the Plan Supplement and all of the schedules, documents, and exhibits contained therein (including the New Employee Agreements/Arrangements and the Employment Agreements shall have been Filed in a manner consistent in all material respects with the Plan, the Transaction Agreements, the Plan Support Agreement, and the Settlement Order, and shall be in form and substance reasonably acceptable to the Debtors, the Plan Sponsors, and the TCEH Supporting First Lien Creditors; and, to the extent of any consent or consultation rights provided under the Plan Support Agreement through the Plan Support Termination Date, the TCEH Supporting Second Lien Creditors and the TCEH Committee;

11.	all Allowed Professional Fee Claims approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;

12.	the Debtors and Oncor shall have implemented the Restructuring Transactions, including the Spin-Off, the Merger, and the Equity Investment, in form and manner reasonably acceptable to the Plan Sponsors and the TCEH Supporting First Lien Creditors, and consistent in all material respects with the Plan, the Merger and Purchase Agreement, and the Backstop Agreement; provided, however, that implementation or consummation of the Minority Buy-Out shall not be a condition to the Effective Date; and

13.	(i) no Debtor shall have taken any action that results in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH Corp. as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code) and (ii) Texas Holdings shall not have (A) taken any action that results in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code (including by treating the equity interests of EFH Corp. as becoming worthless within the meaning of Section 382(g)(4)(D) of the Internal Revenue Code and thereby resulting in an ownership change of EFH Corp. within the meaning of Section 382(g) of the Internal Revenue Code); (B) knowingly permitted any person (other than Texas Holdings) to own, directly, indirectly, or constructively (by operation of Section 318, as modified by Section 382(l)(3)(A) of the Internal Revenue Code) 50% or more of the equity interests of EFH Corp. during the three-year period ending on the Effective Date or (C) changed its taxable year to be other than the calendar year.

E.	Waiver of Conditions.

Except with respect to Article IX.B.11 of the Plan, the conditions to Confirmation and Consummation set forth in this Section VI may be waived by the Debtors, including the Debtors acting at the direction of the Disinterested Directors and Managers with respect to Conflict Matters, with the consent of the Plan Sponsors, the TCEH Supporting First Lien Creditors, and, subject to and through, the Plan Support Termination Date, the TCEH Supporting Second Lien Creditors, and the TCEH Committee (in each case, such consent not to be unreasonably withheld).

F.	Effect of Failure of Conditions.

If Confirmation or Consummation with respect to a Debtor does not occur by the Plan Support Termination Date, then, as to such Debtor: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity. Notwithstanding the foregoing, for the avoidance of doubt, the Settlement embodied in the Settlement Agreement shall remain in full force and effect and the failure of Confirmation or Consummation to occur with respect to any or all Debtors shall not affect the Settlement or any provisions of the Settlement Agreement.

VII. Voting Instructions

A.	Overview.

The Solicitation Procedures, which are incorporated into this Disclosure Statement by reference and summarized below, will be used to collect and tabulate votes on the Plan. Readers should carefully read the information in the Disclosure Statement Order (attached hereto as Exhibit I), particularly with respect to certain voting procedures applicable to Beneficial Holders and their Nominees.

THIS DISCUSSION OF THE SOLICITATION AND VOTING PROCESS AND THE SOLICITATION PROCEDURES IS ONLY A SUMMARY.

PLEASE REFER TO THE SOLICITATION PROCEDURES, ATTACHED AS AN EXHIBIT TO THE DISCLOSURE STATEMENT ORDER (ATTACHED HERETO AS EXHIBIT I), FOR A MORE COMPREHENSIVE DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE SOLICITATION PROCEDURES AND INFORMATION IN THIS SUMMARY, THE SOLICITATION PROCEDURES SHALL GOVERN.

B.	Holders of Claims and Interests Entitled to Vote on the Plan.

Under the applicable provisions of the Bankruptcy Code, not all Holders of Claims and Interests are entitled to vote on the Plan. The Debtors are soliciting votes to accept or reject the Plan only from the Voting Classes, composed of Classes B8, C3, C4, and C5. The Debtors are not soliciting votes from Holders of the remaining Classes of Claims and Interests who are deemed to reject the Plan or are presumed to accept the Plan because: (1) their Claims are being paid in full; (2) their Claims or Interests are being Reinstated; or (3) they are deemed to reject the Plan.

C.	Voting Record Date.

The Voting Record Date is September 4, 2015. The Voting Record Date is the date on which it will be determined which Holders of Claims and Interests in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims or Interests have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee can vote as the Holder of a Claim or Interest.

D.	Voting on the Plan.

The Solicitation Procedures will be used to collect and tabulate votes on the Plan. The Solicitation Procedures are incorporated into this Disclosure Statement by reference and attached as an exhibit to the Disclosure Statement Order, which is attached as Exhibit I to this Disclosure Statement. Readers should carefully read the Solicitation Procedures, particularly with respect to certain voting procedures applicable to Beneficial Holders of Claims and Interests in the Voting Classes.

Only the Voting Classes are entitled to vote on the Plan. Holders of all other Classes of Claims and Interests are deemed to: (a) accept the Plan because (i) their Claims are being paid in full or (ii) their Claims or Interests are being Reinstated; or (b) reject the Plan.

The Voting Deadline is 4:00 p.m. (prevailing Eastern Time) on October 23, 2014. To be counted as votes to accept or reject the Plan, all Ballots and Master Ballots must be properly pre-validated (if applicable), executed, completed, and delivered (either by using the return envelope provided, by first class mail, overnight courier, or personal delivery) such that they are actually received on or before the Voting Deadline by the Solicitation Agent as follows:

DELIVERY OF BALLOTS

BALLOTS AND MASTER BALLOTS, AS APPLICABLE, MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 4:00 P.M. (PREVAILING EASTERN TIME) ON OCTOBER 23, 2015, AT THE FOLLOWING ADDRESSES:

FOR ALL BALLOTS OTHER THAN MASTER BALLOTS

VIA FIRST CLASS MAIL:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

P.O. BOX 4422

BEAVERTON, OREGON 97076-4422

VIA OVERNIGHT COURIER OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

10300 SW ALLEN BOULEVARD

BEAVERTON, OREGON 97005

FOR MASTER BALLOTS

VIA FIRST CLASS MAIL, OVERNIGHT COURIER, OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

777 THIRD AVENUE, 12TH FLOOR

NEW YORK, NEW YORK 10017

IF YOU RECEIVED AN ENVELOPE ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ENOUGH TIME WHEN YOU RETURN YOUR BALLOT FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT BEFORE THE VOTING DEADLINE.

BALLOTS RECEIVED VIA EMAIL OR FACSIMILE WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS ON THE PROCEDURE FOR VOTING ON THE PLAN, PLEASE CALL THE DEBTORS’ RESTRUCTURING HOTLINE AT:

(877) 276-7311

E.	Ballots Not Counted.

No Ballot will be counted toward Confirmation if, among other things: (1) it is illegible or contains insufficient information to permit the identification of the Holder of the Claim or Interest; (2) it was transmitted by facsimile or other electronic means; (3) it was cast by, submitted by, or on behalf of an Entity that does not hold a Claim or Interest in a Voting Class; (4) it was submitted by or on behalf of an Entity not entitled to vote pursuant to the Plan, the Solicitation Procedures, or any order of the Bankruptcy Court; (5) it was sent to the Debtors, the Debtors’ agents/representatives (other than the Solicitation Agent), an indenture trustee, an administrative agent, or the Debtors’

financial or legal advisors instead of to the Solicitation Agent; (6) it is unsigned; (7) it was signed by a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation or otherwise acting in a fiduciary or representative capacity without indicating such capacity or submitting proper evidence to act on behalf of the Beneficial Holder, if requested by the Debtors, the Solicitation Agent, the applicable Nominee or its agent, or the Bankruptcy Court; (8) it is not marked to either accept or reject the Plan or it is marked both to accept and reject the Plan; (9) it is received by the Solicitation Agent after the Voting Deadline; (10) it was cast for a Claim or Interest that is subject to dispute pending as of the Record Date (unless temporarily allowed in accordance with the Solicitation Procedures); (11) with respect to Ballots voted by Beneficial Holders, the Ballot was sent to the Solicitation Agent rather than the Beneficial Holder’s Nominee without being properly pre-validated; (12) with respect to Ballots voted by Beneficial Holders, the Holder or Nominee or Both simultaneously cast inconsistent Ballots; or (13) it is a Ballot voted by a Beneficial Holder that was not returned to the Beneficial Holder’s Nominee in time for the Nominee to include the Ballot in the Master Ballot.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE SOLICITATION PROCEDURES WILL NOT BE COUNTED EXCEPT IN THE DEBTORS’ SOLE DISCRETION.

VIII. Risk Factors

Before taking any action with respect to the Plan, Holders of Claims and Interests who are entitled to vote to accept or reject the Plan should read and consider carefully the risk factors set forth below, as well as the other information set forth in this Disclosure Statement, the Plan, and the documents delivered together herewith, referred to, or incorporated by reference into this Disclosure Statement, including, the EFH Public Filings, each of which is incorporated into this Disclosure Statement by reference, which add to and expand upon many of the risk factors discussed in this Disclosure Statement. The risk factors should not be regarded as constituting the only risks with respect to the Debtors’ business or the Restructuring and its implementation. Each risk factor discussed in this Disclosure Statement may apply equally to the Debtors, the Debtors’ non-Debtor affiliates, the Reorganized Debtors, Oncor Holdings, and Oncor Electric, as applicable and as context requires. Additionally, references to Oncor Electric’s operations may, following the REIT Reorganization, be references to OpCo’s operations. The following risk factors refer generally to the Debtors as a matter of convenience, and specific references to the Debtors, the TCEH Debtors, the EFH Debtors, the EFIH Debtors, the Reorganized Debtors, Reorganized EFH, Reorganized EFIH, Reorganized TCEH, or any other specific references, should not be interpreted as limiting any risk factor discussed below.

A.	Risks Related to the Restructuring.

1.	The Debtors Have Filed Voluntary Petitions For Relief Under the Bankruptcy Code and Are Subject to the Risks and Uncertainties Associated with Bankruptcy Cases.

The Debtors have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. For the duration of the Chapter 11 Cases, the Debtors’ business and operations will be subject to various risks, including, but not limited, to the following:

•	the Debtors’ ability to consummate and implement the Plan (or one or more other plans of reorganization with respect to the Chapter 11 Cases);

•	the Debtors’ ability to obtain Bankruptcy Court, creditor, and regulatory approval of the Plan (or one or more other plans of reorganization with respect to the Chapter 11 Cases) and the effect of alternative proposals, views, and objections of creditor committees, creditors, or other stakeholders, which may make it difficult to consummate the Plan (or one or more other plans of reorganization with respect to the Chapter 11 Cases) in a timely manner;

•	the Debtors’ ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases and the outcomes of Bankruptcy Court rulings in the Chapter 11 Cases in general;

•	risks associated with third party motions in the Chapter 11 Cases, which may interfere with the Debtors’ business operations, including additional collateral requirements, or ability to consummate and implement the Plan (or one or more other plans of reorganization with respect to the Chapter 11 Cases);

•	increased costs related to the Chapter 11 Cases and related litigation;

•	the Debtors’ ability to maintain or obtain sufficient financing sources for operations or to fund the Plan (or any other reorganization plan) and meet future obligations;

•	a significant increase in the amount of collateral required to engage in commodity related hedging transactions;

•	a loss of, or a disruption in the materials or services received from, suppliers, contractors, or service providers with whom the Debtors have commercial relationships;

•	a material decrease in the number of TXU Energy’s electricity customers and a material tarnishing of its brand;

•	risk that parties in interest in the Chapter 11 Cases may seek to cause the PUCT to review the Debtors’ REP certifications;

•	risks related to mining reclamation bonding obligations;

•	potential incremental increase in risks related to distributions from Oncor Electric;

•	potential increased difficulty in retaining and motivating the Debtors’ key employees through the process of reorganization, and potential increased difficulty in attracting new employees;

•	significant time and effort required to be spent by the Debtors’ senior management in dealing with the bankruptcy and restructuring activities rather than focusing exclusively on business operations;

•	the outcome of current or potential litigation regarding whether certain noteholders are entitled to makewhole or redemption premiums and/or postpetition interest in connection with the treatment of their claims in bankruptcy; and

•	the outcome of current or potential litigation regarding intercompany Claims and/or derivative Claims.

The Debtors will also be subject to risks and uncertainties with respect to the actions and decisions of creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans. These risks and uncertainties could affect the Debtors’ business and operations in various ways and may significantly increase the time the Debtors have to operate under Chapter 11 bankruptcy protection.

Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot predict or quantify the ultimate effect that events occurring during the Chapter 11 Cases may have on the Debtors’ business, cash flows, liquidity, financial condition, and results of operations, nor can the Debtors predict the ultimate impact that events occurring during the Chapter 11 Cases may have on the Debtors’ corporate or capital structure. For example, in connection with the Chapter 11 Cases, certain of the Debtors’ creditors may seek, and receive, Bankruptcy Court approval to sell or otherwise transfer certain of the Debtors’ subsidiaries (or their assets) to satisfy liabilities owed to such creditors. Any such transfer could result in significant tax liabilities for EFH Corp. and its subsidiaries (excluding Oncor Holdings, Oncor Electric, and their ring-fenced affiliates and subsidiaries), which could reduce the recovery of creditors.

The duration of the Chapter 11 Cases is difficult to estimate and could be lengthy. The Debtors will be required to seek approvals of the Bankruptcy Court and certain federal and state regulators in connection with the Chapter 11 Cases, and certain parties may intervene and protest approval, absent the imposition of conditions to resolve their concerns. The approvals by governmental entities may be denied, conditioned, or delayed.

TCEH and EFIH have entered into the TCEH DIP Facility and the EFIH First Lien DIP Facility respectively, to, among other things, provide liquidity and fund operational and restructuring-related expenses during the Chapter 11 Cases and, in the case of the EFIH First Lien DIP Facility, to repay the EFIH First Lien Notes. If the Debtors fail to comply with these covenants or an event of default occurs under the DIP Facilities, the Debtors’ liquidity, financial condition, or operations may be materially affected.

2.	The Duration of the Chapter 11 Cases is Difficult to Estimate and Could Be Lengthy.

If the Court does not approve the Plan Support Agreement or confirm the Plan, the Debtors are likely subject to more lengthy, costly and contentious Chapter 11 Cases. If the Debtors are unable to file and solicit votes for a Chapter 11 plan of reorganization prior to the expiration of the exclusivity period granted by the Bankruptcy Court, then third parties can file a plan, which would likely further exacerbate the length, cost and contentiousness of the Chapter 11 Cases. Moreover, the duration of the Chapter 11 Cases is subject to the receipt of Bankruptcy Court approval for a Chapter 11 plan of reorganization and regulatory approvals, the timing of which is unpredictable.

The uncertainty surrounding a prolonged restructuring could also have other adverse effects on the Debtors. For example, it could also adversely affect:

•	the Debtors’ ability to raise additional capital;

•	the Debtors’ liquidity;

•	how the Debtors’ business is viewed by regulators, investors, lenders, credit ratings agencies and other stakeholders; and

•	the Debtors’ enterprise value.

If the Debtors are unable to file a Chapter 11 plan of reorganization, or solicit the appropriate votes for such plan, in each case, prior to the expiration of the exclusivity period granted by the Bankruptcy Court (October 29, 2015 for filing a Chapter 11 plan of reorganization and December 29, 2015 for soliciting the appropriate votes for such plan), third parties could file their own plan or plans of reorganization. Any such third party plan or plans will likely exacerbate the length, cost and contentiousness of the Chapter 11 Cases.

The Debtors will be required to seek approvals of the Bankruptcy Court and certain federal and state regulators in connection with certain actions in the Chapter 11 Cases, including with respect to the Plan, and certain parties may intervene and protest approval, absent the imposition of conditions to resolve their concerns. The approvals by governmental entities may be denied, conditioned or delayed.

3.	Operating in Chapter 11 May Restrict the Debtors’ Ability to Pursue Strategic and Operational Initiatives.

Under chapter 11 of the Bankruptcy Code, transactions outside the ordinary course of business are subject to the prior approval of the Bankruptcy Court, which may limit the Debtors’ ability to respond in a timely manner to certain events or take advantage of certain opportunities or to adapt to changing market or industry conditions. Additionally, the terms of the TCEH DIP Facility and the EFIH First Lien DIP Facility may limit the TCEH and EFIH Debtors’ ability, respectively, to undertake certain business initiatives, including their ability to:

•	sell assets outside the normal course of business;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of the respective Debtors’ assets;

•	grant liens; and

•	finance the respective Debtors’ operations, investments, or other capital needs or to engage in other business activities that may be in the respective Debtors’ interest.

If the TCEH or EFIH Debtors fail to comply with the covenants in their respective DIP Facility or an event of default occurs under such DIP Facility, the respective Debtors’ liquidity, financial condition or operations may be materially impacted.

4.	The Debtors May Experience Increased Levels of Employee Attrition As a Result of the Chapter 11 Cases.

As a result of the Chapter 11 Cases, the Debtors may experience increased levels of employee attrition, and the Debtors’ employees likely will face considerable distraction and uncertainty. A loss of key personnel or material erosion of employee morale could adversely affect the Debtors’ business and results of operations. The Debtors’ ability to engage, motivate, and retain key employees or take other measures intended to motivate and incentivize key employees to remain with the Debtors through the pendency of the Chapter 11 Cases is limited by restrictions on implementation of incentive programs under the Bankruptcy Code. The loss of services of members of the Debtors’ senior management team could impair the Debtors’ ability to execute the Debtors’ strategy and implement operational initiatives, which would be likely to have a material adverse effect on the Debtors’ financial condition, liquidity, and results of operations.

5.	As a Result of the Chapter 11 Cases, the Debtors’ Historical Financial Information May Not Be Indicative of the Debtors’ Future Financial Performance.

The Debtors’ capital structure will likely be significantly altered under any chapter 11 plan confirmed by the Bankruptcy Court. Under fresh-start accounting rules that may apply to the Debtors upon the effective date of a chapter 11 plan, the Debtors’ assets and liabilities would be adjusted to fair value, which could have a significant impact on the Debtors’ financial statements. Accordingly, if fresh-start accounting rules apply, the Debtors’ financial condition and results of operations following the Debtors’ emergence from chapter 11 would not be comparable to the financial condition and results of operations reflected in the Debtors’ historical financial statements. In connection with the Chapter 11 Cases and the development of a chapter 11 plan, it is also possible that additional restructuring and related charges may be identified and recorded in future periods. Such charges could be material to the Debtors’ consolidated financial position, liquidity, and results of operations.

In particular, the Debtors’ corporate and capital structure will be significantly altered if the Plan is consummated. On the Effective Date, EFH Corp. will cease to hold a direct or indirect equity interest in assets or liabilities of TCEH or any of TCEH’s direct or indirect subsidiaries.

6.	As a Result of the Chapter 11 Cases, Net Operating Losses and Other Tax Attributes Are Not Expected to be Available Upon Emergence From the Chapter 11 Cases.

As discussed in greater detail in Section VIII.E.15 of this Disclosure Statement, entitled “Potential Liability From OpCo Separation.” which begins on page 168, the Debtors expect that they will not have any net operating losses or other tax attributes, other than asset basis, available to offset taxable income following the Effective Date.

7.	The Outcome of Litigation Regarding Whether Noteholders are Entitled to Any Makewhole or Redemption Premiums and/or Postpetition Interest Is Uncertain.

The EFIH Debtors are engaged in litigation regarding whether noteholders of its outstanding notes are entitled to receive a make-whole or redemption premium in connection with the repayment of such notes, including pursuant to a Chapter 11 plan of reorganization. Assuming an Effective Date of March 31, 2016, the total aggregate amount of make-whole or redemption premiums that would be owed if such alleged claims were allowed claims would be approximately $890 million (of which $426 million relates to the EFIH First Lien Notes, $351 million relates to the EFIH Second Lien Notes and $113 million relates to the EFIH PIK Senior Toggle Notes). In these matters, the EFIH Debtors have requested orders from the Bankruptcy Court disallowing such make-whole or redemption claims. See Note 13 to the Financial Statements in EFH Corp. 10-K for the fiscal year ended 2014 for a more detailed discussion regarding these claims.

(a)	EFIH Note Claims. There are three primary tranches of EFIH Note Claims:

•	EFIH First Lien Note Claims. The Bankruptcy Court has disallowed the Makewhole Claims under the EFIH First Lien Notes asserted by the EFIH First Lien Notes Trustee and the non-Settling Holders of EFIH First Lien Claims.[71] The EFIH First Lien Notes Trustee and the non-Settling Holders of EFIH First Lien Claims have appealed the Bankruptcy Court’s decision, and that appeal remains pending. The EFIH First Lien Notes Trustee has also asserted the EFIH First Lien Interest Claims.

•	EFIH Second Lien Note Claims. On June 16, 2014, the EFIH Debtors filed the EFIH Second Lien Challenge, challenging alleged Makewhole Claims under the EFIH Second Lien Notes (which are included in the Makewhole Challenges, described in Section I.D.2, entitled “Makewhole Challenges,” beginning on page 16).

•	EFIH Unsecured Note Claims. On December 16, 2014, the EFIH Debtors filed the EFIH PIK Objection (together with the EFIH Second Lien Challenge, the “EFIH Objections”), objecting to Makewhole Claims (which are included in the Makewhole Challenges, described in Section I.D.2, entitled “Makewhole Challenges,” beginning on page 16) and claims for postpetition interest in excess of the Federal Judgment Rate asserted by the EFIH PIK Trustee (the “EFIH PIK PPI Claim”) which are included in the PPI Objections, described in Section I.D.1, entitled “Postpetition Interest Claims,” beginning on page 14. The EFIH PIK Trustee has asserted certain other claims against EFIH for professional fees and costs and disputed interests on such fees and costs (the “EFIH Unsecured Trustee Fees and Expenses Claim”).

[71]	For additional information regarding the Bankruptcy Court’s ruling, see Section II.D., entitled “EFIH Debtors” which begins on page 57 and Section IV.K.1 and IV.K.2, entitled “EFIH First Lien Makewhole Adversary Proceeding,” beginning on page 86 and “EFIH First Lien Automatic Stay Motion,” beginning on page 87 respectively.

The treatment of the Claims asserted by the EFIH First Lien Notes Trustee, EFIH Second Lien Notes Trustee, and EFIH Unsecured Notes Trustee are described in Section II.D of this Disclosure Statement, entitled “EFIH Debtors” beginning on page 52 and Section V.E., entitled “Treatment of Classified Interests and Claims,” beginning on page 109.

See Section II.D beginning on page 57 for a detailed description of the EFIH First Lien Notes Trustee’s position with respect to the EFIH First Lien Note Claims, including its position that it intends to prosecute the EFIH First Lien Note Claims to the extent they are not Allowed in full by the Plan, that the Plan must provide for payment in full of those Claims as and to the extent those Claims are Allowed (including after the Effective Date), and that following the Effective Date, the EFIH First Lien Note Claims may be enforced against New EFH and any other successor to the EFIH Debtors under the Plan and/or against distributions received under the Plan by Holders of other Claims against any of the Debtors. The Debtors disagree with such assertions and reserve their rights with respect to such assertions.

(b)	EFH Corp. Makewhole and Redemption Premium Litigation.

The EFH Debtors have or will file the EFH Unsecured Notes Objections with respect to the EFH Legacy Note Claims, the EFH Unexchanged Note Claims, EFH LBO Note Primary Claims, and EFH LBO Note Guaranty Claims (collectively, the “EFH Unsecured Note Claims”) on the basis that, among other things, Holders of the EFH Unsecured Note Claims are not entitled to (a) accrued postpetition interest in excess of the Federal Judgment Rate (the “EFH Unsecured PPI Claim,” which is included in the PPI Objections, described in Section I.D.1, entitled “Postpetition Interest Claims,” beginning on page 14) (b) any recovery on account of alleged Makewhole Claims (the “EFH Unsecured Makewhole Claim,” which are included in the Makewhole Challenges, described in Section I.D.2, entitled “Makewhole Challenges,” beginning on page 16), or (c) payment of fees and expenses for the EFH Notes Trustee or indemnification claims (the “EFH Unsecured Fee Claim”).

Holders of EFH Unsecured Note Claims may file a response to the EFH Unsecured Notes Objections and there may be litigation commenced in connection with the EFH Unsecured Notes Objection.

With respect to the EFH Unsecured Fee Claim, the EFH Notes Trustee has asserted that such Claim is allowable under the Bankruptcy Code and reserves the right to apply its charging lien against the amounts distributed to Holders of Allowed Class A4, Class A5, Class A6, and Class B5 Claims, which amounts would be reduced by such EFH Unsecured Fee Claims. The treatment of the Claims asserted by Holders of EFH Unsecured Note Claims are described in Section II.C.2 of this Disclosure Statement, entitled “EFH Corp.” beginning on page 51 and Section V.E., entitled “Treatment of Classified Interests and Claims,” beginning on page 109.

With respect to the Makewhole Claim asserted on account of the EFH Legacy Note Claims, the EFH Notes Trustee has asserted that none of the EFH Legacy Notes have been accelerated. Accordingly, the EFH Notes Trustee asserts that the EFH Legacy Notes are distinguishable from the Bankruptcy Court’s earlier ruling that the automatic acceleration of the EFIH First Lien Notes prevented the EFIH First Lien Notes from being entitled to a Makewhole Claim. The Debtors disagree with such assertions and reserve all rights with respect to such assertions. With respect to the EFH Unsecured Fee Claim, the EFH Notes Trustee has asserted that each of the EFH Legacy Note Indentures, the EFH LBO Note Indenture, the EFH 2019 Note Indenture and the EFH 2020 Note Indenture provide for an agreement between EFH Corp. and the EFH Notes Trustee that EFH Corp. would pay for the EFH Notes Trustee’s expenses and compensation for its services (including the fees and expenses of its agents and counsel) after an Event of Default and agreed that such expenses and compensation would constitute expenses of administration under the Bankruptcy Code. In the case of the EFH LBO Notes, the EFH Notes Trustee asserts that this obligation is also guaranteed by EFIH. The EFH Notes Trustee asserts that EFH Corp. (and EFIH, with respect to the EFH LBO Notes) acknowledged and affirmed this obligation specifically in connection with AST&T’s successorship of its role as EFH Notes Trustee. Accordingly, it is the EFH Note Trustee’s position that the EFH Unsecured Fee Claim is enforceable against EFH Corp. and EFIH under applicable state law and under the Bankruptcy Code in accordance with Travelers Cas. and Sur. Co. of America v. Pacific Gas and Elec. Co., 549 U.S. 443 (2007). The Debtors disagree with such assertions and believe that indenture provisions do not entitle unsecured noteholders to professional fees and expenses under the Bankruptcy Code and that the issue was not addressed in Travelers. See, e.g., In re Seda France, Inc., No. 10-12948-CAG, 2011 WL 3022563 (Bankr. W.D. Tex. July 22, 2011). In addition, and to the extent not paid by the Debtors, the EFH Notes Trustee asserts that it has the right to apply its charging lien against any amounts distributed to Holders of Allowed Class A4, Class A5, Class A6, and Class B5 Claims for reimbursement of its expenses and compensation for its services (including the fees and expenses of its agents and counsel). The treatment of the Claims asserted by Holders of EFH Unsecured Note Claims are described in Section II.C.2 of this Disclosure Statement, entitled “EFH Corp.” beginning on page 51 and Section V.E., entitled “Treatment of Classified Interests and Claims,” beginning on page 109.

EFH Corp. may become engaged in other litigation or other similar proceedings regarding whether holders of its other outstanding notes are entitled to receive a makewhole or redemption premium in connection with the repayment of such notes, including pursuant to the Plan. Assuming an Effective Date of March 31, 2016, the total aggregate amount of makewhole or redemption premiums that would be owed if such alleged claims were Allowed (including the EFH Legacy Note Makewhole Claim and the PPI Claim) would be approximately $196 million.

In addition, other creditors may assert Claims for post-petition interest, including default interest, on their outstanding notes in connection with the repayment of such notes, including pursuant to a Chapter 11 plan of reorganization. Such amounts could be material, particularly if such postpetition interest were required to be paid at the contract rate as opposed to the Federal Judgment Rate.

Moreover, creditors may make additional claims in the Chapter 11 Cases in connection with the repayment or settlement of their prepetition debt such as indemnification claims or for the payment of fees and expenses incurred in connection with litigating such claims.

8.	TCEH May Be Limited In Its Ability to Use Cash Should the TCEH Cash Collateral Final Order Expire.

As amended pursuant to that certain order amending certain terms of the TCEH Cash Collateral Final Order in connection with the Plan Support Agreement [D.I. 5923], the TCEH Cash Collateral Final Order expires on the earliest to occur of (i) the expiration of the Remedies Notice Period (as defined in the TCEH Cash Collateral Final Order), (ii) the Effective Date or consummation of an Alternative Restructuring, or (iii) 60 calendar days after the earlier of (A) the Plan Support Termination Date or (B) the Agreement Termination Date (as defined in the Plan Support Agreement) as to any of the TCEH Debtors or as to the Consenting TCEH First Lien Creditors (as defined in the Plan Support Agreement). TCEH may not be able to fully and efficiently use its cash in the event that the TCEH Cash Collateral Final Order expires without TCEH being able to agree with the Prepetition First Lien Creditors (as defined in the TCEH Cash Collateral Motion) to an extension or a new cash collateral order that is approved by the Bankruptcy Court. The TCEH Debtors’ businesses and operations are cash-intensive and any restriction on their ability to use cash could have a material and adverse effect on TCEH’s results of operations, liquidity and financial condition. Moreover, the expiration of the TCEH Cash Collateral Final Order would cause an event of default under the TCEH DIP Facility, which could have a material and adverse effect on TCEH’s businesses, results of operations, liquidity and financial condition.

9.	Risks Related to the Debtors’ Substantial Debt.

(a)	The DIP Facilities May Be Insufficient to Fund the Debtors’ Cash Requirements Through Their Emergence from Bankruptcy. In addition, the Debtors’ Independent Auditor’s Report on the Debtors’ Financial Statements Raises Substantial Doubt About the Debtors’ Ability to Continue as a Going Concern.

For the duration of the Chapter 11 Cases, the Debtors will be subject to various risks, including, but not limited, to (i) the inability to maintain or obtain sufficient financing sources for operations or to fund any reorganization plan and meet future obligations, and (ii) increased legal and other professional costs associated with the Chapter 11 Cases and the Debtors’ reorganization.

The Debtors believe that the DIP Facilities, plus cash from operations (in the case of TCEH) and distributions received from Oncor Holdings (in the case of EFIH and EFH Corp.), will be sufficient to fund the Debtors’ anticipated cash requirements through the pendency of the Chapter 11 Cases. However, if the Effective Date does not occur prior to the maturity of the DIP Facilities or costs associated with the Chapter 11 Cases and the Debtors’ reorganization are materially greater than anticipated, the Debtors may not have adequate liquidity or be able to obtain sufficient additional financing on acceptable terms or at all.

In its report on the Debtors’ financial statements, which was publicly filed with the Securities and Exchange Commission, the Debtors’ independent public accounting firm states that the uncertainties inherent in the bankruptcy process raise substantial doubt about the Debtors’ ability to continue as a going concern.

(b)	The Debtors’ Substantial Leverage Could Adversely Affect Their Ability to Raise Additional Capital to Fund Their Obligations, Limit Their Ability to React to Changes in the Economy or Their Industry and Prevent the Debtors From Meeting Obligations Under Their Various Debt Agreements.

The Debtors have up to $1.425 billion outstanding under the TCEH DIP Facility and $5.4 billion outstanding under the EFIH First Lien DIP Facility. The Debtors’ substantial leverage could have important consequences, including:

•	making it more difficult for the Debtors to make payments on their debt;

•	requiring a substantial portion of the Debtors’ cash flow to be dedicated to the payment of interest on debt;

•	increasing the Debtors’ vulnerability to adverse economic, industry, or competitive developments;

•	limiting the Debtors’ ability to make strategic acquisitions or causing the Debtors to make non-strategic divestitures;

•	limiting the Debtors’ ability to obtain additional financing for working capital and debt service requirements;

•	limiting acquisitions or refinancing of existing debt; and

•	limiting the Debtors’ ability to adjust to changing market conditions and placing the Debtors at a disadvantage compared to competitors who are less highly leveraged and who, therefore, may be able to operate at a lower overall cost (including debt service) and take advantage of opportunities that the Debtors cannot.

10.	Strategic or Operational Initiatives or Transactions Involving Reorganized TCEH.

The Debtors reserve the right, at any time on or before the Effective Date, to (a) engage in discussions with the TCEH Supporting First Lien Creditors regarding strategic transactions involving Reorganized TCEH and (b) seek to implement such strategic transactions (and, to the extent such transactions are pursued before the Effective Date, subject to, as applicable, (x) the Plan Support Agreement, (y) approval by the Debtors’ boards of directors and managers, and (z) approval by the Bankruptcy Court, to the extent such transactions are outside the ordinary course of business). Such transactions may include the consolidation, merger, sale, or other disposition of Reorganized TCEH’s assets, properties or businesses or the acquisition of the assets, properties or businesses of other persons or entities. If the TCEH Supporting First Lien Creditors (and, to the extent such initiatives are pursued before the Effective Date, the Debtors) pursue any such transaction, it cannot be predicted at this time whether any such transaction will be successfully negotiated or consummated or what the ultimate form or timing of such transaction may be. It cannot be predicted whether such transactions could have a material effect on the businesses, operations, liquidity and financial condition of the TCEH Debtors or Reorganized TCEH.

11.	Even if the Restructuring is Successful, the Debtors Will Continue to Face Risks.

The Restructuring is generally designed to reduce the amount of the Debtors’ indebtedness and cash interest expense and improve each of their liquidity and financial and operational flexibility to generate long-term growth. Even if the Restructuring is implemented, the Debtors will continue to face a number of risks, including certain risks that are beyond the Debtors’ control, such as changes in economic conditions, changes in the Debtors’ industry, and changes in commodity prices. As a result of these risks and others, there is no guarantee that the Restructuring will achieve the Debtors’ stated goals.

B.	Risks Related to Confirmation and Consummation of the Plan.

1.	Conditions Precedent to Confirmation May Not Occur.

As more fully set forth in Article IX of the Plan, the occurrence of Confirmation and the Effective Date are each subject to a number of conditions precedent. If the conditions precedent to Confirmation are not met or waived, the Plan will not be confirmed, and if the conditions precedent to Consummation are not met or waived, the Effective Date will not take place. In the event that the Plan is not confirmed or is not consummated, the Debtors may seek Confirmation of a new plan. However, if the Debtors do not secure sufficient working capital to continue their operations or if the new plan is not confirmed, the Debtors may be forced to liquidate their assets.

2.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a Claim or an Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests in such Class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.	The Debtors May Not Be Able to Satisfy Voting Requirements.

Pursuant to section 1126(c) of the Bankruptcy Code, section 1129(a)(7)(A)(i) of the Bankruptcy Code will be satisfied with respect to the Voting Classes if at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Voting Classes that vote, vote to accept the Plan. There is no guarantee that the Debtors will receive the necessary acceptances from Holders of Claims and Interests in the Voting Classes. If the Voting Classes vote to reject the Plan, the Debtors may elect to amend the Plan, subject to the terms and conditions of the Plan or continue the Chapter 11 Cases notwithstanding the Voting Classes’ rejection of the Plan.

4.	The Debtors May Not Be Able to Secure Confirmation.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims and interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A dissenting Holder of an Allowed Claim might challenge whether the voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines the voting results are appropriate, the Bankruptcy Court still can decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation have not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes.

Confirmation is also subject to settlement, release, injunction, and related provisions described in Article VIII of the Plan. If the Plan is not Confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Interests will receive with respect to their Allowed Claims and Interests.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in a less favorable treatment of any Class than the treatment currently provided in the Plan, such as a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan.

5.	The Debtors May Pursue Nonconsensual Confirmation if Certain Classes Vote to Reject the Plan.

The Bankruptcy Court may confirm the Plan if at least one impaired Class of Claims or Interests has accepted the Plan (with such acceptance being determined without including the vote of any Insider in such Class), and, as to each Impaired Class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting Impaired Classes. The Debtors believe that the Plan satisfies these requirements and the Debtors will request such nonconsensual Confirmation in accordance with section 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation may result in, among other things, increased expenses relating to Professional Fee Claims.

To the extent that some, but not all, Voting Classes vote to accept the Plan, the Debtors may seek to “cram down” the rejecting Classes under section 1129(b)(2) of the Bankruptcy Code. There is no guarantee that the Debtors would be successful.

6.	The Debtors May Object to the Amount or Classification of a Claim or Interest.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim or Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim or Interest where such Claim or Interest is subject to an objection or dispute. Any Holder of a Claim or Interest that is subject to an objection or dispute may not receive its expected share of the estimated distributions described in this Disclosure Statement.

7.	Regulatory Approvals Will Be Sought to Consummate the Plan.

Under Texas Utilities Code §§ 39.262(l) and 39.915, an electric utility must obtain prior PUCT approval of any change in majority ownership, controlling ownership, or operational control of Oncor Electric. As a result, prior to any foreclosure on the membership interests of Oncor Holdings, regulatory approvals will be sought from the PUCT regarding a change in ownership or control of Oncor Holdings. Pursuant to the Public Utilities Regulatory Act (“PURA”) §§ 39.262(m) and 39.915(b), the PUCT will approve such a transfer if it finds that the transaction is in the public interest. In making its determination, these sections of PURA provide that the PUCT will consider whether the transaction will adversely affect the reliability of service, availability of service, or cost of service of Oncor Electric. As described in the letter from the Office of the Texas Attorney General, dated July 2, 2015, and attached hereto as Exhibit L, the PUCT has not approved the transactions contemplated by the Plan. The Debtors believe that Oncor will submit a change in control application to the PUCT seeking approval of the Merger Transaction that satisfies the applicable legal standards under Texas Law. Such approval may not be granted and, if it were to be granted, it is not known how long such approval would take. Even if the approval were granted additional PUCT approval will be sought for any subsequent change in majority ownership, controlling ownership, or operational control in the membership interests of Oncor Holdings.

Under the Atomic Energy Act, the Debtors require NRC approval for the indirect transfer of the Comanche Peak nuclear operating licenses and any conforming amendments of such licenses to reflect that transfer, deemed to be created by the Chapter 11 Cases. The receipt of the required NRC approval is a condition precedent to the Effective Date.

8.	The Effective Date May Not Occur.

There can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur. If the Plan does not receive the requisite acceptances or is not confirmed or if it does receive the requisite acceptances and is confirmed but the effective date of the reorganization contemplated therein does not occur, it may become necessary to amend the Plan to provide for alternative treatment of claims and interests which may result in holders of claims and interests receiving significantly less or no value for their claims and interests in the Chapter 11 Cases. If any modifications to the Plan are material, it may be necessary to re-solicit votes from holders of claims and interests adversely affected by the modifications with respect to such Plan.

9.	The Merger May Not Close

Although the Debtors believe that the Merger may close and result in the contribution of cash to fund payments under the Plan, consummation of the Merger and contribution of the cash is subject to certain conditions associated with, among other things, regulatory and REIT-related approvals and rulings, satisfaction of which is uncertain. As such, the Merger may not close as a result of the failure of one or more of these conditions to be satisfied. Whether or not such conditions are satisfied, the Equity Investors or the Backstop Purchasers may determine not to close the Merger or contribute the cash necessary to fund payments under the Plan. In such case, the Debtors will lack the ability to pursue specific performance or damages with respect to the failure of the Merger or the debt or equity financing to close.

10.	Distributions to Holders of unsecured notes may be reduced due to the Indenture Trustees’ right to fees and expenses under the Indentures.

As described in Section V. F. 11 of this Disclosure Statement, entitled “Cancelation of Existing Securities and Agreements,” beginning on page 118, notwithstanding Confirmation or Consummation of the Plan, any indenture or agreement that governs the rights of any Holder of a Claim shall continue in effect for purposes of preserving the rights of any Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the Holders under the relevant indenture, including any rights to priority of payment and/or to exercise charging liens. In addition, under the Indentures, each Indenture Trustee asserts that it has the right to apply its charging lien and deduct any of its unpaid expenses and compensation from any distributions by the Debtors to the applicable Holders before paying any principal or interest to the Holders of the Debtors notes. Since the Petition Date, no Debtor has paid the fees and expenses of any Indenture Trustee for the Debtors’ unsecured notes. It is the position of certain of the Indenture Trustees that if the Indenture Trustees for the Debtors’ unsecured notes exercise their charging-lien right under the Indentures, then the amount deemed distributed to Holders of unsecured notes on account of Allowed Claims asserted by such Indenture Trustees will be reduced. The Debtors disagree with such assertions and reserve all rights with respect to such assertions.

11.	The Bankruptcy Court might not confirm the Plan, if the Bankruptcy Court finds that currently unimpaired classes are in fact impaired under the Bankruptcy Code.

The Plan currently provides that the treatment of certain Classes, including Classes A4, A5, A6, B3, B4, B5, and B6, renders such claims Unimpaired and that such Classes are not entitled to vote and are conclusively deemed to accept the Plan. Accordingly, the Debtors are not soliciting votes from the creditors of such Classes. If, however, the Bankruptcy Court determines in connection with confirmation of the Plan that the proposed treatment of such Classes in fact impairs one or more of such Classes, then the Plan may not satisfy all requirements for confirmation and, in that case, cannot be confirmed by the Bankruptcy Court. The Debtors disagree with such assertions and reserve all rights with respect to such assertions.

C.	Risks Related to Recoveries Under the Plan.

1.	The Debtors Cannot State With Certainty the Value of Any Recovery Available to Holders of Allowed Claims and Interests.

Certainty with respect to creditor recoveries under the Plan is impossible because of at least three factors. First, the Debtors cannot know with any certainty, at this time, the value of the Debtors and their non-Debtor Affiliates. Second, the Debtors cannot know with any certainty, at this time, the number or amount of Claims and Interests in the Voting Classes that ultimately will be Allowed. Third, the Debtors cannot know with any certainty, at this time, the amount of Claims and Interests senior to the Voting Classes, junior to the Voting Classes, or unclassified Claims that ultimately will be Allowed.

2.	The Debtors May Not Be Able To Achieve Their Projected Financial Results or Meet Their Post-Reorganization Debt Obligations.

The Financial Projections, attached to this Disclosure Statement as Exhibit E and Exhibit F represent the Debtors’ management’s best estimate of TCEH’s and Oncor Electric’s future financial performance based on currently known facts and assumptions about TCEH’s and Oncor Electric’s future operations, as well as the U.S. and world economy in general and the industry segments in which the Debtors operate in particular. There is no guarantee that the Financial Projections will be realized. The Debtors’ actual financial results may differ significantly from the Financial Projections. To the extent the Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due, and may not be able to meet their operational needs. Further, a failure of the Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which may require the Debtors to seek additional working capital. The Debtors may not be able to obtain such working capital when it is required, or may only be able to obtain such capital on unreasonable or cost prohibitive terms. For example, the Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Debtors.

3.	There is No Assurance That the New EFH Common Stock or the Reorganized TCEH Common Stock Will Be Listed on any Securities Exchange or that Reorganized TCEH will become a reporting company under the Securities Exchange Act of 1934, as amended, and the Ability to Transfer Reorganized EFH Common Stock or Reorganized TCEH Common Stock May Be Limited By the Absence of An Active Trading Market.

There is no assurance that the New EFH Common Stock or the Reorganized TCEH Common Stock will be listed on any securities exchange or that Reorganized TCEH will become a reporting company under section 12 of the Securities Exchange Act of 1934, as amended. In addition, there may not be an active market for the New EFH Common Stock or the Reorganized TCEH Common Stock, and there can be no assurance that one will develop in the future. If an active trading market for the New EFH Common Stock or the Reorganized TCEH Common Stock does develop, the market may not be liquid. If an active trading market does not develop, Holders may be unable to resell their New EFH Common Stock or the Reorganized TCEH Common Stock.

4.	Future Sales of New EFH Common Stock. or Reorganized TCEH Common Stock in the Public Market Could Lower the Market Price for New EFH Common Stock or the Reorganized TCEH Common Stock, Respectively, and Adversely Impact the Trading Price of the New EFH Common Stock or the Reorganized TCEH Common Stock to be Issued Under the Plan.

In the future, New EFH or Reorganized TCEH may issue and sell additional New EFH Common Stock or Reorganized TCEH Common Stock, as applicable, to raise capital or issue New EFH Common Stock or the Reorganized TCEH Common Stock pursuant to the Reorganized Debtor Management Incentive Plan, which will result in dilution of the Reorganized TCEH Common Stock. The Debtors cannot predict the size of any other future issuances or the effect, if any, that they may have on the market price for New EFH Common Stock or Reorganized TCEH Common Stock, as applicable.

The issuance and sale of substantial amounts of New EFH Common Stock or Reorganized TCEH Common Stock, or the perception that such issuances and sales may occur, could adversely affect the market price of New EFH Common Stock or Reorganized TCEH Common Stock, as applicable, and impair New EFH or Reorganized TCEH’s, as applicable, ability to raise capital.

5.	The Debtors Do Not Anticipate that Reorganized TCEH Will Pay Cash Dividends.

The Debtors do not anticipate that Reorganized TCEH Common Stock will pay cash dividends in the foreseeable future. In addition, covenants in the documents governing the Debtors’ indebtedness may restrict their ability to pay cash dividends and may prohibit the payment of dividends and certain other payments. Because the Debtors cannot be certain that Reorganized TCEH will pay cash dividends for the foreseeable future, holders of Reorganized TCEH Common Stock may not realize a return on the value of Reorganized TCEH Common Stock unless the trading price of the Reorganized TCEH Common Stock appreciates, which the Debtors cannot assure.

6.	New EFH and Reorganized TCEH May Each Be Controlled By a Small Number of Stockholders.

A majority of New EFH Common Stock or Reorganized TCEH Common Stock may be owned by a small number of stockholders. As a result, these stockholders may be in a position to exercise substantial influence over the outcome of actions requiring stockholder approval, including, among other things, election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Debtors and, consequently, affect the value of the New EFH Common Stock or Reorganized TCEH Common Stock.

7.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors.

Holders of Allowed Claims and Allowed Interests should carefully review Section X of this Disclosure Statement, entitled “Certain U.S. Federal Income Tax Consequences of the Plan,” which begins on page 192.

8.	The IRS May Not Issue the Private Letter Ruling, May Not Rule on All of the Requested Rulings, and May Challenge the Intended Tax Treatment of the Plan.

The Plan is conditioned on the receipt of the Private Letter Ruling. Published IRS policy states that it will not provide some of the requested rulings and the IRS has communicated to the Debtors that the IRS will not deviate from that policy. The Debtors and other parties that support the Plan remain optimistic that the IRS will give sufficient rulings to consummate the Restructuring.

The IRS may in the future choose to assert that the Restructuring pursuant to the Plan gave rise to taxable gain greater than the amount of any tax attributes available to shelter such gain and could seek to assess a tax liability against one or more of the Debtors. The IRS could make such an assertion even if the Private Letter Ruling is issued, because the Private Letter Ruling will not address certain requirements for tax-free treatment under sections 355 and 368(a)(1)(G) of the IRC. Additionally, even if the Private Letter Ruling is issued, the IRS could assert that the Divisive G Reorganization (defined below) is a fully taxable event if it (i) determines that any of the representations, assumptions, or undertakings that were included in the request for the Private Letter Ruling were false or were violated, or (ii) finds that a requirement of law for which no ruling was obtained was not satisfied. Any such resulting tax liability, if asserted and allowed, may be treated as an Administrative Claim against the Debtors, and such liability would be material.

Additionally, the IRS could challenge the validity of the Preferred Stock Sale and/or the valuations relied on in connection therewith. Such a challenge, if successful, could result in cash tax liabilities (if the IRS argued that more gain than desired was triggered), or reduce or eliminate the projected benefit from the Basis Step-Up.

9.	The Tax Matters Agreement Will Contain Certain Restrictions on the Reorganized Debtors’ Ability to Consummate Certain Transactions.

The Tax Matters Agreement will include limitations on certain actions of the Reorganized Debtors to preserve the tax-free nature of the Restructuring, as well as certain indemnification obligations in the event the Reorganization fails to be treated as a tax-free transaction (a) as a result of the breach of any covenants in the Tax Matters Agreement or (b) under “no-fault” circumstances. In the event any indemnification obligations are triggered, the Reorganized Debtors would likely be negatively affected. Additionally, the covenants and other limitations with respect to the Tax Matters Agreement may limit the ability of the Reorganized Debtors to undertake certain transactions that may otherwise be value-maximizing.

D.	Risk Factors Related to the Business Operations of the Debtors, the Reorganized Debtors, and Oncor Electric.

1.	Risk Factors Related to the Business Operations of the Debtors and, Where Applicable, Oncor Electric.

(a)	Goodwill and/or Other Intangible Assets Not Subject to Amortization are Subject to At Least Annual Impairment Evaluations.

As a result of the Chapter 11 Cases, the Debtors may be required to write off some or all of this goodwill and other intangible assets, which may cause adverse impacts on the Debtors’ results of operations and financial condition. In accordance with accounting standards, goodwill and certain other indefinite-lived intangible assets that are not subject to amortization are reviewed annually or, if certain conditions exist, more frequently, for impairment. Factors such as the economic climate, market conditions, including the market prices for wholesale electricity and natural gas and market heat rates, and environmental regulation are considered when evaluating these assets for impairment. The actual timing and amounts of any goodwill impairments will depend on many sensitive, interrelated and uncertain variables. As a result of the Chapter 11 Cases, the Debtors may be required to write off some or all of this goodwill and other intangible assets. Any reduction in or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could cause a material impact on the Debtors’ and Oncor Electric’s reported results of operations and financial condition.

(b)	Changes in Technology or Increased Electricity Conservation Efforts May Reduce the Value of the TCEH Debtors’ Generation Facilities and/or Oncor Electric’s Electricity Delivery Facilities and May Otherwise Significantly Impact the Debtors’ and Oncor Electric’s Businesses.

Technological advances have improved, and are likely to continue to improve, existing and alternative technologies to produce or store electricity, including gas turbines, wind turbines, fuel cells, microturbines, photovoltaic (solar) cells, batteries and concentrated solar thermal devices. Such technological advances have reduced, and are expected to continue to reduce, the costs of electricity production or storage from these technologies to a level that will enable these technologies to compete effectively with traditional generation facilities. Consequently, the profitability and market value of the TCEH Debtors’ generation assets could be significantly reduced as a result of these advances. In addition, changes in technology have altered, and are expected to continue to alter, the channels through which retail customers buy electricity (i.e., self-generation facilities). To the extent self-generation facilities become a more cost-effective option for ERCOT customers, the Debtors’ revenues, liquidity and results of operations could be materially reduced.

Technological advances in demand-side management and increased conservation efforts have resulted, and are expected to continue to result, in a decrease in electricity demand. A significant decrease in electricity demand in ERCOT as a result of such efforts would significantly reduce the value of the TCEH Debtors’ generation assets and Oncor Electric’s electricity delivery facilities. Certain regulatory and legislative bodies have introduced or are considering requirements and/or incentives to reduce energy consumption. Effective energy conservation by the Debtors’ customers could result in reduced energy demand or significantly slow the growth in demand. Such reduction in demand could materially reduce the Debtors’ and/or Oncor Electric’s revenues, liquidity, and results of operations. Furthermore, the Debtors and/or Oncor Electric may incur increased capital expenditures if they are required to increase investment in conservation measures.

(c)	The TCEH Debtors’ Revenues and Results of Operations Generally Are Negatively Impacted by Decreases in Market Prices For Electricity, Natural Gas Prices, and/or Market Heat Rates.

The TCEH Debtors are not guaranteed any rate of return on capital investments in their businesses. The TCEH Debtors market and trade electricity, including electricity from the TCEH Debtors’ own generation facilities and generation contracted from third parties, as part of the TCEH Debtors’ wholesale operations. The TCEH Debtors’ results of operations depend in large part upon wholesale market prices for electricity, natural gas, uranium, coal, fuel oil, and transportation in their regional market and other competitive markets and upon prevailing retail electricity rates, which may be impacted by, among other things, actions of regulatory authorities. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times, there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

Some of the fuel for the TCEH Debtors’ generation facilities is purchased under short-term contracts. Prices of fuel (including diesel, natural gas, coal and nuclear) may also be volatile, and the price the TCEH Debtors can obtain for electricity sales may not change at the same rate as changes in fuel costs. In addition, the TCEH Debtors purchase and sell natural gas and other energy-related commodities, and volatility in these markets may affect costs incurred in meeting obligations.

Volatility in market prices for fuel and electricity may result from, but is not limited to, the following:

•	volatility in natural gas prices;

•	volatility in ERCOT market heat rates;

•	volatility in coal and rail transportation prices;

•	severe or unexpected weather conditions, including drought and limitations on access to water;

•	seasonality;

•	changes in electricity and fuel usage;

•	illiquidity in the wholesale electricity or other commodity markets;

•	transmission or transportation constraints, inoperability or inefficiencies;

•	availability of competitively-priced alternative energy sources or storage;

•	changes in market structure;

•	changes in supply and demand for energy commodities, including nuclear fuel and related enrichment and conversion services;

•	changes in the manner in which the TCEH Debtors operate their facilities, including curtailed operation due to market pricing, environmental, safety or other factors;

•	changes in generation efficiency;

•	outages or otherwise reduced output from the TCEH Debtors’ generation facilities or those of the TCEH Debtors’ competitors;

•	changes in the credit risk or payment practices of market participants;

•	changes in production and storage levels of natural gas, lignite, coal, crude oil, diesel and other refined products;

•	natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events; and

•	federal, state and local energy, environmental and other regulation and legislation.

All of the TCEH Debtors’ generation facilities are located in the ERCOT market, a market with limited interconnections to other markets. Wholesale electricity prices in the ERCOT market have generally moved with the price of natural gas because marginal electricity demand is generally supplied by natural gas-fueled generation facilities. Accordingly, the TCEH Debtors’ earnings, cash flows and the value of the TCEH Debtors’ nuclear and lignite/coal fueled generation assets, which provided a substantial portion of the TCEH Debtors’ supply volumes in 2014, are dependent in significant part upon the price of natural gas. Natural gas prices have generally trended downward since mid-2008 (from $11.12 per MMBtu in mid-2008 to $4.42 per MMBtu for the average settled price for the year ended December 31, 2014). The economy, weather, demand production and storage all affect natural gas prices. In recent years natural gas supply has outpaced demand as a result of development and expansion of hydraulic fracturing in natural gas extraction. Many industry experts expect this supply/demand imbalance to continue for a number of years, thereby depressing natural gas prices for a long-term period.

Wholesale electricity prices also move with ERCOT market heat rates, which could fall if demand for electricity were to decrease or if more efficient generation facilities are built in ERCOT. Accordingly, the TCEH Debtors’ earnings, cash flows and the value of the TCEH Debtors’ nuclear and lignite/coal fueled generation assets are also dependent in significant part upon market heat rates. As a result, the TCEH Debtors’ nuclear and lignite/coal fueled generation assets could significantly decrease in profitability and value if ERCOT market heat rates decline.

(d)	The TCEH Debtors’ Assets or Positions Cannot Be Fully Hedged Against Changes in Commodity Prices and Market Heat Rates and Hedging Transactions May Not Work as Planned or Hedge Counterparties May Default on Their Obligations.

The TCEH Debtors cannot fully hedge the risk associated with changes in commodity prices, most notably electricity and natural gas prices, because of the expected useful life of the TCEH Debtors’ generation assets and the size of the TCEH Debtors’ position relative to market liquidity. To the extent the TCEH Debtors have unhedged positions, fluctuating commodity prices and/or market heat rates can materially impact the TCEH Debtors’ results of operations, liquidity, and financial position, either favorably or unfavorably. At December 31, 2014, the TCEH Debtors had no significant natural gas hedges beyond 2015.

To manage the TCEH Debtors’ financial exposure related to commodity price fluctuations, the TCEH Debtors routinely enter into contracts to hedge portions of purchase and sale commitments, fuel requirements and inventories of natural gas, lignite, coal, crude oil, diesel fuel, uranium and refined products, and other commodities, within established risk management guidelines. As part of this strategy, the TCEH Debtors routinely utilize fixed-price forward physical purchase and sale contracts, futures, financial swaps and option contracts traded in over-the-counter markets or on exchanges. Although the TCEH Debtors devote a considerable amount of time and effort to the establishment of risk management procedures, as well as the ongoing review of the implementation of these procedures, the procedures in place may not always function as planned and cannot eliminate all the risks associated with these activities. For example, the TCEH Debtors hedge the expected needs of the TCEH Debtors’ wholesale and retail customers, but unexpected changes due to weather, natural disasters, consumer behavior, market constraints or other factors could cause the TCEH Debtors to purchase electricity to meet unexpected demand in periods of high wholesale market prices or resell excess electricity into the wholesale market in periods of low prices. As a result of these and other factors, the TCEH Debtors cannot precisely predict the impact that risk management decisions may have on the TCEH Debtors’ businesses, results of operations, liquidity or financial position.

With the tightening of credit markets that began in 2008 and the expansion of regulatory oversight through various financial reforms, there has been some decline in the number of market participants in the wholesale energy commodities markets, resulting in less liquidity, particularly in the ERCOT electricity market. Participation by financial institutions and other intermediaries (including investment banks) has particularly declined. Extended declines in market liquidity could materially affect the TCEH Debtors’ ability to hedge the TCEH Debtors’ financial exposure to desired levels. In addition, the Chapter 11 Cases and the TCEH Debtors’ financial condition have significantly limited the number of counterparties that will enter into commodity hedging transactions with the TCEH Debtors on attractive terms.

To the extent the TCEH Debtors engage in hedging and risk management activities, the TCEH Debtors are exposed to the risk that counterparties that owe the TCEH Debtors money, energy or other commodities as a result of these activities will not perform their obligations. Should the counterparties to these arrangements fail to perform, the TCEH Debtors could be forced to enter into alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, the TCEH Debtors could incur losses or forgo expected gains in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default on its obligations to pay ERCOT for electricity taken, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants, including the TCEH Debtors.

(e)	The Debtors’ and Oncor Electric’s Liquidity Needs Could Be Difficult to Satisfy, Particularly During Times of Uncertainty in the Financial Markets and/or During Times When There Are Significant Changes in Commodity Prices; the Inability to Access Liquidity, Particularly on Favorable Terms, Could Materially Affect the Debtors’ and Oncor Electric’s Results of Operations, Liquidity, and Financial Condition.

The TCEH Debtors’ and Oncor Electric’s businesses are capital intensive. In general, the Debtors and Oncor Electric rely on access to financial markets and credit facilities as a significant source of liquidity for the Debtors’ and Oncor Electric’s capital requirements and other obligations not satisfied by cash-on-hand or operating cash flows. The inability to raise capital or access credit facilities, particularly on favorable terms, could adversely impact the Debtors’ and Oncor Electric’s liquidity and the Debtors’ and Oncor Electric’s ability to meet their obligations or sustain and grow their businesses and could increase capital costs. The Debtors’ and Oncor Electric’s access to the financial markets and credit facilities could be adversely impacted by various factors, such as:

•	the Chapter 11 Cases;

•	changes in financial markets that reduce available liquidity or the ability to obtain or renew liquidity facilities on acceptable terms;

•	economic weakness in the ERCOT market or the general U.S. market;

•	changes in interest rates;

•	a deterioration, or perceived deterioration, of the Debtors’ or Oncor Electric’s (and/or their subsidiaries’) creditworthiness or enterprise value;

•	a reduction in the Debtors’ or Oncor Electric’s or their applicable subsidiaries’ credit ratings;

•	a deterioration of the creditworthiness or bankruptcy of one or more lenders or counterparties under the Debtors’ or Oncor Electric’s credit facilities that affects the ability of such lender(s) to make loans to the Debtors or Oncor Electric;

•	volatility in commodity prices that increases credit requirements for the TCEH Debtors;

•	a material breakdown in the Debtors’ or Oncor Electric’s risk management procedures; and

•	the occurrence of changes that restrict the Debtors’ or Oncor Electric’s ability to access revolving credit facilities.

In the event that the governmental agencies that regulate the activities of the Debtors’ and Oncor Electric’s businesses determine that the creditworthiness of any such business is inadequate to support the Debtors’ or Oncor Electric’s activities, such agencies could require the Debtors or Oncor Electric to provide additional cash or letter of credit collateral in substantial amounts to qualify to do business.

Further, a lack of available liquidity could adversely impact the evaluation of the Debtors’ and Oncor Electric’s creditworthiness by counterparties and rating agencies. In particular, such concerns by existing and potential counterparties could significantly limit the Debtors’ wholesale markets activities, including any future hedging activities.

The Debtors cannot be sure that the DIP Facilities will ultimately be adequate to cover all of the Debtors’ liquidity needs for the entirety of the Chapter 11 Cases. In addition, the Debtors are subject to various covenants and events of default under the TCEH DIP Facility and EFIH First Lien DIP Facility. If the Debtors fail to comply with these covenants or an event of default occurs under the TCEH DIP Facility or EFIH First Lien DIP Facility, the Debtors’ liquidity, financial condition or operations may be materially impacted. Similarly, if Oncor Electric fails to comply with any covenants in its debt obligations, Oncor Electric’s liquidity, financial condition or operations may be materially impacted, which could materially impact the value of the EFIH Debtors, EFH Corp., the Reorganized EFIH Debtors or Reorganized EFH.

(f)	The Debtors’ and Oncor Electric’s Businesses Are Subject to Ongoing Complex Governmental Regulations and Legislation that Have Impacted, and May in the Future Impact, Their Businesses and/or Results of Operations, Liquidity, and Financial Condition.

The Debtors’ and Oncor Electric’s businesses operate in changing market environments influenced by various state and federal legislative and regulatory initiatives regarding the restructuring of the energy industry, including competition in the generation and sale of electricity. The Debtors and Oncor Electric will need to continually adapt to these changes.

The Debtors’ and Oncor Electric’s businesses are subject to changes in state and federal laws (including PURA, the Federal Power Act, the Atomic Energy Act, the Public Utility Regulatory Policies Act of 1978, the Clean Air Act (the “CAA”), the Energy Policy Act of 2005 and the Dodd-Frank Wall Street Reform and Consumer Protection Act), changing governmental policy and regulatory actions (including those of the PUCT, the NERC, the TRE, the RCT, the TCEQ, the FERC, the MSHA, the EPA, the NRC and the CFTC) and the rules, guidelines and protocols of ERCOT with respect to matters including, but not limited to, market structure and design, operation of nuclear generation facilities, construction and operation of other generation facilities, construction and operation of transmission facilities, development, operation and reclamation of lignite mines, acquisition, disposal, depreciation, and amortization of regulated assets and facilities, recovery of costs and investments, decommissioning costs, return on invested capital for regulated businesses, market behavior rules, present or prospective wholesale and retail competition and environmental matters. The Debtors, along with other market participants, are subject to electricity pricing constraints and market behavior and other competition-related rules and regulations under PURA that are administered by the PUCT and ERCOT. Changes in, revisions to, or reinterpretations of existing laws and regulations may have a material effect on the Debtors’ and Oncor Electric’s businesses.

The Texas Legislature meets every two years. The current regular legislative session began in January 2015; however, at any time the governor of Texas may convene a special session of the Texas Legislature. During any regular or special session bills may be introduced that, if adopted, could materially affect the Debtors’ and Oncor Electric’s businesses, including the Debtors’ and Oncor Electric’s results of operations, liquidity, or financial condition.

(g)	The Debtors’ and Oncor Electric’s Cost of Compliance with Existing and New Environmental Laws Could Materially Affect Their Results of Operations, Liquidity and Financial Condition.

The Debtors and Oncor Electric are subject to extensive environmental regulation by governmental authorities, including the EPA and the TCEQ. In operating their facilities, they are required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits.

The Debtors and Oncor Electric may incur significant additional costs beyond those currently contemplated to comply with these requirements. If the Debtors and Oncor Electric fail to comply with these requirements, the Debtors and Oncor Electric could be subject to civil or criminal liabilities and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to the Debtors or Oncor Electric, or their facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions, all of which could result in significant additional costs beyond those currently contemplated to comply with existing requirements.

The EPA has recently completed several regulatory actions establishing new requirements for control of certain emissions from sources including electricity generation facilities. It is also currently considering several other regulatory actions, as well as contemplating future additional regulatory actions, in each case that may affect the TCEH Debtors’ generation facilities or their ability to cost-effectively develop new generation facilities. There is no assurance that the currently-installed emissions control equipment at the TCEH Debtors’ lignite/coal fueled generation facilities will satisfy the requirements under any future EPA or TCEQ regulations. Some of the recent regulatory actions and proposed actions, such as the EPA’s Regional Haze FIP, CSAPR and MATS, could require the TCEH Debtors to install significant additional control equipment, resulting in material costs of compliance for their generation units, including capital expenditures, higher operating and fuel costs and potential production curtailments if the rules take effect. These costs could result in material effects on the Debtors’ results of operations, liquidity and financial condition.

The Debtors and Oncor Electric may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals, if the Debtors or Oncor Electric fail to obtain, maintain or comply with any such approval, or if an approval is retroactively disallowed, the operation of the TCEH Debtors’ or Oncor Electric’s facilities could be stopped, curtailed, or modified or become subject to additional costs.

In addition, the Debtors may be responsible for any on-site liabilities associated with the environmental condition of facilities that the Debtors have acquired, leased, or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, the Debtors may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could, depending on the circumstances, assert an environmental claim against the Debtors or fail to meet its indemnification obligations to the Debtors.

(h)	The TCEH Debtors’ Operations, Liquidity, and Financial Condition May be Materially Affected If New Federal and/or State Legislation or Regulations Are Adopted to Address Global Climate Change, or if the TCEH Debtors Are Subject to Lawsuits for Alleged Damage to Persons or Property Resulting From Greenhouse Gas Emissions.

There is a concern nationally and internationally about global climate change and how greenhouse gas (GHG) emissions, such as carbon dioxide (CO2), contribute to global climate change. Over the last few years, proposals have been debated in the US Congress or discussed by the Obama Administration that were intended to address climate change using different approaches, including a cap on carbon emissions with emitters allowed to trade unused emission allowances (cap-and-trade), a tax on carbon or GHG emissions, incentives for the development of low-carbon technology and federal renewable portfolio standards. In addition, a number of federal court cases have been filed in recent years asserting damage claims related to GHG emissions, and the results in those proceedings could establish adverse precedent that might apply to companies (including the TCEH Debtors) that produce GHG emissions. The TCEH Debtors’ results of operations, liquidity and financial condition may be materially affected if new federal and/or state legislation or regulations are adopted to address global climate change, or if the TCEH Debtors are subject to lawsuits for alleged damage to persons or property resulting from greenhouse gas emissions.

(i)	Luminant’s Mining Permits are Subject to RCT Review.

The RCT reviews on an ongoing basis whether Luminant is compliant with RCT rules and regulations and whether it has met all of the requirements of its mining permits. Any revocation of a mining permit would mean that Luminant would no longer be allowed to mine lignite at the applicable mine to serve its generation facilities. Such event would have a material effect on our results of operations, liquidity and financial condition.

In June 2014, the RCT agreed to accept a collateral bond from TCEH of up to $1.1 billion, as a substitute for its self-bond, to secure mining land reclamation obligations. The collateral bond was a $1.1 billion carve-out from the super-priority liens under the TCEH DIP Facility that enables the RCT to be paid before the TCEH DIP Facility lenders in the event such collateral bond was called. There can be no assurance that the RCT will continue to accept this form of collateral bond throughout the pendency of the Chapter 11 Cases. If TCEH was required to secure its mining reclamation with cash or a letter of credit, the TCEH Debtors’ liquidity and financial condition would be materially and adversely impacted.

(j)	Litigation, Legal Proceedings, Regulatory Investigations, or Other Administrative Proceedings Could Expose the Debtors to Significant Liabilities and Reputation Damage, and Have a Material Effect on the Debtors’ Results of Operations, and the Litigation Environment In Which the Debtors Operate Poses a Significant Risk to the Debtors’ Businesses.

As discussed in Section VI of this Disclosure Statement, entitled “Confirmation of the Plan,” which begins on page 166, the Debtors are, from time to time, during the ordinary course of operating their business, subject to various litigation claims and legal disputes, including contract, lease, and employment claims, as well as regulatory matters.

The Debtors evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these evaluations and estimates, the Debtors establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These evaluations and estimates are based on the information available to management at the time and involve a significant amount of judgment. Actual outcomes or losses may differ materially from current evaluations and estimates. The settlement or resolution of such claims or proceedings may have a material effect on the Debtors’ results of operations. The Debtors use appropriate means to contest litigation threatened or filed against them, but the litigation environment poses a significant business risk.

The Debtors are involved in the ordinary course of business in permit applications and renewals, and they are exposed to the risk that certain of their operating permit applications may not be granted or that certain of their operating permits may not be renewed on satisfactory terms. Failure to obtain and maintain the necessary permits to conduct the Debtors’ businesses could have a material effect on their results of operations, liquidity and financial condition.

The Debtors are also involved in the ordinary course of business in regulatory investigations and other administrative proceedings, and they are exposed to the risk that they may become the subject of additional regulatory investigations or administrative proceedings. While the Debtors cannot predict the outcome of any regulatory investigation or administrative proceeding, any such regulatory investigation or administrative proceeding could result in the Debtors incurring material penalties and/or other costs and have a material effect on their results of operations, liquidity and financial condition.

(k)	The TCEH Debtors’ Collateral Requirements for Hedging Arrangements Could Be Materially Impacted if the Remaining Rules Implementing the Financial Reform Act Broaden the Scope of the Act’s Provisions Regarding the Regulation of Over-the-Counter Financial Derivatives, Making Certain Provisions Applicable to End-Users Such as the TCEH Debtors.

In July 2010, the U.S. Congress enacted financial reform legislation known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Financial Reform Act”). While the legislation is broad and detailed, a few key rulemaking decisions remain to be made by federal governmental agencies to fully implement the Financial Reform Act.

Title VII of the Financial Reform Act provides for the regulation of the over-the-counter (“OTC”) derivatives market. The Financial Reform Act generally requires OTC derivatives (including the types of asset-backed OTC derivatives that the TCEH Debtors have historically used to hedge risks associated with commodity and interest rate exposure) to be cleared by a derivatives clearing organization. However, under the end-user clearing exemption, entities are exempt from these clearing requirements if they (i) are not “Swap Dealers” or “Major Swap Participants” and (ii) use swaps to hedge or mitigate commercial risk. Existing swaps are grandfathered from the clearing requirements.

In May 2012, the CFTC published its final rule defining the terms Swap Dealer and Major Swap Participant. Additionally, in July 2012, the CFTC approved the final rules defining the term “swap” and the end-user clearing exemption. The definition of the term “swap” and the Swap Dealer/Major Swap Participant rule became effective in October 2012. Based on the TCEH Debtors’ assessments, the TCEH Debtors are not Swap Dealers or Major Swap Participants. However, the TCEH Debtors are required to continually assess the TCEH Debtors’ activity to determine if the TCEH Debtors will be required to register as Swap Dealers or Major Swap Participants. The reporting requirements under the Financial Reform Act for entities that are not Swap Dealers or Major Swap Participants became effective in August 2013, and the TCEH Debtors are in compliance with these rules.

In January 2015, President Obama signed into law an amendment to the Commodity Exchange Act with respect to margin requirements for swaps. Specifically, the amended language would prevent regulators from imposing margin requirements on end-user swaps qualifying for the end-user exception. The TCEH Debtors are currently reviewing the amendment to determine the implications on their business. In addition, in December 2013, the CFTC published its new proposed Position Limit Rule (the “PLR”). The PLR provides for specific position limits related to futures and Swap contracts that the TCEH Debtors utilize in their hedging activities. The proposed PLR will require that the TCEH Debtors comply with the portion of the PLR applicable to these contracts, which will result in increased monitoring and reporting requirements and can also impact the types of contracts that the TCEH Debtors utilize as hedging instruments in their operations.

(l)	The REP Certification of the TCEH Debtors’ Retail Operation is Subject to PUCT Review.

The PUCT may at any time initiate an investigation into whether the TCEH Debtors’ retail operations comply with certain PUCT rules and whether the TCEH Debtors retail operations have met all of the requirements for REP certification, including financial requirements. In addition, as a result of the Chapter 11 Cases, the PUCT may initiate additional reviews of the TCEH Debtors’ retail operation, including with respect to their creditworthiness. Any removal or revocation of a REP certification would mean that the TCEH Debtors would no longer be allowed to provide electricity service to retail customers. Such decertification could have a material effect on the TCEH Debtors’ results of operations, liquidity and financial condition

(m)	The TCEH Debtors May Suffer Material Losses, Costs, and Liabilities Due to Ownership and Operation of the Comanche Peak Nuclear Generation Facility.

The TCEH Debtors’ ownership and operation of a nuclear generation facility involves certain risks. These risks include, but are not limited to:

•	unscheduled outages or unexpected costs due to equipment, mechanical, structural, cybersecurity or other problems;

•	inadequacy or lapses in maintenance protocols;

•	the impairment of reactor operation and safety systems due to human error or force majeure;

•	the costs of storage, handling and disposal of nuclear materials, including availability of storage space;

•	the costs of procuring nuclear fuel;

•	possible terrorist or cybersecurity attacks and the cost of security with respect to such possible attacks;

•	the impact of a natural disaster;

•	limitations on the amounts and types of insurance coverage commercially available; and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives.

The prolonged unavailability of Comanche Peak could materially affect the TCEH Debtors’ financial condition and results of operations. The following are among the more significant of these risks:

•	Operational Risk — Operations at any nuclear generation facility could degrade to the point where the facility would have to be shut down. If such degradations were to occur, the process of identifying and correcting the causes of the operational downgrade to return the facility to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Furthermore, a shut-down or failure at any other nuclear generation facility could cause regulators to require a shut-down or reduced availability at Comanche Peak.

•	Regulatory Risk — The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear generation facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. In addition, as a result of the Chapter 11 Cases, the NRC may initiate additional reviews of the TCEH Debtors’ operations at Comanche Peak, including with respect to its ability to fund its operations in compliance with its operating license. Changes in regulations by the NRC, including potential regulation as a result of the NRC’s ongoing analysis and response to the effects of the natural disaster on nuclear generation facilities in Japan in 2010, could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

•	Nuclear Accident Risk — Although the safety record of Comanche Peak and other nuclear generation facilities generally has been very good, accidents and other unforeseen problems have occurred both in the U.S. and elsewhere. The consequences of an accident can be severe and include loss of life, injury, lasting negative health impact, and property damage. Any accident, or perceived accident, could result in significant liabilities and damage the TCEH Debtors’ reputation. Any such resulting liability from a nuclear accident could exceed the TCEH Debtors’ resources, including insurance coverage, and could ultimately result in the suspension or termination of electricity generation from the Comanche Peak facility.

(n)	The Operation and Maintenance of Electricity Generation and Delivery Facilities Involves Significant Risks That Could Adversely Affect the TCEH Debtors’ and Oncor Electric’s Results of Operations, Liquidity, and Financial Condition.

The operation and maintenance of electricity generation and delivery facilities involves many risks, including, as applicable, start-up risks, breakdown or failure of facilities, operator error, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source, the impact of unusual or adverse weather conditions or other natural events, or terrorist attacks, as well as the risk of performance below expected levels of output, efficiency, or reliability, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant number of the TCEH Debtors’ and Oncor Electric’s facilities were constructed many years ago. In particular, older generating equipment and transmission and distribution equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep operating at peak efficiency or reliability. The risk of increased maintenance and capital expenditures arises from (i) increased starting and stopping of generation equipment due to the volatility of the competitive generation market and the prospect of continuing low wholesale electricity prices that may not justify sustained or year-round operation of all the TCEH Debtors’ generating facilities, (ii) any unexpected failure to generate electricity, including failure caused by equipment breakdown, or forced outage, (iii) damage to facilities due to storms, natural disasters, wars, terrorist or cyber security acts, and other catastrophic events, and (iv) the passage of time and normal wear and tear. Further, the TCEH Debtors’ and Oncor Electric’s ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, the TCEH Debtors and Oncor Electric could be subject to additional costs and/or losses and write downs of the TCEH Debtors’ and Oncor Electric’s investment in the project or improvement.

The TCEH Debtors and Oncor Electric cannot be certain of the level of capital expenditures that will be required due to changing environmental and safety laws and regulations (including changes in the interpretation or enforcement thereof), needed facility repairs and unexpected events (such as natural disasters or terrorist or cyber security attacks). The unexpected requirement of large capital expenditures could materially affect the TCEH Debtors’ and Oncor Electric’s results of operations, liquidity, and financial condition.

If the TCEH Debtors make any major modifications to the TCEH Debtors’ electricity generation facilities, the TCEH Debtors may be required to install the best available control technology or to achieve the lowest achievable emission rates as such terms are defined under the new source review provisions of the CAA. Any such modifications would likely result in the TCEH Debtors incurring substantial additional capital expenditures.

Insurance, warranties, or performance guarantees may not cover all or any of the lost revenues or increased expenses that could result from the risks discussed above, including the cost of replacement electricity. Likewise, the ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside the TCEH Debtors’ and Oncor Electric’s control.

(o)	The Debtors’ and Oncor Electric’s Employees, Contractors, Customers and the General Public May Be Exposed to a Risk of Injury Due to the Nature of the Debtors’ and Oncor Electric’s Operations.

Employees and contractors throughout the Debtors’ and Oncor Electric’s organization work in, and customers and the general public may be exposed to, potentially dangerous environments near the Debtors’ and Oncor Electric’s operations. As a result, employees, contractors, customers, and the general public are at risk for serious injury, including loss of life. Significant risks include nuclear accidents, dam failure, gas explosions, mining area collapses, pole strikes, and electric contact cases.

(p)	The TCEH Debtors’ and Oncor Electric’s Results of Operations, Liquidity, and Financial Condition May be Materially Affected by the Effects of Extreme Weather Conditions.

The TCEH Debtors’ and Oncor Electric’s results of operations, liquidity, and financial condition may be materially affected by weather conditions and may fluctuate substantially on a seasonal basis as the weather changes. In addition, the TCEH Debtors and Oncor Electric could be subject to the effects of extreme weather. Extreme weather conditions could stress Oncor Electric’s transmission and distribution system and/or the TCEH Debtors’ generation facilities, resulting in outages, increased maintenance, and capital expenditures. Extreme weather events, including sustained cold or hot temperatures, hurricanes, storms, or other natural disasters, could be destructive and result in casualty losses that are not ultimately offset by insurance proceeds or in increased capital expenditures or costs, including supply chain costs.

Moreover, an extreme weather event could cause disruption in service to customers due to downed wires and poles or damage to other operating equipment, which could result in the TCEH Debtors foregoing sales of electricity and lost revenue. Similarly, an extreme weather event might affect the availability of generation and transmission capacity, limiting the TCEH Debtors’ and Oncor Electric’s ability to source or deliver electricity where it is needed or limit the TCEH Debtors’ ability to source fuel for the TCEH Debtors’ generation plants (including due to damage to rail or natural gas pipeline infrastructure). Additionally, extreme weather may result in unexpected increases in customer load, requiring the TCEH Debtors’ retail operations to procure additional electricity supplies at wholesale prices in excess of their customer sales prices for electricity. These conditions, which cannot be reliably predicted, could have an adverse consequence by requiring the TCEH Debtors to seek additional sources of electricity when wholesale market prices are high or to sell excess electricity when market prices are low.

(q)	The Debtors’ Results of Operations, Liquidity, and Financial Condition May Be Materially Affected by Insufficient Water Supplies.

Supplies of water are important for the TCEH Debtors’ generation facilities. Water in Texas is limited and various parties have made conflicting claims regarding the right to access and use such limited supplies of water. In addition, Texas has experienced sustained drought conditions that could affect the water supply for certain of the TCEH Debtors’ generation facilities if adequate rain does not fall in the watershed that supplies the affected areas. If the TCEH Debtors are unable to access sufficient supplies of water, it could restrict, prevent or increase the cost of operations at certain of the TCEH Debtors’ generation facilities

(r)	Attacks on the Debtors’ or Oncor Electric’s Infrastructure That Breach Cyber/Data Security Measures Could Expose the Debtors and Oncor Electric to Significant Liabilities and Reputation Damage and Disrupt Business Operations, Which Could Have a Material Effect on the Debtors’ and Oncor Electric’s Results of Operations, Liquidity, and Financial Condition.

Much of the Debtors’ and Oncor Electric’s information technology infrastructure is connected (directly or indirectly) to the Internet. There have been numerous attacks on government and industry information technology systems through the Internet that have resulted in material operational, reputation and/or financial costs. While the Debtors and Oncor Electric’s have controls in place designed to protect the Debtors’ and Oncor Electric’s infrastructure and have not had any significant breaches, a breach of cyber/data security measures that impairs the Debtors’ or Oncor Electric’s information technology infrastructure could disrupt normal business operations and affect the Debtors’ and Oncor Electric’s ability to control the TCEH Debtors’ generation assets and Oncor Electric’s transmission and distribution assets, access retail customer information and limit communication with third parties. Any loss of confidential or proprietary data through a breach could adversely affect the Debtors’ and Oncor Electric’s reputation, expose them to material legal/regulatory claims, impair the Debtors’ and Oncor Electric’s ability to execute on business strategies, and/or materially affect the Debtors’ and Oncor Electric’s results of operations, liquidity and financial condition.

As part of the continuing development of new and modified reliability standards, the FERC has approved changes to its Critical Infrastructure Protection reliability standards and has established standards for assets identified as “critical cyber assets.” Under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1 million per day, per violation) for failure to comply with mandatory electric reliability standards, including standards to protect the power system against potential disruptions from cyber and physical security breaches.

(s)	The TCEH Debtors’ Retail Operation (TXU Energy) May Lose a Significant Number of Customers Due to Competitive Marketing Activity By Other Retail Electricity Providers.

The TCEH Debtors’ retail operation faces competition for customers. Competitors may offer lower prices and other incentives, or attempt to use the Chapter 11 Cases against the TCEH Debtors, which, despite the business’ long-standing relationship with customers, may attract customers away from the TCEH Debtors. The TCEH Debtors operate in a very competitive retail market, as is reflected in a 21% decline in customers (based on meters) served over the last five years.

In some retail electricity markets, the TCEH Debtors’ principal competitor may be the incumbent REP. The incumbent REP has the advantage of long-standing relationships with its customers, including well-known brand recognition.

In addition to competition from the incumbent REP, the TCEH Debtors may face competition from a number of other energy service providers, other energy industry participants, or nationally branded providers of consumer products and services who may develop businesses that will compete with the TCEH Debtors. Some of these competitors or potential competitors may be larger or better capitalized than the TCEH Debtors. If there is inadequate potential margin in these retail electricity markets, it may not be profitable for the TCEH Debtors to compete in these markets.

(t)	The TCEH Debtors’ Retail Operations are Subject to the Risk that Sensitive Customer Data May be Compromised, Which Could Result in an Adverse Impact to the TCEH Debtors’ Reputation and/or Results of the Retail Operations.

The TCEH Debtors’ retail business requires access to sensitive customer data in the ordinary course of business. Examples of sensitive customer data are names, addresses, account information, historical electricity usage, expected patterns of use, payment history, credit bureau data, credit and debit card account numbers, drivers’ license numbers, social security numbers, and bank account information. The TCEH Debtors’ retail business may need to provide sensitive customer data to vendors and service providers who require access to this information to provide services, such as call center operations, to the retail business. If a significant breach occurred, the reputation of the TCEH Debtors’ retail business may be adversely affected, customer confidence may be diminished, or the TCEH Debtors’ retail business may be subject to legal claims, any of which may contribute to the loss of customers and have a negative impact on the business and its results of operations, liquidity and financial condition.

(u)	The TCEH Debtors’ Retail Operations Rely On the Infrastructure of Local Utilities or Independent Transmission System Operators to Provide Electricity To, and To Obtain Information About, Its Customers; Any Infrastructure Failure Could Negatively Impact Customer Satisfaction and Could Have a Material Negative Impact on the Business and Results of Operations.

The TCEH Debtors’ retail operations depend on transmission and distribution facilities owned and operated by unaffiliated utilities, as well as Oncor Electric’s facilities, to deliver the electricity they sell to their customers. If transmission capacity is inadequate, the TCEH Debtors’ ability to sell and deliver electricity may be hindered, and the TCEH Debtors may have to forgo sales or buy more expensive wholesale electricity than is available in the capacity-constrained area. For example, during some periods, transmission access is constrained in some areas of the Dallas-Fort Worth metroplex, where the TCEH Debtors have a significant number of customers. The cost to provide service to these customers may exceed the cost to provide service to other customers, resulting in lower profits. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to the Debtors’ customers could negatively impact customer satisfaction with the TCEH Debtors’ service.

(v)	The TCEH Debtors’ Retail Operations Offer Bundled Services to Customers, With Some Bundled Services Offered At Fixed Prices and For Fixed Terms; if the TCEH Debtors’ Costs For These Bundled Services Exceed the Prices Paid By the TCEH Debtors’ Customers, the TCEH Debtors’ Results of Operations Could Be Materially Affected.

The TCEH Debtors’ retail operations offer customers a bundle of services that include, at a minimum, electricity plus transmission, distribution and related services. The prices the TCEH Debtors charge for the bundle of services or for the various components of the bundle, any of which may be fixed by contract with the customer for a period of time, could fall below the TCEH Debtors’ underlying cost to provide the components of such services.

(w)	The TCEH Debtors’ Revenues and Results of Operations May be Adversely Impacted by Decreases in Wholesale Market Prices of Electricity Due to the Development of Wind Generation Sources.

A significant amount of investment in wind generation in the ERCOT market over the past few years has increased overall wind power generation capacity. Generally, the increased capacity has led to lower wholesale electricity prices (driven by lower market heat rates) in the regions at or near wind power development. As a result, the profitability of the TCEH Debtors’ generation facilities and electricity purchase contracts, including certain wind generation power purchase contracts, has been impacted and could be further impacted by the effects of the wind power development, and the value could significantly decrease if wind power generation has a material sustained effect on market heat rates.

(x)	The Debtors’ and Oncor Electric’s Results of Operations and Financial Condition Could Be Negatively Impacted by Any Development or Event Beyond the Debtors’ and Oncor Electric’s Control that Causes Economic Weakness in the ERCOT Market.

The Debtors and Oncor Electric derive substantially all of their revenues from operations in the ERCOT market, which covers approximately 75% of the geographical area in the State of Texas. As a result, regardless of the state of the economy in areas outside the ERCOT market, economic weakness in the ERCOT market could lead to reduced demand for electricity in the ERCOT market. Such a reduction could have a material negative impact on the Debtors’ and Oncor Electric’s results of operations, liquidity, and financial condition.

(y)	The Loss of the Services of the Debtors’ and Oncor Electric’s Key Management and Personnel Could Adversely Affect their Ability to Operate their Businesses.

The Debtors’ and Oncor Electric’s future success will depend on their ability to continue to attract and retain highly qualified personnel. The Debtors and Oncor Electric compete for such personnel with many other companies, in and outside their industry, government entities and other organizations. The Debtors and Oncor Electric may not be successful in retaining current personnel or in hiring or retaining qualified personnel in the future. The Debtors’ and Oncor Electric’s failure to attract new personnel or retain existing personnel could have a material effect on their businesses.

(z)	The Debtors have Disclosed a Material Weakness in their Internal Control Over Financial Reporting Relating to Their Accounting for Deferred Income Taxes, Which Could Adversely Affect their Ability to Report their Financial Condition, Results of Operations or Cash Flows Accurately and On a Timely Basis.

In connection with the Debtors’ assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, they identified a material weakness in their internal control over financial reporting relating to their accounting for deferred income taxes.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Debtors’ annual or interim financial statements will not be prevented or detected on a timely basis. Management’s procedures and testing identified control deficiencies related to incomplete underlying data and insufficient documentation in the reconciliation process related to deferred income tax accounting that led management to conclude that control deficiencies existed at December 31, 2014. As a result of these deficiencies, until they are substantially remediated, it is reasonably possible that internal controls over financial reporting may not prevent or detect errors in the financial statements from occurring that could be material, either individually or in the aggregate.

While actions have been taken to improve the Debtors’ internal controls in response to the identified material weakness related to certain aspects of accounting for deferred income taxes, additional work continues to address and remediate the identified material weakness. Until these actions are fully implemented and tested, a material weakness in the Debtors’ internal control over financial reporting will continue to exist. As a result, the Debtors’ ability to timely or accurately report their future financial condition, results of operations or cash flows may be adversely affected.

2.	Risk Factors Related to the Business Operations of EFH Corp., EFIH, and Oncor Electric.

EFIH is a holding company that conducts its operations principally through Oncor Holdings and Oncor Electric. As such, the risks described below relating to Oncor’s business will apply to EFH Corp. and EFIH and, following the Effective Date, Reorganized EFH and Reorganized EFIH. Given the “ring-fencing” measures that have been implemented by EFH Corp. and Oncor, EFH Corp., and EFIH will have limited ability to mitigate any of the risks related to Oncor’s business operations, which are discussed in detail below.

(a)	The Costs of Providing Postretirement Benefits and Related Funding Requirements Are Subject to Changes in Value of Fund Assets, Benefit Costs, Demographics, and Actuarial Assumptions and May Have a Material Effect on the Debtors’ and Oncor Electric’s Results of Operations, Liquidity, and Financial Condition.

Oncor Electric provides, and to a limited extent, the Debtors provide pension benefits based on either a traditional defined benefit formula or a cash balance formula, and the Debtors and Oncor Electric also provide certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. The Debtors’ and Oncor Electric’s costs of providing such benefits and related funding requirements are dependent upon numerous factors, assumptions, and estimates and are subject to changes in these factors, assumptions, and estimates, including the market value of the assets funding the pension and OPEB plans. Fluctuations in financial market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

The values of the investments that fund the pension and OPEB plans are subject to changes in financial market conditions. Significant decreases in the values of these investments could increase the expenses of the pension plans and the costs of the OPEB plans and related funding requirements in the future. Oncor Electric’s and the Debtors’ costs of providing such benefits and related funding requirements are also subject to changing employee demographics (including age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in financial market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

(b)	A Substantial Percentage of Oncor Electric’s Revenues Come From TCEH and Its Subsidiaries.

Revenues from TCEH represented 25% and 27% of Oncor Electric’s total reported consolidated revenues for the years ended December 31, 2014, and 2013, respectively. The Debtors cannot be certain that the TCEH Debtors will successfully emerge from bankruptcy or, if they do so, have a comparable financial condition and produce comparable results of operations as they have in the past. Any such changes may have an adverse effect on Oncor Electric’s revenues which may, in turn, have an adverse effect on Reorganized EFH or the Reorganized EFIH Debtors.

(c)	Oncor Electric’s Capital Deployment Program May Not Be Executed as Planned, Which Could Adversely Impact Oncor Electric’s Financial Condition and Results of Operations.

There can be no guarantee that the execution of Oncor Electric’s capital deployment program for its electricity delivery facilities will be successful, and there can be no assurance that the capital investments Oncor Electric intends to make in connection with its electricity delivery business will produce the desired reductions in cost and improvements to service and reliability.

(d)	Market Volatility May Impact Oncor Electric’s Business and Financial Condition in Ways That Oncor Electric Currently Cannot Predict.

Because Oncor Electric’s operations are capital intensive, Oncor Electric expects to rely over the long-term upon access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash-on-hand, operating cash flows, or Oncor Electric’s revolving credit facility. Considering Oncor Electric’s construction plans to service Oncor Electric’s growing customer base and ERCOT needs, it is likely Oncor Electric will incur additional debt. In addition, Oncor Electric may incur additional debt in connection with other investments in infrastructure or technology, such as smart grid systems. Oncor Electric’s ability to access the capital or credit markets may be severely restricted at a time when Oncor Electric would like, or need, to access those markets, which could have an impact on Oncor Electric’s flexibility to react to changing economic and business conditions. In addition, the cost of debt financing may be materially and adversely impacted by these market conditions. Even if Oncor Electric is able to obtain debt financing, Oncor Electric may be unable to recover in rates some or all of the costs of such debt financing if they exceed Oncor Electric’s PUCT-approved cost of debt determined in Oncor Electric’s most recent rate review or subsequent rate reviews. Accordingly, there can be no assurance that the capital and credit markets will continue to be a reliable or acceptable source of short-term or long-term financing for Oncor Electric. Additionally, disruptions in the capital and credit markets could have a broader impact on the economy in general in ways that could lead to reduced electricity usage, which could have a negative impact on Oncor Electric’s revenues, or have an impact on Oncor Electric’s customers, counterparties, and/or lenders, causing them to fail to meet their obligations to Oncor Electric.

(e)	Adverse Actions with Respect to Oncor Electric’s Credit Ratings Could Negatively Affect Oncor Electric’s Ability to Access Capital.

Oncor Electric’s access to capital markets and its cost of debt are directly affected by its credit ratings. Any adverse action with respect to Oncor Electric’s credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. Oncor Electric’s credit ratings are currently substantially higher than those of the Debtors. If credit rating agencies were to change their views on Oncor Electric’s independence of the Debtors, Oncor Electric’s credit ratings would likely decline. Despite the ring-fencing measures, rating agencies have in the past, and could in the future, take an adverse action with respect to Oncor Electric’s credit ratings in response to actions taken by the Debtors in connection with the Chapter 11 Cases. In the event any such adverse action takes place and causes Oncor Electric’s borrowing costs to increase, Oncor Electric may not be able to recover such increased costs if they exceed the PUCT-approved cost of debt determined in its most recent rate review or subsequent rate reviews.

Most of Oncor Electric’s suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions with Oncor Electric. If Oncor Electric’s credit ratings decline, the costs to operate Oncor Electric’s business would likely increase because counterparties could require the posting of collateral in the form of cash-related instruments, or counterparties could decline to do business with Oncor Electric.

(f)	The Rates of Oncor Electric’s Electricity Delivery Business Are Subject to Regulatory Review, and May Be Reduced Below Current Levels, Which Could Adversely Impact Oncor Electric’s Results of Operations, Liquidity, and Financial Condition.

The rates charged by Oncor Electric are regulated by the PUCT and certain cities and are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Oncor Electric’s rates are regulated based on an analysis of Oncor Electric’s costs and capital structure, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUCT will judge all of Oncor Electric’s costs to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that Oncor Electric’s rates are based upon, or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of Oncor Electric’s costs, including regulatory assets reported on Oncor Electric’s balance sheet, and the return on invested capital allowed by the PUCT.

(g)	Disruptions at Electricity Generation Facilities Owned by Third Parties Could Interrupt Oncor Electric’s Sales of Transmission and Distribution Services.

The electricity Oncor Electric transmits and distributes to customers of REPs is obtained by the REPs from electricity generation facilities. Oncor Electric does not own or operate any generation facilities. If generation is disrupted or if generation capacity is inadequate, Oncor Electric’s sales of transmission and distribution services may be diminished or interrupted, and Oncor Electric’s results of operations, financial condition, and cash flows may be adversely affected.

(h)	Oncor Electric’s Revenues and Results of Operations are Seasonal.

Oncor Electric’s revenues are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer.

(i)	Oncor Electric is Dependent Upon a Limited Number of Suppliers and Service Providers for Certain of the Operations; If Any of These Suppliers or Service Providers Failed or Became Unable to Perform on Their Agreements With Oncor Electric, it Could Disrupt Oncor Electric’s Business and Have an Adverse Effect on Oncor Electric’s Cash Flows, Financial Condition and Results of Operations.

Oncor Electric relies on suppliers and service providers to provide Oncor Electric with certain specialized materials and services, including materials and services for power line maintenance, repair, and construction, the AMS, information technology, and customer operations. The financial condition of Oncor Electric’s suppliers and service providers may be adversely affected by general economic conditions, such as credit risk and the turbulent macroeconomic environment in recent years. Because many of the tasks of these suppliers and service providers require specialized electric industry knowledge and equipment, if any of these parties fail to perform, go out of business or otherwise become unable to perform, Oncor Electric may not be able to transition to substitute suppliers or service providers in a timely manner. This could delay Oncor Electric’s construction and improvement projects, increase Oncor Electric’s costs and disrupt Oncor Electric’s operations, which could negatively impact their business and reputation. In addition, Oncor Electric could be subject to fines or penalties in the event a delay resulted in a violation of a PUCT or other regulatory order.

(j)	Risks Related to the Oncor Electric Ring-Fencing.

(i)	EFH Corp. and EFIH Have a Very Limited Ability to Control Activities at Oncor Electric Due to Structural and Operational “Ring-Fencing” Measures.

EFH Corp. and EFIH depend upon Oncor Electric for a significant amount of their cash flows and rely on such cash flows in order to satisfy their obligations. However, EFH Corp. and EFIH have a very limited ability to control the activities of Oncor Electric. As part of the ring-fencing measures implemented by EFH Corp. and Oncor Electric, including certain measures required by the PUCT’s Order on Rehearing in Docket No. 34077, a majority of the members of Oncor Electric’s board of directors are required to meet the New York Stock Exchange requirements for independence in all material respects, and the unanimous, or majority, consent of such directors is required for Oncor Electric to take certain actions. In addition, any new independent directors are required to be appointed by the nominating committee of Oncor Holdings’ board of directors, a majority of whose members are independent directors. No member of EFH Corp.’s or EFIH’s management is a member of Oncor Electric’s board of directors. Under Oncor Holdings’ and Oncor Electric’s organizational documents, EFH Corp. has limited indirect consent rights with respect to the activities of Oncor Electric, including (i) new issuances of equity securities by Oncor Electric, (ii) material transactions with third parties involving Oncor Electric outside of the ordinary course of business, (iii) actions that cause Oncor Electric’s assets to be subject to an increased level of jurisdiction of the FERC, (iv) any changes to the state of formation of Oncor Electric, (v) material changes to accounting methods not required by US GAAP, and (vi) actions that fail to enforce certain tax sharing obligations between Oncor Electric and EFH Corp. In addition, Oncor Electric’s organizational agreements contain restrictions on Oncor Electric’s ability to make distributions to its members, including indirectly to EFH Corp. or EFIH.

Additionally, the restrictive measures required by the PUCT’s Order on Rehearing in Docket No. 34077, include, among other things:

•	Oncor Electric not being restricted from incurring its own debt;

•	Oncor Electric not guaranteeing or pledging any of its assets to secure the debt of any member of EFH; and

•	restrictions on distributions by Oncor Electric, and the right of the independent members of Oncor Electric’s board of directors and the largest non-majority member of Oncor Electric to block the payment of distributions to Oncor Holdings (i.e., such distributions not being available to EFH Corp. under certain circumstances).

The Debtors currently expect such “ring-fencing” measures to remain in place following the Debtors’ emergence from bankruptcy. Thus, consistent with EFH Corp.’s and EFIH’s current limited ability to control the activities of Oncor Electric, Reorganized EFH will have a very limited ability to control the activities of Oncor Electric after emergence.

(ii)	Oncor Electric May or May Not Make Any Distributions to EFH Corp. or EFIH or Reorganized EFH After Emergence.

EFH Corp. and Oncor Electric have implemented certain structural and operational ring-fencing measures, and as part of the ring-fencing measures, a majority of the members of the board of directors of Oncor Electric are required to be, and are, independent from EFH Corp. and EFIH. Any new independent directors of Oncor Electric are required to be appointed by the nominating committee of Oncor Holdings, which is required to be, and is, comprised of a majority of directors that are independent from EFH Corp. and EFIH. The organizational documents of Oncor Electric give these independent directors, acting by majority vote, and, during certain periods, any director designated by Texas Transmission, the express right to prevent distributions from Oncor Electric if they determine that it is in the best interests of Oncor Electric to retain such amounts to meet expected future requirements. The Debtors currently expect such “ring-fencing” measures to remain in place following the Debtors’ emergence from bankruptcy. Accordingly, there can be no assurance that Oncor Electric will make any distributions to EFH Corp. or EFIH or Reorganized EFH after emergence.

In addition, Oncor Electric’s organizational documents prohibit Oncor Electric from making any distribution to its owners, including EFH Corp. and EFIH or Reorganized EFH after emergence, so long as and to the extent that such distribution would cause Oncor Electric’s regulatory capital structure to exceed the debt-to-equity ratio established from time to time by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. Under the terms of a Federal and State Income Tax Allocation Agreement, Oncor Electric makes tax payments to EFH Corp. (bypassing EFIH) based on its share of an amount calculated to approximate the amount of taxes Oncor Electric would have paid to the IRS if it was a stand-alone taxpayer.

Moreover, Oncor Electric has incurred debt in connection with CREZ and may incur additional debt in connection with other investments in infrastructure or technology. Accordingly, while Oncor Electric is required to maintain a specified debt-to-equity ratio, there can be no assurance that Oncor Electric’s equity balance will be sufficient to maintain the required debt-to-equity ratio established from time to time by the PUCT for ratemaking purposes, thereby restricting Oncor Electric from making any distributions to EFH Corp. or EFIH or Reorganized EFH after emergence.

(k)	Risks Related to Holding Company Structure.

(i)	EFH Corp., EFIH, EFCH, TCEH are, and Reorganized EFH and Reorganized TCEH (Each Such Entity, a “Holding Company”) Will Be, a Holding Company and Their Obligations Are, Or Will Be, Structurally Subordinated to Existing and Future Liabilities and Preferred Stock of Their Subsidiaries.

Each Holding Company’s cash flows and ability to meet its obligations are (or will be) largely dependent upon the earnings of its subsidiaries and the payment of such earnings to such Holding Company in the form of dividends, distributions, loans or otherwise, and repayment of loans or advances from such Holding Company. These subsidiaries are (or will be) separate and distinct legal entities and have (or will have) no obligation (other than any existing contractual obligations, which may be suspended or altered in the Chapter 11 Cases) to provide such Holding Company with funds for its payment obligations. Any decision by a subsidiary to provide its’ parent Holding Company with funds for its payment obligations, whether by dividends, distributions, loans or otherwise, will depend on, among other things, the subsidiary’s results of operations, financial condition, cash requirements, contractual restrictions and other factors. In addition, a subsidiary’s ability to pay dividends may be limited by covenants in its existing and future debt agreements, applicable law and the Chapter 11 Cases. Further, the distributions that may be paid by Oncor Electric are limited as discussed above.

Because each Holding Company is a holding company, its obligations to its creditors are (or will be) structurally subordinated to all existing and future liabilities and existing and future preferred stock of its subsidiaries that do not guarantee such obligations. Therefore, with respect to subsidiaries which don’t guarantee its parent Holding Company’s obligations, such Holding Company’s rights and the rights of its creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors and holders of such subsidiary’s preferred stock. To the extent that a Holding Company may be a creditor with recognized claims against any of its subsidiaries, such Holding Company’s claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by such Holding Company.

E.	Risks Related to the REIT Reorganization.[72]

1.	Implementing the REIT Reorganization Is Subject to Significant Contingency and Risk.

As discussed in greater detail above and below, implementing the REIT Reorganization is subject to uncertainty and risk with respect to regulatory, IRS, and other approvals. These risks include, but are not limited to, the

[72]	Many of the rules that apply to REITs are discussed in greater detail in Section X of this Disclosure Statement.

need to obtain certain rulings from the IRS in connection with the Ruling Request (and supplements thereto). Even if all such rulings are obtained, there may be certain fact-specific issues that are not addressed by the Private Letter Ruling.

These risks also include the need to obtain regulatory approval from the PUCT in connection with the REIT Reorganization. Even if regulatory approval from the PUCT ultimately is obtained, the PUCT may impose certain conditions that could significantly affect Oncor Electric’s value. For example, the PUCT may require that a portion of the incremental value realized as a result of the REIT Reorganization be passed on to ratepayers in some form.

An additional risk associated with the REIT Reorganization is that the minority owner of Oncor Electric, Texas Transmission and/or the directors that Texas Transmission has appointed to Oncor Electric’s board of directors may seek to block or impose certain conditions on the REIT Reorganization on the basis that their consent is required to implement certain necessary structural steps. By pursuing the REIT Reorganization for the purpose of conducting an initial public offering of Reorganized EFH and invoking applicable clauses in the relevant Oncor Electric governing agreements, however, the majority owners of Oncor Electric may be able to require Texas Transmission’s good faith cooperation with those steps, including taking such actions as may be reasonably required.

2.	REITCo and Its Subsidiaries Will Be Dependent on OpCo Unless and Until REITCo and Its Subsidiaries Substantially Diversify Their Portfolios.

PropCo will own REITCo’s (as defined below)73 electricity distribution and transmission assets that are considered real property or real estate assets for U.S. federal income tax purposes (along with certain other property). OpCo will lease and operate such assets (with the exception of certain assets that satisfy the “active trade or business” requirement with respect to Reorganized EFH) pursuant to one or more lease agreements. Payments under such lease agreements will account for a significant portion of PropCo’s revenues. There can be no assurance that OpCo will have sufficient assets, income, and access to financing to enable it to satisfy its payment obligations on account of the leases. The inability or unwillingness of OpCo to meet its rent obligations and other obligations under the leases could materially adversely affect PropCo’s business, financial position, or results of operations, including PropCo’s ability to pay dividends to REITCo to enable REITCo to satisfy its REIT distribution requirements (which are discussed in greater detail below). For these reasons, if OpCo were to experience a material adverse effect on its business, financial position, or results of operations, the business, financial position, or results of operations of PropCo and REITCo could also be materially adversely affected.

Due to PropCo’s dependence on rental payments from OpCo as a primary source of revenues, PropCo may be limited in its ability to enforce its rights under or to terminate the lease, either in full or with respect to any particular assets. Failure by OpCo to comply with the terms of the lease or to comply with applicable PUCT regulations could require PropCo to find another lessee, which could be subject to regulatory approval by the PUCT, and there could be a decrease or cessation of rental payments by OpCo.

3.	If REITCo Does Not Qualify for Taxation as a REIT, or Fails to Remain Qualified for Taxation as a REIT, REITCo Will Be Subject to U.S. Federal Income Tax as a Regular Corporation and Could Face a Substantial Tax Liability.

The Debtors intend that REITCo will be organized and will operate in a manner that will allow REITCo to qualify for taxation as a REIT for U.S. federal income tax purposes. Qualification for taxation as a REIT involves the application of highly technical and complex IRC provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation of any of these provisions could jeopardize REITCo’s qualification for taxation as a REIT.

REITCo’s qualification and taxation as a REIT will depend on REITCo’s satisfaction of specified asset, income, organizational, distribution, shareholder ownership, and other requirements on a continuing basis (as discussed in more detail below). REITCo’s ability to satisfy the asset tests depends on REITCo’s analysis of the characterization and fair market values of PropCo’s assets. In addition, REITCo’s ability to satisfy the requirements to qualify for taxation as a REIT may depend in part on the actions of third parties over which it has no control or only limited influence.

[73]	In this Disclosure Statement, references to “REITCo” are references to the entity that will elect to be treated as a REIT for U.S. federal income tax purposes. For the avoidance of doubt, this entity is expected to be New EFH.

The Debtors filed the Supplemental Ruling Request to seek rulings on, among other things, certain issues relevant to REITCo’s qualification for taxation as a REIT. If received, REITCo may generally rely upon the ruling. However, no assurance can be given that the IRS will not challenge REITCo’s qualification for taxation as a REIT on the basis of other issues or facts outside the scope of the ruling, if provided.

If REITCo were to fail to qualify for taxation as a REIT in any taxable year (including with respect to the E&P Purging Dividend (defined and discussed in further detail below)), it would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates, and dividends paid to REITCo’s shareholders would not be deductible by REITCo in computing its taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to Holders of REITCo stock, which in turn could have an adverse effect on the value of REITCo stock. Unless REITCo were entitled to relief under certain IRC provisions, REITCo also would be disqualified from reelecting to be taxed as a REIT for the four taxable years following the year in which REITCo failed to qualify for taxation as a REIT.

4.	Applicable REIT Laws May Restrict Certain Business Activities.

REITCo will be subject to various restrictions on its income, assets and activities (as discussed in more detail below). Business activities that could be impacted by applicable REIT laws include, but are not limited to, activities such as developing alternative uses of real estate. There is a possibility that business activities that would otherwise be prohibited by these restrictions could be conducted through one or more corporations that elect to be treated as taxable REIT subsidiaries (each a “TRS” and, in plural, “TRSs”) for U.S. federal income tax purposes. Any such TRSs would be taxable as C corporations and would be subject to federal, state, local and, if applicable, foreign taxation on their taxable income.

5.	Legislative or Other Actions Affecting REITs Could Have a Negative Effect on REITCo.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws or interpretations thereof by the IRS and the Treasury, with or without retroactive application, could materially and adversely affect REITCo. The Debtors cannot predict how changes in the tax laws might affect REITCo. New legislation, Treasury regulations, administrative interpretations, or court decisions could significantly and negatively affect REITCo’s ability to qualify for taxation as a REIT or the U.S. federal income tax consequences to REITCo of such qualification.

6.	REITCo Could Fail to Qualify for Taxation as a REIT If Income it Receives from PropCo or Its Subsidiaries Is Not Treated as Qualifying Income.

Under applicable provisions of the IRC, REITCo will not qualify for taxation as a REIT unless it satisfies various requirements, including requirements relating to the sources of its gross income. Rents received or accrued by REITCo from OpCo through PropCo will not be treated as qualifying rent for purposes of these requirements if the lease is not respected as a true lease for U.S. federal income tax purposes and is instead treated as a service contract, joint venture, or some other type of arrangement. If the lease is not respected as a true lease for U.S. federal income tax purposes, REITCo will likely fail to qualify for taxation as a REIT.

In addition, subject to certain exceptions, rents received or accrued by REITCo from a tenant (including OpCo) through PropCo or its subsidiaries will not be treated as qualifying rent for purposes of these requirements if REITCo or an actual or constructive owner of 10% or more of REITCo stock actually or constructively owns 10% or more of the total combined voting power of all classes of OpCo stock entitled to vote or 10% or more of the total value of all classes of such tenant’s stock. REITCo’s charter will provide for restrictions on ownership and transfer of its shares of stock, including restrictions on such ownership or transfer that would cause the rents received or accrued by REITCo from such tenant through PropCo or its subsidiaries to be treated as non-qualifying rent for purposes of the REIT gross income requirements. Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that rents received or accrued by REITCo through PropCo or its subsidiaries will be treated as qualifying rent for purposes of REIT qualification requirements.

7.	Dividends Payable by REITs Do Not Generally Qualify for the Reduced Tax Rates Available for Some Dividends.

The maximum U.S. federal income tax rate applicable to income from “qualified dividends” payable by U.S. corporations to U.S. shareholders that are individuals, trusts, and estates is currently 20% (and an additional 3.8% tax on net investment income may also be applicable). Dividends payable by REITs, however, generally are not eligible for the reduced rates applicable to “qualified dividends.” Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts, and estates to perceive investments in REITs to be relatively less attractive than investments in the stock of other corporations that pay dividends, which could adversely affect the value of REITCo’s stock.

8.	REIT Distribution Requirements Could Adversely Affect REITCo’s Ability to Execute Its Business Plan.

REITCo generally must distribute annually at least 90% of its REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains, in order for REITCo to maintain its qualification for taxation as a REIT. To the extent that REITCo satisfies this distribution requirement and qualifies for taxation as a REIT but distributes less than 100% of its REIT taxable income, determined without regard to the dividends-paid deduction and including any net capital gains, REITCo will be subject to U.S. federal corporate income tax on its undistributed net taxable income. In addition, REITCo will be subject to a 4% nondeductible excise tax if the actual amount that REITCo distributes to its shareholders for a calendar year is less than a minimum amount specified under U.S. federal income tax laws. The Debtors intend that REITCo will make distributions to its shareholders to comply with the REIT requirements of the IRC.

From time to time, REITCo may generate taxable income greater than its cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves, or required debt amortization payments. If REITCo does not have other funds available in these situations, REITCo could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices, or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable REITCo to pay out enough of its taxable income to satisfy the REIT distribution requirements and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase REITCo’s costs or reduce the value of its equity. Thus, compliance with the REIT requirements may hinder REITCo’s ability to grow, which could adversely affect the value of REITCo’s stock, or (as explained below) cause holders of REITCo’s stock to incur tax liabilities in excess of cash distributions. Moreover, restrictions in debt agreements of REITCo and its subsidiaries may limit the ability of REITCo or its subsidiaries to incur additional indebtedness, or make certain distributions, that could negatively impact or preclude REITCo from meeting the 90% distribution requirement under certain circumstances. Alternatively, REITCo could elect to satisfy its distribution requirements by making taxable distributions of cash and stock (or in 100% “consent dividends,” if consent can be obtained), which could cause Holders of REITCo stock to incur so-called “phantom income” with respect to such dividends, which would be 100% taxable regardless of the amount of cash received. The risk of receiving “phantom income” could affect the trading values for REITCo stock. Consequently, there can be no assurance that REITCo will be able to make distributions at the anticipated distribution rate or any other rate.

9.	Even If REITCo Remains Qualified for Taxation as a REIT, REITCo May Face Other Tax Liabilities That Reduce Its Cash Flow.

Even if REITCo remains qualified for taxation as a REIT, REITCo may be subject to federal, state, and local taxes on its income and assets, including taxes on any undistributed income and state or local income, property, and transfer taxes. For example, REITCo may hold some of its assets or conduct certain of its activities through one or more TRSs or other subsidiary corporations that will be subject to federal, state, and local corporate-level income taxes as regular C corporations as well as state and local taxes. In addition, REITCo may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s-length basis. Moreover, the separation of Oncor Electric into OpCo and PropCo will result in an incremental total increase in Texas margin tax compared to the period prior to the REIT Reorganization.

10.	Complying with REIT Requirements May Cause REITCo to Forgo Otherwise Attractive Acquisition Opportunities or Liquidate Otherwise Attractive Investments.

As discussed in greater detail above and below, REITCo must satisfy specified asset and income tests to qualify for taxation as a REIT. As a result, REITCo may be required to liquidate or forgo otherwise attractive investments if such investments would cause REITCo to fail to satisfy applicable REIT asset and income tests.

11.	Complying with REIT Requirements May Limit REITCo’s Ability to Effectively Hedge and May Cause REITCo to Incur Tax Liabilities.

The REIT provisions of the IRC limit REITCo’s ability to hedge its assets and liabilities. Generally, income from certain hedging transactions that REITCo may enter into to manage the risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or from transactions to manage risk of currency fluctuations with respect to any item of income or gain that satisfies the REIT gross income tests (including gain from the termination of such a transaction) does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs (which are discussed in greater detail below), provided that certain identification requirements are met. To the extent that REITCo enters into other types of hedging transactions or fails to properly identify such transactions as hedges, the resulting income is likely to be treated as gross income that is not qualifying income for purposes of both of the gross income tests (discussed below). As a result of these rules, REITCo may be required to limit its use of advantageous hedging techniques or implement those hedges through a TRS. This could expose REITCo to greater risks associated with changes in interest rates than REITCo would otherwise want to bear or increase the cost of REITCo’s hedging activities because the TRS may be subject to tax on gains.

12.	Even If REITCo Qualifies for Taxation as a REIT, REITCo Could Be Subject to Tax on Any Unrealized Net Built-In Gains in the Assets Held Before Electing to Be Taxed as a REIT.

REITCo will indirectly own appreciated assets that were indirectly owned by the Debtors (through the Debtors’ ownership of Oncor Electric) before REITCo elected to be taxed as a REIT. If REITCo disposes of any such appreciated assets during the ten-year period following REITCo’s election to be taxed as a REIT, REITCo will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were acquired by REITCo (i.e., at the time that REITCo became a REIT) over the adjusted tax bases of such assets on such date, which are referred to as built-in gains. REITCo would be subject to this tax liability even if it qualifies for taxation as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and REITCo’s distribution requirements. Any tax on the recognized built-in gain will reduce REIT taxable income. REITCo may choose not to sell in a taxable transaction appreciated assets it might otherwise sell during the ten-year period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurances that such a taxable transaction will not occur. If REITCo sells such assets in a taxable transaction, the amount of corporate tax that REITCo will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time REITCo became a REIT. The amount of tax could be significant.

13.	If PropCo Is Treated as a Corporation for U.S. Federal Income Tax Purposes, REITCo Would Cease to Qualify for Taxation as a REIT and Suffer Other Adverse Consequences.

The Plan contemplates the use of an UPREIT structure (discussed in more detail below). The Debtors intend that PropCo (or PropCo’s owner)74 would be treated as a partnership for U.S. federal income tax purposes. As a partnership, PropCo will not be subject to federal income tax on its income. Instead, each of its partners, including REITCo, will be allocated, and may be required to pay tax with respect to, its allocable share of PropCo’s income.

The Debtors cannot assure parties that the IRS will not challenge the status of PropCo or any other subsidiary partnership in which REITCo owns an interest as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating PropCo or any other subsidiary partnership

[74]	Specifically, the Debtors intend that Reorganized EFIH will be treated as a partnership. Additionally, in the event Oncor’s current minority owners remain in place, the Debtors would also intend that Oncor continue to be treated as a partnership.

as an entity taxable as a corporation for U.S. federal income tax purposes, REITCo could fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, REITCo could cease to qualify for taxation as a REIT. Also, the failure of PropCo or any subsidiary partnership to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including REITCo.

14.	Any Tax Opinion Regarding REITCo’s Qualification for Taxation as a REIT Does Not Guarantee REITCo’s Ability to Qualify for Taxation as a REIT.

The Debtors may receive an opinion from counsel, providing that REITCo has been organized in conformity with the requirements for qualification for taxation as a REIT and REITCo’s proposed method of operation as represented by the Debtors will enable REITCo to satisfy the requirements for such qualification. The opinion will be based on representations made by the Debtors as to certain factual matters relating to REITCo’s organization and intended or expected manner of operation. In addition, any such tax opinion will be based on the law existing and in effect on the date of the tax opinion. REITCo’s qualification and taxation as a REIT will depend on REITCo’s ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the IRC. The party providing the tax opinion will not review REITCo’s compliance with these tests on a continuing basis. Accordingly, no assurance can be given that REITCo will satisfy such tests on a continuing basis. Also, any such tax opinion will represent counsel’s legal judgment based on the law in effect as of the date of the tax opinion, is not binding on the IRS or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. The party providing the tax opinion will have no obligation to advise REITCo or Holders of REITCo stock of any subsequent change in the matters stated, represented or assumed in the tax opinion or of any subsequent change in applicable law.

15.	Potential Liability From OpCo Separation.

As discussed in greater detail below, REITCo cannot own OpCo because of specified “related party rent” rules. The anticipated form of the OpCo separation is discussed below. Pursuant to the Plan Support Agreement, the Debtors currently anticipate that a portion of the EFH Group’s NOLs may be available to offset taxable gain associated with the OpCo separation. However, the taxable gain associated with the OpCo separation may be realized over the course of several years; in such case, the EFH Group’s tax attributes that exist prior to the Effective Date will not be available to offset such taxable gain. The Debtors cannot be certain that the OpCo separation will not result in any cash tax liability.

16.	REITCo Will Rely on Cash Distributions From Its Subsidiaries to Satisfy Applicable REIT Distribution Requirements.

As discussed in greater detail below, REITCo will be required to comply with certain REIT distribution requirements. To satisfy those requirements, REITCo will rely on cash distributions from PropCo, and such cash distributions may need to pass through other subsidiaries of REITCo. Under certain circumstances, REITCo’s subsidiaries may be unable to make sufficient cash distributions to REITCo, including because of insufficient cash flows from operations, limitations in debt documents, or limitations in organizational documents. In the event REITCo’s subsidiaries were unable to distribute cash to REITCo, REITCo may be unable to make sufficient distributions to satisfy REIT requirements, may be required to make such distributions in the form of taxable stock dividends or consent dividends, or may be required to raise capital by issuing additional debt or equity.

F.	Miscellaneous Risk Factors and Disclaimers.

1.	The Financial Information is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit was Performed.

In preparing this Disclosure Statement, the Debtors utilized financial information derived from their books and records at the time of such preparation. Such derivation nevertheless includes certain contingencies and estimates and assumptions about future events that affect the reporting of assets and liabilities and amounts of revenue and expense, including fair value measurements, each of which, by its forward-looking nature, involves uncertainties. Although the Debtors have used their reasonable business judgment to assure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects their financial condition, the Debtors are unable to warrant or represent that the financial information contained in this Disclosure Statement (or any information in any of the Exhibits to the Disclosure Statement) is without inaccuracies or inconsistencies.

2.	No Legal or Tax Advice is Provided By This Disclosure Statement.

This Disclosure Statement is not legal advice to any person or Entity. The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each reader is urged to consult its own legal counsel, accountant and tax advisor with regard to any legal, tax, and other matters concerning its Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote to accept or reject the Plan or whether to object to Confirmation.

3.	No Admissions Made.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any person or Entity (including the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims and Allowed Interests, or any other parties in interest.

4.	Failure To Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim is, or is not, identified in this Disclosure Statement. The Debtors may seek to investigate, file, and prosecute Claims and may object to Claims after Confirmation and Consummation of the Plan, irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

5.	Information Was Provided by the Debtors and was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement and the Exhibits to the Disclosure Statement, they have not independently verified the information contained in this Disclosure Statement or the information in the Exhibits to the Disclosure Statement.

6.	No Representations Outside This Disclosure Statement are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by Holders in arriving at their decisions as to whether to accept or reject the Plan. Holders should promptly report unauthorized representations or inducements to counsel to the Debtors and the Office of the U.S. Trustee for the District of Delaware.

FORWARD-LOOKING STATEMENTS

This Disclosure Statement, including the information incorporated into this Disclosure Statement by reference, contains “forward-looking statements.” All statements, other than statements of historical facts, that are included in or incorporated by reference into this Disclosure Statement that address activities, events, or developments that the Debtors expect or anticipate to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development, or operation of facilities, market and industry developments and the growth of the Debtors’ businesses and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “could,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective,” and “outlook”), are forward-looking statements. Although the Debtors believe that in making any such forward-looking statement their expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” contained elsewhere in this Disclosure Schedule and in the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the EFH Public Filings, which are incorporated into this Disclosure Statement by reference, and the following important factors, among others, that could cause the Debtors’ actual results to differ materially from those projected in such forward-looking statements:

•	the Debtors’ ability to receive Bankruptcy Court approval and the required creditors’ votes for the approval of the Plan or any other plan filed by the Debtors, particularly prior to the expiration of the exclusivity period, and the Debtors ability to consummate the Plan or any such other plan;

•	the outcome of the court-supervised bid process with respect the restructuring of EFH Corp. and EFIH;

•	the Debtors’ ability to obtain the approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases and such approvals not being overturned on appeal or being stayed for any extended period of time;

•	the effectiveness of the overall restructuring activities pursuant to the Chapter 11 Cases and any additional strategies the Debtors employ to address their liquidity and capital resources;

•	the terms and conditions of any reorganization plan that is ultimately approved by the Bankruptcy Court;

•	the extent to which the Chapter 11 Cases cause customers, suppliers, and others with whom the Debtors have commercial relationships to lose confidence in them, which may make it more difficult for the Debtors to obtain and maintain such commercial relationships on competitive terms;

•	difficulties the Debtors may face in retaining and motivating their key employees through the bankruptcy process, and difficulties they may face in attracting new employees;

•	the significant time and effort required to be spent by the Debtors’ senior management in dealing with the bankruptcy and restructuring activities rather than focusing exclusively on business operations;

•	the Debtors’ ability to remain in compliance with the requirements of the DIP Facilities;

•	the Debtors’ ability to maintain or obtain sufficient financing sources for their operations during the pendency of the Chapter 11 Cases and their ability to obtain sufficient exit financing to fund the Plan or any other plan of reorganization;

•	limitations on the Debtors’ ability to utilize previously incurred federal net operating losses or alternative minimum tax credits;

•	the actions and decisions of creditors, regulators, and other third parties that have an interest in the Chapter 11 Cases that may be inconsistent with, or interfere with, the Debtors’ business and/or plans;

•	the duration of the Chapter 11 Cases;

•	the actions and decisions of regulatory authorities relative to any reorganization plan;

•	the outcome of any current or future litigation regarding whether note holders are entitled to makewhole or redemption premiums, and/or postpetition interest in connection with the treatment of their claims in bankruptcy;

•	the outcome of any current or future litigation regarding intercompany claims and derivative claims;

•	restrictions on the Debtors’ operations due to the terms of their debt agreements, including the DIP Facilities, and restrictions imposed by the Bankruptcy Court in the Chapter 11 Cases;

•	the Debtors’ ability to satisfy any of the conditions to the Restructuring Transactions;

•	prevailing governmental policies and regulatory actions, including those of the Texas Legislature, the Governor of Texas, the Congress of the United States of America, the FERC, the NERC, the TRE, the PUCT, ERCOT, the RCT, the NRC, the EPA, the TCEQ, the US Mine Safety and Health Administration and the CFTC, with respect to, among other things:

•	allowed prices;

•	allowed rates of return;

•	permitted capital structure;

•	industry, market, and rate structure;

•	purchased power and recovery of investments;

•	operations of nuclear generation facilities;

•	operations of fossil fueled generation facilities;

•	operations of mines;

•	self-bonding requirements;

•	acquisitions and disposals of assets and facilities;

•	development, construction, and operation of facilities;

•	decommissioning costs;

•	present or prospective wholesale, and retail competition;

•	changes in tax laws and policies;

•	changes in and compliance with environmental and safety laws, and policies, including the CSAPR, MATS, and greenhouse gas and other climate change initiatives; and

•	clearing over-the-counter derivatives through exchanges and posting of cash collateral therewith;

•	legal and administrative proceedings and settlements;

•	general industry trends;

•	weather conditions, including drought and limitations on access to water, and other natural phenomena, acts of sabotage, wars, or terrorist or cyber security threats or activities;

•	economic conditions, including the impact of an economic downturn;

•	the Debtors’ ability to collect trade receivables from counterparties;

•	the Debtors’ ability to attract and retain profitable customers;

•	the Debtors’ ability to profitably serve our customers;

•	restrictions on competitive retail pricing;

•	changes in wholesale electricity prices or energy commodity prices, including the price of natural gas;

•	changes in prices of transportation of natural gas, coal, fuel oil, and other refined products;

•	changes in the ability of vendors to provide or deliver commodities as needed;

•	changes in market heat rates in the ERCOT electricity market;

•	the Debtors’ ability to effectively hedge against unfavorable commodity prices, including the price of natural gas, market heat rates and interest rates;

•	population growth or decline, or changes in market supply and/or demand and demographic patterns, particularly in ERCOT;

•	changes in business strategy, development plans, or vendor relationships;

•	access to adequate transmission facilities to meet changing demands;

•	changes in interest rates, commodity prices, rates of inflation, or foreign exchange rates;

•	changes in operating expenses, liquidity needs, and capital expenditures;

•	inability of various counterparties to meet their financial obligations to the Debtors and/or their subsidiaries, including failure of counterparties to perform under agreements;

•	general industry trends;

•	hazards customary to the industry and the possibility that the Debtors and/or their subsidiaries may not have adequate insurance to cover losses resulting from such hazards;

•	changes in technology (including large scale electricity storage) used by and services offered by the Debtors and/or their subsidiaries;

•	changes in electricity transmission that allow additional electricity generation to compete with the Debtors’ generation assets;

•	significant changes in relationships with the Debtors’ and/or their subsidiaries’ employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

•	changes in assumptions used to estimate costs of providing employee benefits, including medical and dental benefits, pension and other postretirement employee benefits, and future funding requirements related thereto, including joint and several liability exposure under ERISA;

•	changes in assumption used to estimate future executive compensation payments;

•	significant changes in critical accounting policies material to the Debtors and/or their subsidiaries;

•	commercial bank market and capital market conditions and the potential impact of disruptions in U.S. and international credit markets;

•	access to capital, the cost of such capital, and the results of financing and refinancing efforts by the Debtors and/or their subsidiaries and affiliates, including availability of funds in the capital markets;

•	competition for new energy development and other business opportunities;

•	inability of various counterparties to meet their obligations with respect to our financial instruments;

•	circumstances which may contribute to impairment of goodwill, intangible, or other long-lived assets;

•	financial restrictions imposed by the agreements governing Oncor Electric’s and the Debtors’ debt instruments;

•	the Debtors’ or their subsidiaries’ ability to generate sufficient cash flow to make interest payments on their debt instruments;

•	the Oncor Subsidiaries’ ability to satisfy their obligations under the Oncor TSA;

•	the Oncor Subsidiaries’ decision to make any distributions to EFIH;

•	actions by credit rating agencies;

•	changes in law or regulation applicable to market participants in the ERCOT market; and

•	ability to effectively execute the Debtors’ operational strategy.

Any forward-looking statement speaks only as of the date on which it is made, and except as may be required by law, the Debtors undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for the Debtors to predict all of them; nor can the Debtors assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

IX. Important Securities Laws Disclosures

The Plan provides for the offer, issuance, sale or distribution of the Rights, Reorganized TCEH Common Stock, New Reorganized TCEH Debt, Reorganized TCEH Sub Preferred Stock, New Reorganized EFIH Debt, Reorganized EFH Common Stock, New EFH Common Stock, Reorganized EFIH Membership Interests, and New EFH Merger Common Stock. The Debtors believe that each of the Rights, Reorganized TCEH Common Stock, New Reorganized TCEH Debt, Reorganized TCEH Sub Preferred Stock, New Reorganized EFIH Debt, Reorganized EFH Common Stock, New EFH Common Stock, Reorganized EFIH Membership Interests, and New EFH Merger Common Stock, as applicable, are or may be “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws.

The Debtors believe that the offer, issuance, sale, or distribution of (1) the Reorganized TCEH Common Stock to Holders of Allowed TCEH First Lien Claims, (2) the Reorganized EFH Common Stock to Holders of the Allowed TCEH Unsecured Debt Claims and Allowed General Unsecured Claims Against TCEH Debtors Other Than EFCH, and (3) the Reorganized EFIH Membership Interests issued to Holders of Allowed Interests in EFIH may be made without registration under the Securities Act in reliance upon the exemption set forth in section 1145(a)(1) of the Bankruptcy Code.

The Debtors believe that the New EFH Merger Common Stock issued in exchange for Reorganized EFH Common Stock in the Merger without registration under the Securities Act may be made in reliance upon the exemption set forth in Section 1145(a)(1) of the Bankruptcy Code for the offer or sale under a chapter 11 plan of a security of a successor to the debtor if such securities are offered or sold in exchange for a claim against, or an interest in, such debtor. The Debtors will seek to obtain a ruling from the Bankruptcy Court in the Confirmation Order that the Section 1145(a)(1) exemption applies to the New EFH Merger Common Stock. In the event the Debtors are unable to obtain a ruling from the Bankruptcy Court that the issuance of the New EFH Merger Common Stock qualifies for the statutory exemption from securities law provided under section 1145 of the Bankruptcy Code, the Debtors will either rely on another exemption from the registration requirements of the Securities Act or will be required to register the New EFH Merger Common Stock under the Securities Act, which may delay the Effective Date of the Plan.

Each of the Reorganized TCEH Common Stock, Reorganized EFH Common Stock, Reorganized EFIH Membership Interests and New EFH Merger Common Stock, are referred to herein as the “1145 Securities.”

The offering and issuance of the Rights and the New EFH Common Stock issuable upon exercise of the Rights (excluding any such Rights and New EFH Common Stock offered and/or issued under a Private Rights Offering, as applicable), each pursuant to the Rights Offering, will be registered with the SEC pursuant to an effective registration statement under the Securities Act. As such, the Debtors believe that the shares of New EFH Common Stock issued upon exercise of the Rights (a) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (b) will be freely tradable and transferable by any initial recipient thereof that at the time of sale is not, and has not been within the prior 90 days, an “affiliate” of New EFH, as defined in Rule 144(a)(1) under the Securities Act.

The New Reorganized TCEH Debt, the New Reorganized EFIH Debt, the Reorganized TCEH Sub Preferred Stock, the Reorganized EFIH Membership Interests issued to OV2 pursuant to the Equity Commitment Letter, the New EFH Common Stock issued pursuant to the Backstop Agreement and the Equity Commitment Letter, and the Rights offered and issued pursuant to any Private Rights Offering (and the New EFH Common Stock issued upon the exercise of such Rights), as applicable, will each be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and will not be “1145 Securities.”

A.	Section 1145 of the Bankruptcy Code

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in exchange for such claim or interest and partly for cash or property. Section 1145(a)(2) of the Bankruptcy Code generally exempts from registration under the Securities Act the offer of a security through any warrant, option, right to subscribe, or conversion privilege that was sold in the manner specified in section 1145(a)(1), or the sale of a security upon the exercise of such a warrant, option, right, or privilege. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a) of the Bankruptcy Code are deemed to be made in a public offering. Accordingly, the securities issued pursuant to the section 1145 exemption may generally be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(a)(1) thereof, unless the holder is an “underwriter” with respect to such securities, as such term is defined in section 1145(b)(1) of the Bankruptcy Code. In addition, such securities generally may be resold by the recipients thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” for purposes of the Securities Act as one who, subject to certain exceptions, (1) purchases a claim or interest in the debtor with a view to distribution of any security to be received in exchange for such claim, (2) offers to sell securities offered or sold under the plan for the holders of such securities, (3) offers to buy securities issued under the plan from the holders of such securities, if the offer to buy is made with a view to distribution of such securities, and if such offer is under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan, or (4) is an “issuer,” as used in section 2(a)(11) of the Securities Act, with respect to such securities. The term “issuer,” as used in section 2(a)(11) of the Securities Act, includes any person directly or indirectly controlling or controlled by, an issuer of securities, or any person under direct or indirect common control with such issuer.

To the extent that persons deemed to be “underwriters” under section 1145 of the Bankruptcy Code receive 1145 Securities, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Generally, rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include that current public information with respect to the issuer be available at the time of sale, limitations as to the amount of securities that may be sold, and manner of sale and notice requirements.

You should confer with your own legal advisors to help determine whether or not you are an “underwriter.”

B.	Subsequent Transfers of Securities Not Covered by the Section 1145(a) Exemption.

Securities that are neither issued pursuant to section 1145(a)(1) or section 1145(a)(2) of the Bankruptcy Code nor pursuant to an effective registration statement under the Securities Act will be deemed “restricted securities” and may not be sold, exchanged, assigned, or otherwise transferred unless they are registered, or an exemption from registration applies, under the Securities Act. Rule 144 of the Securities Act permits the public resale of restricted securities if certain conditions are met, and these conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144. A non-affiliate who has not been an affiliate of the issuer during the preceding 90 days may resell restricted securities after a six-month holding period unless certain current public information regarding the issuer is not available at the time of sale, in which case the non-affiliate may resell after a one-year holding period. An affiliate may resell restricted securities after a six-month holding period but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale and notice requirements of Rule 144.

PERSONS WHO RECEIVE SECURITIES UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER THE FEDERAL OR STATE SECURITIES LAWS AND THE CIRCUMSTANCES UNDER WHICH SECURITIES MAY BE SOLD IN RELIANCE ON SUCH LAWS.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. WE MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE

SECURITIES LAWS, WE ENCOURAGE EACH HOLDER AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A SECURITY IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE FEDERAL OR STATE SECURITIES LAWS OR WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, WE MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES ISSUED UNDER THE PLAN.

X. Certain U.S. Federal Income Tax Consequences of the Plan

A.	Introduction.

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors and to certain U.S. Holders (as defined below) of Claims against the Debtors that compose Classes entitled to vote on the Plan. The following summary does not address the U.S. federal income tax consequences to Holders of Claims not entitled to vote to accept or reject the Plan. This summary is based on the IRC, the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the IRS and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

For purposes of this discussion, a “U.S. Holder” is a holder that is: (1) an individual citizen or resident of the U.S. for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the U.S. is able to exercise primary jurisdiction over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. For purposes of this discussion, a “Non-U.S. Holder” is any holder that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss the U.S. federal income tax consequences of the Plan to Non-U.S. Holders of Claims against or Interests in the Debtors.75

Pursuant to the Plan, the TCEH Debtors other than EFCH and TCEH will be separated from the EFH Debtors and the EFIH Debtors in a transaction intended generally to constitute a reorganization under sections 368(a)(1)(G) and 355 of the IRC. However, the Debtors do expect to recognize gain as a result of a so-called “busted 351” transaction (the “Preferred Stock Sale”). As a result of the Preferred Stock Sale, the Debtors anticipate that there will be a step-up in the tax basis in the assets transferred or deemed transferred to the Preferred Stock Entity (the “Basis Step-Up”) that will be determined in accordance with the definition of “Basis Step-Up” in the Plan. The Spin-Off and the Preferred Stock Sale are discussed in more detail below. In addition, the Plan provides that the Debtors will use reasonable efforts to implement the REIT Reorganization. Certain U.S. federal income tax considerations with respect to the REIT Reorganization are discussed below.

Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. The Debtors have sought the Private Letter Ruling with respect to some, but not all, of the U.S. federal income tax consequences of the Plan to the Debtors and certain Holders of Claims and Interests. The following summary assumes that the Intended Tax Treatment of the Plan is respected for U.S. federal income tax purposes. Although the Private Letter Ruling, if obtained, will bind the IRS with respect to the rulings therein and to the extent the representations made by the Debtors in connection therewith are true, the IRS could attempt to assert that matters not ruled upon, or inaccurate representations, alter the tax consequences of the restructuring transactions consummated under the Plan. Moreover, this summary is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders in light of their individual circumstances. This discussion does not address tax issues with respect to such Holders subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies, non-U.S. Holders, Persons who are related to the Debtors within the meaning of the IRC, persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy, regulated investment companies and those holding, or who will hold, Claims as part of a hedge, straddle, conversion, or other integrated transaction). No aspect of state, local, estate, gift, or non-U.S. taxation is addressed. Additionally, the net investment

[75]	Any references in this summary to consequences to “Holders” are references to consequences to “U.S. Holders.”

income tax imposed by section 1411 of the IRC is also not addressed. Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds such a Claim as a “capital asset” (within the meaning of section 1221 of the IRC). This summary also assumes that the various debt and other arrangements to which the Debtors and Reorganized Debtors are a party will be respected for federal income tax purposes in accordance with their form.

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder, the tax treatment of a partner (or other owner) generally will depend upon the status of the partner (or other owner) and the activities of the entity and the partner (or other owner). Partners (or other owners) of partnerships (or other pass through entities) that are Holders are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors.

For U.S. federal income tax purposes, the Debtors (and certain non-Debtor affiliates) are members of an affiliated group of corporations (or entities disregarded for federal income tax purposes that are wholly owned by members of such group), of which EFH Corp. is the common parent (the “EFH Group”).76

TCEH is currently a wholly-owned subsidiary of EFCH, and EFCH is a wholly-owned subsidiary of EFH Corp. For federal income tax purposes, EFCH, TCEH, and the substantial majority of TCEH’s direct and indirect subsidiaries are entities that are disregarded from their regarded owner, EFH Corp., for federal income tax purposes. Similarly, EFIH is a wholly-owned subsidiary of EFH Corp. and is classified as a disregarded entity for federal income tax purposes. As a consequence, EFH Corp. is treated as holding, for federal income tax purposes, all the assets and liabilities of EFIH, EFCH, TCEH, and TCEH’s subsidiaries that are also disregarded entities. Oncor is a partnership for federal income tax purposes; as a result, EFH Corp.’s tax results reflect its pro rata share of the results of Oncor and other items related to EFH Corp.’s indirect ownership of approximately 80% of the equity in Oncor (including income and gain recognized under section 704(c) of the IRC).

The Debtors currently project that, as of December 31, 2015 (and assuming, for illustrative purposes only, an Effective Date of December 31, 2015), the EFH Group will have approximately $4.9 billion of NOLs.77 The Debtors project that additional NOLs of approximately $100-150 million per month will be generated between January 1, 2016 and the Effective Date. As discussed below, the Debtors expect that all of the EFH Group’s NOLs will either be used or eliminated upon implementation of the Plan.

[76]	Additionally, a single Debtor entity, EFH CG Holdings Company LP, is a regarded partnership for federal income tax purposes. Approximately 19.5% of this entity is owned by non-Debtor Oncor Electric Delivery Company LLC; the remaining interests are owned by various Debtor entities.
[77]	To A significant portion of these projected NOLs will not exist until the Effective Date. These projections assume that Oncor elects bonus depreciation for the 2014 taxable year and that the rest of the EFH Group does not elect bonus depreciation for the 2014 taxable year. These projections do not include the effect, if any, of bonus depreciation for the 2015 taxable year (to the extent bonus depreciation is authorized for 2015) or any NOLs attributable to makewhole payments, if any, other than NOLs attributable to the EFIH First Lien Settlement.

1.	Reorganized TCEH Spin-Off.

(a)	Divisive G Reorganization.

Pursuant to the Plan, TCEH will form Reorganized TCEH as a Delaware limited liability company that is disregarded for federal income tax purposes. Reorganized TCEH will issue the New Reorganized TCEH Debt, TCEH will transfer all of its interests in its subsidiaries (excluding the stock of TCEH Finance) to Reorganized TCEH in exchange for 100% of (x) the Reorganized TCEH membership interests and (y) the net Cash proceeds of the New Reorganized TCEH Debt (and, to the extent applicable, the New Reorganized TCEH Debt that will be received by Holders of Class C3 Claims), subject to preserving the Intended Tax Treatment, and the EFH Debtors will transfer to Reorganized TCEH (x) its equity interests in the Reorganized EFH Shared Services Debtors (or with the consent of TCEH and the TCEH Supporting First Lien Creditors, the assets and liabilities of the Reorganized EFH Shared Services Debtors related to the TCEH Debtors’ operations), (y) with the consent of TCEH and the TCEH Supporting First Lien Creditors, certain other assets, liabilities, and equity interests related to the TCEH Debtors’ operations (including the equity interests of non-Debtor EFH Properties Company or the lease for the Debtors’ corporate headquarters at “Energy Plaza” held by EFH Properties Company (but not including any Cash on hand at EFH Properties Company)), and (z) the rights to receive the Assigned C5 Equity pursuant to the Plan, (the “Contribution”). Following the Contribution and the Preferred Stock Sale (discussed below), Reorganized TCEH will convert to a Delaware corporation pursuant to Delaware’s corporate conversion statute (the “Reorganized TCEH Conversion”). For U.S. federal income tax purposes, the incorporation of Reorganized TCEH will be treated as if EFH Corp. contributed the TCEH assets and other assets contributed to Reorganized TCEH (a corporation) in exchange for all of the Reorganized TCEH Common Stock and the assumption of the New Reorganized TCEH Debt and certain other liabilities by Reorganized TCEH. Immediately following the Reorganized TCEH Conversion, TCEH will make distributions to Allowed TCEH First Lien Secured Claims in accordance with the Plan (the “Distribution”).

The Contribution, Reorganized TCEH Conversion, and Distribution are collectively intended to qualify as a reorganization pursuant to section 368(a)(1)(G) of the IRC with a distribution pursuant to section 355 of the IRC (a “Divisive G Reorganization”). Assuming qualification as a Divisive G Reorganization, the Debtors should not recognize any gain or loss with respect to the Spin-Off for U.S. federal income tax purposes, other than the gain recognized in connection with the Preferred Stock Sale, as discussed below, and after the Spin-Off, Reorganized TCEH should hold its assets with the same tax basis as EFH Corp. had in such assets, other than with respect to (i) the assets transferred or deemed transferred pursuant to the Preferred Stock Sale (as discussed below) and (ii) the Reorganized EFH Common Stock deemed contributed to Reorganized TCEH.

(b)	Preferred Stock Sale.

The Debtors currently project that the EFH Group will have approximately $4.9 billion of NOLs as of December 31, 2015, and that figure will increase (a) to the extent the Effective Date occurs after that date; (b) to the extent of bonus depreciation (if any) in 2015; and (c) to the extent any additional NOLs are generated as a result of makewhole settlement payments (if any). The Preferred Stock Sale will utilize the EFH Group’s available NOLs to achieve the Basis Step-Up prior to such NOLs being reduced as a result of the COD Income (defined below) that will be recognized under the Plan, subject to an NOL holdback amount.

To obtain the Basis Step-Up, prior to the Reorganized TCEH Conversion, TCEH will form the Preferred Stock Entity, which will be treated as a corporation for U.S. federal income tax purposes. After the Contribution (but before the Reorganized TCEH Conversion), Reorganized TCEH will contribute the equity in the Contributed TCEH Debtors (or, potentially, certain assets or joint interests in certain assets, as agreed upon by EFH Corp., the Plan Sponsors, and the TCEH Supporting First Lien Creditors in accordance with the Plan Support Agreement) (collectively, the “Contributed TCEH Assets”) to the Preferred Stock Entity in exchange for the Preferred Stock Entity’s (a) common stock and (b)the Reorganized TCEH Sub Preferred Stock.78

Immediately thereafter, and pursuant to a prearranged and binding agreement, Reorganized TCEH will sell all of the Reorganized TCEH Sub Preferred Stock in exchange for Cash to third party investors, provided, however, that Holders of TCEH First Lien Claims shall not be permitted to purchase the Reorganized TCEH Sub Preferred Stock.

[78]	The Reorganized TCEH Sub Preferred Stock will have voting rights under certain limited circumstances.

This sale will cause Reorganized TCEH’s contribution of the Contributed TCEH Assets to be taxable, because Reorganized TCEH will not have control of the Preferred Stock Entity for purposes of section 351 of the IRC. Because the Contributed TCEH Assets are either (a) equity interests in disregarded entities for federal income tax purposes or (b) assets held by entities that are disregarded for federal income tax purposes, EFH Corp. should recognize gain equal to the difference between the tax basis of the assets owned by the Preferred Stock Entity and the fair market value of such assets. The tax basis of such assets should be increased by the amount of the gain recognized, and such gain will be offset by the EFH Group’s tax attributes.

Due to the limitations on the use of NOL carryforwards to reduce alternative minimum tax (“AMT”) liability, it is expected that the Debtors will incur cash AMT liability as a result of the Preferred Stock Sale.

2.	EFH Recapitalization and Reorganization.

Other than consequences of the REIT Reorganization, which are discussed in greater detail below, the primary U.S. federal income tax effect of the reorganization will be the potential generation of cancelation of indebtedness income (“COD Income”) resulting from the discharge of Claims against the EFH Debtors and EFIH (discussed below). In particular, (a) the distribution of Reorganized EFH Common Stock to Holders of Claims (including to (i) Reorganized TCEH pursuant to the Cash-Out Election; (ii) Holders of Class C4 Claims; and (iii) Holders of Class C5 Claims (to the extent such Holders receive Reorganized EFH Common Stock rather than Cash) is intended to qualify as a reorganization under section 368(a) of the IRC; and (b) the Merger of Reorganized EFH with and into New EFH is also intended to qualify as a reorganization under section 368(a) of the IRC.79 Thus, the distribution of Reorganized EFH Common Stock and the Merger should not result in the recognition of gain or loss.

3.	Cancelation of Debt and Reduction of Tax Attributes.

In general, absent an exception, a debtor will realize and recognize COD Income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The most significant of these exceptions with respect to the Debtors is that taxpayers under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code, where the discharge of debt occurs pursuant to that proceeding, are not required to recognize such COD Income. In that case, however, the taxpayer must reduce its tax attributes, such as its NOLs, general business credits, capital loss carryforwards, and tax basis in assets, by the amount of the COD Income avoided. Generally, the reduction in the tax basis of assets cannot exceed the excess of the total basis of the debtor’s property held immediately after the debt discharge over the total liabilities of the debtor immediately after the discharge (the “Liability Floor Rule”). Any attribute reduction will be applied as of the first day following the taxable year in which COD Income is recognized.

The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied or canceled, over (b) the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness of the taxpayer issued and (iii) the fair market value of any other consideration. Because the Plan provides that Holders of certain Allowed Claims will receive their pro rata share of new debt instruments or equity interests rather than cash, the amount of COD Income will depend on the fair market value of the consideration (or the issue price of indebtedness) exchanged therefor. The fair market value of such consideration cannot be known with certainty until after the Effective Date. Accordingly, the amount of COD Income the Debtors may incur is uncertain. The Debtors do, however, expect that in all cases, the amount of COD Income will exceed the amount of EFH’s NOLs remaining after offsetting gain recognized as a result of the Preferred Stock Sale, as discussed above. As a result, any such remaining NOLs would be completely eliminated. However, the Debtors expect that, as a result of the Liability Floor Rule, the tax basis of the Reorganized Debtors’ assets will not be materially reduced.

Section 382 of the IRC limits a corporation’s use of its NOLs if that corporation undergoes an “ownership change.” Because the Consummation of the Plan is expected to result in the elimination of the Debtors’ NOLs, that limitation will have no material effect.

[79]	The Rights are being issued by New EFH, rather than by the Debtors.

4.	The TCEH Settlement Claim.

Pursuant to the Plan, TCEH holds the TCEH Settlement Claim against EFH Corp. The Plan provides that such Claim will be deemed satisfied upon consummation of the Merger and Purchase Agreement in accordance with the Plan. As noted above, TCEH is currently a disregarded entity from EFH Corp. for U.S. federal income tax purposes. As a result, the TCEH Settlement Claim should be disregarded for U.S. federal income tax purposes, and there should be no resulting tax consequences from the treatment of the TCEH Settlement Claim under the Plan.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Claims in Classes Entitled to Vote on the Plan.

As discussed below, the tax consequences of the Plan to Holders of Allowed Claims will depend on a variety of factors.

Recoveries under the Plan are significantly different, and these differences will change the U.S. federal income tax consequences to Holders of certain Claims.

As an initial matter, whether the Plan is fully or partially taxable will depend on whether the debt instruments being surrendered constitute “securities” for U.S. federal income tax purposes. Whether a Claim that is surrendered and debt instruments received pursuant to the Plan constitute “securities” is determined based on all the facts and circumstances. Most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of 10 years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into equity of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. The Private Letter Ruling may address whether certain Claims surrendered pursuant to the Plan constitute “securities.”

The character of any recognized gain as capital gain or ordinary income will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands (including whether the Claim constitutes a capital asset), whether the Claim was purchased at a discount, whether and to what extent the U.S. Holder has previously claimed a bad debt deduction with respect to its Claim, and whether any part of the Holder’s recovery is treated as being on account of accrued but unpaid interest. Accrued interest and market discount are discussed below.

1.	Consequences to U.S. Holders of Claims.

(a)	Consequences to U.S. Holders of TCEH First Lien Secured Claims (Class C3).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Allowed Class C3 Claims will receive their pro rata share of (a) Reorganized TCEH Common Stock; (b) cash; (c) New Reorganized TCEH Debt (if applicable); (d) Rights,80 and (e) TRA Rights (if any). The treatment of a U.S. Holder of such a Claim will vary depending on whether a Class C3 Claim is a “security.”

(i)	Treatment if a Class C3 Claim Constitutes a “Security.”

If a Class C3 Claim constitutes a “security,” then the exchange of such a Claim for Reorganized TCEH Common Stock generally should be treated as part of the Divisive G Reorganization and distribution under section 355 of the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration, including cash, received minus the Holder’s adjusted basis, if any, in the Claim) or (b) the cash and the fair market value of “other property” received in the distribution that is not permitted to be received under sections 355 and 356 of the IRC without the recognition of gain.

[80]	The Rights will be issued by New EFH to such creditors.

With respect to non-cash consideration that is treated as a “stock or security” of the Debtors, such U.S. Holder should obtain a tax basis in such property, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Claim surrendered, less (b) the cash received, plus (c) gain recognized (if any). The holding period for such non-cash consideration should include the holding period for the surrendered Claims.

With respect to non-cash consideration that is not treated as a “stock or security” of the Debtors, U.S. Holders should obtain a tax basis in such property, other than any amounts treated as received in satisfaction of accrued but untaxed interest (or original issue discount), equal to the property’s fair market value as of the date such property is distributed to the U.S. Holder. The holding period for any such property should begin on the day following the receipt of such property.

The tax basis of any non-cash consideration treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the stock received in satisfaction of accrued but untaxed interest. The holding period for the non-cash consideration treated as received in satisfaction of accrued but untaxed interest should not include the holding period of the debt instrument constituting the surrendered Claim, and should begin on the day following the receipt of such property.

(ii)	Treatment if a Class C3 Claim Does Not Constitute a “Security.”

Certain Class C3 Claims may not constitute “securities.” A U.S. Holder of such a Claim should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim would recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value of the “other property” received in exchange for the Claim and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

Such U.S. Holder should obtain a tax basis in the non-cash consideration received, other than with respect to any amounts received that are attributable to accrued but untaxed interest, equal to the fair market value of the non-cash consideration as of the receipt of such property.

The tax basis of any non-cash consideration treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the stock received in satisfaction of accrued but untaxed interest.

The holding period of the non-cash consideration should begin on the day following the receipt of such property.

(iii)	Exercise of Rights

A U.S. Holder that elects not to exercise the Rights may be entitled to claim a loss equal to the amount of tax basis in the Rights, subject to any limitations on such U.S. Holder’s ability to utilize capital losses. Such U.S. Holders are urged to consult with their own tax advisors as to the tax consequences of electing not to exercise the Rights.

A U.S. Holder that elects to exercise the Rights will be treated as purchasing New EFH Common Stock, in exchange for its Rights and the exercise price. Such a purchase generally will be treated as the exercise of an option under general tax principles. Accordingly, such a U.S. Holder should not recognize income, gain or loss for U.S. federal income tax purposes when it exercises the Rights. A U.S. Holder’s aggregate tax basis in the New EFH Common Stock should equal the sum of (a) the amount of cash paid by the U.S. Holder to exercise its Rights plus (b) such U.S. Holder’s tax basis in its Rights immediately before the option is exercised. A U.S. Holder’s holding period for the New EFH Common Stock received pursuant to the exercise of the Rights should begin on the day following such exercise.

(b)	Consequences to U.S. Holders of TCEH Unsecured Debt Claims (Class C4) and General Unsecured Claims Against the TCEH Debtors Other Than EFCH (Class C5).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Allowed Class C4 and C5 Claims will receive their pro rata share of (a) Reorganized EFH Common Stock and (b) Rights.81 The treatment of a U.S. Holder of such a Claim will vary depending on whether a Class C4 or C5 Claim is a “security.”

(i)	Treatment if a Class C4 or C5 Claim Constitutes a “Security.”

If a Class C4 or C5 Claim constitutes a “security,” then the exchange of such a Claim should be treated as a reorganization under the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration, including cash, received minus the Holder’s adjusted basis, if any, in the Claim) or (b) the cash and the fair market value of “other property” received in the distribution that is not permitted to be received under sections 354 and 356 of the IRC without the recognition of gain.

With respect to non-cash consideration that is treated as a “stock or security” of the Debtors, such U.S. Holder should obtain a tax basis in such property, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Claim surrendered, less (b) the cash received, plus (c) gain recognized (if any). The holding period for such non-cash consideration should include the holding period for the surrendered Claims.

With respect to non-cash consideration that is not treated as a “stock or security” of the Debtors, U.S. Holders should obtain a tax basis in such property, other than any amounts treated as received in satisfaction of accrued but untaxed interest (or original issue discount), equal to the property’s fair market value as of the date such property is distributed to the U.S. Holder. The holding period for any such property should begin on the day following the receipt of such property.

The tax basis of any non-cash consideration treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the non-cash consideration received in satisfaction of accrued but untaxed interest. The holding period for the non-cash consideration treated as received in satisfaction of accrued but untaxed interest should not include the holding period of the debt instrument constituting the surrendered Claim, and should begin on the day following the receipt of such property.

(ii)	Treatment if a Class C4 or C5 Claim Does Not Constitute a “Security.”

If a Class C4 or C5 Claim does not constitute a “security,” then a U.S. Holder of such a Claim should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC.82 Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim would recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value of the other property received in exchange for the Claim and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

A U.S. Holder of such a Claim should obtain a tax basis in the New Reorganized EFH Common Stock and Rights, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value of the New Reorganized EFH Common Stock and Rights as of the receipt of such property.

[81]	The Rights will be issued by New EFH to such creditors.
[82]	Holders of Class C5 Claims that elect to receive cash pursuant to the Cash-Out Election will be subject to the same treatment as U.S. Holders of a Class C4 or C5 Claim that is determined not to be a “security.”

The tax basis of any New Reorganized EFH Common Stock or Rights treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the New Reorganized EFH Common Stock or Rights received in satisfaction of accrued but untaxed interest.

The holding period for such New Reorganized EFH Common Stock and Rights should begin on the day following the receipt of such property.

(iii)	Exercise of Rights

A U.S. Holder that elects not to exercise the Rights may be entitled to claim a loss equal to the amount of tax basis in the Rights, subject to any limitations on such U.S. Holder’s ability to utilize capital losses. Such U.S. Holders are urged to consult with their own tax advisors as to the tax consequences of electing not to exercise the Rights.

A U.S. Holder that elects to exercise the Rights will be treated as purchasing New EFH Common Stock, in exchange for its Rights and the exercise price. Such a purchase generally will be treated as the exercise of an option under general tax principles. Accordingly, such a U.S. Holder should not recognize income, gain or loss for U.S. federal income tax purposes when it exercises the Rights. A U.S. Holder’s aggregate tax basis in the New EFH Common Stock should equal the sum of (a) the amount of cash paid by the U.S. Holder to exercise its Rights plus (b) such U.S. Holder’s tax basis in its Rights immediately before the option is exercised. A U.S. Holder’s holding period for the New EFH Common Stock received pursuant to the exercise of the Rights should begin on the day following such exercise.

(c)	Accrued Interest.

To the extent that any amount received by a U.S. Holder of a surrendered Allowed Claim under the Plan is attributable to accrued but unpaid interest and such amount has not previously been included in the U.S. Holder’s gross income under such U.S. Holder’s method of accounting, such amount should be taxable to the U.S. Holder as ordinary interest income. Conversely, a U.S. Holder of a surrendered Allowed Claim may be able to recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such a Claim was previously included in the U.S. Holder’s gross income, but was not paid in full by the Debtors.

The extent to which the consideration received by a U.S. Holder of a surrendered Allowed Claim will be attributable to accrued interest on the debt instrument constituting the surrendered Allowed Claim is unclear. U.S. Holders of Claims with accrued interest are urged to consult with their tax advisors regarding the allocation of the consideration.

(d)	Market Discount.

Under the “market discount” provisions of sections 1276 through 1278 of the IRC, some or all of any gain realized by a U.S. Holder exchanging the debt instruments constituting its Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued “market discount” on the debt constituting the surrendered Allowed Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” or (b) in the case of a debt instrument issued with “original issue discount,” its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition (determined as described above) of a debt instrument that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debt instrument was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that a surrendered debt instrument that had been acquired with market discount is exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debts but was not recognized by the U.S.

Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument. These rules are complex and the application of the market discount rules to Allowed Claims is uncertain. U.S. Holders of Allowed Claims should consult their own tax advisors regarding the application of the market discount rules to their Claims.

D.	REIT Structure Considerations.

1.	Overview of REIT Restructuring

As discussed above, as part of the reorganization and as a condition to the Plan, the Debtors and various parties in interest will exercise their reasonable efforts to implement the REIT Reorganization, pursuant to which Oncor will be restructured in a way intended to enable New EFH to be taxed as a REIT within the meaning of section 856 of the IRC, and to obtain certain rulings in the Private Letter Ruling regarding the same.

The final form of the REIT Reorganization is continuing to be evaluated. However, as part of any REIT Reorganization, Oncor would be split into two separate entities. One entity would own Oncor’s assets that are treated as real property for U.S. federal income tax purposes (the “Qualified Assets”), as well as certain other assets, including assets necessary to satisfy the “active trade or business” requirement of section 355 of the IRC with respect to the Spin-Off, either directly or indirectly through PropCo or through another subsidiary. Oncor’s other assets, as mutually determined by EFH Corp., the Equity Investors, and Hunt (the “OpCo Assets”) will be transferred to OpCo, which will be a newly-formed entity owned and controlled by Hunt family members, pursuant to a joint-survivor merger agreement to be entered into between Oncor (or a newly-formed corporate subsidiary of Oncor) and OpCo. No single person will own 10% or more of Reorganized EFH and OpCo.

The Debtors currently anticipate that the consideration payable by OpCo for the OpCo Assets will consist of (a) an upfront cash payment, (b) a deferred purchase price payable over a 10-year term, with the amount payable in any particular year being limited to 90% of OpCo’s net cash flow (less reserves and a preferred return on the up-front cash payment), and (c) a final true-up payment at the end of the 10-year period. The overall purchase price (and the final true-up payment) will be determined, in part, by reference to an analysis by an independent appraiser. The joint-survivor merger should be treated as a taxable sale from Oncor (or a newly-formed corporate subsidiary of Oncor) to OpCo, which will result in taxable gain based on the difference between the tax basis of the assets to be transferred to OpCo and the fair market value of OpCo.83 Pursuant to the Plan Support Agreement, the Debtors currently anticipate that a portion of the EFH Group’s NOLs may be available to offset taxable gain associated with the Oncor separation. However, the taxable gain associated with the Oncor separation may be realized over the course of several years; in such case, the EFH Group’s tax attributes that exist prior to the Effective Date will not be available to offset such taxable gain. The Debtors cannot be certain that the Oncor separation will not result in any cash tax liability.

PropCo will lease its Qualified Assets and certain other assets (collectively, the “Leased Assets”) to OpCo or one or more of OpCo’s subsidiaries pursuant to one or more leases as agreed between PropCo and OpCo. Such leases will be on terms to be mutually agreed between EFH, the Equity Investors, and Hunt, subject to any required governmental approvals.

New EFH, Reorganized EFIH, and (subject to any applicable governmental or ring-fencing requirements) PropCo will enter into a management agreement with Hunt Utility Services, LLC (“HUS”), a subsidiary of Hunt. Under the management agreement, HUS will provide specified personnel and manage certain aspects of the operation of New EFH, Reorganized EFIH, and PropCo, all subject to oversight by the board of directors of New EFH, Reorganized EFIH, and PropCo, as applicable. The precise extent of HUS’s activities with respect to New EFH, Reorganized EFIH, and PropCo has not yet been determined.

[83]	The exact amount of taxable gain will depend on, among other things, the final structure of the REIT Reorganization and the treatment of Oncor’s minority owners. The Debtors do not expect that the final amount of taxable gain will be materially different under any of the REIT Reorganization alternatives under consideration.

The REIT Reorganization is intended to result in New EFH and its subsidiaries being organized as an umbrella partnership REIT, or “UPREIT,” with (a) New EFH qualifying as a REIT; (b) Reorganized EFIH serving as the operating partnership (following the issuance of Reorganized EFIH Membership Interests to OV2); and (c) PropCo continuing to own the Qualified Assets and certain other assets as discussed above, all in a manner that meets the highly technical tax rules in the IRC and related regulations necessary to preserve New EFH’s qualification for taxation as a REIT. Certain of those considerations are discussed below.

2.	General REIT Considerations.

In any year in which REITCo qualifies for taxation as a REIT and has a valid REIT election in place, REITCo will claim deductions for the dividends REITCo pays to Holders of REITCo stock. As a result, REITCo will not be subject to U.S. federal income tax on that portion of REITCo’s REIT taxable income or capital gain which is currently distributed to such Holders. REITCo will, however, be subject to U.S. federal income tax at normal corporate rates on any REIT taxable income or capital gain not distributed. Moreover, even if REITCo qualifies as a REIT, REITCo nonetheless would be subject to U.S. federal tax in certain circumstances, including:

i.	REITCo may elect to retain and pay income tax on its net long-term capital gain. In that case, a Holder of REITCo Interests would include its proportionate share of undistributed long-term capital gain (to the extent REITCo makes a timely designation of such gain to the Holder) in such Holder’s income, such Holder would be deemed to have paid the tax that REITCo paid on such gain, and such Holder would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase its basis in the REITCo Interests.

ii.	REITCo may be subject to the alternative minimum tax.

iii.	If REITCo has net income from prohibited transactions, such income will be subject to a 100% tax. “Prohibited transactions” are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, rather than for investment, other than foreclosure property.

iv.	If REITCo fails to satisfy the 75% Gross Income Test or the 95% Gross Income Test (each discussed below), due to reasonable cause and not due to willful neglect, but nonetheless maintains its qualification for taxation as a REIT because of specified cure provisions, REITCo will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which REITCo fails the 75% Gross Income Test or (B) the amount by which REITCo fails the 95% Gross Income Test, as applicable, multiplied by (2) a fraction intended to reflect REITCo’s profitability.

v.	If REITCo fails to satisfy any of the Asset Tests (as described below), other than specified de minimis failures, but REITCo’s failure is due to reasonable cause and not due to willful neglect and REITCo nonetheless maintains its qualification for taxation as a REIT because of specified cure provisions, REITCo will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which REITCo failed to satisfy the Asset Tests.

vi.	If REITCo fails to satisfy other REIT qualification requirements (other than a Gross Income Test or Asset Test) due to reasonable cause and not due to willful neglect, REITCo may retain its qualification for taxation as a REIT, but REITCo will be required to pay a penalty of $50,000 for each such failure.

vii.	If REITCo fails to distribute for any calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, REITCo will be subject to a 4% nondeductible excise tax on the excess of such required distributions over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years) plus (B) retained amounts on which federal income tax is paid at the corporate level.

viii.	REITCo may be required to pay penalties to the IRS in certain circumstances, including if REITCo fails to meet record-keeping requirements intended to monitor REITCo’s compliance with rules relating to the composition of REITCo’s stockholders.

ix.	If REITCo acquires appreciated assets from a C corporation (i.e., a corporation generally subject to corporate income tax) in a transaction in which the adjusted tax basis of the assets in REITCo’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, REITCo may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if REITCo subsequently recognizes gain on a disposition of such assets during the 10-year period following their acquisition from the C corporation. The results described in this paragraph would not apply if the non-REIT corporation elects, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by REITCo.

x.	REITCo may have subsidiaries or own interests in other lower-tier entities that are C corporations, such as TRSs, the earnings of which would be subject to federal corporate income tax. In addition, a 100% tax may be imposed on some items of income and expense that are directly or constructively paid between REITCo, PropCo, or a TRS if and to the extent that the IRS successfully adjusts the reported amounts of such items.

3.	General REIT Qualification Tests.

The IRC generally defines a REIT as a corporation, trust, or association:

i.	that elects to be taxed as a REIT;

ii.	that is managed by one or more trustees or directors;

iii.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

iv.	that would be taxable as a domestic corporation but for its election to be taxed as a REIT;

v.	that is neither a financial institution nor an insurance company;

vi.	that meets the gross income, asset, and annual distribution requirements;

vii.	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a partial taxable year; and

viii.	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals or entities treated as individuals for this purpose.

Conditions (i) through (vi) must be met during each taxable year for which REIT status is sought. Conditions (vii) and (viii) do not have to be met until the year after the first taxable year for which a REIT election is made.

4.	Share Ownership Test.

REITCo’s common stock and any other stock REITCo issues must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning REITCo stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, at all times during the second half of each taxable year, no more than 50% in value of REITCo stock may be owned, directly or indirectly, by five or fewer individuals (determined with attribution to the owners of any entity owning REITCo stock). As noted above, these share ownership tests do not apply until after the first taxable year for which REITCo elects REIT status. These share ownership restrictions are applied with respect to complex constructive ownership rules that may cause shares of stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity.

To help comply with these requirements, REITCo’s charter will restrict the transfer of REITCo stock that would otherwise result in concentrated ownership positions. Moreover, the terms of any options that may be granted to any management, independent directors, or other person will contain provisions that prevent such options and such persons from causing a violation of these ownership restrictions. REITCo’s charter will also contain provisions requiring each holder of REITCo’s shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the IRC. Furthermore, stockholders failing or refusing to comply with REITCo’s disclosure request will be required by Treasury regulations to submit a statement with its federal income tax return disclosing its actual ownership of REITCo shares and other information.

5.	Subsidiary Entities.

REITs frequently own and operate their real estate assets indirectly through ownership of an operating partnership (a so-called “UPREIT” structure). In an UPREIT structure, certain parties own REIT stock, while other parties own partnership interests in the operating partnership. The operating partnership would either act as PropCo or own PropCo (which would itself either be a partnership or a disregarded entity).The Plan anticipates that an UPREIT structure will be utilized. REITCo would be deemed to own a proportionate share of the assets of PropCo, and REITCo would, in an UPREIT structure, be allocated a proportionate share of each item of gross income from PropCo, each based on REITCo’s ownership percentage of the operating partnership. A partnership is not subject to U.S. federal income tax and instead allocates its tax attributes to its partners. The partners are subject to U.S. federal income tax on their allocable share of the income and gain, without regard to whether they receive distributions from the partnership. Each partner’s share of a partnership’s tax attributes is determined in accordance with the limited partnership agreement.

A REIT may own one or more TRSs. A TRS is a separately-taxable entity that can perform certain services or activities that a REIT cannot otherwise perform. 84 Additionally, in the context of a tax-free spin-off of a REIT, a TRS may be used to own the assets and perform the activities that will satisfy the REIT’s “active trade or business” requirement.

A qualified REIT subsidiary (a “QRS”) is a corporation that is wholly owned by a REIT and is not a TRS. For purposes of the Asset and Gross Income Tests described below, all assets, liabilities, and tax attributes of a QRS are treated as belonging to the REIT. A QRS is not subject to U.S. federal income tax, but may be subject to state or local tax. At this time, it is uncertain whether REITCo would own any QRS.

6.	Asset Tests.

At the close of each calendar quarter of each taxable year, REITCo will need to satisfy a series of tests based on the composition of REITCo’s assets (the “Asset Tests”). After initially meeting the Asset Tests at the close of any quarter, REITCo generally will not lose its qualification for taxation as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in the value of REITCo’s assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. REITCo will maintain adequate records of the value of REITCo’s assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

At least 75% of the value of REITCo’s assets will need to be represented by “real estate assets,” cash, cash items (including receivables), and government securities (the “75% Asset Test”). Real estate assets include (a) real property (including interests in real property and interests in mortgages on real property), (b) shares in other

[84]	Certain additional requirements and considerations apply to investments in TRSs that are not discussed here.

qualifying REITs, and (c) any stock or debt instrument (not otherwise a real estate asset) attributable to the temporary investment of “new capital,” but only for the one-year period beginning on the date REITCo receives the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received in exchange for REITCo stock or in a public offering of debt obligations that have a maturity of at least five years.

The IRS has previously given a private letter ruling to the predecessor to InfraREIT, a publicly-traded electricity transmission and distribution REIT, confirming that InfraREIT’s electricity transmission and distribution assets qualified as real estate assets. Although a taxpayer cannot rely on a private letter ruling granted to a different party, the InfraREIT private letter ruling is still a helpful view on the IRS’s potential treatment of certain of Oncor’s assets. Notwithstanding the InfraREIT private letter ruling, however, there is uncertainty with respect to the treatment of certain of Oncor’s assets under the applicable REIT asset and income tests.

A REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. Securities of a TRS are excepted from the 5% and 10% vote and value limitations on a REIT’s ownership of securities of a single issuer. However, no more than 25% of the value of a REIT’s assets may be represented by securities of one or more TRSs. A REIT will not lose its REIT status for failing to satisfy these 5% or 10% Asset Tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (a) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (b) $10 million; provided in either case that the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period. If the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (i) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (d) the REIT pays a tax on the failure equal to the greater of (x) $50,000, or (y) an amount determined (under regulations) by multiplying (A) the highest rate of tax for corporations under section 11 of the IRC, by (B) the net income generated by the assets for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

7.	Gross Income Tests.

For each calendar year, REITCo will be required to satisfy two separate tests based on the composition of REITCo’s gross income, as defined under REITCo’s method of accounting (the “Gross Income Tests”). If REITCo fails to satisfy either of the Gross Income Tests discussed below for any taxable year, REITCo may retain its qualification for taxation as a REIT for such year if: (i) the failure was due to reasonable cause and not due to willful neglect, (ii) REITCo attaches to its return a schedule describing the nature and amount of each item of REITCo’s gross income, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, REITCo would be subject to tax equal to the greater of the amount by which REITCo failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction intended to reflect REITCo’s profitability.

(a)	The 75% Gross Income Test.

At least 75% of REITCo’s gross income for the taxable year (excluding gross income from prohibited transactions and specified hedging transactions and cancelation of indebtedness income) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of REITCo’s trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) other specified investments relating to real property or mortgages thereon, and (vi) income attributable to stock or a debt investment that is attributable to a temporary investment of new capital (as described under the 75% Asset Test above) received or earned during the one-year period beginning on the date such new capital is received (the “75% Gross Income Test”).

Income attributable to a lease of real property will generally qualify as “rents from real property” under the 75% Gross Income Test (and the 95% Gross Income Test described below), subject to the rules discussed below. Rent from a particular tenant will not qualify if REITCo, or an owner of 10% or more of REITCo’s stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to specified exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease. Generally, rent will not qualify as “rents from real property” if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify as “rents from real property” if it is based on a fixed percentage (or designated varying percentages) of gross receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits. In addition, the Debtors anticipate that, with respect to REITCo’s leasing activities, REITCo will not (a) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) (b) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (c) enter into any lease with a related party tenant.85

Rental income will not qualify if REITCo furnishes or renders services to tenants or manages or operates the underlying property, other than through a permissible “independent contractor” from whom REITCo derives no revenue, or through a TRS. This requirement, however, does not apply to the extent that the services, management or operations provided by REITCo are “usually or customarily rendered” in connection with the rental of space, and are not otherwise considered “rendered to the occupant.” If the total amount of REITCo’s “impermissible tenant service income” from non-customary services exceeds 1% of REITCo’s total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of REITCo’s total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid to REITCo by tenants of that property to fail to qualify as rents from real property), but impermissible tenant service income will not qualify as rents from real property.

All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided in both cases, that the interest does not depend, in whole or in part, on the income or profits of any person (other than amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, all the interest on it will nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time REITCo commits to make or acquire the loan.

In order for the rent paid pursuant to leases (if any) to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

i.	the intent of the parties;

ii.	the form of the agreement;

iii.	the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

iv.	the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

[85]	Certain additional restrictions apply with respect to amounts received from a TRS.

In addition, section 7701(e) of the IRC provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

As noted above, REITCo (through PropCo) will enter into a lease agreement with newly-created OpCo. Pursuant to that lease, OpCo would operate PropCo’s assets (other than assets necessary to satisfy the “active trade or business” requirement of section 355 of the IRC with respect to the TCEH Spin-Off). Such a lease would be structured with the intent to qualify as a true lease for federal income tax purposes. For example:

i.	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;

ii.	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties, and will generally control how the properties will be operated and maintained;

iii.	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in the lessees’ operation, during the term of the lease, with some limited exceptions;

iv.	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;

v.	the lessee will be at economic risk due to damage to the properties because income from operations may be lost, subject to specified terminations rights (and the potential ability to recover from insurance proceeds, with such insurance policies to be procured by the lessee);

vi.	the lessee will have indemnification obligations to PropCo;

vii.	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;

viii.	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully the properties are operated;

ix.	each lease entered into by PropCo, at the time entered into (or at any time that any such lease is subsequently renewed or extended) will enable the lessees to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of the leases; and

x.	upon termination of each lease, the applicable property will be expected to have a substantial remaining useful life and substantial remaining fair market value.

The analysis of whether a lease is a true lease for U.S. federal income tax purposes is inherently factual. If the lease agreements were characterized as services contracts or partnership agreements, rather than as true leases, or disregarded altogether for tax purposes, part or all of the payments that REITCo and its subsidiaries receive may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, REITCo would not be able to satisfy the Gross Income Tests and, as a result, would lose its qualification for taxation as a REIT unless specified cure provisions apply.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. The lease agreements entered into between OpCo and REITCo or REITCo’s subsidiaries may provide for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon gross sales, plus specified other amounts. Payments made pursuant to these leases should qualify as “rents from real property” since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into. The foregoing assumes that the leases have not been and will not be renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. The Debtors intend that REITCo will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has had or will have the effect of basing rent on income or profits. In addition, the Debtors intend that rental provisions and other terms of the leases will conform with normal business practice and will not be used as a means of basing rent on income or profits. Furthermore, with respect to properties that REITCo acquires in the future, the Debtors anticipate that no rent for any property will be charged that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

(b)	The 95% Gross Income Test.

In addition to deriving 75% of its gross income from the sources listed above, at least 95% of REITCo’s gross income (excluding gross income from prohibited transactions and certain hedging transactions and cancelation of indebtedness income) for the taxable year must be derived from (i) sources which satisfy the 75% Gross Income Test, (ii) dividends, (iii) interest, or (iv) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of REITCo’s trade or business (the “95% Gross Income Test”). The Debtors intend that REITCo will invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow REITCo to satisfy the 95% Gross Income Test.

REITCo’s share of income from the properties will primarily give rise to rental income and gains on sales of the properties, substantially all of which will generally qualify under the 75% Gross Income and 95% Gross Income Tests. REITCo’s anticipated operations indicate that it is likely that it will have little or no non-qualifying income. As described above, REITCo may establish one or more TRSs. The gross income generated by these TRSs would not be included in REITCo’s gross income. Any dividends from TRSs to REITCo would be included in REITCo’s gross income and satisfy for the 95% Gross Income Test.

8.	REIT Distribution Requirements.

a.	E&P Purging Dividend.

The IRC provides that any “earnings and profits” (as defined in the IRC) (“E&P”) attributable to a non-REIT year must be distributed by the end of the first year that an entity elects to be taxed as a REIT (the “E&P Purging Dividend”). The EFH Group is expected to have consolidated E&P of more than $25 billion after accounting for historic operations and E&P arising from the transactions contemplated by the Plan (including cancelation of indebtedness income). The consolidated E&P must be allocated between EFH Corp. and Reorganized TCEH as part of the TCEH Spin-Off. However, the amount of E&P that will be allocated to EFH Corp. (and, therefore, subject to the E&P Purging Dividend requirement) is uncertain. The Ruling Request seeks a ruling on the allocation of E&P between EFH Corp. and Reorganized TCEH.86

It is common in REIT conversions to pay E&P Purging Dividends partially in the form of a taxable stock dividend. The Debtors anticipate that Holders of REITCo Interests would be entitled to elect to receive up to 20% of the E&P Purging Dividend in cash. Regardless of any Holder’s election and the amount of cash that is included in the E&P Purging Dividend, the full E&P Purging Dividend would be taxable to Holders of REITCo Interests. As of the date hereof, the Debtors have not determined whether the E&P Purging Dividend will be paid on the Effective

[86]

As a technical matter, the requested ruling applies to E&P that exists at the moment the TCEH Spin-Off occurs. Additional E&P may be generated pursuant to the transactions contemplated under the Plan that will not be subject to allocation between EFH Corp. and Reorganized TCEH and, instead, will be allocated in full to EFH Corp.

Date or later during REITCo’s first taxable year as a REIT. In general, the E&P Purging Dividend, unlike dividends of REIT taxable income, should qualify as “qualified dividends” under the IRC and, therefore, be subject to comparatively more favorable tax rates.

b.	Annual Distribution Requirements.

REITCo will be required to distribute dividends (other than capital gain dividends) to Holders of REITCo Interests each year in an amount at least equal to the excess of: (i) the sum of: (A) 90% of REITCo’s REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (B) 90% of the net income (after tax) from foreclosure property; over (ii) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if REITCo: (1) declares a dividend before the due date of REITCo’s tax return (including extensions); (2) distributes the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) files an election with REITCo’s tax return. Additionally, dividends that REITCo declares in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31 of that year so long as the dividends are actually paid during January of the following year.

In order for REITCo’s distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide REITCo with a REIT-level tax deduction for dividends paid, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in REITCo’s organizational documents.

If REITCo fails to meet the annual distribution requirements as a result of an adjustment to REITCo’s U.S. federal income tax return by the IRS, or under certain other circumstances, REITCo may be permitted to cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

In the event REITCo does not have sufficient cash in a particular year (or elects to retain such cash) to satisfy REITCo’s annual distribution requirements, REITCo may elect to borrow cash to fund such distributions. Alternatively, REITCo may elect to utilize taxable stock dividends (or consent dividends, in the event sufficient consent can be obtained) to satisfy its annual distribution requirements. If taxable stock dividends or consent dividends are utilized, regardless of the amount of cash that is included in such dividend, the full amount of such dividend will be taxable to Holders of REITCo stock.

9.	Failure to Qualify.

If REITCo fails to qualify for taxation as a REIT in any taxable year, REITCo may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, REITCo will not be able to deduct REITCo’s dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on REITCo’s taxable income at regular corporate rates, thereby reducing cash available for distributions and potentially having other materially adverse effects on REITCo’s finances. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary dividends, and subject to limitations in the IRC, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, REITCo also would be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

In the event that REITCo fails to satisfy one or more requirements for qualification for taxation as a REIT, other than the Gross Income Tests and the Asset Tests, each of which is subject to the cure provisions described above, REITCo will retain its REIT qualification if (a) the violation is due to reasonable cause and not willful neglect and (b) REITCo pays a penalty of $50,000 for each failure to satisfy the requirement.

10.	Prohibited Transactions.

REITCo will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions” related to sales or exchanges of property held for sale to customers in the ordinary course of REITCo’s business which is not foreclosure property. The Debtors do not intend that REITCo would engage in prohibited transactions.

11.	Tax on Built-In Gain.

If REITCo (directly or indirectly through PropCo) disposes of any assets with “built-in gain” at the time REITCo becomes a REIT (or acquires assets in tax-deferred transactions), REITCo may be subject to a built-in gain tax if such assets are disposed of during the ten-year period following the acquisition of the assets from the respective C corporation (i.e., during the ten-year period following ownership of such assets by a REIT) pursuant to the Plan or otherwise. Any tax on the recognized built-in gain will reduce REIT taxable income. REITCo may choose to forego otherwise attractive opportunities to sell assets in a taxable transaction during the ten-year built-in gain recognition period in order to avoid this built-in gain tax. However, there can be no assurance that such a taxable transaction will not occur. The amount of any such built-in gain tax could be material and the resulting tax liability could have a negative effect on REITCo’s cash flow and limit REITCo’s ability to pay distributions required to maintain its qualification for taxation as a REIT (or cause REITCo to pay such distributions partially in kind, as discussed above).

12.	Taxation of U.S. Holders of REITCo Stock.[87]

As long as REITCo qualifies as a REIT, distributions paid to U.S. Holders of REITCo stock out of current or accumulated earnings and profits (and not designated as capital gain dividends) will generally be ordinary income and generally will not be “qualified dividends” in the case of non-corporate U.S. Holders of REITCo stock and will not be eligible for the dividends received deduction in the case of corporate U.S. Holders of REITCo stock. Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the stockholder, reducing the stockholder’s tax basis in his or her common stock by the amount of such distribution, and then as capital gain.

Because REITCo’s E&P is reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce a Holder’s basis in REITCo stock, this will increase a Holder’s gain on any subsequent sale of REITCo stock. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains to the extent they do not exceed REITCo’s actual net capital gain for the taxable year, without regard to the period for which the Holder that receives such distribution has held its stock. Corporate Holders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. Additionally, REITCo may also decide to retain, rather than distribute, REITCo’s net long-term capital gains and pay any tax thereon. In such instances, Holders would include their proportionate shares of such gains in income, receive a credit on their returns for their proportionate share of REITCo tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Although stockholders generally recognize taxable income in the year that a distribution is received, any distribution REITCo declares in October, November or December of any year that is payable to a Holder of record on a specific date in any such month will be treated as both paid by REITCo and received by the Holder on December 31 of the year it was declared if paid by REITCo during January of the following calendar year.

Because REITCo is not a pass-through entity for U.S. federal income tax purposes, Holders may not use REITCo’s operating or capital losses to reduce their tax liabilities. As discussed above, in certain circumstances, REITCo may have the ability to declare a large portion of a dividend in REITCo stock. Moreover, the E&P Purging

[87]

As discussed above, parties may receive interests in the partnership entity rather than common stock of REITCo. The consequences to Holders of such partnership interests are not discussed in this summary.

Dividend will likely be approximately 20% cash, 80% stock. In such a case, a Holder would be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of REITCo stock. In general, the sale of REITCo stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a Holder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the Holder treated REITCo distributions as long-term capital gains. REITCo will report to U.S. Holders and to the IRS the amount of dividends paid during each calendar year, and the amount (if any) of U.S. federal income tax REITCo withholds.

E.	Withholding and Reporting.

The Debtors will withhold all amounts required by law to be withheld from payments made pursuant to the Plan. The Debtors will comply with all applicable reporting requirements of the IRC. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim. Additionally, backup withholding, currently at a rate of 28%, generally will apply to such payments unless such U.S. Holder provides a properly executed IRS Form W-9 or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund from the IRS, provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, U.S. Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. U.S. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XI. Recommendation of the Debtors

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ creditors and other parties in interest than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims and Allowed Interests than proposed under the Plan. Accordingly, the Debtors recommend that Holders of Claims and Interests entitled to vote to accept or reject the Plan support Confirmation and vote to accept the Plan.

Dated: August 10, 2015	Respectfully submitted,

ENERGY FUTURE HOLDINGS CORP.
TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC
4CHANGE ENERGY COMPANY
4CHANGE ENERGY HOLDINGS LLC
BIG BROWN 3 POWER COMPANY LLC
BIG BROWN LIGNITE COMPANY LLC
BIG BROWN POWER COMPANY LLC
BRIGHTEN ENERGY LLC
BRIGHTEN HOLDINGS LLC
COLLIN POWER COMPANY LLC
DALLAS POWER & LIGHT COMPANY, INC.
DECORDOVA II POWER COMPANY LLC
DECORDOVA POWER COMPANY LLC
EAGLE MOUNTAIN POWER COMPANY LLC
EBASCO SERVICES OF CANADA LIMITED
EEC HOLDINGS, INC.
EECI, INC.
EFH AUSTRALIA (NO. 2) HOLDINGS COMPANY
EFH CG HOLDINGS COMPANY LP
EFH CG MANAGEMENT COMPANY LLC
EFH CORPORATE SERVICES COMPANY
EFH FINANCE (NO. 2) HOLDINGS COMPANY
EFIH FINANCE INC.
EFH FS HOLDINGS COMPANY
ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC
ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC
EFH RENEWABLES COMPANY LLC
GENERATION DEVELOPMENT COMPANY LLC
GENERATION MT COMPANY LLC
GENERATION SVC COMPANY
LAKE CREEK 3 POWER COMPANY LLC
LONE STAR ENERGY COMPANY, INC.
LONE STAR PIPELINE COMPANY, INC.
LSGT GAS COMPANY LLC
LSGT SACROC, INC.
LUMINANT BIG BROWN MINING COMPANY LLC
LUMINANT ENERGY COMPANY LLC
LUMINANT ENERGY TRADING CALIFORNIA COMPANY
LUMINANT ET SERVICES COMPANY
LUMINANT GENERATION COMPANY LLC
LUMINANT HOLDING COMPANY LLC
LUMINANT MINERAL DEVELOPMENT COMPANY LLC
LUMINANT MINING COMPANY LLC
LUMINANT RENEWABLES COMPANY LLC
MARTIN LAKE 4 POWER COMPANY LLC
MONTICELLO 4 POWER COMPANY LLC
MORGAN CREEK 7 POWER COMPANY LLC

NCA DEVELOPMENT COMPANY LLC
NCA RESOURCES DEVELOPMENT COMPANY LLC
OAK GROVE MANAGEMENT COMPANY LLC
OAK GROVE MINING COMPANY LLC
OAK GROVE POWER COMPANY LLC
SANDOW POWER COMPANY LLC
SOUTHWESTERN ELECTRIC SERVICE COMPANY, INC.
TCEH FINANCE, INC.
TEXAS ELECTRIC SERVICE COMPANY, INC.
TEXAS ENERGY INDUSTRIES COMPANY, INC.
TEXAS POWER & LIGHT COMPANY, INC.
TEXAS UTILITIES COMPANY, INC.
TEXAS UTILITIES ELECTRIC COMPANY, INC.
TRADINGHOUSE 3 & 4 POWER COMPANY LLC
TRADINGHOUSE POWER COMPANY LLC
TXU ELECTRIC COMPANY, INC.
TXU ENERGY RECEIVABLES COMPANY LLC
TXU ENERGY RETAIL COMPANY LLC
TXU ENERGY SOLUTIONS COMPANY LLC
TXU RECEIVABLES COMPANY
TXU RETAIL SERVICES COMPANY
TXU SEM COMPANY
VALLEY NG POWER COMPANY LLC
VALLEY POWER COMPANY LLC

By:	/s/ Paul M. Keglevic

Name:	Paul M. Keglevic
Title:	Executive Vice President, Chief Financial
Officer, and Co-Chief Restructuring Officer of EFH Corp., EFIH, EFCH, and TCEH

Prepared by:

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800 (telephone)

—and—

300 North LaSalle

Chicago, IL 60654

(312) 862-2000 (telephone)

—and—

RICHARDS LAYTON & FINGER

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700 (telephone)

Counsel to the Debtors and Debtors in Possession

—and—

PROSKAUER ROSE LLP

Three First National Plaza

70 W. Madison Street, Suite 3800

Chicago, IL 60602

(312) 962-3550 (telephone)

Co-Counsel to the Debtor Energy Future Holdings Corp.

—and—

O’KELLY ERNST & BIELLI, LLC

901 North Market Street

Wilmington, Delaware 19801

(302) 778-4000 (telephone)

Co-Counsel to the Debtor Energy Future Holdings Corp.

—and—

CRAVATH, SWAINE AND MOORE LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1978 (telephone)

—and—

JENNER & BLOCK LLP

919 Third Avenue

New York, New York 10022

(212) 891-1600 (telephone)

Co-Counsel to the Debtor Energy Future Intermediate Holding Company LLC

—and—

STEVENS & LEE, P.C.

1105 North Market Street, Suite 700

Wilmington, Delaware 19801

(302) 425-3310 (telephone)

Co-Counsel to the Debtor Energy Future Intermediate Holding Company LLC

—and—

MUNGER, TOLLES & OLSON LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

(213) 683-9100 (telephone)

Co-Counsel to the TCEH Debtors

—and—

MCELROY, DEUTSCH, MULVANEY

& CARPENTER, LLP

300 Delaware Avenue, Suite 770

Wilmington, Delaware 19801

(302) 300-4515 (telephone)

Co-Counsel to the TCEH Debtors